As filed with the Securities and Exchange Commission on August 14, 2002
Registration No. 333-83672

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Northrop Grumman Corporation
(Exact name of registrant as specified in its charter)

Delaware	3812	95-4840775
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification Number)

1840 Century Park East
Los Angeles, California 90067
(310) 553-6262
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John H. Mullan
Corporate Vice President and Secretary
1840 Century Park East
Los Angeles, California 90067
(310) 553-6262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Andrew E. Bogen Peter F. Ziegler Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071-3197 (213) 229-7000	Peter Allan Atkins Eric L. Cochran Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $1.00 per share (together with the associated rights)	76,382,974	N/A	$7,575,357,857.76	$696,932.92

(1)
This Registration Statement relates to shares of common stock of Northrop Grumman Corporation to be issued in exchange for all of the issued and outstanding shares of common stock, par value $0.625 per share, of TRW Inc., an Ohio corporation, in connection with the merger of Richmond Acquisition Corp., a wholly-owned subsidiary of Northrop Grumman, with and into TRW.

(2)
This amount is based upon the maximum number of shares of Northrop Grumman common stock (together with the associated rights to purchase Series A junior participating preferred stock) issuable upon consummation of the merger for shares of TRW common stock and upon exercise of TRW options or in exchange for other TRW securities assumed by Northrop Grumman pursuant to the merger.

(3)
Computed solely for purposes of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of TRW common stock as reported on the New York Stock Exchange on July 15, 2002 ($53.13) and the maximum number of such TRW shares (142,581,552) that may be exchanged for the securities being registered minus the maximum cash consideration payable for such TRW shares.

(4)	Pursuant to Rule 457(a) under the Securities Act of 1933, as amended, no additional fee or fee calculation is required.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[                    ], 2002

To Northrop Grumman Corporation’s stockholders:

Accompanying this letter are proxy materials concerning Northrop Grumman’s proposed acquisition of TRW Inc. In order to complete this transaction, Northrop Grumman stockholders must approve the issuance of the shares of Northrop Grumman common stock pursuant to the merger. A special meeting of Northrop Grumman stockholders will be held on [            ], 2002 at [            ] a.m. Los Angeles time at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, to vote on the issuance of Northrop Grumman common stock pursuant to the merger.

Northrop Grumman’s board of directors (with one director absent) has unanimously approved the proposed merger and recommends that Northrop Grumman stockholders vote FOR the issuance of the shares of Northrop Grumman common stock pursuant to the merger, as described in the accompanying proxy materials.

This proposal, as well as information regarding the merger and the Northrop Grumman special meeting, is described in greater detail in the materials accompanying this letter. Your vote is important. Please review the enclosed materials and be sure to vote at Northrop Grumman’s special meeting by completing and returning the enclosed BLUE proxy card today or by voting by telephone or over the internet as described on the BLUE proxy card.

Sincerely yours,

Kent Kresa
Chairman and Chief Executive Officer

[                ], 2002

Dear TRW Shareholder:

The board of directors of TRW Inc. (with one director absent) has unanimously agreed to merge with Northrop Grumman Corporation. After undertaking a comprehensive strategic review with the objective of enhancing shareholder value, the board has determined that the merger is in the best interests of TRW shareholders. The merger of these two strong companies will enable the creation of the second largest defense company in the world with expanded opportunities to serve customers.

The merger cannot be completed unless TRW shareholders holding two-thirds of the outstanding shares of TRW Inc. common stock vote to adopt the merger agreement. A special meeting of shareholders has been scheduled for [                ], 2002 at 8:30 a.m., Cleveland time, to be held at TRW’s corporate headquarters located at 1900 Richmond Road, Cleveland, Ohio.

The accompanying notice of meeting and joint proxy statement/prospectus explain the merger and provide specific information concerning the special meeting. Please read these materials carefully.

Your vote is very important, regardless of the number of shares you own. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card or vote by telephone or over the internet, whether or not you plan to attend the special meeting in person. If you do not vote, it will have the same effect as voting against the merger.

TRW’s board strongly supports the merger and is enthusiastic in recommending that you vote in favor of the adoption of the merger agreement.

On behalf of your Board of Directors,

Philip A. Odeen	Kenneth W. Freeman
Chairman	Lead Director

The information in this joint proxy statement/prospectus is not complete and may be changed. Northrop Grumman may not distribute and issue the shares of Northrop Grumman common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to distribute these securities and Northrop Grumman is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

1840 Century Park East Los Angeles, California 90067 (310) 553-6262	1900 Richmond Road Cleveland, Ohio 44124 (216) 291-7000

JOINT PROXY STATEMENT/PROSPECTUS

Northrop Grumman Corporation, TRW Inc. and Richmond Acquisition Corp. have entered into an agreement and plan of merger (referred to in this joint proxy statement/prospectus as the “merger agreement”) providing for Northrop Grumman’s acquisition of TRW through a merger of Richmond Acquisition Corp., a wholly-owned subsidiary of Northrop Grumman, with and into TRW. In the merger, each share of common stock of TRW will be converted into the right to receive a number of shares of Northrop Grumman common stock equal to the exchange ratio.

The exchange ratio will be determined by dividing $60.00 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange (trading symbol: NOC) for the five consecutive trading days ending on (and including) the second trading day before the day of the merger. However, in no event will the exchange ratio be greater than 0.5357 ($60.00/$112.00) or less than 0.4348 ($60.00/$138.00).

The merger requires the approval by Northrop Grumman stockholders of the issuance of the shares of Northrop Grumman common stock pursuant to the merger and the adoption of the merger agreement by TRW shareholders.

The board of directors of Northrop Grumman and the board of directors of TRW (each with one director absent) have unanimously approved the merger agreement.

The board of directors of Northrop Grumman (with one director absent) unanimously recommends that Northrop Grumman stockholders vote FOR the issuance of the shares of Northrop Grumman common stock pursuant to the merger.

The board of directors of TRW (with one director absent) unanimously recommends that the TRW shareholders vote FOR the adoption of the merger agreement.

The vote of Northrop Grumman stockholders and TRW shareholders is very important. Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card or cast your vote by telephone or over the internet.

Northrop Grumman stockholders and TRW shareholders should carefully read the section entitled “RISK FACTORS” beginning on page 12 for a discussion of specific risks that should be considered in determining how to vote on the matters described herein.

This joint proxy statement/prospectus incorporates by reference important business and financial information about Northrop Grumman and TRW from documents filed with the SEC which are available without charge from the SEC’s website at www.sec.gov. See “ADDITIONAL INFORMATION” on page 103.

Northrop Grumman stockholders may request copies of these documents without charge from Northrop Grumman’s information agent, D. F. King & Co., Inc., at 77 Water Street, New York, New York 10005, or by calling toll-free at  (800) 549-6746. TRW shareholders may request copies of these documents without charge by writing to Financial Services, TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124-3760, or by calling the TRW Literature number at (216) 291-7755.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued pursuant to the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is first being mailed to Northrop Grumman stockholders and TRW shareholders on or about [                    ], 2002.

NOTICE OF SPECIAL MEETING  OF  NORTHROP GRUMMAN STOCKHOLDERS  AND  PROXY STATEMENT

To Northrop Grumman Corporation’s stockholders:

A special meeting of Northrop Grumman stockholders will be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401 at [            ] a.m. Los Angeles time on [            ], 2002.

Holders of Northrop Grumman common stock at the close of business on [            ], 2002 are entitled to vote at the special meeting. The sole item on the agenda is a proposal to authorize the issuance of shares of Northrop Grumman common stock pursuant to the Agreement and Plan of Merger, dated as of June 30, 2002, by and among Northrop Grumman, TRW Inc. and Richmond Acquisition Corp., a wholly owned subsidiary of Northrop Grumman. The Northrop Grumman stock would be issued in connection with the merger of Richmond Acquisition Corp., with and into TRW Inc., as described in greater detail in the accompanying materials.

By order of the Board of Directors,

John H. Mullan
Corporate Vice President and Secretary

1840 Century Park East
Los Angeles, California 90067

[                    ], 2002

IMPORTANT

Your vote is important. To assure your votes are counted at the Northrop Grumman special meeting, please mark, sign, date and return the enclosed BLUE proxy card in the enclosed return envelope. No postage is required if mailed in the United States.

You may also vote by telephone or over the internet. For instructions on telephone or internet voting please see the instructions on the enclosed BLUE proxy card.

If your Northrop Grumman shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your Northrop Grumman share ownership with you to the meeting. You should be able to obtain evidence of your Northrop Grumman share ownership from the broker, trustee, bank or other nominee who holds Northrop Grumman shares on your behalf.

NOTICE OF SPECIAL MEETING  OF  TRW INC. SHAREHOLDERS  AND  PROXY STATEMENT

To TRW Inc.’s shareholders:

A special meeting of TRW shareholders will be held at TRW’s executive offices located at 1900 Richmond Road, Cleveland, Ohio, at 8:30 a.m. Cleveland time on [            ], 2002.

TRW shareholders of record at the close of business on [            ], 2002 will be entitled to vote at the special meeting. At the special meeting, shareholders will vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2002, by and among Northrop Grumman, TRW and Richmond Acquisition Corp., a wholly-owned subsidiary of Northrop Grumman.

Sincerely,
William B. Lawrence
Secretary

1900 Richmond Road
Cleveland, Ohio 44124

[                    ], 2002

IMPORTANT

Your vote is important. To assure your votes are counted at the TRW special meeting, please mark, sign, date and return the enclosed YELLOW proxy card in the enclosed return envelope. No postage is required if mailed in the United States.

You may also vote by telephone or over the internet. For instructions on telephone or internet voting please see the instructions on the enclosed YELLOW proxy card.

If your TRW shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your TRW share ownership with you to the meeting. You should be able to obtain evidence of your TRW share ownership from the broker, trustee, bank or other nominee who holds TRW shares on your behalf.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen if the merger is completed?

A:
TRW will be acquired by Northrop Grumman through the merger of a wholly-owned subsidiary of Northrop Grumman with and into TRW. After the merger, TRW will continue as a wholly-owned subsidiary of Northrop Grumman.

Q:	What will TRW shareholders receive in the merger?

A:	In the merger, each share of common stock of TRW will be converted into the right to receive a number of shares of Northrop Grumman common stock equal to the exchange ratio described below.

Q:	How is the exchange ratio calculated?

A:
The exchange ratio is calculated by dividing $60.00 by the average closing sales prices for a share of Northrop Grumman common stock on the New York Stock Exchange during the five consecutive trading days ending on (and including) the second trading day before the closing date of the merger. However, the five-day average closing sale price used in calculating the exchange ratio will not be less than $112.00 or greater than $138.00, even if the actual average sale price is lower than $112.00 or higher than $138.00. Therefore, the exchange ratio will not be greater than 0.5357 ($60.00/$112.00) or less than 0.4348 ($60.00/$138.00), even if the actual average sale price per share of Northrop Grumman common stock used to calculate the exchange ratio is less than $112.00 or greater than $138.00.

Q:	When will the merger be completed?

A:
The companies believe that the merger can be completed in the fourth quarter of 2002. However, the merger cannot be completed without first receiving the approvals of the Northrop Grumman stockholders and the TRW shareholders described in this joint proxy statement/prospectus, and the merger also must be approved by United States and European antitrust regulatory authorities, among other things. As a result, the merger could be delayed for some time, and if the companies do not receive the necessary stockholder, shareholder and governmental approvals, the companies would not be able to complete the merger.

Q:	When and where are the special meetings?

A:	The Northrop Meeting will be held at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401 at [_____] a.m. Los Angeles time on [__________], 2002.

The TRW Meeting will be held at TRW’s executive offices at 1900 Richmond Road, Cleveland, Ohio 44124 at 8:30 a.m. Cleveland time on [_________], 2002.

Q:	What stockholder or shareholder approvals are required for the merger?

A:
Assuming a quorum is present at the Northrop Meeting, the holders of a majority of the votes cast at the Northrop Meeting must affirmatively vote to approve the issuance of the shares of Northrop Grumman common stock pursuant to the merger.

The holders of at least two-thirds of the outstanding shares of TRW common stock must affirmatively vote to adopt the merger agreement.

Q:	How does my board of directors recommend I vote?

A:
The board of directors of Northrop Grumman (with one director absent) unanimously recommends that Northrop Grumman stockholders vote FOR the issuance of shares of Northrop Grumman common stock pursuant to the merger.

The board of directors of TRW (with one director absent) unanimously recommends that TRW shareholders vote FOR the adoption of the merger agreement.

Q:	Whom should I contact if I have questions?

A:	Northrop Grumman stockholders should contact D.F. King & Co., Inc., Northrop Grumman’s proxy solicitor and information agent for the merger, at:

D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
Toll-free at (800) 549-6746

TRW shareholders should contact Georgeson Shareholder Communications Inc., TRW’s proxy solicitor and information agent for the merger, at:

Georgeson Shareholder Communications, Inc.
17 State Street, 10th Floor
New York, New York 10004
Toll-free at (866) 649-8030

SUMMARY

This summary does not contain all of the information that may be important to Northrop Grumman stockholders and TRW shareholders and is qualified in its entirety by reference to the information contained elsewhere in, or incorporated by reference into, this joint proxy statement/prospectus. Stockholders are urged to read the entire joint proxy statement/prospectus, including the information set forth in the section entitled “RISK FACTORS” beginning on page 12, and the attached exhibits and annexes. See “ADDITIONAL INFORMATION” on page 103.

Overview of the Merger

Northrop Grumman, TRW and a wholly-owned subsidiary of Northrop Grumman known as Richmond Acquisition Corp. have entered into a merger agreement providing for Northrop Grumman’s acquisition of TRW through a merger of Richmond Acquisition Corp. with and into TRW. In the merger, each share of common stock of TRW will be converted into the right to receive a number of shares of Northrop Grumman common stock equal to the exchange ratio.

The exchange ratio will be determined by dividing $60.00 by the average of the closing sales prices for a share of Northrop Grumman common stock on the New York Stock Exchange during the five consecutive trading days ending on (and including) the second trading day before the closing date of the merger. However, in no event will the exchange ratio be greater than 0.5357 ($60.00/$112.00) or less than 0.4348 ($60.00/$138.00).

Promptly following completion of the merger, Northrop Grumman intends to divest TRW’s Automotive business either by selling that business to a third party or parties or by spinning it off to Northrop Grumman’s stockholders (including the former TRW shareholders), as described in greater detail in the section entitled “NORTHROP GRUMMAN AFTER THE MERGER—Proposed Sale or Spin Off of TRW’s Automotive Business” beginning on page 77.

Information About the Companies

Northrop Grumman (Page 22)

Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, information technology, systems integration and nuclear and non-nuclear shipbuilding and systems. Northrop Grumman’s principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067, and its telephone number is (310) 553-6262. As a prime contractor, principal subcontractor, partner or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. While Northrop Grumman conducts most of its business with the United States government, principally the Department of Defense, domestic and international commercial sales represent a significant portion of its business.

Based on the closing price of Northrop Grumman common stock on the New York Stock Exchange on August 9, 2002 ($116.57) and the number of shares of Northrop Grumman common stock outstanding on that date (112,967,511), Northrop Grumman’s market capitalization was approximately $13.2 billion.

TRW (Page 23)

TRW is a United States-based international company that provides advanced technology products and services. TRW’s principal executive offices are located at 1900 Richmond Road, Cleveland, Ohio 44124, and its telephone number is (216) 291-7000. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the United States government in the automotive, information systems, defense and aerospace markets. TRW currently operates its business in the following four operating segments:

•	Automotive;

•	Systems;

•	Space & Electronics; and

•	Aeronautical Systems.

However, TRW has entered into an agreement to sell its Aeronautical Systems business to Goodrich Corporation, as described in the section entitled “Sale of Aeronautical Systems Business” below, and therefore TRW will no longer operate that segment of its business upon the closing of that sale.

Based on the closing price of TRW common stock on the New York Stock Exchange on August 9, 2002, ($55.86), and the number of shares of TRW common stock outstanding on that date (128,620,093), TRW’s market capitalization was approximately $7.18 billion.

Richmond Acquisition Corp.

Richmond Acquisition Corp. is a newly-formed Ohio corporation that is wholly-owned by Northrop Grumman. Its principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067, and its telephone number is (310) 553-6262. Richmond Acquisition Corp. was incorporated on June 27, 2002 in preparation for the merger described in this joint proxy statement/prospectus and has not conducted any business activities to date.

The Special Meetings (Pages 26 and 28)

Time, Date and Place

The special meeting of Northrop Grumman stockholders (which is referred to as the “Northrop Meeting”) will be held at [        ] a.m., Los Angeles time, on [                    ], 2002 at:

The Fairmont Miramar Hotel
101 Wilshire Boulevard
Santa Monica, California 90401

The special meeting of TRW shareholders (which is referred to as the “TRW Meeting”) will be held at 8:30 a.m., Cleveland time, on [                    ], 2002 at:

TRW Inc.
1900 Richmond Road
Cleveland, Ohio 44124

Matter to be Considered at the Northrop Meeting (Page 27)

At the Northrop Meeting, Northrop Grumman stockholders will consider and vote upon a proposal to authorize the issuance of the shares of Northrop Grumman common stock pursuant to the merger (including shares to be issued upon exercise of TRW options deemed assumed by Northrop Grumman, or issued upon conversion of TRW restricted stock or restricted stock units, pursuant to the merger agreement).

Matter to be Considered at the TRW Meeting (Page 29)

At the TRW Meeting, TRW shareholders will consider and vote upon the adoption of the merger agreement.

Record Dates, Shares Entitled to Vote and Votes Required

Northrop Grumman (Page 26)

Northrop Grumman stockholders are entitled to cast one vote for each share of Northrop Grumman common stock held at the close of business on [                    ], 2002, the record date for the Northrop Meeting. On that date, [                    ] shares of Northrop Grumman common stock were outstanding and entitled to vote, of which a total of [                ] shares were held by Northrop Grumman’s directors and executive officers.

Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Northrop Meeting is required to approve the issuance of the shares of Northrop Grumman common stock pursuant to the merger.

TRW (Page 28)

TRW shareholders are entitled to cast one vote for each share of TRW common stock held at the close of business on [                    ], 2002, the record date for the TRW Meeting. On that date, [                    ] shares of TRW common stock were outstanding and entitled to vote, of which a total of [            ] shares were held by TRW’s directors and executive officers.

The holders of two-thirds of the outstanding shares of TRW common stock must affirmatively vote to adopt the merger agreement.

Changing a Vote After a Proxy Card Has Been Sent

Northrop Grumman Stockholders (Page 26)

Northrop Grumman stockholders may revoke their proxies at any time before they are voted by delivering a written notice of revocation to Northrop Grumman’s Corporate Secretary, by signing and delivering another BLUE proxy with a later date or by submitting a telephone or internet proxy at a date after the date of the previously submitted proxy and before the vote at the meeting. A Northrop Grumman stockholder attending the Northrop Meeting in person may revoke any previously submitted proxy card by giving notice of revocation to an inspector of election at the meeting or by voting at the Northrop Meeting. If any other matters are properly brought before the Northrop Meeting, the enclosed BLUE proxy card gives discretionary authority to the persons named on the card to vote the shares of Northrop Grumman common stock represented by the card in their discretion. Each Northrop Grumman stockholder whose shares are held in the name of a bank, broker or other nominee holder must follow the directions received from his or her bank, broker or other nominee holder in order to direct the vote of his or her Northrop Grumman shares.

TRW Shareholders (Page 28)

TRW shareholders may revoke their proxies at any time before they are voted by delivering a written notice of revocation to TRW’s Corporate Secretary, by signing and delivering another YELLOW proxy with a later date or by submitting a telephone or internet proxy at a date after the date of the previously submitted proxy and before the vote at the meeting. A TRW shareholder attending the TRW Meeting in person may revoke any previously submitted proxy by giving notice of revocation to an inspector of election at the meeting or by voting at the TRW Meeting. If any other matters are properly brought before the TRW Meeting, the enclosed YELLOW proxy card gives discretionary authority to the persons named on the card to vote the shares of TRW common stock represented by the card in their discretion. Each TRW shareholder whose shares are held in the name of a bank, broker or other nominee holder must follow the directions received from his or her bank, broker or other nominee holder in order to direct the vote of his or her TRW shares.

Certain TRW shares are held for the benefit of plan participants of The TRW Employee Stock Ownership and Savings Plan, the TRW Canada Stock Savings Plan, and the TRW UK Share Purchase Plan. These plans contain pass-through voting provisions for the participants of the Plans, with shares that are allocated to a participant’s account voted in accordance with the instructions of the participant by the trustees of the respective plan responsible for voting. Information relating to voting by participants in these stock-based TRW employee benefit plans is set forth in the section entitled “THE TRW MEETING—TRW Employee Plan Voting” beginning on page 30.

Quorum at the Special Meetings (Pages 27 and 30)

A quorum must be present in order to transact business at each of the special meetings. If a Northrop Grumman stockholder or a TRW shareholder submits a properly executed proxy card, telephonic proxy or internet proxy, even if that person abstains from voting, his or her shares will be counted for purposes of calculating whether a quorum is present at the Northrop Meeting and the TRW Meeting, as applicable.

A quorum at the Northrop Meeting requires a majority of the outstanding shares of Northrop Grumman common stock entitled to vote to be present or represented by proxy at the special meeting.

A quorum at the TRW Meeting requires thirty-five percent of the voting power of TRW’s outstanding stock to be present in person or represented by proxy at the TRW Meeting. However, since the merger agreement must be adopted by the holders of at least two-thirds of the outstanding shares of TRW common stock, the presence of a quorum alone might not mean that sufficient shares are present in person or by proxy to adopt the merger agreement.

Effect of Abstentions and Broker Non-Votes (Pages 27 and 30)

Both abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the Northrop Meeting and the TRW Meeting.

Abstentions and “broker non-votes” will have no effect on the outcome of the Northrop Grumman proposal, assuming a quorum is present.

Since the vote at the TRW Meeting required to adopt the merger agreement is based upon a percentage of the total outstanding voting power of TRW rather than upon the percentage of the votes cast at the TRW Meeting, abstentions and “broker non-votes” will have the same effect as a vote against the adoption of the merger agreement.

It is very important that ALL Northrop Grumman stockholders and ALL TRW shareholders vote their shares, so please complete and return the enclosed proxy card today!

Board Recommendations

Northrop Grumman’s Board Recommendation (Page 31)

Northrop Grumman’s board of directors (with one director absent) has unanimously determined that the terms of the merger are fair to and in the best interests of Northrop Grumman stockholders, has unanimously approved the merger agreement and unanimously recommends that Northrop Grumman stockholders vote FOR the issuance of the shares of Northrop Grumman common stock pursuant to the merger (including shares to be issued upon exercise of TRW options deemed assumed by Northrop Grumman, or issued upon conversion of TRW restricted stock or restricted stock units, pursuant to the merger agreement).

TRW’s Board Recommendation (Page 32)

TRW’s board of directors (with one director absent) has unanimously determined that the terms of the merger are fair to and in the best interests of TRW shareholders, has unanimously approved the merger agreement and unanimously recommends that TRW shareholders vote FOR the adoption of the merger agreement.

The Merger

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this joint proxy statement/prospectus. Therefore, the information in this joint proxy statement/prospectus regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

TRW Common Stock (Page 65)

For each share of TRW common stock, TRW shareholders will receive a number of shares of Northrop Grumman common stock equal to $60.00 divided by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange for the five consecutive trading days ending on (and including) the second trading day before the closing date of the merger. However, in no event will the exchange ratio be more than 0.5357 ($60.00/$112.00) or less than 0.4348 ($60.00/$138.00). If the actual average sale price is less than $112.00, TRW shareholders should expect to receive less than $60.00 in value of Northrop Grumman common stock per share of TRW common stock, and if the actual average sale price is more than $138.00, TRW shareholders should expect to receive more than $60.00 in value of Northrop Grumman common stock per share of TRW common stock. While the exchange ratio is designed to provide TRW shareholders with Northrop Grumman common stock with a value of $60.00 for each TRW common share if the average Northrop Grumman common stock price over the relevant period is between $112.00 to $138.00, the exchange ratio merely determines the number of shares of Northrop Grumman common stock that a TRW shareholder will receive per share of TRW common stock. See “RISK FACTORS—The Value of Northrop Grumman Common Stock Exchanged for TRW Common Stock Could Be Different Than $60.00 Per Share” on page 12. As described in the section entitled “Comparison of Rights of Holders of Northrop Grumman Common Stock and TRW Common Stock—Rights Plan,” each share of Northrop Grumman common stock issued pursuant to the merger will be issued together with an associated preferred share purchase right.

If the shares of Northrop Grumman common stock proposed to be issued pursuant to the merger were issued on August 9, 2002, then approximately 75,907,126 shares would be issued, based on an exchange ratio calculated using the average closing sales prices of Northrop Grumman common stock between August 6, 2002 and August 12, 2002. However, because this number is based on trading prices of Northrop Grumman common stock that continue to change, more or fewer shares of Northrop Grumman common stock ultimately may be issued in the merger.

TRW Employee and Director Stock Options (Page 66)

Each holder of options to acquire TRW common stock will be entitled to elect, prior to the effective time of the merger, to have such options redeemed by TRW for cash, unless either TRW or Northrop Grumman reasonably determines that there is an undue risk that such an election could be deemed to be a tender offer for TRW common stock by TRW. Any TRW options outstanding at the effective time of the merger will be deemed assumed by Northrop Grumman and will be subject to the same terms and conditions as in effect prior to the merger, except that any unvested TRW options will become vested at the effective time of the merger and the assumed options will be exercisable for shares of Northrop Grumman common stock, with the number of shares and exercise price determined pursuant to the merger agreement.

Other TRW equity-based awards will be cancelled in connection with the merger and the holders of such awards will receive either lump sum cash payments, shares of Northern Grumman common stock based on the exchange ratio, or have their awards assumed by Northrop Grumman. TRW strategic incentive program grants will be cancelled in exchange for lump sum cash payments calculated on the assumption that maximum performance goals are reached. However, grants under the 2001-2002 strategic incentive program will be cancelled in exchange for lump sum payments equal to one-half of the maximum value of such grants.

Opinions of Financial Advisers

Northrop Grumman (Page 39)

In connection with Northrop Grumman’s consideration of the merger, Northrop Grumman received financial advice from Salomon Smith Barney and Stephens Financial Group. Each of Salomon Smith Barney and Stephens Financial Group has provided separately its opinion to Northrop Grumman’s board of directors, each dated June 30, 2002, that as of that date and subject to the qualifications and limitations and based on the considerations in each respective opinion, the exchange ratio to be used in the merger was fair, from a financial point of view to Northrop Grumman.

The opinions of Salomon Smith Barney and Stephens Financial Group are attached as Annexes B and C, respectively, to this joint proxy statement/prospectus.

TRW (Page 44)

TRW’s board of directors considered the opinion of each of Goldman, Sachs & Co. and Credit Suisse First Boston Corporation, each dated June 30, 2002, to the effect that, as of that date, and based on and subject to the assumptions, qualifications and limitations described in their respective opinions, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of TRW common stock other than Northrop Grumman and its affiliates. The opinions of Goldman Sachs and Credit Suisse First Boston are attached as Annexes D and E, respectively, to this joint proxy statement/prospectus.

Redemption of TRW Preferred Stock (Page 66)

Pursuant to the merger agreement, each outstanding share of TRW Cumulative Serial Preference Stock II, $4.40 Convertible Series 1 and each outstanding share of TRW Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, will be redeemed for cash by TRW on August 30, 2002, which is prior to the record date for the TRW Meeting. Therefore, the holders of such securities will not be entitled to notice of, or to vote at, the TRW Meeting, and the approval of such TRW shareholders is not required to adopt the merger agreement.

Conditions to the Merger (Page 71)

The completion of the merger is subject to the satisfaction or valid waiver of the following conditions, among others:

•
Northrop Grumman stockholders must approve the issuance of the shares of Northrop Grumman common stock pursuant to the merger (including shares to be issued upon exercise of TRW options deemed assumed by Northrop Grumman, or issued upon conversion of TRW restricted stock or restricted stock units, pursuant to the merger agreement);

•	TRW shareholders must adopt the merger agreement;

•	the waiting periods under the HSR Act must have expired or terminated;

•	the European Commission must have approved the merger;

•	there must be no law or court order prohibiting the merger;

•
Northrop Grumman and TRW each must have performed in all material respects their respective covenants and obligations to be performed at or prior to the effective time of the merger pursuant to the merger agreement; and

•	the representations and warranties of the respective parties made in the merger agreement must be true and correct.

These conditions and other conditions to the merger are more fully described in the section entitled “THE MERGER AGREEMENT—Conditions to the Completion of the Merger” on page 71.

Termination of the Merger Agreement (Page 73)

Pursuant to the merger agreement, Northrop Grumman and TRW may agree to terminate the merger agreement at any time before the merger is completed.

Either Northrop Grumman or TRW may terminate the merger agreement if:

•
the merger is not consummated by December 31, 2002 (or by March 31, 2003, if the only conditions to the merger that have not been satisfied relate to antitrust or governmental approvals or other legal prohibitions of the merger);

•	the Northrop Grumman stockholders do not approve the issuance of the Northrop Grumman common stock pursuant to the merger at the Northrop Meeting;

•	the TRW shareholders do not adopt the merger agreement at the TRW Meeting;

•	any law or regulation or legal action prohibits the merger; or

•
there is a breach of a representation, warranty or covenant in the merger agreement by the other party, as described in greater detail in “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 73.

Northrop Grumman may terminate the merger agreement if:

•	TRW’s board of directors changes its recommendation to the TRW shareholders regarding adoption of the merger agreement (whether or not permitted by the merger agreement);

•	TRW fails to call the TRW Meeting; or

•	TRW’s board of directors recommends a proposal other than the merger to its shareholders.

TRW may terminate the merger agreement if:

•
Northrop Grumman’s board of directors changes its recommendation to Northrop Grumman stockholders regarding the issuance of Northrop Grumman common stock pursuant to the merger (whether or not permitted by the merger agreement);

•	Northrop Grumman fails to call the Northrop Meeting; or

•
TRW’s board of directors has first complied with certain provisions of the non–solicitation covenant in the merger agreement, as described in “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 73.

Termination Fee and Expense Reimbursement

Termination Fee (Page 74)

TRW must pay Northrop Grumman a termination fee of $275 million if the merger agreement is terminated by Northrop Grumman under certain circumstances described in the section entitled “THE MERGER AGREEMENT—Termination Fee” on page 74.

Expense Reimbursement (Page 75)

Northrop Grumman must reimburse TRW for up to $50 million of documented expenses if the merger agreement is terminated by TRW because Northrop Grumman’s board of directors changes its recommendation to its stockholders or Northrop Grumman fails to call the Northrop Meeting. See “THE MERGER AGREEMENT—Expense Reimbursement” on page 75.

No Solicitation (Page 75)

The merger agreement contains non-solicitation provisions which prohibit TRW from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if TRW receives a proposal for a transaction from a third party under circumstances set forth in the merger agreement.

Certain Federal Income Tax Consequences of the Merger (Page 59)

Consummation of the merger is conditioned upon the receipt by Northrop Grumman and TRW of tax opinions to the effect that, for federal income tax purposes:

•	the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	each of Northrop Grumman, Richmond Acquisition Corp., and TRW will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Assuming that the merger qualifies as a reorganization, TRW shareholders will not recognize any gain or loss for United States federal income tax purposes on the exchange of their shares of TRW common stock for shares of Northrop Grumman common stock in the merger, except for any gain or loss attributable to cash received instead of fractional shares of Northrop Grumman common stock. The tax consequences to TRW shareholders of the merger will depend on each shareholder’s particular circumstances. TRW shareholders should consult their tax advisers for a full understanding of the tax consequences of the merger to them.

Dividend Policies

Northrop Grumman

The holders of Northrop Grumman common stock receive dividends if and when declared by Northrop Grumman’s board of directors out of legally available funds. Northrop Grumman has paid a cash dividend of $0.40 per share of common stock in each fiscal quarter beginning with (and including) the fiscal quarter ended March 31, 1993 through (and including) the fiscal quarter ended June 30, 2002.

After the merger, Northrop Grumman expects to continue paying quarterly cash dividends on a basis consistent with Northrop Grumman’s past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements, covenants in its debt instruments and Northrop Grumman’s board of directors’ consideration of other relevant factors. Northrop Grumman can give TRW shareholders no assurance that Northrop Grumman will continue to pay dividends on its common stock in the future.

TRW

The holders of TRW common stock receive dividends if and when declared by TRW’s board of directors out of legally available funds. For the past three fiscal quarters, including the last quarter ended June 30, 2002, TRW has paid a cash dividend of $0.175 per share of TRW common stock.

Should the merger be consummated, TRW will be a wholly-owned subsidiary of Northrop Grumman and will cease to be a public company. From and after the merger, TRW will not declare or pay dividends on TRW’s shares, other than any dividends declared prior to the effective time of the merger with a payment date after the effective time of the merger or dividends or distributions made to Northrop Grumman after the merger as the parent corporation and sole shareholder of TRW.

Pursuant to the merger agreement, until the effective time of the merger, TRW is permitted to pay regular quarterly cash dividends not in excess of $0.175 per share and dividends on its preferred stock in accordance with the terms of such preferred stock.

Material Differences in Rights of Stockholders/Shareholders

The governing documents of Northrop Grumman and TRW vary, and therefore TRW shareholders will have different rights once they become Northrop Grumman stockholders. Similarly, the laws of Ohio, TRW’s state of incorporation, differ from those of Delaware, Northrop Grumman’s state of incorporation. These differences are described in more detail under “COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN COMMON STOCK AND TRW COMMON STOCK” beginning on page 95.

Sale of Aeronautical Systems Business

On June 18, 2002, TRW entered into a definitive agreement with Goodrich Corporation for the sale of TRW’s Aeronautical Systems business for a gross purchase price of $1.5 billion in cash, subject to adjustment. This business includes aircraft engine and flight controls, cargo handling systems, power generation and management, missile actuation, nacelle actuation, hoists and winches, flexible shafts and couplings, and comprehensive aftermarket support and services, including asset management and service-level guarantees for a number of commercial airlines. This sale is subject to the receipt of customary United States and European regulatory approvals. Northrop Grumman intends to complete the sale of TRW’s Aeronautical Systems business pursuant to the Goodrich agreement following completion of the merger (if it has not already been completed). TRW currently expects this sale to close by the end of the third quarter of 2002.

Dissenters’ Rights (Page 61)

If the merger is consummated, TRW shareholders will have certain rights under the Ohio Revised Code to dissent and demand dissenters’ rights and to receive payment of the fair cash value of their TRW shares. TRW shareholders who perfect dissenters’ rights by complying with the procedures set forth in Sections 1701.84 and 1701.85 of the Ohio Revised Code will have the fair cash value of their TRW shares determined by an Ohio trial court and will be entitled to receive a payment equal to the fair cash value of those shares from the corporation surviving the merger. In addition, any dissenting TRW shareholders would be entitled to receive payment of a fair rate of interest, at a rate determined by the trial court, on the amount determined to be the fair cash value of their TRW shares. In determining the fair cash value of TRW shares, the court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the merger. Accordingly, the court’s determination could be based upon considerations other than, or in addition to, the market value of TRW common stock, including, among other things, asset values and earning capacity. The shares of TRW common stock held by any person who wants to dissent but fails to perfect or who effectively withdraws or loses the right to dissent under Section 1701.85 of the Ohio Revised Code will be converted into, as of the effective time of the merger, the right to receive the merger consideration. A copy of Sections 1701.84 and 1701.85 of the Ohio Revised Code is attached as Annex H to this joint proxy statement/prospectus.

RISK FACTORS

Northrop Grumman stockholders and TRW shareholders should read carefully this joint proxy statement/prospectus and the other documents attached to or incorporated by reference into this joint proxy statement/prospectus. Northrop Grumman stockholders and TRW shareholders should, in particular, read and consider the following risk factors, as well as the other risks associated with each of the businesses of Northrop Grumman and TRW, because these risks will also affect the combined businesses should the merger be completed. These other risks associated with the businesses of Northrop Grumman and TRW can be found in Northrop Grumman’s and TRW’s respective Annual Reports on Form 10-K for the year ended December 31, 2001 and Northrop Grumman’s and TRW’s documents filed subsequent thereto with the SEC and incorporated by reference into this document. Additional risks and uncertainties not presently known to Northrop Grumman or TRW also may adversely affect the merger and Northrop Grumman following the merger.

Successful Integration of the Companies’ Businesses is Not Assured

Integrating and coordinating the operations and personnel of Northrop Grumman and TRW will involve complex technological, operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of either or both companies. In addition, ongoing elements of integration of Northrop Grumman’s recent past acquisition of Newport News Shipbuilding may require significant management time and attention. While the integration of Newport News is expected to be substantially complete by the time of the merger, the integration of these companies, and the ultimate integration of TRW’s businesses and operations, may not timely or ever result in the full benefits expected by Northrop Grumman. The difficulties, costs and delays that could be encountered may include:

•	unanticipated issues in integrating information, communications and other systems;

•	negative impacts on employee morale and performance as a result of job changes and reassignments;

•	difficulties attracting and retaining key personnel;

•	loss of customers;

•	unanticipated incompatibility of systems, procedures and operating methods;

•	unanticipated costs of terminating or relocating facilities and operations; and

•	the effect of complying with any government imposed organizational conflict-of-interest rules.

The Value of Northrop Grumman Common Stock Exchanged for TRW Common Stock Could Be Different Than $60.00 Per Share

In the merger, Northrop Grumman will issue to TRW shareholders a number of shares of Northrop Grumman common stock designed to have a value of $60.00 for each outstanding share of TRW common stock. However, the exchange ratio only determines the fraction of a share of Northrop common stock into which each share of TRW common stock will be exchanged. The value of that fraction of a share upon delivery may be worth more or less than the product of the exchange ratio multiplied by the average trading price used in calculating the exchange ratio, and therefore may be worth more or less than $60.00 in value, whether or not the average Northrop Grumman common stock price is between $112.00 and $138.00 when the exchange ratio is calculated. TRW shareholders should expect to receive less than $60.00 in value per TRW share if the market price of the Northrop Grumman common stock is less than $112.00 at the time the exchange ratio is calculated. Conversely, TRW shareholders should expect to receive more than $60.00 in value per TRW share if the market price of the Northrop Grumman common stock is more than $138.00 at the time the exchange ratio is calculated. In addition, no adjustment will be made to reflect the trading price of Northrop Grumman common stock on the trading day before the closing date of the merger, and TRW shareholders may receive more or less than the amount they would receive if the closing occurred on the day the exchange ratio was calculated.

Resales of Northrop Grumman Common Stock Following the Merger May Cause the Market Price to Fall

As of August 9, 2002, Northrop Grumman had 112,967,511 shares of common stock outstanding and 5,667,983 shares of common stock subject to outstanding options to purchase Northrop Grumman common stock. Northrop Grumman expects that it will issue a maximum of 75,907,126 shares of Northrop Grumman common stock in connection with the merger. The issuance of these new Northrop Grumman shares, and the sale of additional shares of Northrop Grumman common stock that may become eligible for sale in the public market from time to time upon exercise of options or other rights, will increase the total number of shares of Northrop Grumman common stock outstanding. This increase could be very substantial and could have the effect of depressing the market price for Northrop Grumman common stock.

The Trading Prices of Northrop Grumman Common Stock and TRW Common Stock May be Affected by Different Factors

Upon completion of the merger, holders of TRW common stock will become holders of Northrop Grumman common stock. Northrop Grumman’s business differs from that of TRW, and Northrop Grumman’s results of operations, as well as the trading price of Northrop Grumman common stock, may be affected by factors different from those affecting TRW’s results of operations and the trading price of TRW common stock as a separate company. Therefore, events or circumstances which might not have caused TRW’s shares to decline in value might result in a decline in the value of Northrop Grumman common stock, and events or circumstances that might have caused an increase in the value of TRW common stock might not result in an increase in the value of Northrop Grumman common stock.

Northrop Grumman Will Have More Indebtedness After the Merger

Northrop Grumman’s indebtedness as of June 30, 2002 was approximately $4.9 billion. Northrop Grumman’s pro forma indebtedness as of December 31, 2001, after giving effect to the merger (as described in the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 81) was approximately $9.72 billion. As a result of the increase in debt, demands on the cash resources of Northrop Grumman will increase after the merger, which could have important effects on an investment in Northrop Grumman common stock. For example, the increased levels of indebtedness could, among other things:

•	reduce funds available for investment in research and development and capital expenditures;

•	adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources; and

•	create competitive disadvantages compared to other companies with lower debt levels.

Northrop Grumman expects that a significant portion of the debt assumed in connection with the merger will be reduced or transferred in connection with a sale or spin off of the TRW Automotive business. However, no final decisions have been made as to how much debt would be transferred, and there can be no assurance that a sale, spin off or other transfer of the TRW Automotive business will occur. The unaudited pro forma financial information beginning on page 81 assumes no debt reduction in the case of a sale of TRW’s Automotive business and the transfer to or assumption of approximately $2.8 billion of debt by TRW Automotive Inc. in the case of a spin off of TRW’s Automotive business.

The Purchase Price Allocations of the Newport News Acquisition May Have a Material Effect on the Pro Forma Financial Information

The final adjustment of the purchase price of Northrop Grumman’s recent Newport News acquisition has not been determined as of August 9, 2002. There can be no assurance that such adjustments will not have a material impact on the pro forma financial statements. See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 81.

Risks from the Pending Sale of the Aeronautical Systems Business

The proposed sale of TRW’s Aeronautical Systems business to Goodrich Corporation is subject to the satisfaction of certain conditions, including the receipt of European governmental approvals, which may not be satisfied. In addition, the agreement governing this proposed sale provides for a purchase price adjustment which may result in TRW realizing less than the $1.5 billion gross purchase price specified in the agreement. TRW has indicated that the proceeds from the sale of the aeronautical systems business would be used to pay off indebtedness of TRW or for other cash needs. Northrop Grumman currently anticipates applying the proceeds from the sale to reduce indebtedness to the extent the sale closes after consummation of the merger. Although neither TRW nor Northrop Grumman is aware of any reason that the sale will not close as anticipated, it is possible that the transaction will not close or that the proceeds generated from the sale will be less than currently anticipated as a result of purchase price adjustments. If the transaction does not close, or if the purchase price adjustment reduces the proceeds realized from the sale, TRW and Northrop Grumman (following consummation of the merger), will not fully realize the anticipated benefits of reduction of indebtedness.

Risks Associated With the Proposed Sale or Spin Off of TRW’s Automotive Business

As described in greater detail in the section entitled “THE MERGER—Plans for TRW After the Merger,” Northrop Grumman currently intends to sell TRW’s Automotive business to a third party or parties or to spin off the business to Northrop Grumman’s stockholders (including the former TRW shareholders) after the merger. However, there can be no assurance as to the value that may be realized from a sale of the Automotive business or as to the market value of its stock in the event of a spin off. There is also no assurance that the various conditions to such a sale or spin off can be satisfied, including receiving required governmental and other approvals, or what the economic proceeds or benefits from the separation of the Automotive business will be.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Certain statements and assumptions in this joint proxy statement/prospectus and in the documents attached or incorporated by reference contain or are based on “forward-looking” information and involve risks and uncertainties. Northrop Grumman and TRW believe that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information includes, among other things, statements as to the impact of the proposed merger on revenues and earnings, and other statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management, and other matters. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of Northrop Grumman’s and TRW’s control. These include completion of the merger, governmental regulatory processes, Northrop Grumman’s ability to successfully integrate the operations of TRW, achieve a successful transaction or other resolution with respect to TRW’s Automotive business, assumptions with respect to future revenues, expected program performance and cash flows, the outcome of contingencies including, among others, the timing and amounts of tax payments, litigation, environmental remediation, divestitures of businesses, and anticipated costs of capital investments. Northrop Grumman’s and TRW’s respective operations are subject to various additional risks and uncertainties resulting from their positions as suppliers, either directly or as subcontractors or team members, to the United States government and its agencies, as well as to foreign governments and agencies.

Actual outcomes are dependent upon many factors. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others:

•	Northrop Grumman’s and TRW’s dependence on sales to the United States government;

•	Northrop Grumman’s and TRW’s successful performance of internal plans;

•	customers’ budgetary restraints;

•	customer changes in short-range and long-range plans;

•	domestic and international competition in both the defense and commercial areas;

•	product performance;

•	continued development and acceptance of new products;

•	performance issues with key suppliers and subcontractors;

•	government import and export policies;

•	acquisition or termination of government contracts, which may include termination for the convenience of the government;

•	the outcome of political and legal processes;

•
legal, financial and governmental risks related to international transactions and global needs for military and commercial aircraft, electronic systems and support, information technologies, naval vessels, space systems and related products and technologies; and

•
other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s and TRW’s filings from time to time with the SEC, including, without limitation, Northrop Grumman’s and TRW’s respective reports on Form 10-K and Form 10-Q.

Words such as “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets” or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, and in the case of documents incorporated by reference, as of the date of those documents. Neither Northrop Grumman nor TRW undertakes any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA

The pro forma financial data presented below are derived from the historical consolidated financial statements of Northrop Grumman, Litton, Newport News and TRW, and have been adjusted to give effect to Northrop Grumman’s acquisitions of Litton, Newport News and TRW. The pro forma statements contained herein use the purchase method of accounting, with Northrop Grumman treated as the acquirer and assuming that the Litton, Newport News and TRW acquisitions had been completed on January 1, 2001 (for statement of operations purposes) and on December 31, 2001 (for balance sheet purposes).

The pro forma amounts presented give effect to (a) the sale by TRW of its Aeronautical Systems business for a gross purchase price of $1.5 billion in cash and (b) the divestiture of TRW’s Automotive business upon the completion of the merger. The pro forma financial statements also assume a sale of TRW’s Automotive business would generate cash proceeds of $5.0 billion, and the pro forma statements of income reflect investment income on this $5.0 billion in assumed cash proceeds at the current rate of 1.8 percent for the six months ended June 30, 2002 and the twelve months ended December 31, 2001.

If the Automotive business divestiture is accomplished as a spin off rather than a sale, the pro forma effect of the divestiture will differ from that presented below in the following respects:

•	cash proceeds from the sale and the interest on investment of such cash proceeds would be eliminated;

•	a portion of TRW’s existing indebtedness, currently estimated as approximately $2.8 billion, will be replaced by indebtedness of TRW Automotive Inc. and eliminated as indebtedness of TRW; and

•	interest costs associated with such replaced indebtedness will be eliminated.

Northrop Grumman stockholders and TRW shareholders should read the following summary information together with the pro forma financial statements and notes beginning on page 81.

SELECTED HISTORICAL AND PRO FORMA
FINANCIAL DATA OF NORTHROP GRUMMAN

The following is a summary of selected consolidated financial data for Northrop Grumman for each of the years in the five-year period ended December 31, 2001 and for the six months ended June 30, 2002 and 2001. The information with respect to the years ended December 31, 1997 through December 31, 2001 is derived from the audited financial statements of Northrop Grumman contained in its Annual Report on Form 10-K for the year ended December 31, 2001. The information with respect to the six months ended June 30, 2001 and June 30, 2002 is derived from the unaudited consolidated financial statements of Northrop Grumman contained in the Quarterly Report on Form 10-Q for the period ended June 30, 2002. This summary should be read together with the financial statements which are incorporated by reference in this joint proxy statement/prospectus and the accompanying notes and management’s discussion and analysis of operations and financial conditions of Northrop Grumman contained in such reports, as well as the Unaudited Pro Forma Condensed Combined Financial Information beginning on page 81.

	Northrop Grumman/ TRW Pro Forma ($ in millions)	Northrop Grumman Historical Data ($ in millions)
	Six Months Ended June 30, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001(a)	Northrop Grumman Historical Data Year ended December 31, ($ in millions)
				2001(a)	2000(a)	1999(a)	1998(b)	1997(b)
Operating Data
Net sales	$11,181	$8,482	$5,649	$13,558	$7,618	$7,616	$7,367	$7,798
Income from continuing operations, net of tax	337	331	307	645	700	547	193	318
Basic earnings per share, from continuing operations	1.79	2.85	3.88	7.42	9.92	7.90	2.82	4.76
Diluted earnings per share, from continuing operations	1.78	2.80	3.84	7.35	9.88	7.85	2.78	4.67
Cash dividends per common share	0.80	0.80	0.80	1.60	1.60	1.60	1.60	1.60
Balance Sheet Data
Total assets	$36,568	$21,384	$17,331	$20,886	$9,622	$9,285	$9,536	$9,677
Total long term obligations	13,800	8,229	8,016	8,013	3,015	3,564	4,319	4,339
Redeemable preferred stock	350	350	350	350	0	0	0	0

(a)	Operating data adjusted for the effect of SFAS 142
(b)	Operating data not adjusted for the effect of SFAS 142

SELECTED HISTORICAL FINANCIAL DATA OF TRW

The following is a summary of selected consolidated financial data of TRW for each of the years in the five-year period ended December 31, 2001 and for the six months ended June 30, 2002 and June 30, 2001. The information with respect to the years ended December 31, 1999, 2000 and 2001 is derived from the audited consolidated financial statements of TRW contained in its Form 8-K filed on August     , 2002 (which contains restated financial statements of TRW those years to give effect to the pending sale of TRW’s Aeronautical Systems business and the reporting of that business as a discontinued operation). The information with respect to the years ended December 31, 1997 and 1998 is derived from the audited consolidated financial statements of TRW contained in its Annual Report on Form 10-K for the fiscal years ended December 31, 1998 and 1999. The information with respect to the six months ended June 30, 2001 and June 30, 2002 is derived from the unaudited consolidated financial statements of TRW contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2002. This summary should be read together with the financial statements which are incorporated by reference in this joint proxy statement/prospectus and the accompanying notes and management’s discussion and analysis of operations and financial conditions of TRW contained in such reports, as well as the Unaudited Pro Forma Condensed Combined Financial Information beginning on page 81.

	TRW
	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001(a)	TRW Year ended December 31, ($ in millions)
	($ in millions)	($ in millions)	2001(a)	2000(a)	1999(a)	1998(b)	1997(b)
Operating Data
Net sales	$8,119	$7,908	$15,282	$16,126	$16,068	$11,886	$10,831
Income (loss) from continuing operations before extraordinary items, net of tax	202	55	89	460	481	477	(49)
Gain (loss) from discontinued operations, net of tax	(672)	47	69	74	64	0	0
Basic earnings (loss) per share, from continuing operations before extraordinary items	1.59	0.45	0.71	3.73	3.98	3.93	(0.40)
Diluted earnings (loss) per share, from continuing operations before extraordinary items	1.59	0.45	0.71	3.68	3.90	3.83	(0.40)
Dividends declared per common share	0.175	0.35	1.05	1.36	1.32	1.28	1.24
Balance Sheet Data
Total assets	$14,639	$15,795	$14,444	$16,467	$18,266	$7,340	$6,410
Total long term obligations	7,455	7,655	7,392	7,825	8,542	2,442	2,067

(a)	Operating data adjusted for the effect of SFAS 142
(b)	Operating data not adjusted for the effect of SFAS 142

COMPARATIVE PER SHARE INFORMATION

The following table summarizes unaudited per share information for Northrop Grumman and TRW on a historical basis, pro forma combined basis for Northrop Grumman and equivalent pro forma combined basis for TRW. The following information should be read in conjunction with the audited consolidated financial statements of Northrop Grumman and TRW, and the Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 81. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if Northrop Grumman’s acquisition of TRW and the Litton and Newport News acquisitions had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma per share earnings from continuing operations are computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at the end of the period. TRW equivalent pro forma combined per share amounts are calculated by multiplying Northrop Grumman pro forma combined per share amounts by .5357, the percentage of a share of Northrop Grumman common stock that would be exchanged for each share of TRW common stock pursuant to the merger, based upon a Northrop Grumman common stock price of $112.00 per share, which represents the bottom end of the “collar” for the merger. The historical per share information of TRW was derived from TRW’s historical annual financial statements.

	Six Months June 30, 2002	Year Ended December 31, 2001 (a)
Northrop Grumman—Historical
Historical per common share:
Income per basic share	$2.85	$7.42
Income per diluted share	2.80	7.35
Dividends declared—Common	0.80	1.60
Dividends declared—Preferred	3.50	5.19
Book value per share	70.98	68.08

TRW—Historical
Historical per common share:
Income from continuing operations per basic share	$1.59	$0.71
Income from continuing operations per diluted share	1.59	0.71
Dividends declared—Common	0.175	1.05
Dividends declared—Preferred	—	—
Book value per share	15.53	17.25

Unaudited Pro Forma Combined
Unaudited pro forma per share of Northrop Grumman common shares:
Income from continuing operations per basic share	$1.79	$3.60
Income from continuing operations per diluted share	$1.78	$3.58
Dividends declared—Common	0.80	1.60
Dividends declared—Preferred	3.50	7.00
Book value per share	86.65	N/A

Unaudited Pro Forma TRW Equivalents
Unaudited pro forma per share of TRW common shares:
Income from continuing operations per basic share	$0.96	$1.93
Income from continuing operations per diluted share	0.95	1.92
Dividends declared—Common	0.43	0.86
Dividends declared—Preferred	1.87	3.75
Book value per share	46.42	N/A

(a)	Northrop and TRW Historical December 31, 2001 per share information restated for SFAS 142, except book value per share.

COMPARATIVE MARKET DATA

Northrop Grumman common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol “NOC” and TRW common stock trades on the New York Stock Exchange, the Pacific Exchange, the Chicago Stock Exchange, the Philadelphia Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange under the symbol “TRW.” The following table presents trading information for Northrop Grumman and TRW common stock on February 21, 2002, March 1, 2002, June 28, 2002 and August 13, 2002. February 21, 2002 was the last trading day before the public announcement of Northrop Grumman’s proposal for a business combination of Northrop Grumman and TRW, March 1, 2002 was the last trading day before the date of the commencement of Northrop Grumman’s offer to exchange all outstanding shares of TRW common stock, June 28, 2002 was the last trading day before the merger agreement was announced and August 13, 2002 was the last trading day before the date of this joint proxy statement/prospectus. Northrop Grumman stockholders and TRW shareholders should read the information presented below in conjunction with “COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION” on the following page.

	Northrop Grumman Common Stock			TRW Common Stock
	High	Low	Closing	High	Low	Closing
February 21, 2002	$118.89	$114.81	$117.80	$40.05	$38.91	$39.80
March 1, 2002	108.00	106.80	107.75	50.61	50.00	50.05
June 28, 2002	128.82	125.00	125.00	56.98	56.21	56.98
August 13, 2002	115.00	111.03	111.56	55.38	54.21	54.35

For illustrative purposes, the following table provides TRW equivalent per share information on each of the relevant dates assuming the highest ($60.00/$112.00) and the lowest ($60.00/$138.00) possible exchange ratios. TRW equivalent per share amounts are calculated by multiplying Northrop Grumman per share amounts by the exchange ratio.

	Northrop Grumman Common Stock			TRW Equivalent per share at Highest Exchange Ratio			TRW Equivalent per share at Lowest Exchange Ratio
Date	High	Low	Close	High	Low	Close	High	Low	Close
February 21, 2002	$118.89	$114.81	$117.80	$63.69	$61.51	$63.11	$51.69	$49.92	$51.22
March 1, 2002	108.00	106.80	107.75	57.86	57.21	57.72	46.96	46.43	46.85
June 28, 2002	128.82	125.00	125.00	69.01	66.96	66.96	56.01	54.35	54.35
August 13, 2002	115.00	111.03	111.56	61.61	59.48	59.76	50.00	48.27	48.50

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share reported on the New York Stock Exchange for such securities and the dividends declared on Northrop Grumman common stock and on TRW common stock for the periods indicated.

	Northrop Grumman Common Stock		Dividends	TRW Common Stock		Dividends
	High	Low		High	Low
1999
March 31, 1999	$73.25	$57.00	$0.40	$58.63	$44.75	$0.33
June 30, 1999	73.31	57.75	0.40	54.94	41.94	0.33
September 30, 1999	75.69	59.94	0.40	57.19	48.06	0.33
December 31, 1999	62.31	49.00	0.40	53.94	41.50	0.33
2000
March 31, 2000	55.19	43.56	0.40	64.13	39.81	0.33
June 30, 2000	80.25	52.44	0.40	59.94	43.19	0.33
September 30, 2000	91.81	65.63	0.40	52.13	40.31	0.33
December 31, 2000	92.50	74.13	0.40	42.00	29.88	0.35
2001
March 31, 2001	97.54	79.81	0.40	40.34	33.86	0.35
June 30, 2001	95.37	77.60	0.40	44.95	33.48	0.35
September 30, 2001	102.97	77.00	0.40	44.35	28.01	0.35
December 31, 2001	108.97	89.02	0.40	40.51	30.01	0.175
2002
March 31, 2002	117.80	96.00	0.40	51.61	34.82	0.175
June 30, 2002	135.00	111.30	0.40	57.05	50.81	0.175
August 13, 2002	124.35	93.31	0.40	57.90	46.50	0.175

On June 28, 2002, the last full trading day prior to the announcement of the merger, the last sale price per share of Northrop Grumman common stock on the New York Stock Exchange was $125.00 and the last sale price per share of TRW common stock was $56.98. On August 13, 2002, the last full trading day prior to the date of this joint proxy statement/prospectus, the last sale price per share of Northrop Grumman common stock on the New York Stock Exchange was $111.56 and the last sale price per share of TRW common stock was $54.35.

Stockholders should obtain current market quotations for Northrop Grumman and TRW common stock before making any decision regarding the merger or the other matters described in this joint proxy statement/prospectus.

INFORMATION ABOUT NORTHROP GRUMMAN AND TRW

Northrop Grumman

Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, military aircraft, information technology, systems integration and nuclear and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. While Northrop Grumman is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix. It is common in the defense industry for work on major programs to be shared among a number of companies. A company competing to be a prime contractor may, upon ultimate award of the contract, turn out to be a subcontractor. It is not uncommon to compete with customers, and simultaneously on other contracts, to be either a supplier to or a customer of such competitor. The nature of major defense programs, conducted under binding contracts, allows companies that perform well to benefit from a level of program continuity unknown in many industries. While Northrop Grumman conducts most of its business with the United States government, principally the Department of Defense, domestic and international commercial sales still represent a significant portion of Northrop Grumman’s business.

Northrop Grumman is aligned into six business sectors as follows:

Electronic Systems.    This sector includes the design, development, manufacture and integration of a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistics systems, space systems, and automation and information systems. Significant programs include fire control radars for the F-16 and F-22 fighter aircraft and the Longbow Apache helicopter, the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT brilliant anti-armor submunition. This sector also provides tactical military radars and country-wide air defense systems, plus airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. The sector includes the advanced electronics businesses, which design, develop and manufacture inertial navigation, guidance and control, IFF (identification friend or foe), and marine electronic systems, and provide electronic warfare systems and integrated avionics systems and shipboard information and communication systems. The United States government is a significant customer.

Information Technology.    This sector includes the design, development, operation and support of computer systems for scientific and management information. Information Technology has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the United States Navy’s AEGIS class destroyer, and also provides mission planning for the United States Navy, Air Force and Special Operations Command. Information Technology provides base operations support for NASA’s Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Information Technology provides information technology services to commercial customers and to the other Northrop Grumman sectors. Information Technology includes the information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services, primarily for government customers.

Integrated Systems.    This sector includes the design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. Integrated Systems is the prime contractor for the Joint STARS advanced airborne targeting and battle management system, the United States Air Force’s B-2 Spirit stealth bomber, unmanned vehicles including the Global Hawk, and the EA-6B Prowler electronic countermeasures aircraft, and is upgrading the E-2C Hawkeye early warning aircraft. Integrated Systems also has a principal role in producing the United States Navy’s F/A18 Hornet strike fighter and in the development and future production of the F-35 Joint Strike Fighter.

Ship Systems.    This sector is engaged in building large multimission non-nuclear surface ships for the United States Navy as well as for other government and commercial customers worldwide and is a provider of overhaul, repair, modernization, ship design and engineering services. The United States government is a significant customer.

Newport News.    Newport News is the largest non-government-owned shipyard in the United States, as measured by each of revenues, size of facilities and number of employees. Its primary business is the design, construction, repair, maintenance, overhaul, life-cycle support and refueling of nuclear-powered aircraft carriers and the design, life-cycle support and construction of nuclear powered submarines for the United States Navy.

Component Technologies.    This sector includes international suppliers of complex backplanes, connectors, laser crystals, solder materials, specialty products and other electronic components used primarily in the telecommunications, industrial and computer markets.

The principal executive offices of Northrop Grumman are located at 1840 Century Park East, Los Angeles, California 90067, and its telephone number is (310) 553-6262.

Additional information concerning Northrop Grumman is included in the reports Northrop Grumman periodically files with the SEC. See “ADDITIONAL INFORMATION” beginning on page 103.

TRW

TRW is a United States-based international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the United States government in the Automotive, Information Systems, Defense and Aerospace markets. TRW currently operates its business in the following four operating segments:

Automotive.    TRW’s Automotive segment designs, manufactures and sells a broad range of steering, suspension, braking, engine, safety, electronic, engineered fastening and other components and systems for passenger cars, light trucks and commercial vehicles. The principal products are:

•	inflatable restraint, seat belt and steering wheel systems;

•	braking systems and related products;

•	steering and suspension systems and components;

•	chassis modules and integrated vehicle control systems;

•	vehicle dynamic control systems and electronics;

•	access, security and safety electronics systems;

•	display and heating, ventilating and air conditioning electronics;

•	engineered and plastic fasteners and precision plastic moldings and assemblies;

•	engine components and systems;

•	commercial steering systems and components; and

•	aftermarket operations, including parts, service and technical and diagnostic support.

TRW sells its automotive products primarily to automotive original equipment manufacturers in North and South America, Europe and the Asia Pacific region. In addition, TRW sells some of its automotive components for use as aftermarket and service parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks. TRW’s commercial steering systems and components are sold to heavy-duty vehicle manufacturers in North and South America, Europe and the Asia Pacific region.

Systems.    TRW’s Systems segment offers its customers systems engineering, systems integration, software development, modeling and simulation, testing and evaluation, training and information technology for high technology systems, products and services in the fields of:

•	strategic missiles;

•	intelligence management and processing;

•	command, control and communications;

•	missile and air defense;

•	airborne reconnaissance;

•	homeland security;

•	public safety and transportation;

•	logistics and training;

•	health and human services;

•	integrated supply chain;

•	tax systems; and

•	air traffic control.

The programs and services offered by TRW’s Systems segment are sold to the United States government and its agencies, state and local government agencies, foreign governments and commercial customers. TRW’s Systems segment also performs diverse testing and general research projects related to many of its products and services under both private and United States government contracts.

Space & Electronics.    TRW’s Space & Electronics segment focuses on the design and manufacture of:

•	spacecraft systems and subsystems;

•	electronic systems, including communication systems for space and defense;

•	commercial telecommunications products;

•	gallium arsenide and indium phosphide advanced semiconductors for satellite and telecommunications applications;

•	digital broadband space payloads;

•	space science instruments;

•	advanced avionics systems;

•	high energy laser systems; and

•	spacecraft products, including solar arrays and reflectors.

TRW’s Space & Electronics segment also offers systems engineering and advanced technology research and development services to its customers. TRW’s Space & Electronics segment sells its products and services primarily to the United States government for both military and civilian applications, as well as to international and commercial customers.

Aeronautical Systems.    TRW’s Aeronautical Systems segment designs and manufactures high integrity systems and equipment, and provides services, in the following product areas:

•	equipment services, including spares and maintenance, repair and overhaul;

•	flight controls;

•	engine controls;

•	cargo systems;

•	power generation and management;

•	missile actuation; and

•	hoists and winches.

TRW sells its Aeronautical Systems and services to the world’s major airlines and aircraft producers, as well as to the United States government and international governments and agencies.

TRW has entered into an agreement to sell the Aeronautical Systems business to Goodrich Corporation, as described above in the Summary section under the heading “Sale of Aeronautical Business,” and TRW will no longer operate this segment of its business upon the closing of that sale.

The principal executive offices of TRW are located at 1900 Richmond Road, Cleveland, Ohio 44124 and its telephone number is (216) 291-7000.

Additional information concerning TRW is included in the reports TRW periodically files with the SEC. See “ADDITIONAL INFORMATION” beginning on page 103.

THE NORTHROP MEETING

General Information

This joint proxy statement/prospectus is being delivered to Northrop Grumman stockholders in connection with the solicitation of the enclosed BLUE proxy by the board of directors of Northrop Grumman for use at the Northrop Meeting.

Matter to be Considered at the Northrop Meeting

At the Northrop Meeting, Northrop Grumman stockholders will be asked to consider and vote on a proposal to approve the issuance of the shares of Northrop Grumman common stock pursuant to the merger (including shares to be issued upon exercise of TRW options deemed assumed by Northrop Grumman, or issued upon conversion of TRW restricted stock or restricted stock units, pursuant to the merger agreement).

Record Date; Stockholders Entitled to Vote

Only Northrop Grumman stockholders of record at the close of business on [                    ], 2002, the record date for the Northrop Meeting, are entitled to notice of, and to vote at, the Northrop Meeting. As of the close of business on the record date, there were [            ] shares of Northrop Grumman common stock outstanding and entitled to vote. Each Northrop Grumman stockholder is entitled to one vote per share of Northrop Grumman common stock held as of the record date.

Voting and Revocation of Proxies

Northrop Grumman stockholders are requested to complete, date and sign the enclosed BLUE proxy card and promptly return it in the accompanying envelope or otherwise mail it to Northrop Grumman. All properly completed proxies received by Northrop Grumman before the Northrop Meeting that are not validly revoked will be voted at the Northrop Meeting in accordance with the instructions indicated on the proxies or, if no instructions are given, proxies will be voted to approve the issuance of the shares of Northrop Grumman common stock pursuant to the merger. Northrop Grumman stockholders also may vote by calling the toll-free telephone number on the BLUE proxy card or vote over the internet by following the instructions for internet voting on the proxy card. Northrop Grumman stockholders may vote in person at the Northrop Meeting by delivering a completed BLUE proxy card at the meeting or by using the written ballots which will be available to any Northrop Grumman stockholder who desires to vote in person at the Northrop Meeting.

Northrop Grumman stockholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a legal proxy from the nominee holding the Northrop Grumman shares. In addition, such Northrop Grumman stockholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the Northrop Grumman shares.

Any proxy given by a Northrop Grumman stockholder may be revoked at any time before it is voted at the Northrop Meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the first proxy to Northrop Grumman’s Corporate Secretary stating that the first proxy is revoked;

•	signing and delivering a BLUE proxy card relating to the same shares and bearing a later date than the date of the previous proxy;

•	voting by telephone or over the internet at a later date than the date of the previous proxy; or

•	attending the Northrop Meeting and voting in person.

However, any Northrop Grumman stockholder who beneficially owns Northrop Grumman shares through a broker, trustee, bank or other nominee holder will need to check with the broker, trustee, bank or other nominee holder who holds the shares on the stockholder’s behalf to determine how to change a vote.

The matter to be considered at the Northrop Meeting is of great importance to Northrop Grumman stockholders. Accordingly, Northrop Grumman stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus and to either complete, date, sign and promptly return the enclosed BLUE proxy card in the enclosed postage-paid envelope or to vote by telephone or over the internet, as described on the BLUE proxy card.

Proxy Solicitation

In addition to this mailing, Northrop Grumman directors, officers, employees and representatives may solicit proxies personally, electronically or by telephone. Northrop Grumman also has retained D.F. King & Co., Inc. as its proxy solicitor and information agent in connection with the Northrop Meeting, for which D.F. King will receive a fee of approximately $20,000 plus reimbursement of out-of-pocket expenses. Northrop Grumman has agreed to indemnify D.F. King against various liabilities and expenses in connection with the merger, including various liabilities under United States federal securities laws.

Northrop Grumman has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward Northrop Grumman’s proxy solicitation materials to the beneficial owners of the Northrop Grumman shares held of record by such nominee holders. Northrop Grumman will reimburse these nominee holders for customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder Vote Required to Approve the Issuance of Stock

The approval of the issuance of the shares of Northrop Grumman common stock pursuant to the merger requires the affirmative vote of a majority of the votes cast at the Northrop Meeting in person or by proxy, assuming a quorum is present.

A quorum at the Northrop Meeting requires the presence in person or by proxy of Northrop Grumman stockholders entitled to cast at least a majority of the votes that all Northrop Grumman stockholders are entitled to cast at the Northrop Meeting. Both abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum.

Brokers who hold shares of Northrop Grumman common stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion, if permitted by the stock exchange or other organization of which the broker is a member. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to routine matters, such as the election of directors, if the clients have not furnished voting instructions within ten days of the meeting. Certain non-routine matters, such as the proposal to be brought before the Northrop Meeting, are considered “non-discretionary” matters and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker is not authorized to vote a client’s shares on a proposal at a meeting and does not receive instructions regarding how to vote from the client, the missing votes are referred to as “broker non-votes.”

Since the required vote of the Northrop Grumman stockholders with respect to the proposed issuance of Northrop Grumman common stock is based upon a percentage of the votes cast at the Northrop Meeting, rather than upon a percentage of the total number of outstanding shares of Northrop Grumman common stock, abstentions and “broker non-votes” will have no effect on the outcome of this proposal, assuming a quorum is present.

Representatives of Northrop Grumman’s principal accountants, Deloitte & Touche LLP are not expected to be present at the Northrop Meeting.

THE TRW MEETING

General Information

This joint proxy statement/prospectus is being delivered to TRW shareholders in connection with the solicitation of the enclosed YELLOW proxy by TRW’s board of directors for use at the TRW Meeting.

Matter to be Considered at the TRW Meeting

At the TRW Meeting, TRW shareholders will be asked to consider and vote upon the adoption of the merger agreement.

Record Date; Shareholders Entitled to Vote

Only TRW shareholders of record at the close of business on [                    ], 2002, the record date for the TRW Meeting, are entitled to notice of, and to vote at, the TRW Meeting. As of the close of business on the record date, there were [                    ] shares of TRW common stock outstanding and entitled to vote. Each TRW shareholder is entitled to one vote for each share of TRW common stock held as of the record date.

Voting and Revocation of Proxies

TRW shareholders are requested to complete, date and sign the enclosed YELLOW proxy card and promptly return it to Corporate Election Services in the accompanying envelope or otherwise mail it to Corporate Election Services, P.O. Box 1150, Pittsburgh, Pennsylvania 15230. All properly completed proxies received by TRW before the TRW Meeting that are not validly revoked will be voted at the TRW Meeting in accordance with the instructions indicated on the proxies or, if no instructions are given, to adopt the merger agreement. TRW shareholders also may vote by calling the toll-free telephone number on the YELLOW proxy card or over the internet by following the instructions on the proxy card. In addition, TRW shareholders may vote in person at the TRW Meeting by delivering a completed YELLOW proxy card at the meeting. TRW will pass out written ballots to any shareholder who desires to vote in person at the TRW Meeting.

TRW shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such shareholder may vote in person at the meeting by obtaining a legal proxy from the nominee holding the TRW shares. In addition to voting in person, such TRW shareholders may vote by proxy by completing and signing the voting instruction card provided to them by the nominee holding the TRW shares.

Any proxy given by a TRW shareholder may be revoked at any time before it is exercised at the TRW Meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the first proxy to the Secretary of TRW, stating that the first proxy is revoked;

•	signing and delivering a YELLOW proxy relating to the same shares and bearing a later date than the date of the previous proxy;

•	submitting a telephone or internet proxy at a later date than the date of the previous proxy; or

•	attending the TRW Meeting and voting in person.

However, any TRW shareholder who beneficially owns TRW shares through a broker, trustee, bank or other nominee holder will need to check with the broker, trustee, bank or other nominee that holds the shares on his or her behalf to determine how to change a vote.

Additional information for voting by participants in TRW’s stock-based employee plans is set forth below under the heading “—TRW Employee Plan Voting.”

The matter to be considered at the TRW Meeting is of great importance to TRW shareholders. Accordingly, TRW shareholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus and to either complete, date, sign and promptly return the enclosed YELLOW proxy card in the enclosed postage-paid envelope or to vote by telephone or over the internet.

TRW shareholders should not send in their TRW stock certificates with their proxy cards. Instead, TRW shareholders should send in their stock certificates with their completed letters of transmittal, which will be distributed in a separate mailing should the merger be completed. For more information regarding the procedures for completing the letters of transmittal and exchanging TRW stock certificates for Northrop Grumman stock certificates, please see the section entitled “THE MERGER AGREEMENT – Procedures for Exchanging TRW Common Stock” on page 66.

TRW Employee Plan Voting

Certain TRW shares are held for the benefit of plan participants of The TRW Employee Stock Ownership and Savings Plan (referred to as the “US Plan”), the TRW Canada Stock Savings Plan (referred to as the “Canada Plan”), and the TRW UK Share Purchase Plan (referred to as the “UK Plan” and together with the US Plan and the Canada Plan, the “Plans”). The Plans contain pass-through voting provisions for the participants of the Plans, with TRW shares that are allocated to a participant’s account voted in accordance with the instructions of the participant by the trustees of the respective Plan responsible for voting (the “Trustees”).

Participants in the Plans can only vote TRW shares held in the Plans on their behalf by instructing the relevant trustee on a trustee’s voting instruction card provided to participants for that purpose.

US Plan

With respect to TRW shares held in the US Plan, TRW shares allocated to a participant who signs a voting instruction card but does not indicate or give instructions how such shares are to be voted, will be voted by the Trustees of such Plan in accordance with the Trustees’ fiduciary judgment. In the event the Trustees of the US Plan determine, in the exercise of their fiduciary responsibilities under ERISA, they cannot follow a participant’s instructions, or a participant does not return or properly complete the voting instruction card, the Trustees will vote the shares allocated to such participant’s account in accordance with their fiduciary judgment.

In order to permit sufficient time to tabulate voting instruction cards, a participant’s instructions must be received no later than [                    ], 2002.

Canada Plan

With respect to TRW shares held in the Canada Plan, TRW shares allocated to a participant who signs a voting instruction card but does not indicate or give instructions how such shares are to be voted will not be voted by the Trustee of the Canada Plan. In the event a participant does not return or sign a voting instruction card, the shares allocated to such participant’s account will not be voted at the TRW Meeting.

In order to permit sufficient time to tabulate voting instruction cards, a participant’s instructions must be received no later than [                    ], 2002.

UK Plan

With respect to TRW shares held in the UK Plan, TRW shares allocated to a participant who signs a voting instruction card but does not indicate or give instructions how such shares are to be voted will not be voted by the Trustee of the UK Plan. In the event a participant does not return or sign a voting instruction card, the shares allocated to such participant’s account will not be voted at the TRW Meeting.

In order to permit sufficient time to tabulate voting instruction cards, a participant’s instructions must be received no later than [                    ], 2002.

Proxy Solicitation

In addition to this mailing, directors and employees of TRW may solicit proxies personally, electronically or by telephone, none of whom will receive additional compensation for such solicitation.

TRW has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward TRW’s proxy solicitation materials to the beneficial owners of the TRW shares they hold of record. TRW will reimburse these record holders for customary clerical and mailing expenses incurred in forwarding these materials to their customers.

TRW has retained Georgeson Shareholder Communications, Inc. for proxy solicitation and information agent services in connection with the TRW Meeting. Georgeson will receive a fee of approximately $75,000.00 for its services and reimbursement of out-of-pocket expenses in connection therewith. TRW has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. Georgeson will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

TRW Shareholder Vote Required to Adopt the Merger Agreement

Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the total outstanding shares of TRW common stock.

A quorum at the TRW Meeting requires the presence in person or by proxy of TRW shareholders holding at least 35% of the voting power of TRW at the TRW Meeting. Both abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum.

Brokers who hold shares of TRW common stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion, if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to routine matters, such as the election of directors, if the clients have not furnished voting instructions within ten days of the meeting. Certain non-routine matters, such as the proposals to be brought before the TRW Meeting are considered “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker is not authorized to vote a client’s shares on a proposal at a meeting and does not receive instructions regarding how to vote from their client, the missing votes are referred to as “broker non-votes.”

Since the required vote with respect to the proposed adoption of the merger agreement is based upon a percentage of the total voting power entitled to vote on the proposal rather than upon a percentage of the TRW shares actually present or voted in person or by proxy at the TRW Meeting, abstentions and “broker non-votes” will have the same effect as a vote against adoption of the merger agreement.

THE MERGER

General

Northrop Grumman and TRW have entered into a merger agreement which provides for the merger of Richmond Acquisition Corp., an Ohio corporation and wholly-owned subsidiary of Northrop Grumman, with and into TRW, with TRW surviving the merger as a wholly-owned subsidiary of Northrop Grumman. In the merger, each share of common stock of TRW will be converted into the right to receive a number of shares of Northrop Grumman common stock equal to the exchange ratio. The exchange ratio will be determined by dividing $60.00 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange for the five consecutive trading days ending on (and including) the second trading day before the closing date of the merger. However, in no event will the exchange ratio be greater than 0.5357 ($60.00/$112.00) or less than 0.4348 ($60.00/$138.00).

Northrop Grumman’s Reasons for the Merger; Recommendation of Northrop Grumman’s Board of Directors

Northrop Grumman’s board of directors believes that the merger represents an opportunity to enhance value for Northrop Grumman stockholders. The decision of Northrop Grumman’s board of directors to enter into the merger agreement and to recommend that Northrop Grumman stockholders approve the issuance of the shares of Northrop Grumman common stock to be issued pursuant to the merger (including shares to be issued upon exercise of TRW options deemed assumed by Northrop Grumman, or issued upon conversion of TRW restricted stock or restricted stock units, pursuant to the merger agreement) was the result of careful consideration by the board of directors of numerous factors, including, without limitation, the following:

•	Access to New Product Areas. TRW’s proprietary technology and products will provide Northrop Grumman with technology and products to complement Northrop Grumman’s existing technology and products.

•
Increased Diversification into New Markets.    The combination of Northrop Grumman and TRW provides the affiliated entities with the opportunity for diversification into new markets and access to new customer elements of the United States Department of Defense and other federal agencies.

•
Increased Market Presence and Opportunities.    The combination of Northrop Grumman and TRW provides the affiliated entities with increased market presence and opportunities for growth that could allow them to better respond to the needs of customers, the increased competitiveness of the marketplace and any opportunities that changes in the market for their respective products might bring.

•	Product Mix. The complementary nature of Northrop Grumman’s and TRW’s products and services will benefit clients of both companies.

•	Operating Efficiencies. The combination of Northrop Grumman and TRW provides the opportunity for potential economies of scale and cost savings.

Northrop Grumman’s board of directors (with one director absent) has unanimously approved the merger agreement and believes that the exchange ratio is fair, from a financial point of view, to Northrop Grumman stockholders.

Accordingly, Northrop Grumman’s board of directors recommends that Northrop Grumman stockholders vote “FOR” the issuance of the shares of Northrop Grumman common stock pursuant to the merger.

TRW’s Reasons for the Merger; Recommendation of TRW’s Board of Directors

TRW’s board of directors (with one director absent) has unanimously determined that the merger agreement with Northrop Grumman is fair to and in the best interests of TRW shareholders. TRW’s board of directors believes that the merger represents an opportunity to enhance value for TRW shareholders. The decision of TRW’s board of directors to approve and enter into the merger agreement and to recommend that TRW shareholders adopt the merger agreement was the result of careful consideration of numerous factors by the board of directors, including, without limitation, the following:

•	The value to TRW shareholders of the Northrop Grumman offer, including the fairness to shareholders of the financial terms of the offer;

•
A comparison of the financial terms and the other terms and conditions of the proposed merger agreement with Northrop Grumman and the proposals provided by the other bidders as well as TRW’s value enhancement plan;

•	The effect of the merger on employees of TRW; and

•	The operational synergies and other business benefits offered by a transaction with Northrop Grumman.

The deliberations of the TRW board included consideration of the following factors which are generally positive:

•
Exchange Ratio Premium.    The midpoint of the exchange ratio collar ($60.00/$125.00) represents a premium over selected historical exchange ratios of TRW common stock to Northrop Grumman common stock. The implied exchange ratio premium of the Northrop Grumman offer at the midpoint of the exchange ratio collar is 23.1% with respect to the implied historical exchange ratio as of February 15, 2001, the last trading day immediately preceding the announcement of the resignation of TRW’s former chief executive officer, 42.1% with respect to the implied historical exchange ratio as of February 21, 2002, the last trading day immediately preceding the announcement of Northrop Grumman’s initial unsolicited proposal, and 14.1% with respect to the average implied exchange ratio for the twelve-month period ended February 21, 2002.

•
Collar.    The exchange ratio pursuant to the merger agreement is subject to a “collar,” which provides that if the average reported closing price per share of Northrop Grumman common stock on the New York Stock Exchange for the five consecutive trading days ending on (and including) the second trading day prior to the closing of the merger is at least $112.00 per share but not more than $138.00 per share, the exchange ratio is designed to provide $60.00 in value of Northrop Grumman common stock for each share of TRW common stock. In the event that the average reported closing price per share of Northrop Grumman common stock is less than $112.00 or more than $138.00, TRW shareholders will receive 0.5357 or 0.4348 of a share of Northrop Grumman common stock, respectively. TRW shareholders may benefit from this collar because:

•
TRW shareholders should expect to receive $60.00 in value of Northrop Grumman common stock if the average closing price of a share of Northrop Grumman common stock remains between $112.00 and $138.00 during the relevant pricing period, which would not have been the case had the exchange ratio been fixed at the lowest ratio provided by the collar; and

•
TRW shareholders benefit from any increase in the average closing price of a share of Northrop Grumman common stock above $138.00 during the relevant pricing period, which would not have been the case had the consideration been based on a fixed value.

•
Fairness Opinions.    The opinion of each of Goldman Sachs and Credit Suisse First Boston delivered to the TRW board on June 30, 2002, to the effect that, as of that date and based on and subject to the assumptions, qualifications and limitations described in their respective opinions, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the holders of TRW common stock other than Northrop Grumman and its affiliates. Copies of the written opinions of Goldman Sachs and Credit Suisse First Boston, each dated June 30, 2002, which set forth the procedures followed, assumptions made, matters considered and the limitations on the reviews undertaken by each of Goldman Sachs and Credit Suisse First Boston in connection with their respective opinions, are attached as Annexes D and E, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. TRW shareholders are urged to read the Goldman Sachs and Credit Suisse First Boston opinions in their entirety.

•
Independence Risks.    The strategic and operational risks associated with TRW remaining independent pursuant to TRW’s value enhancement plan and the range of values TRW shareholders might receive if the value enhancement plan were implemented include:

•
risks associated with the separation of TRW’s operations, including the risks relating to the costs incurred in connection with the spin off of TRW’s Automotive business, the risk that the spin off could be taxable if certain events occurred and the risks relating to the fluctuation of the stock price of the shares of the Automotive business distributed in the spin off;

•	risks associated with increased competition in the Space, Defense, Information Systems and Automotive industries; and

•	risks associated with recruiting a chief executive officer to replace TRW’s former chief executive officer, whose unexpected resignation was announced on February 19, 2002.

•
Strategic Alternatives.    The consideration, with TRW management and Goldman Sachs and Credit Suisse First Boston, of strategic alternatives, including remaining a stand-alone business and separating its business units.

•
Process.    The results of the thorough process for seeking business combination proposals conducted by TRW and its independent financial advisers, pursuant to which interested parties signed confidentiality agreements, met with TRW management and reviewed confidential information about TRW and its business, and TRW received proposals for business combinations from certain interested parties.

•
Proposals.    The overall assessment of each of the proposals submitted by interested parties to TRW as part of its formal solicitation process, taking into account the value and risks associated with each of the proposals.

•
Due Diligence.    The TRW board’s review of public disclosures by and about the business, financial condition and current business strategy of Northrop Grumman, the due diligence review by TRW management and TRW’s financial, legal and accounting advisers of Northrop Grumman and its businesses and Northrop Grumman’s historical stock price performance.

•
Opportunities for Shareholders.    The fact that, after giving effect to the sale of TRW’s Aeronautical Systems business, the merger will present an opportunity for TRW shareholders to participate in a company that is the nation’s second largest defense contractor and, as shareholders of the combined business, to benefit from the following:

•
Any future growth of a combined business that has expertise as a prime or platform contractor in ships, carriers and submarines, piloted and unpiloted aircraft, and satellite systems supporting national security; and

•
The greater opportunity to participate, as a larger, more capable company following the merger, in the expected increased expenditures for United States defense procurement and research, development, test and evaluation, the budget for which is projected to increase at a 7.2% compound annual growth rate through 2006.

•	Northrop Grumman’s Experience. Northrop Grumman’s experience in delivering stockholder value, integrating businesses and successfully executing strategies.

•	Terms and Conditions. The structure of the transaction and the terms and conditions of the proposed combination of Northrop Grumman and TRW, including:

•
the terms of the merger agreement, including the fact that the merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code and is therefore not expected to be taxable to the shareholders of TRW (other than with respect to cash received in lieu of fractional shares);

•	the ability of TRW, prior to the consummation of the merger, to consider and negotiate unsolicited third party business combination proposals, subject to certain conditions;

•
the right of TRW’s board, prior to the consummation of the merger, to terminate the merger agreement and accept a superior proposal, subject to the satisfaction of certain conditions and the payment of a termination fee to Northrop Grumman;

•	the ability of TRW, prior to the consummation of the merger, to take further steps to effect the separation of TRW’s Automotive business; and

•
the ability to consummate the merger within a reasonable period of time, including the likelihood of receiving necessary regulatory approvals in light of the commitments made by Northrop Grumman pursuant to the terms of the merger agreement in seeking such approvals and TRW management’s assessment of the regulatory environment in the United States, Europe and the rest of the world.

The TRW board also identified and considered the following potentially negative factors in its deliberations:

•	Collar. The “collar” may negatively affect TRW shareholders in the following manner:

•
TRW shareholders should expect to only receive $60.00 in value of Northrop Grumman common stock if the average closing price of a share of Northrop Grumman common stock is between $112.00 and $138.00 during the relevant pricing period, which would not have been the case had the exchange ratio been fixed at the highest ratio provided by the collar; and

•
TRW shareholders will be adversely affected by any decrease in the average closing price of a share of Northrop Grumman common stock below $112.00 during the relevant pricing period, which would not have been the case had the consideration been based on a fixed value not subject to a collar.

•
Disruptions.    The possible disruption to TRW’s businesses that may result from the announcement of the transaction and the resulting distraction of management attention from the day-to-day operations of TRW’s businesses.

•
Integration Risks.    The difficulty inherent in integrating two businesses and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the transaction might not be fully realized.

•	Operating Restrictions. The restrictions contained in the merger agreement on the operation of TRW’s businesses during the period between the signing of the agreement and the completion of the merger.

•
Termination Fee.    The $275 million termination fee to be paid to Northrop Grumman if the merger agreement is terminated under circumstances specified in the merger agreement. See “THE MERGER AGREEMENT—Termination Fee” on page 74.

•	Consummation Risk. The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of TRW’s common stock;

•	TRW’s operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to make a termination payment; and

•	TRW’s ability to attract and retain key personnel, including a chief executive officer.

•	Regulatory. The possibility of significant costs, delays and non-consummation of the merger resulting from seeking regulatory approvals necessary for the consummation of the merger.

In its consideration of the proposed merger, TRW’s board of directors also reviewed information relating to the two companies and the proposed merger, including:

•	Historical information concerning Northrop Grumman’s and TRW’s respective businesses, financial performance and condition, operations, technology, management and competitive position;

•	TRW’s management’s views as to the financial condition, results of operations and businesses of Northrop Grumman and TRW before and after giving effect to the merger;

•	Current financial market conditions and historical market prices, volatility and trading information with respect to Northrop Grumman common stock and TRW common stock; and

•	Discussions with TRW’s senior management and financial advisers as to the result of their due diligence review of Northrop Grumman.

Although the foregoing discussion sets forth all of the material factors considered by TRW’s board of directors in reaching its recommendation, it may not include all of the factors considered by the board, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole and at numerous meetings.

TRW’s board of directors (with one director absent) has unanimously determined that the merger agreement with Northrop Grumman is fair to and in the best interests of TRW’s shareholders and believes that the merger represents an opportunity to enhance value for TRW’s shareholders.

Accordingly, TRW’s board of directors (with one director absent) unanimously recommends that the TRW shareholders vote FOR adoption of the merger agreement.

In considering the recommendation of TRW’s board of directors with respect to the merger agreement, you should be aware that certain directors and officers of TRW have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of TRW shareholders generally. See “THE MERGER—Interests of TRW Directors and Executive Officers in the Merger” on page 54.

Background of the Merger

From time to time, Northrop Grumman and TRW have had informal discussions regarding possible business combination transactions, including in-depth discussions between August and December 1998. No agreement, however, was reached during that time period. Between 1999 and 2001, there were limited contacts between Northrop Grumman and TRW, but no substantive discussions occurred.

In early October 2001, Mr. Kent Kresa, the Chief Executive Officer of Northrop Grumman, had one brief meeting and one telephone conversation with Mr. David M. Cote, then the Chairman, President and Chief Executive Officer of TRW, regarding possible discussions for a combination of the two companies. No discussions were pursued at that time.

On February 19, 2002, Northrop Grumman learned that Mr. Cote had resigned. Northrop Grumman determined that TRW’s board of directors and shareholders might view favorably a merger or other combination of Northrop Grumman and TRW in view of the leadership issues arising from Mr. Cote’s resignation.

On February 21, 2002, Northrop Grumman made a proposal to provide all of TRW’s shareholders with $47.00 in Northrop Grumman common stock for each share of TRW common stock, to be received in a tax-free merger transaction. On February 22, 2002, Northrop Grumman publicly disclosed the proposal.

On February 22, 2002, TRW’s board of directors met with TRW’s management and TRW’s financial adviser, Goldman Sachs, and TRW’s legal adviser, Skadden, Arps, Slate, Meagher & Flom LLP, to discuss Northrop Grumman’s proposal.

On February 28, 2002, TRW’s board of directors met with TRW’s management and TRW’s financial advisers, Goldman Sachs and Credit Suisse First Boston, and TRW’s legal adviser to further assess Northrop Grumman’s proposal. The board reviewed, among other things, Northrop Grumman’s proposal, strategic alternatives and business opportunities available to TRW with its management and financial and legal advisers.

On March 3, 2002, TRW’s board of directors met again to consider further and to discuss the response to Northrop Grumman’s proposal. At the meeting, TRW’s board reviewed the strategic alternatives and business opportunities considered at the February 28, 2002 meeting. After careful consideration, including consultation with financial and legal advisers, the board unanimously concluded that Northrop Grumman’s $47.00 per share proposal was financially inadequate.

On March 4, 2002, Northrop Grumman commenced an offer to exchange all of the outstanding shares of TRW common stock for $47.00 in value of Northrop Grumman common stock per share of TRW common stock, based on a formula and subject to a collar. Northrop Grumman also offered to exchange Northrop Grumman common stock for shares of TRW convertible preferred stock based on a specified exchange ratio.

On March 4, 2002, Northrop Grumman also sent a letter to TRW requesting that TRW call a special meeting of TRW shareholders pursuant to Ohio’s control share acquisition law. Under the Ohio control share acquisition law, Northrop Grumman was prohibited from acquiring 20% or more of TRW’s outstanding capital stock pursuant to the offer to exchange without first obtaining the approval of TRW’s shareholders at a special meeting called for that purpose. A special meeting of TRW shareholders pursuant to the Ohio control share acquisition law was called by TRW in response to Northrop Grumman’s request and subsequently was held on May 3, 2002, as described below.

On March 4, 2002, Northrop Grumman filed a lawsuit in the United States District Court for the Northern District of Ohio against TRW, the Attorney General of Ohio, and the Director of Ohio’s Department of Commerce. The lawsuit, which was filed contemporaneously with Northrop Grumman’s commencement of the exchange offer, challenged the constitutionality of Ohio’s anti-takeover statutes. On the same date, TRW filed a lawsuit in the United States District Court for the Southern District of Ohio against Northrop Grumman, the Attorney General of Ohio, the Director of Ohio’s Department of Commerce and the Commissioner of Ohio’s Division of Securities. The lawsuit filed by TRW sought a judgment that Ohio’s anti-takeover statutes are constitutional.

On March 8, 2002, TRW’s board of directors met with TRW’s management and TRW’s legal and financial advisers to discuss, among other matters, Northrop Grumman’s offer and Northrop Grumman’s preliminary proxy statement to solicit shareholder approval of Northrop Grumman’s acquisition of TRW’s outstanding capital stock in accordance with Ohio law.

On March 11, 2002, Northrop Grumman filed notification with the U.S. Department of Justice and the Federal Trade Commission of its intention to acquire TRW, in compliance with the Premerger Notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. TRW filed its required forms with the United States Department of Justice and the Federal Trade Commission on March 26, 2002. On April 10, 2002, Northrop Grumman and TRW each received a request for additional information from the United States Department of Justice.

On March 12, 2002, TRW’s board of directors held a special meeting to review Northrop Grumman’s offer with management and TRW’s legal and financial advisers. After discussion with TRW’s management and its legal and financial advisers, TRW’s board of directors unanimously rejected Northrop Grumman’s offer. Based on the assessment of TRW’s management, after consultation with TRW’s financial advisers, that TRW’s businesses in the aggregate had greater value than the offer, TRW’s board directed management as part of its value enhancement plan to accelerate its plan to reduce TRW’s indebtedness and then separate the Automotive business from TRW’s other businesses. Accordingly, on March 13, 2002, TRW’s board of directors issued a press release announcing the TRW board’s unanimous rejection of Northrop Grumman’s offer to exchange and filed a statement with the SEC recommending that TRW shareholders reject Northrop Grumman’s offer to exchange. The same press release also announced TRW’s value enhancement plan.

On March 18, 2002, Northrop Grumman filed a preliminary proxy statement in connection with TRW’s annual shareholder meeting. The Northrop Grumman proxy statement (as filed in definitive form on April 1, 2002) stated that Northrop Grumman intended to propose three shareholder resolutions at TRW’s annual shareholder meeting. The first resolution related to TRW providing Northrop Grumman non-public information relating to TRW, the second resolution related to a request that TRW establish a committee of “independent directors” to evaluate Northrop Grumman’s offer, and the third resolution related to the TRW shareholders’ ability to decide for themselves whether to exchange their TRW shares in Northrop Grumman’s offer.

On March 22, 2002, TRW’s board of directors met with TRW’s management and TRW’s legal and financial advisers to discuss, among other matters, the Northrop Grumman shareholder proposals. After discussion with TRW’s management and its legal and financial advisers, the board of directors unanimously determined that Northrop Grumman’s three shareholder proposals were not consistent with the board of directors’ objective of enhancing shareholder value and were not in the best interests of TRW’s shareholders.

On March 29, 2002, Northrop Grumman announced that it was extending its exchange offer until midnight on April 12, 2002.

On April 2, 2002, TRW began mailing to its shareholders a supplement to its proxy statement for its annual meeting of shareholders setting forth the recommendation of TRW’s board of directors that TRW’s shareholders vote against Northrop Grumman’s three shareholder proposals and the reasons for such recommendation.

On April 5, 2002, TRW’s board of directors held a special meeting at which it discussed, among other matters, pro forma financial information for TRW’s proxy materials.

On April 15, 2002, Northrop Grumman amended its offer to exchange by (a) increasing its offer to exchange from $47.00 to $53.00 in value of Northrop Grumman common stock per share of TRW common stock, based on a formula and subject to a collar, (b)  extending the offer to exchange from April 12, 2002 to May 3, 2002 and  (c) adding a new condition to the offer to exchange requiring completion of a due diligence investigation of non-public information regarding TRW by Northrop Grumman.

On April 15, 2002, TRW’s board of directors held a special meeting at which the board, among other matters, began to review the terms of Northrop Grumman’s revised offer with management and TRW’s legal and financial advisers.

On April 16, 2002, TRW’s board of directors held another special meeting to review Northrop Grumman’s revised offer with management and TRW’s legal and financial advisers. At the meeting, TRW’s board of directors again considered TRW’s strategic alternatives. After discussion with TRW’s management and its legal and financial advisers, TRW’s board of directors unanimously determined that Northrop Grumman’s revised offer was inadequate.

On April 17, 2002, TRW issued a press release announcing the board’s rejection of Northrop Grumman’s revised offer. TRW’s board of directors authorized management and its advisers to initiate a process to explore all strategic alternatives to create shareholder value at levels above Northrop Grumman’s revised offer. In addition, TRW’s board of directors authorized management to make certain confidential information relating to TRW available to third parties, including Northrop Grumman, upon the execution by such third parties of a confidentiality agreement satisfactory to TRW.

At TRW’s annual shareholders meeting on April 24, 2002, TRW’s shareholders did not approve Northrop Grumman’s proposal that TRW establish a committee of “independent directors” to evaluate Northrop Grumman’s revised offer or Northrop Grumman’s proposal that TRW take all actions within its authority to let shareholders decide for themselves whether to exchange their TRW stock for Northrop Grumman common stock. At this meeting, TRW’s shareholders did approve Northrop Grumman’s proposal to have TRW provide Northrop Grumman with non-public information about TRW.

Beginning in late April 2002, TRW and its financial and legal advisers initiated a formal process to provide information to and discuss proposals from parties interested in acquiring TRW. Between April 22 and May 5, 2002, TRW entered into confidentiality agreements with potential bidders, including Northrop Grumman. Pursuant to these agreements, TRW made available confidential, non-public information to potential bidders, and TRW’s management presented information on TRW’s businesses to assist potential bidders in their due diligence.

On April 24, 2002, TRW’s board of directors held a previously scheduled board meeting. At this meeting, TRW management provided the directors with an update of the status of negotiations with Northrop Grumman regarding a confidentiality agreement.

On May 3, 2002, TRW held the special meeting of its shareholders pursuant to the Ohio control share acquisition law to consider Northrop Grumman’s proposal that the TRW shareholders authorize Northrop Grumman’s acquisition of TRW shares pursuant to the offer to exchange. TRW’s shareholders did not approve Northrop Grumman’s proposal.

During May 2002, Northrop Grumman extended its exchange offer several times, with the last extension in May expiring at midnight on June 14, 2002. Beginning on May 5, 2002, Northrop Grumman commenced its due diligence review of TRW.

On June 3, 2002, TRW’s board of directors met with TRW’s management and its legal and financial advisers to further discuss TRW’s strategic alternatives and its value enhancement plan. After discussion, TRW’s board of directors instructed management to continue to pursue TRW’s value enhancement plan and to explore strategic alternatives. In particular, the board of directors authorized management to sell TRW’s Aeronautical Systems business and to continue its efforts to effect the separation of TRW’s Automotive business, including the filing of a registration statement with the SEC.

On June 10, 2002, Goldman Sachs and Credit Suisse First Boston, financial advisers to TRW, sent a form  of merger agreement and a letter setting forth certain procedures for the submission of a formal bid to acquire TRW by potential bidders, including Northrop Grumman, and requesting that formal bids be submitted on or before June 24, 2002.

Between June 13, 2002 and June 24, 2002, TRW and Northrop Grumman had discussions regarding several proposals made by Northrop Grumman to TRW regarding potential acquisition structures and terms. In addition, TRW also had conversations with other interested third parties regarding potential proposals during June 2002. However, TRW was not prepared to enter into negotiations with respect to any of the proposals at that time.

On June 14, 2002, Northrop Grumman extended its exchange offer until midnight on June 21, 2002.

On June 18, 2002, TRW announced that it had reached a definitive agreement under which Goodrich Corporation would acquire TRW’s Aeronautical Systems business for a gross purchase price of $1.5 billion in cash.

On June 24, 2002, Northrop Grumman sent to TRW a new acquisition proposal to acquire TRW, including proposed revisions to the form of merger agreement sent by TRW on June 10, 2002. TRW also received bids from other interested parties for business combinations either involving TRW as a whole, or involving TRW following a separation of TRW’s Automotive business.

On June 24, 2002, Northrop Grumman extended its exchange offer until midnight on June 28, 2002.

On June 25, 2002, TRW’s board of directors met and reviewed with TRW’s management and legal and financial advisers the process for soliciting proposals and each of the proposals TRW had received. At the meeting, TRW’s board of directors also reviewed the status of TRW’s value enhancement initiatives. After careful analysis and discussions, TRW’s board of directors determined to continue discussions with each of the interested parties to determine if the price and other terms of the proposals could be improved.

Between June 24, 2002 and June 27, 2002, there were a number of communications between representatives of Northrop Grumman and TRW concerning Northrop Grumman’s acquisition proposals. From June 25th to June 27, 2002, TRW’s management and legal and financial advisers also had further discussions with each of the other interested parties, and certain of the parties improved the terms and conditions of their proposals.

On June 27, 2002, TRW’s board of directors met again to discuss the current terms and conditions of the proposals from each of the interested parties. After a discussion regarding the interim developments, the board determined to pursue discussions with only Northrop Grumman.

On June 28, 2002, Northrop Grumman’s exchange offer expired in accordance with its terms.

Between June 28, 2002 and June 30, 2002, Northrop Grumman and TRW conducted meetings in New York, New York during which the parties negotiated the terms of the definitive merger agreement. During this period, TRW and its legal, financial and accounting advisers updated TRW’s due diligence review of Northrop Grumman, reviewed confidential, non-public information regarding Northrop Grumman and had discussions with Northrop Grumman’s management regarding Northrop Grumman’s businesses.

On June 30, 2002, TRW’s board of directors met again with TRW’s management and legal and financial advisers and discussed the terms and conditions of the proposed merger agreement with Northrop Grumman. At the meeting, each of Goldman Sachs and Credit Suisse First Boston rendered its opinion to the board of directors of TRW to the effect that, as of that date and based on and subject to the assumptions, qualifications and limitations described in their respective opinions, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of TRW common stock other than Northrop Grumman and its affiliates. Such opinions are attached hereto as Annexes D and E, respectively. Following a careful consideration of the proposed merger agreement, and after discussion with its financial and legal advisers, TRW’s board of directors (with one director absent) unanimously determined that the terms and provisions of the merger agreement negotiated with Northrop Grumman were in the best interests of TRW’s shareholders and approved the merger agreement. In addition, on June 30, 2002, Northrop Grumman’s board of directors (with one director absent) unanimously approved the merger agreement. Thereafter, the merger agreement was executed by Northrop Grumman, TRW and Richmond Acquisition Corp.

On July 1, 2002, Northrop Grumman and TRW issued a joint press release announcing the merger agreement.

Opinions of Financial Advisers

Northrop Grumman’s Advisers

In connection with Northrop Grumman’s consideration of the proposed acquisition of TRW, Northrop Grumman received financial advice from Salomon Smith Barney and Stephens Financial Group. Each of Salomon Smith Barney and Stephens Financial Group has provided separately its opinion to Northrop Grumman’s board of directors, each dated June 30, 2002, that as of that date, and subject to the qualifications and limitations and based on the considerations in each respective opinion, the exchange ratio to be used in the merger was fair, from a financial point of view, to Northrop Grumman. The opinions of Salomon Smith Barney and Stephens Financial Group are attached as Annexes B and C, respectively, to this joint proxy statement/prospectus and are incorporated herein by this reference.

Opinion of Salomon Smith Barney

Salomon Smith Barney was retained to act as a financial adviser to Northrop Grumman in connection with the proposed acquisition of TRW. Pursuant to Salomon Smith Barney’s engagement letter with Northrop Grumman, Salomon Smith Barney rendered an oral opinion to Northrop Grumman’s board of directors on June 30, 2002, subsequently confirmed in writing, to the effect that, based upon and subject to the assumptions, considerations and limitations set forth in its opinion, its work described in the opinion, its experience as investment bankers and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to Northrop Grumman. Except for this opinion, Salomon Smith Barney did not provide to Northrop Grumman or Northrop Grumman’s board of directors any report, opinion or appraisal.

The full text of Salomon Smith Barney’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Salomon Smith Barney, is attached to this joint proxy statement/prospectus as Annex B. The summary of Salomon Smith Barney’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read Salomon Smith Barney’s opinion carefully and in its entirety. The fairness opinion was provided to Northrop Grumman’s board of directors for its information and is directed only to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Northrop Grumman.

Salomon Smith Barney has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement/prospectus. In giving such consent, Salomon Smith Barney does not concede that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

In connection with rendering its opinion, Salomon Smith Barney, among other things:

•	reviewed a draft of the merger agreement dated June 29, 2002;

•
held discussions with certain senior officers, directors and representatives and advisers of Northrop Grumman and certain senior officers and representatives and advisers of TRW concerning the businesses, operations and prospects of Northrop Grumman and TRW;

•	examined certain publicly available business and financial information relating to Northrop Grumman and TRW;

•
reviewed certain financial forecasts and other information and data for Northrop Grumman and TRW which were provided to or otherwise discussed with Salomon Smith Barney by the managements of Northrop Grumman and TRW;

•
reviewed the financial terms of the merger as set forth in the draft merger agreement provided to it in relation to, among other things: current and historical market prices and trading volumes of Northrop Grumman common stock and TRW common stock, the historical and projected earnings and other operating data of Northrop Grumman and TRW, and the capitalization and financial condition of Northrop Grumman and TRW;

•
considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the merger; and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Northrop Grumman and TRW;

•	evaluated the pro forma financial impact of the merger on Northrop Grumman; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

In rendering its opinion, Salomon Smith Barney assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it and has further relied upon the assurances of managements of Northrop Grumman and TRW that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts provided to or otherwise reviewed by or discussed with Salomon Smith Barney, Salomon Smith Barney was advised by the managements of Northrop Grumman and TRW that such forecasts had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of Northrop Grumman and TRW managements as to the future financial performance of Northrop Grumman and TRW, as the case may be. Salomon Smith Barney expressed no view with respect to such forecasts or the assumptions on which they were based. Salomon Smith Barney assumed that the merger will be treated as a tax-free reorganization for United States federal income tax purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Northrop Grumman or TRW, nor did it make any physical inspection of the properties or assets of Northrop Grumman or TRW. Salomon Smith Barney further assumed that the transactions contemplated by the agreement pursuant to which TRW agreed to sell TRW’s Aeronautical Systems business to Goodrich Corporation will be consummated in accordance with the terms of that agreement and that the proceeds from the sale of TRW’s Aeronautical Systems business will be used by TRW to reduce its indebtedness. Northrop Grumman advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft provided to it. Salomon Smith Barney further assumed that the merger would be consummated in a timely fashion in accordance with the terms of the merger agreement, without waiver of any of the conditions precedent to the merger contained in the merger agreement.

Salomon Smith Barney’s opinion relates to the relative values of Northrop Grumman and TRW. It does not express any opinion as to what the value of Northrop Grumman common stock will be when issued pursuant to the merger or the price at which Northrop Grumman common stock will trade or otherwise be transferable subsequent to the merger. Salomon Smith Barney was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Northrop Grumman or the effect of any other transaction in which Northrop Grumman might engage. Salomon Smith Barney’s opinion necessarily was based on information available to it and financial, stock market, and other conditions and circumstances as they existed and were disclosed to it as of the date of its opinion.

Salomon Smith Barney’s advisory services and its opinion expressed herein were provided for the information of Northrop Grumman’s board of directors in its evaluation of the merger, and Salomon Smith Barney’s opinion is not intended to be and does not constitute a recommendation of the merger to Northrop Grumman’s board of directors, Northrop Grumman or to anyone else, or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the merger.

The Salomon Smith Barney opinion to Northrop Grumman’s board of directors as to the fairness, from a financial point of view, of the exchange ratio to Northrop Grumman, was one of many factors taken into consideration by Northrop Grumman’s board of directors in making its decision to approve the merger agreement. The terms of the merger were determined through negotiations between Northrop Grumman and TRW, and were approved by Northrop Grumman’s board of directors. Although Salomon Smith Barney provided advice to Northrop Grumman during the course of negotiations, the decision to enter into the merger agreement and to agree to the exchange ratio was solely that of Northrop Grumman’s board of directors.

Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Northrop Grumman selected Salomon Smith Barney to act as its financial adviser on the basis of Salomon Smith Barney’s international reputation and Salomon Smith Barney’s familiarity with Northrop Grumman. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) have in the past provided and are currently providing financial advisory, investment banking and financing services to Northrop Grumman and TRW unrelated to the merger, for which Salomon Smith Barney and its affiliates have received and will receive customary fees.

In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Northrop Grumman and TRW for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Northrop Grumman and TRW and their respective affiliates.

Pursuant to the terms of an engagement letter, Northrop Grumman agreed to pay Salomon Smith Barney an aggregate fee of $22.5 million for its services rendered in connection with the merger, $17.5 million of which have been earned and $5 million of which will become payable upon consummation of the merger.

Northrop Grumman also has agreed to reimburse Salomon Smith Barney for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its outside counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Opinion of Stephens Financial Group

Stephens Financial Group (referred to as “SFG”) was engaged to provide financial advisory services to Northrop Grumman in connection with the merger. Pursuant to SFG’s engagement letter with Northrop Grumman, SFG provided an oral opinion to Northrop Grumman’s board of directors on June 30, 2002, subsequently confirmed in writing, to the effect that, based upon and subject to the various assumptions, considerations and limitations set forth in its opinion, its work summarized below, its experience in investment banking and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to Northrop Grumman. Except for this opinion, SFG did not provide to Northrop Grumman or Northrop Grumman’s board of directors any report, opinion or appraisal with respect to the exchange ratio.

The full text of SFG’s opinion, which sets forth the assumptions made, information relied upon, general procedures followed, matters considered and limitations on the review undertaken by SFG, is attached to this joint proxy statement/prospectus as Annex C. The summary of SFG’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read SFG’s opinion carefully and in its entirety. The fairness opinion was provided to Northrop Grumman’s board of directors for its information and is directed only to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to Northrop Grumman.

SFG has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement/prospectus. In giving such consent, SFG does not concede that it comes within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

In arriving at its opinion, SFG has, among other things:

•	reviewed certain publicly available financial statements and other information of Northrop Grumman and TRW, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Northrop Grumman and TRW prepared by the managements of Northrop Grumman and TRW, respectively;

•	analyzed certain financial projections prepared by the managements of Northrop Grumman and TRW, respectively;

•
discussed with senior executives of Northrop Grumman and TRW the business, operations and prospects of Northrop Grumman and TRW as well as certain strategic, financial and operational benefits of the merger for the combined company;

•	analyzed the pro forma impact of the merger on, amongst other things, the combined company’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•
reviewed the prices and trading activity for Northrop Grumman common stock and TRW common stock and compared them with the securities of certain other publicly-traded companies comparable to Northrop Grumman and TRW;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

•	participated in certain discussions and negotiations of Northrop Grumman and TRW and their financial and legal advisers;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as it has deemed appropriate.

In rendering its opinion, SFG has assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data reviewed by or discussed with SFG that was publicly available or furnished to SFG by or on behalf of Northrop Grumman and TRW, and has further relied upon the assurances of the management of Northrop Grumman and TRW that they are not aware of any facts that would make any of such information or data inaccurate or misleading. With respect to the financial forecasts provided to SFG which it examined, SFG has, based upon the advice of senior management of TRW and Northrop Grumman, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TRW and Northrop Grumman, as the case may be. SFG expresses no view with respect to such forecasts and estimates or the assumptions upon which they were based. SFG has also assumed that the merger will be a tax-free reorganization for United States federal income tax purposes. Northrop Grumman advised SFG, and SFG assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft provided to SFG. SFG further assumed that the merger would be consummated in a timely fashion in accordance with the terms of the merger agreement provided to SFG, without waiver or modification of any of the conditions precedent to the merger or other material terms contained in the merger agreement. SFG has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Northrop Grumman or TRW, nor was it furnished with any such evaluations or appraisals.

SFG’s opinion is necessarily based upon financial, economic, market and other conditions existing on the date thereof and does not address the fairness of the exchange ratio to Northrop Grumman as of any other date. SFG also has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger contemplated by the merger agreement will be obtained without any adverse effect on Northrop Grumman or TRW or their subsidiaries or on the contemplated benefits of the transactions contemplated by the merger agreement in any respect material to its analysis.

SFG’s opinion relates to the relative values of Northrop Grumman and TRW. It does not express any opinion as to what the value of Northrop Grumman common stock will be when issued in the merger or the price at which Northrop Grumman common stock will trade or otherwise be transferable subsequent to the merger. SFG’s opinion is for the benefit and use of the board of directors of Northrop Grumman in connection with and for the purpose of its consideration of the merger. Its opinion does not address the merits of Northrop Grumman’s underlying business decision to effect the transactions contemplated by the merger agreement or the merits of the merger relative to any alternative transaction or business strategy that may be available to Northrop Grumman, and does not constitute a recommendation to any stockholder of Northrop Grumman as to whether or not that stockholder should vote to approve the merger and should not be relied upon by any stockholder as such.

SFG’s opinion to Northrop Grumman’s board of directors as to the fairness, from a financial point of view, of the exchange ratio to Northrop Grumman, was one of many factors taken into consideration by Northrop Grumman’s board of directors in making its decision to approve the merger agreement. The terms of the merger were determined through negotiations between Northrop Grumman and TRW, and were approved by Northrop Grumman’s board of directors. Although SFG provided advice to Northrop Grumman during the course of negotiations, the decision to enter into the merger agreement and to agree to the exchange ratio was solely that of Northrop Grumman’s board of directors.

SFG is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, private placements and valuations for corporate and other purposes. Northrop Grumman selected SFG to act as its financial adviser on the basis of its reputation and SFG’s familiarity with Northrop Grumman. In the ordinary course of business, SFG or its affiliates may trade the equity and debt securities of Northrop Grumman and TRW for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Pursuant to the terms of an engagement letter, Northrop Grumman agreed to pay SFG an aggregate fee of $4.25 million for its services provided in connection with the merger, $4.0 million of which is contingent upon the consummation of the merger. Northrop Grumman also has agreed to reimburse SFG for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its outside counsel. In addition, Northrop Grumman has agreed to indemnify SFG for certain liabilities and expenses arising out of its engagement, including liabilities under United States federal securities laws.

TRW’s Advisers

At the meeting of the board of directors of TRW on June 30, 2002, each of Goldman Sachs and Credit Suisse First Boston rendered its opinion to the board of directors of TRW to the effect that, as of that date and based on and subject to the assumptions, qualifications and limitations described in their respective opinions, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of TRW common stock other than Northrop Grumman and its affiliates.

The full text of the written opinions of Goldman Sachs and Credit Suisse First Boston, each dated June 30, 2002, which set forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken by each of Goldman Sachs and Credit Suisse First Boston in connection with their respective opinions, are attached as Annexes D and E, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. Goldman Sachs and Credit Suisse First Boston provided their respective advisory services and opinions for the information and assistance of the TRW board of directors in connection with its consideration of the merger. Neither the Goldman Sachs opinion nor the Credit Suisse First Boston opinion is a recommendation as to how any holder of shares of TRW common stock should vote at the TRW meeting. Holders of TRW common stock are urged to and should read the opinions in their entirety.

Opinion of Goldman Sachs

In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual reports to shareholders and annual reports on Form 10-K of TRW and Northrop Grumman for the five years ended December 31, 2001;

•	the Schedule 14D-9 of TRW, filed on March 13, 2002, as amended;

•	a number of interim reports to stockholders and quarterly reports on Form 10-Q of TRW and Northrop Grumman;

•	a number of other communications from TRW and Northrop Grumman to their respective stockholders; and

•
a number of internal financial analyses and forecasts for TRW and Northrop Grumman prepared by their respective managements, including cost savings and operating synergies projected by the management of TRW to result from the merger.

Goldman Sachs also held discussions with members of the senior managements of TRW and Northrop Grumman regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the TRW common stock and the Northrop Grumman common stock, compared select financial and stock market information for TRW and Northrop Grumman with similar information for several other companies the securities of which are publicly traded, and reviewed the financial terms of several recent business combinations in the automotive and aerospace and defense industries specifically and in other industries generally. Goldman Sachs also performed other studies and analyses that it considered appropriate.

For purposes of its analyses, Goldman Sachs assumed that:

•	the merger would be consummated in accordance with the merger agreement without amendment, modification or waiver of any of the terms of the merger agreement; and

•
in the course of obtaining the necessary regulatory and third party approvals, consents, waivers and agreements relating to the merger, no modification, condition, restriction, limitation or delay would be imposed that would have an adverse effect on TRW or Northrop Grumman or the contemplated benefits of the merger.

Goldman Sachs’ opinion was necessarily based upon information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of Goldman Sachs’ opinion. Goldman Sachs’ opinion did not address relative merits of the merger as compared to other business strategies or transactions that might have been available to TRW or the underlying business decision of TRW to engage in the merger. In connection with its engagement, Goldman Sachs approached third parties to solicit indications of interest in a possible acquisition of TRW and its constituent businesses and held preliminary discussions with third parties.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed that accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of TRW or Northrop Grumman or any of their respective subsidiaries. Goldman Sachs assumed that the internal financial forecasts prepared by the management of TRW were reasonably prepared on a basis reflecting the best currently available estimates and judgments of TRW.

Goldman Sachs provided its advisory services and its opinion for the information and assistance of the TRW board of directors in connection with its consideration of the transaction contemplated by the merger agreement, and the Goldman Sachs opinion does not constitute a recommendation as to how any holder of TRW common stock should vote with respect to such transaction.

Opinion Of Credit Suisse First Boston

In arriving at its opinion, Credit Suisse First Boston, among other things:

•	reviewed the merger agreement;

•	reviewed business and financial information relating to TRW and Northrop Grumman;

•
reviewed other information relating to TRW and Northrop Grumman, including financial forecasts and publicly available research estimates provided to or discussed with Credit Suisse First Boston by the managements of TRW and Northrop Grumman and met with the managements of TRW and Northrop Grumman to discuss the businesses and prospects of TRW and Northrop Grumman;

•	considered financial and stock market data of TRW and Northrop Grumman, and compared those data with similar data for other publicly held companies in businesses similar to TRW and Northrop Grumman;

•	considered the financial terms of other business combinations and other transactions recently effected; and

•	considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. Credit Suisse First Boston was advised, and assumed with respect to the financial forecasts and publicly available research estimates reviewed by Credit Suisse First Boston, that (i) the forecasts prepared and provided by TRW were reasonably prepared on bases reflecting the best currently available estimates and judgments of TRW’s management as to the future financial performance of TRW and (ii) the publicly available research estimates with respect to Northrop Grumman discussed with the management of Northrop Grumman represent reasonable estimates as to the future financial performance of Northrop Grumman.

Credit Suisse First Boston relied upon the views of management of TRW and Northrop Grumman concerning the business, operational and strategic benefits and implications of the merger, including the cost savings and potential synergies expected to result from the merger.

TRW also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston also assumed that the merger will be consummated in accordance with the merger agreement without amendment, modification or waiver of any of the terms of the merger agreement and that in the course of obtaining the necessary regulatory and third party approvals, consents, waivers and agreements relating to the merger, no modification, condition, restriction, limitation or delay would be imposed that would have an adverse effect on TRW or Northrop Grumman or the contemplated benefits of the merger.

Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TRW or Northrop Grumman. Credit Suisse First Boston’s opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed and could be evaluated on the date of Credit Suisse First Boston’s opinion.

Credit Suisse First Boston did not express any opinion as to the actual value of the Northrop Grumman common stock when issued or the prices at which Northrop Grumman common stock will trade at any time.

Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might have been available to TRW or the underlying business decision of TRW to engage in the merger.

In connection with its engagement, Credit Suisse First Boston was requested to approach, and hold preliminary discussions with, third parties to solicit indications of interest in a possible acquisition of TRW or its constituent businesses and held preliminary discussions with certain of those parties prior to the delivery of its opinion. The Credit Suisse First Boston opinion does not constitute a recommendation to any shareholder of TRW as to how any such shareholder should vote or act on any matter related to the merger.

Joint Financial Analyses of TRW’s Financial Advisers

In preparing their respective opinions to the TRW board of directors, Goldman Sachs and Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of the analyses of Goldman Sachs and Credit Suisse First Boston described below is not a complete description of the analyses underlying their opinions. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at their respective opinions, Goldman Sachs and Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that they considered. Accordingly, Goldman Sachs and Credit Suisse First Boston believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions.

In their analyses, Goldman Sachs and Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties and their advisers. No company, transaction or business used in Goldman Sachs’ and Credit Suisse First Boston’s analyses as a comparison is identical to TRW, Northrop Grumman or the proposed merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses of Goldman Sachs and Credit Suisse First Boston and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the analyses and estimates of Goldman Sachs and Credit Suisse First Boston are inherently subject to substantial uncertainty.

The opinions of Goldman Sachs and Credit Suisse First Boston were only one of many factors considered by the board of directors of TRW in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors of TRW or management with respect to the merger or the exchange ratio. The following summary is not a complete description of the analyses performed by Goldman Sachs or Credit Suisse First Boston and is qualified in its entirety by reference to the written opinions of Goldman Sachs and Credit Suisse First Boston set forth in Annexes D and E, respectively.

The following is a summary of the material financial analyses underlying the opinions of Goldman Sachs and Credit Suisse First Boston delivered to the board of directors of TRW. The financial analyses summarized below include information presented in tabular format. In order to fully understand Goldman Sachs’ and Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Goldman Sachs’ and Credit Suisse First Boston’s financial analyses.

Value to TRW Shareholders at Various Northrop Grumman Prices

At various prices of Northrop Grumman’s common stock, Goldman Sachs and Credit Suisse First Boston calculated:

•	the value in Northrop Grumman common stock to be received by TRW shareholders for each share of TRW common stock; and

•	the percentage ownership by TRW shareholders of the common equity on a fully diluted basis of Northrop Grumman after the merger.

The results of these analyses are summarized as follows:

Northrop Grumman Price	Implied Value to TRW Shareholders	TRW Pro Forma Ownership
$100.00	$53.57	38%
$105.00	$56.25	38%
$110.00	$58.93	38%
$112.00 (bottom of collar)	$60.00	38%
$115.00	$60.00	37%
$120.00	$60.00	36%
$125.00 (June 28, 2002 closing price)	$60.00	35%
$130.00	$60.00	34%
$135.00	$60.00	34%
$138.00 (top of collar)	$60.00	33%
$140.00	$60.87	33%
$145.00	$63.04	33%
$150.00	$65.22	33%

Historical TRW Share Price Analysis

Goldman Sachs and Credit Suisse First Boston reviewed the historical trading prices for the shares of common stock of TRW. For the five-year period ended February 21, 2002, which was the last trading day immediately preceding Northrop Grumman’s public announcement of its proposal to purchase each share of TRW common stock for Northrop Grumman common stock with a value of $47.00 per TRW share, the price of TRW common stock closed 13 times above $60.00 per share, 617 times between $50.00 to $60.00 per share, and 627 times below $50.00 per share. For the ten-year period ended February 21, 2002, the price of TRW common shares closed 13 times above $60.00 per share, 650 times between $50.00 to $60.00 per share, and 1,859 times below $50.00 per share.

Historical Exchange Ratio Analysis

Goldman Sachs and Credit Suisse First Boston reviewed the historical trading prices for TRW common stock and Northrop Grumman common stock for the one-year period ended February 21, 2002 in order to compare the Northrop Grumman exchange ratio collar of .4348x to .5357x to the historical exchange ratios of TRW common stock to Northrop Grumman common stock. The analysis indicated the following average historical exchange ratios of TRW common stock to Northrop Grumman common stock and implied exchange ratio premiums to the holders of shares of TRW common stock at the high end, midpoint and low end of the collar range:

	Implied Exchange Ratio		Implied Premium/(Discount) of Exchange Ratio of Northrop Grumman Offer ($60) at High End, Midpoint and Low End of Collar Range
			$138 (0.4348x)	$125 (0.4800x)	$112 (0.5357x)
February 21, 2002 (Close Before Northrop Grumman’s Initial Proposal)	0.3379	x	28.7%	42.1%	58.6%
February 15, 2002 (Close Before Announcement of Resignation of TRW’s former Chief Executive Officer)	0.3900	x	11.5%	23.1%	37.4%
Initial Offer (1)	0.4352	x	(0.1%)	10.3%	23.1%
Revised Offer (1)	0.4492	x	(3.2%)	6.9%	19.3%
12-Month Average	0.4206	x	3.4%	14.1%	27.4%
12-Month High (Aug. 1, 2001)	0.5547	x	(21.6%)	(13.5%)	(3.4%)
12-Month Low (Sept. 21, 2001)	0.2819	x	54.2%	70.3%	90.0%

(1)
Calculated by dividing the price per share of TRW common stock by the respective midpoints of the Northrop Grumman collars; initial offer exchange ratio calculated as $47.00/$108.00; revised offer exchange ratio calculated as $53.00/$118.00.

Valuation Overview

Using financial forecasts provided by TRW’s management, Goldman Sachs and Credit Suisse First Boston calculated potential, fully-distributed enterprise values for TRW’s Automotive business. Using these implied enterprise values for the Automotive business, Goldman Sachs and Credit Suisse First Boston calculated a range of enterprise values for the remaining Systems, Space and Electronics businesses of TRW based on the Northrop Grumman offer of $60.00 per TRW share.

Implied Fully-Distributed Enterprise Values for Automotive.    In calculating the range of fully-distributed enterprise values for Automotive, the financial advisers calculated various trading multiples using the following measures:

•
estimated fiscal year 2002 and 2003 GAAP earnings before interest, taxes, depreciation and amortization, sometimes referred to as EBITDA (EBITDA is a measure used by management and is not intended to represent an alternative to operating income or net cash flows provided by operating activities. EBITDA is not a recognized term under generally accepted accounting principles);

•	estimated fiscal year 2002 and 2003 EBITDA before pension and other post-employment benefits income and expenses, sometimes referred to as EBITDAPO; and

•	estimated fiscal year 2002 and 2003 EBITDA before pension income.

The following table presents the results of this analysis:

Fully-Distributed Automotive Enterprise Value ($ in millions)		$5,250		$5,500		$5,750		$6,000		$6,250
EBITDA	FY 2002E	4.3	x	4.5	x	4.7	x	4.9	x	5.1	x
	FY 2003E	4.2		4.4		4.6		4.8		5.0

EBITDAPO	FY 2002E	4.8	x	5.1	x	5.3	x	5.5	x	5.7	x
	FY 2003E	4.6		4.8		5.1		5.3		5.5

EBITDA (before pension income)	FY 2002E	5.4	x	5.6	x	5.9	x	6.1	x	6.4	x
	FY 2003E	5.1		5.4		5.6		5.9		6.1

Using selected publicly available research forecasts, Goldman Sachs and Credit Suisse First Boston also calculated current public trading EBITDA multiples for eight peer companies in the automotive industry, including ArvinMeritor, Inc., Autoliv, Inc., BorgWarner Inc., Dana Corporation (excluding Dana Credit Corp.), Delphi Corporation, Lear Corporation, Magna International Inc. and Visteon Corporation. For this group of selected companies, the mean estimated 2002 EBITDA multiple was 5.5x, the median was 5.5x, the high was 7.1x and the low was 3.7x and the mean estimated 2003 EBITDA multiple was 4.8x, the median was 5.0x, the high was 5.6x and the low was 3.1x.

In addition, the financial advisers for TRW calculated and compared various financial multiples of business combinations involving companies in the automotive industry since July 1998. The financial advisers compared the transaction value as a multiple of the latest 12 months (or LTM) EBITDA prior to the announcement of such transaction for the following acquisitions:

•	Collins & Aikman Corporation’s acquisition of Textron Inc.’s auto trim division;

•	ZF Friedrichshafen AG’s acquisition of Mannesmann Sachs AG;

•	Heartland Industrial Partners, L.P.’s acquisition of Collins & Aikman;

•	Heartland Industrial Partners’ acquisition of MascoTech, Inc.;

•	Faurecia SA’s acquisition of Sommer Allibert SA;

•	BC Partners Inc.’s acquisition of Mark IV Industries, Inc.;

•	Robert Bosch GmbH’s and Siemens AG’s acquisition of Atecs Mannesmann AG;

•	Meritor Automotive, Inc.’s acquisition of Arvin Industries, Inc.;

•	Lear Corporation’s acquisition of United Technologies Automotive Inc.;

•	TRW’s acquisition of LucasVarity plc;

•	Federal-Mogul Corporation’s acquisition of Cooper Automotive; and

•	Continental AG’s acquisition of ITT Industries, Inc.’s brake & chassis division.

The following table presents the results of this analysis:

	Value ($ in millions)	LTM EBITDA Multiples
Mean:	$2,634	6.7x
Median:	$1,918	6.5x
High:	$8,500	8.9x
Low:	$1,100	4.2x

Implied Enterprise Values for Systems, Space and Electronics.    Assuming a total equity value of $7.814 billion for TRW (using the $60.00 in Northrop Grumman common stock per TRW share offer price) and net debt of $4.19 billion for TRW, Goldman Sachs and Credit Suisse First Boston implied enterprise values for the Systems, Space and Electronics businesses ranging from $5.754 billion to $6.754 billion. The EBITDA and EBIT multiples calculated from these enterprise values, which were based on financial forecasts provided by TRW’s management, are summarized in the following table:

Implied Systems, Space & Electronics (SS&E) Enterprise Value ($ in millions)		$6,754		$6,504		$6,254		$6,004		$5,754
EBITDA	FY 2002E	15.1	x	14.5	x	14.0	x	13.4	x	12.9	x
	FY 2003E	12.1		11.7		11.2		10.8		10.3

Pro forma EBITDA(1)	FY 2002E	13.9	x	13.3	x	12.8	x	12.3	x	11.8	x

EBIT	FY 2002E	20.4	x	19.7	x	18.9	x	18.2	x	17.4	x
	FY 2003E	15.8		15.3		14.7		14.1		13.5

Pro forma EBIT(1)	FY 2002E	18.2	x	17.6	x	16.9	x	16.2	x	15.5	x

(1) EBITDA and EBIT pro forma for fiscal year 2003E Systems, Space and Electronics commercial business expense levels.

Using selected publicly available research forecasts, Goldman Sachs and Credit Suisse First Boston also calculated current public trading EBITDA multiples for seven peer companies in the aerospace and defense industry, including BAE Systems plc, The Boeing Company, General Dynamics Corporation, L-3 Communications Holdings, Inc., Lockheed Martin Corporation, Northrop Grumman and Raytheon Company. For this group of selected companies, the mean estimated 2002 EBITDA multiple was 10.9x, the median was 10.9x, the high was 14.0x and the low was 7.9x and the mean estimated 2003 EBITDA multiple was 10.2x, the median was 10.9x, the high was 12.8x and the low was 7.2x.

In addition, Goldman Sachs and Credit Suisse First Boston calculated and compared various financial multiples of other business combinations involving companies in the aerospace and defense industry since December 1996. The financial advisers compared the transaction value as a multiple of the latest 12 months EBITDA prior to the announcement of such transaction for the following acquisitions:

•	Northrop Grumman’s acquisition of Newport News;

•	Northrop Grumman’s acquisition of Litton;

•	DaimlerChrysler Aerospace AG’s acquisition of Aerospatiale Matra SA;

•	Thales SA’s acquisition of Racal Electronics plc;

•	British Aerospace plc’s acquisition of Marconi Electronic Systems;

•	Lockheed Martin’s withdrawn acquisition proposal for Northrop Grumman;

•	Raytheon’s acquisition of Hughes Aircraft Company;

•	Boeing’s acquisition of McDonnell Douglas Corporation; and

•	Raytheon’s acquisition of Texas Instruments Incorporated’s defense systems and electronics business.

The following table presents the results of this analysis.

	Value ($ in millions)	LTM EBITDA Multiples
Mean:	$7,792	10.3x
Median:	$6,748	10.0x
High:	$15,783	14.0x
Low:	$2,531	7.8x

Analysis of TRW Value Enhancement Plan

Using financial forecasts provided by TRW’s management, Goldman Sachs and Credit Suisse First Boston analyzed the fully distributed public trading value to TRW shareholders if TRW had completed its value enhancement plan including a sale of the Aeronautical Systems business for an assumed $1.5 billion in gross proceeds to reduce debt and a sponsored spin off of the Automotive business. With respect to the valuation of the separate Automotive business, debt of approximately $2.8 billion to achieve a targeted credit rating of Baa3/BBB- and an equity investment by financial sponsors in the business were assumed. Based on an enterprise value for the Automotive business of $5.5 billion to $6.0 billion and 10.0-12.0x estimated 2002 pro forma EBITDA for the Systems, Space and Electronics businesses, the value ranged from $46.00 to $57.00 per TRW share.

Northrop Grumman Performance Analysis

Goldman Sachs and Credit Suisse First Boston reviewed the historical trading prices for the shares of common stock of Northrop Grumman. For the five-year period ended June 28, 2002, Northrop Grumman’s stock price increased 41% relative to an increase of 92% in an aerospace and defense composite consisting of Boeing, General Dynamics, L-3 Communications, Lockheed Martin and Raytheon and an increase of 12% in the S&P 500. For the one-year period ended June 28, 2002, Northrop Grumman’s stock price increased 53% relative to an increase of 40% in the aerospace and defense composite and a decrease of 19% in the S&P 500. TRW’s financial advisers also compared Northrop Grumman’s performance against the aerospace and defense composite with L-3 Communications excluded from the composite, and under that scenario, Northrop Grumman’s percentage increase in price of 41% was closer to the increase in the composite of 44% for the five-year period ended June 28, 2002 (the S&P 500 increased 12% during the same period). In addition, Goldman Sachs and Credit Suisse First Boston analyzed the percentage price increases for Northrop Grumman shares compared to the composite for the period commencing on the date of Northrop Grumman’s initial offer to TRW and ending on June 28, 2002. This analysis resulted in price increases of 14% and 11% for Northrop Grumman stock and for the composite, respectively, and a similar 14% price increase for both Northrop Grumman stock and for the composite (excluding L-3 Communications). The S&P 500 decreased 9% during the same period.

Goldman Sachs and Credit Suisse First Boston also compared trading multiples for Northrop Grumman against its industry peers, which included BAE Systems, Boeing, General Dynamics, L-3 Communications, Lockheed Martin and Raytheon, based on IBES, Inc. median estimates for earnings per share and selected publicly available research forecasts for EBITDA projections. TRW’s financial advisers implied an enterprise value to estimated calendar year 2002 EBITDA multiple of 10.5x for Northrop Grumman and an enterprise value to estimated calendar year 2003 EBITDA multiple of 10.0x. The median EBITDA multiple for the selected companies was 10.9x for both calendar years 2002 and 2003. Goldman Sachs and Credit Suisse First Boston derived price to earnings multiples of 20.6x and 18.4x for Northrop Grumman for estimated calendar years 2002 and 2003, respectively. The median price to earnings multiples for the selected companies was 20.4x and 18.4x for 2002 and 2003, respectively.

In addition, TRW’s financial advisers reviewed the current earnings estimates for Northrop Grumman from several brokers. Some of these brokers provided price targets, which ranged from $125.00 per share to $160.00 per share.

Pro Forma Merger Analysis

Using financial forecasts provided by TRW’s management and selected publicly available research forecasts, Goldman Sachs and Credit Suisse First Boston analyzed the pro forma estimated calendar year 2002 revenues and enterprise value for Northrop Grumman (combined with TRW’s Systems, Space and Electronics businesses, based on the $60.00 offer price and an enterprise value for TRW’s Automotive business of $5.75 billion) relative to its industry peers, assuming no synergies from the merger. The financial advisers calculated the total estimated calendar year 2002 revenues to be $23.4 billion and the total enterprise value to be $27.4 billion for Northrop Grumman.

Goldman Sachs and Credit Suisse First Boston also prepared a pro forma analysis of the financial impact of the merger on the earnings per share of Northrop Grumman using financial forecasts provided by TRW’s management and IBES, Inc. estimates for Northrop Grumman. For the estimated calendar year 2003, TRW’s financial advisers analyzed the accretion or dilution to earnings per share of the common stock of Northrop Grumman on a pro forma basis of the offer of $60.00 in Northrop Grumman common stock per TRW share, assuming a $1.9 billion write-up of intangibles to be amortized over 13.5 years and tax deductible for financial accounting purposes. Goldman Sachs and Credit Suisse First Boston performed this analysis based on the low end, midpoint and high end of Northrop Grumman’s collar and under various pre-tax synergies scenarios, ranging from the realization of no pre-tax synergies up to $150 million of pre-tax synergies from the merger. The analysis indicated that the proposed merger, at the midpoint of the collar range with $100 million of pre-tax synergies, would be moderately accretive to Northrop Grumman’s earnings per share in estimated calendar year 2003.

Goldman Sachs and Credit Suisse First Boston also analyzed the pro forma impact of the merger based on the offer of $60.00 in Northrop Grumman common stock per TRW share, assuming a split-off of the Automotive business at an enterprise value of $5.75 billion with $2.8 billion in debt and based on the midpoint of Northrop Grumman’s collar of $125.00 per Northrop Grumman share. Goldman Sachs and Credit Suisse First Boston calculated that the merger under the scenario of no change in Northrop Grumman’s 2003 earnings per share performance relative to IBES, Inc. estimates with pre-tax synergies of $100 million would be moderately dilutive.

General

Each of Goldman Sachs and Credit Suisse First Boston, as part of their respective investment banking businesses, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. TRW selected Goldman Sachs and Credit Suisse First Boston as its financial advisers because they are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger and because of Goldman Sachs’ familiarity with TRW.

Goldman Sachs is familiar with TRW, having performed investment banking services for TRW from time to time, including having acted as:

•	financial adviser in connection with TRW’s recently announced agreement to sell certain assets and liabilities of TRW engaged in the Aeronautical Systems business to Goodrich Corporation;

•	financial adviser in connection with TRW’s proposed spin off of its Automotive business;

•
co-manager with respect to an offering of 8.75% notes of TRW due 2006 (aggregate principal amount $400 million) in May 2000 and as lead manager with respect to an offering of 7.63% notes of TRW due 2006 (aggregate principal amount $500 million) in March 2001;

•	agent with respect to TRW’s commercial paper program in 2002; and

•	its financial adviser in connection with, and having participated in some of the negotiations leading to, the merger agreement.

Goldman Sachs also has provided certain investment banking services to Northrop Grumman from time to time, including having acted as financial adviser with respect to its acquisition of Litton in April 2001, and having acted as co-manager with respect to an offering of 7.25% equity security units of Northrop Grumman (aggregate principal amount $600 million) and of 8 million shares of Northrop Grumman common stock (aggregate amount $708 million) in November 2001.

Goldman Sachs may provide investment banking services to TRW and Northrop Grumman in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of TRW or Northrop Grumman for its own account and for the accounts of customers.

Credit Suisse First Boston in the past has provided, is currently providing, and may in the future provide investment banking and financial services to TRW and Northrop Grumman for which Credit Suisse First Boston has received, and expects to receive, compensation.

In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both TRW and Northrop Grumman and in the future may actively trade securities of Northrop Grumman and its affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

TRW retained Goldman Sachs and Credit Suisse First Boston as its independent financial advisers in connection with TRW’s analysis and consideration of, and response to, Northrop Grumman’s acquisition proposal and with respect to the possible purchase of all or a portion of the stock or assets of TRW, a recapitalization of TRW, a sale of TRW or the solicitation of proxies or consents of TRW’s shareholders. TRW has agreed to pay Goldman Sachs and Credit Suisse First Boston transaction fees of .25% and .15%, respectively, of the aggregate value to be paid in the merger. TRW has also agreed to reimburse Goldman Sachs and Credit Suisse First Boston for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Goldman Sachs and Credit Suisse First Boston and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of their respective engagements.

Interests of TRW Directors and Executive Officers in the Merger

Certain members of the board of directors and executive officers of TRW may have interests in the merger that are different from, or are in addition to, the interests of TRW shareholders generally. The TRW board of directors was aware of these interests and considered them (other than the arrangements described below under “Special Incentive Agreements”), among other matters, in approving the merger agreement. The consummation of the merger will constitute a change of control for purposes of each of the plans and agreements described below.

Employment Continuation Agreements

TRW has entered into agreements with each of its executive officers (other than Mr. Lunn) designed generally to assure continued management in the event of a change in control of TRW. The agreements provide that, following a change in control, TRW will employ the officer until the earlier of the officer’s death, his or her attaining age 65 (age 70 in the case of Mr. Knicely) or the expiration of the third anniversary of the change in control, which is referred to as the “employment period.” If the officer’s employment were to be terminated by TRW during the employment period for reasons other than disability or cause, or by the officer for reasons relating to changed circumstances or during the 60-day period immediately following the first anniversary of the occurrence of a change in control, the officer would be entitled to receive a severance payment equal to the net present value of:

•
the salary and incentive pay that the officer would have received under the agreement for the remainder of the employment period or two years, whichever is longer (the “remaining period”) and a pro rata portion of the incentive pay for the year of termination; and

•
employee benefits (other than employee welfare benefits and stock options and similar compensatory benefits) that the executive would have received for the remaining period, including under TRW’s non-qualified retirement plan, assuming vesting (other than with respect to Mr. Plant, who will be entitled to a payment equal to 15% of his base salary and target incentive pay in lieu of such benefit continuation).

TRW will also provide the executive with health insurance and similar welfare benefits for the remaining period. If and to the extent any such employee benefits cannot be provided due to the fact that the executive is no longer employed by TRW or as a result of a termination or amendment of such employee benefit, TRW will itself pay or provide for the payment of such employee benefit. Welfare benefits payable to the executive shall be reduced to the extent comparable welfare benefits are actually received by the executive from another employer during the remaining period.

If Mr. Plant’s employment is terminated following the change in control and that termination occurs on or before the date on which he becomes eligible for a TRW-requested early retirement under the TRW pension scheme, TRW will pay Mr. Plant a pension equal to the benefit he would have received had he continued to be employed by TRW until the date upon which he would have become eligible for a TRW-requested early retirement. If following a change in control Mr. Plant is terminated, but that termination of employment occurs after he becomes eligible for a TRW-requested early retirement, then Mr. Plant will receive a pension benefit equal to the amount he would then be entitled to receive, assuming that his employment with TRW had continued for the remaining period and that his age was increased by an amount equal to the remaining period.

The agreements also provide that, in the event that total payments and distributions to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, TRW will pay the excise tax and will pay to the officer a gross-up payment such that, after taking into account all taxes under Section 4999 applicable to the officer, the officer retains the same after-tax payment that he or she would have retained if Section 4999 did not apply.

TRW has also established a plan under which TRW executives party to employment continuation agreements may elect to defer receipt of payments that would otherwise be payable within five business days of a qualifying termination of employment following a change in control. The executives may elect to defer receipt of payments for up to two years, and may elect to receive their payouts in a lump sum or in annual installments of two to ten years. An executive who elects to defer is able to hypothetically invest the deferred amounts in a range of investment alternatives, and upon payout of the deferred amounts the executive receives the gain or loss on those hypothetical investments while such amounts were deferred.

TRW has established a trust related to funding payments that TRW would be required to make under the employment continuation agreements described above upon a change in control. Under the terms of the trust, within 180 days or such later date as determined by TRW’s board of directors following a potential change in control, TRW is required to fund the trust with amounts sufficient to fund 125% of TRW’s obligations under the agreements. The public disclosure by Northrop Grumman on February 22, 2002 of its unsolicited proposal to TRW to provide all of the TRW’s shareholders with $47.00 in Northrop Grumman common stock for each share of TRW common stock constituted a potential change in control. At the present time TRW has not yet funded the trust. The trust is revocable at the option of TRW until a change in control occurs, after which it is irrevocable.

TRW estimates that the aggregate maximum amount of cash severance that would become payable to the executive officers as a group under the employment continuation agreements (assuming the employment of all such officers terminates in a manner entitling them to such benefits), not including payments with respect to employee benefits, incentive pay for the portion of the year worked prior to termination, balances in non-qualified defined contribution plans or any excise tax gross up, would be approximately $20.8 million.

Retention Agreements

TRW entered into retention and severance agreements with its executive officers (other than Mr. Lunn and Mr. Plant) as a result of TRW’s plan to spin off the Automotive business and the other elements of TRW’s value enhancement plan. The agreements with each such officer provides that the officer will be paid a retention bonus of eighteen months of base salary plus incentive bonus at the target level of 60% of base salary, if the officer remains in active status through the “effective date” which is the earlier of:

•	the elimination of the officer’s position;

•	three months after the distribution date for the spin off of the Automotive business; and

•	April 17, 2003, subject to TRW’s right to extend the April 17, 2003 date for an additional three months if the spin off has just been completed or is still in process as of April 17, 2003.

The agreements provide that the officer will be paid the retention bonus if his employment is terminated, other than for cause, before the effective date.

The agreements also provide for severance payments if the officer’s employment is terminated by TRW without cause or if a constructive termination of employment occurs and, in either case, the officer has not accepted or continued employment within TRW or the spun-off Automotive business (or, in the case of Mr. Bush, the buyer of TRW’s Aeronautical Systems business). If the officer qualifies for severance payments, TRW will generally continue the employment relationship from the date the officer ceases to provide active service to TRW until the earliest of:

•	eighteen months following that date;

•	the date the officer begins full-time employment outside of TRW;

•	the date the officer elects to retire from TRW (in the case of retirement-eligible officers); and

•	the officer’s death,

each of which is referred to as the “termination date.” TRW will continue to pay the officer’s salary and incentive bonus payments at target level through the termination date. If the officer begins full-time employment outside of TRW, retires or dies before the end of the eighteen-month severance period, all such compensation that would otherwise be paid over time will be accelerated and paid in a single lump sum within 30 days of the termination date. The officer would also generally receive benefits through the termination date. The benefits payable to retirement-eligible officers under TRW’s pension plan and non-qualified pension plans will be based on service through the earliest of the completion of the 18-month severance period, the officer’s retirement, or the officer’s death. The agreement with Mr. Roman provides that if his termination occurs more than twelve months after he is eligible to receive the retention bonus, he will receive severance in accordance with the terms of his preexisting employment arrangement with TRW.

If a change in control, as defined in the executive’s employment continuation agreement, occurs within twelve months of the effective date, the amounts payable under the executive’s employment continuation agreement will be offset and reduced by the retention and severance payments received under the retention and severance agreement.

Each of the agreements also contains covenants on the part of the executive with respect to confidentiality, cooperation and the release of claims. It is estimated that the aggregate maximum amount of cash benefit that would become payable to the executive officers as a group under these agreements (assuming such officers qualify for such benefits) would be approximately $15.3 million.

Special Incentive Agreements

Northrop Grumman has entered into special incentive letter agreements with Mr. Plant and Mr. Lunn, each of whom is an executive officer of TRW and a key employee of TRW’s Automotive business. These agreements incentivize Mr. Plant and Mr. Lunn to remain employed by TRW’s Automotive business and to use their respective best efforts to accomplish a sale or spin off of the Automotive business after the merger.

The respective agreements provide for a cash payment of $1.8 million to Mr. Plant and a cash payment of $800,000 to Mr. Lunn payable within fifteen days following the six month anniversary of the sale or spin off date if the following conditions are satisfied:

•	the merger closes on or before March 31, 2003;

•	the sale or spin off occurs after the merger, but before December 31, 2003 (subject to extension by mutual agreement);

•
the named individual remains continuously employed on a full time basis through the closing of the sale or spin off of the Automotive business and during that time uses best efforts to accomplish the sale or spin off of the Automotive business (which condition will be deemed satisfied if the individual is terminated without “cause” by Northrop Grumman after the merger but before the sale or spin off of the Automotive business); and

•
the named individual remains continuously employed on a full-time basis by the new entity which includes the Automotive business for at least six months after the sale (which condition will be deemed satisfied if the individual is not offered employment with the new entity with at least the same base pay and 60% target bonus opportunity they currently have or if the base pay or bonus opportunity is reduced during the six-month period or if the new entity terminates the individual without “cause”).

Equity Awards

Upon completion of the merger, (a) all outstanding stock options will vest, (b) all outstanding shares of restricted stock will vest and all restrictions thereon will immediately lapse and (c) all outstanding restricted stock units will vest and be settled in common shares. Under the terms of the merger agreement, each TRW option outstanding at the effective time of the merger will be deemed assumed by Northrop Grumman and converted into an option to purchase a number of shares of Northrop Grumman common stock based on the exchange ratio, and each TRW share of restricted stock and each TRW restricted stock unit will be converted into shares of Northrop Grumman common stock based on the exchange ratio. Alternatively, each holder of an equity award will be entitled to elect to receive prior to the effective time of the merger, in cancellation of such equity award, a cash payment equal to the average reported closing price per share of TRW common stock on the New York Stock Exchange for the five consecutive trading days ending on and including the second trading day prior to the closing of the merger multiplied by the number of shares subject to such awards minus, in the case of options, the aggregate option exercise price. However, this cash payment election alternative will not be available if either TRW or Northrop Grumman reasonably determines that there is an undue risk that such election could be deemed a tender offer for TRW common stock. See “THE MERGER AGREEMENT—Treatment of TRW Stock Options and Other Equity Awards.”

As of August 9, 2002 the current directors and executive officers of TRW and all other persons who served as a director or an executive officer of TRW since January 1, 2001 held:

•
Options to purchase 3,342,614 shares of TRW common stock, with a weighted average exercise price of 46.07 per share. Of these securities, options to purchase 2,652,110 shares of TRW common stock had vested as of such date;

•	35,605 unvested restricted stock units; and

•	91,600 unvested shares of restricted stock.

Strategic Incentive Program

Each of TRW’s executive officers has been awarded grants under TRW’s strategic incentive program. The terms of each outstanding grant provide that if a change in control occurs prior to the end of the applicable performance period, the officer will be entitled to receive a payment for the full performance period, assuming maximum performance of all performance goals. The cash value of the award is equal to the number of performance units payable multiplied by the average of the high and low sales prices for shares of TRW common stock for each day on which such shares are traded on the New York Stock Exchange during the 30 calendar days preceding the date the change in control occurs. As of August 9, 2002, TRW’s current executive officers and all persons that served as executive officers at any time since January 1, 2001 would receive an aggregate cash payment, as determined above, with respect to 611,000 shares of TRW common stock, as determined above, upon a change of control, pursuant to outstanding performance units under the strategic incentive program.

Split-dollar Life Insurance Agreements

TRW has entered into split-dollar life insurance agreements with certain key executive officers. Under the split-dollar agreements, TRW owns, and pays the premiums on, the life insurance policies and the officer has the right to designate a beneficiary to receive a fixed portion of the policy death benefit. The balance of the death benefit will be payable to TRW as a recovery of its investment. The plan under which the agreements were entered into provides that upon a change in control, ownership of the policies will transfer to an irrevocable trust, and TRW will be required to fund the trust with sufficient assets to pay future premiums on the policies. TRW currently estimates that the amount necessary to fund the trust with respect to policies covering each person who has been an executive officer of TRW at any time since January 1, 2001 is approximately $9.8 million.

Deferred Compensation Arrangements

TRW maintains certain non-qualified defined contribution plans. The balance of an executive’s account under these plans will be terminated and payable as a part of any severance payment under the employment continuation agreements described above. As of July 31, 2002, an aggregate amount of $21.9 million was credited under the nonqualified defined contribution plans to the accounts of TRW’s executive officers that are party to employment continuation agreements.

Directors Deferred Compensation Plan

Under the terms of TRW’s Deferred Compensation Plan for Non-Employee Directors, the balance of the director’s deferred compensation account will be immediately distributed upon a change in control, if the director has specifically stipulated on his or her election form for such distribution. As of July 31, 2002, TRW’s aggregate liability under this plan to all the current directors with respect to the elective deferral portion of director compensation was approximately $1.8 million. TRW has contributed approximately $3.2 million to a trust for the payment of amounts under this plan, which is approximately equal to the current liability to all current and former directors with respect to their elective deferrals under the plan. The trust also holds shares of TRW common stock, which shares were purchased by the trustee with the mandatory deferral portion of directors’ annual retainer.

Agreement with Former Executive Officer

Under the terms of an agreement entered into between TRW and Carl G. Miller, TRW’s Chief Financial Officer from February 1996 through July 2001, Mr. Miller is entitled to an annual incentive payment with respect to 2002. In the event of a change in control of TRW, the incentive payment that Mr. Miller is entitled to with respect to 2002 will be equal to the highest annual incentive payment paid to Mr. Miller in any of the three years preceding the date of the change in control.

Governmental and Regulatory Matters

United States Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (sometimes referred to as the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (sometimes referred to as the “FTC”) certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements.

Pursuant to the requirements of the HSR Act, Northrop Grumman filed the required Notification and Report Forms (the “Forms”) with the Antitrust Division and the FTC on March 11, 2002. TRW filed the Forms on March 26, 2002. On April 10, 2002, Northrop Grumman and TRW each received a request for additional information from the United States Department of Justice. The statutory waiting period applicable to the merger will expire at 11:59 P.M., Eastern Time, on the thirtieth day after Northrop Grumman and TRW both have substantially complied with such requests, unless otherwise terminated by the Antitrust Division. If the thirtieth day falls on a weekend or holiday, the waiting period will expire at the close of the next regular business day. Thereafter, such waiting periods can be extended only by court order or by voluntary consent of the parties. The parties are in the process of complying with such requests for additional information.

The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of TRW’s or Northrop’s assets. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

European Community Merger Control Regulation.    Under Council Regulation (EC) No. 4064/89 (the “ECMR”), certain transactions may not be consummated before approval has been obtained from the European Commission. The ECMR prevents merging parties from consummating their merger until the European Commission has approved the transaction or has granted an express derogation from this rule. The European Commission’s initial investigation will last one month from the date a complete notification form has been submitted by Northrop Grumman (a period that is extended to six weeks if remedies are offered to address any concerns raised by the European Commission). After the initial one month/six weeks, the European Commission can either approve the transaction or initiate proceedings, which can last up to an additional four months.

Other.    Additional filings may be necessary in countries outside the United States and the European Community. In addition, it is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions.

Certain Federal Income Tax Consequences of the Merger

The following discussion is a summary of material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, its legislative history, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger to TRW shareholders. This discussion applies only to TRW shareholders that hold their shares of TRW common stock, and will hold the shares of Northrop Grumman common stock received in the merger, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of TRW stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the United States dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of TRW stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address the tax consequences of the merger under the laws of any state, local or foreign jurisdiction or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger.

TRW shareholders are urged to consult their own tax advisers as to specific tax consequences to them of the merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

The obligations of Northrop Grumman and TRW to complete the merger are conditioned upon the delivery of opinions to Northrop Grumman and TRW by Gibson, Dunn & Crutcher LLP and PricewaterhouseCoopers LLP, respectively, in each case in form and substance reasonably satisfactory to the party to whom such closing tax opinion is addressed, that, for federal income tax purposes, (a) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (b) each of Northrop Grumman, TRW and Richmond Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. These opinions will be given in reliance on customary factual representations contained in certificates executed by officers of TRW and Northrop Grumman at the date of consummation of the merger. These opinions are not binding on the courts or the Internal Revenue Service, nor do they preclude the Internal Revenue Service from adopting a position contrary to that expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither TRW nor Northrop Grumman intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

Neither Northrop Grumman nor TRW currently intends to waive the condition relating to the receipt of a closing tax opinion. In the unlikely event that either of Northrop Grumman or TRW were to determine to waive such condition, Northrop Grumman or TRW would mail additional information to its stockholders or shareholders describing any changes in the material United States federal income tax consequences that would result from the merger and would resolicit proxies if there were any material adverse changes in the United States federal income tax consequences to its stockholders or shareholders.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material federal income tax consequences will result from the merger:

•
TRW shareholders will not recognize any gain or loss upon the exchange of their shares of TRW common stock for shares of Northrop Grumman common stock pursuant to the merger, except with respect to any gain or loss attributable to cash received in lieu of fractional shares of Northrop Grumman common stock;

•
The aggregate tax basis of the shares of Northrop Grumman common stock received in exchange for shares of TRW common stock pursuant to the merger will be the same as the aggregate tax basis of the shares of TRW common stock surrendered in the merger, except that such holder’s aggregate tax basis in Northrop Grumman common stock will be reduced by the tax basis allocable to any fractional share interest in Northrop Grumman common stock for which such holder will receive cash;

•	The holding period for shares of Northrop Grumman common stock received in the merger in exchange for shares of TRW common stock will include the holding period for the TRW common stock surrendered;

•
Cash payments received by TRW shareholders in lieu of a fractional share of Northrop Grumman common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the TRW common stock allocable to the fractional share interest. The gain or loss will be long term capital gain or loss if the TRW common stock is considered to have been held for more than one year at the time of the merger;

•
If a TRW shareholder perfects dissenter’s rights with respect to its TRW common stock, such holder should generally recognize capital gain or loss at the effective time of the merger in an amount equal to the difference between the “amount realized” and the adjusted tax basis of its TRW common stock. For this purpose, although there is no authority directly on point, the amount realized generally should equal the trading price of TRW common stock at the effective time of the merger. Such holder should also recognize capital gain or loss at the time the appraised fair cash value is received, to the extent such payment exceeds or is less than the amount realized at the effective time of the merger. In addition, a portion of such payment may be characterized as interest income; and

•	None of Northrop Grumman, Northrop Grumman stockholders, Richmond Acquisition Corp., or TRW will recognize any gain or loss solely as a result of the merger.

If the Internal Revenue Service determines successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, TRW shareholders would be required to recognize any gain or loss with respect to each share of TRW common stock surrendered in the merger in an amount equal to the difference between the tax basis in that share of stock and the fair market value on the date of the merger of the Northrop Grumman common stock received in exchange therefor. In such event, a TRW shareholder’s aggregate tax basis in the Northrop Grumman common stock received in the merger would equal its fair market value on the date of the merger, and the shareholder’s holding period for the Northrop Grumman common stock would begin the day after the merger.

The above discussion of potential tax consequences may not apply to certain categories of stockholders subject to special treatment under the Internal Revenue Code. TRW shareholders are urged to consult their own tax advisers to determine the specific tax consequences of the merger, including any federal, state, local, foreign or other tax consequences of the merger.

Recent Litigation

On March 4, 2002, Northrop Grumman filed a lawsuit in the United States District Court for the Northern District of Ohio against TRW and certain other persons, seeking declaratory and injunctive relief with respect to Ohio’s control share acquisition law, business combination law, and control bid law. The lawsuit alleges that such statutes conflict with the United States Constitution and United States laws governing the conduct of tender offers, and thus are unconstitutional.

On March 4, 2002, TRW filed a lawsuit in the United States District Court for the Southern District of Ohio against Northrop Grumman, the Attorney General of Ohio, the Director of Ohio’s Department of Commerce and the Commissioner of Ohio’s Division of Securities. The lawsuit sought a judgment that the control share acquisition law, business combination law and control bid law are constitutional.

Both of these lawsuits have been dismissed with prejudice as agreed by Northrop Grumman and TRW in the merger agreement. The lawsuit filed in the United States District Court for the Northern District of Ohio was dismissed on July 15, 2002 and a dismissal for the lawsuit filed in the United States District Court for the Southern District of Ohio was filed on July 12, 2002.

Dissenters’ Appraisal Rights of TRW Shareholders

In the merger, Richmond Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Northrop Grumman, will be merged with and into TRW, with TRW as the corporation surviving the merger. Each outstanding share of TRW common stock (except for treasury shares of TRW and shares beneficially owned directly or indirectly by Northrop Grumman for its own account) will be converted into the right to receive shares of Northrop Grumman common stock based on the exchange ratio described herein, subject to dissenters’ rights under Ohio law.

If the merger is completed, TRW shareholders will have certain rights under the Ohio Revised Code to dissent and demand dissenters’ rights and to receive payment in cash of the fair cash value of their TRW shares. TRW shareholders who vote in favor of the merger will not be entitled to relief as dissenting shareholders. In order to qualify for rights as a dissenting shareholder, a TRW shareholder must deliver to TRW a written demand for payment of the fair cash value of the shares for which relief is sought within the time period prescribed by

Sections 1701.84 and 1701.85 of the Ohio Revised Code. If TRW then sends a dissenting shareholder a request for the certificates representing the TRW shares for which relief is sought, the dissenting shareholder must return the certificates requested to TRW so that they may be endorsed with a legend stating that a demand for the fair cash value of such TRW shares has been made. A dissenting shareholder’s failure to deliver such certificates within a prescribed time period terminates his or her rights as a dissenting shareholder under Ohio law. Unless TRW and the dissenting shareholder come to an agreement on the fair cash value per share of the TRW shares for which such dissenting shareholder seeks relief, either the dissenting shareholder or TRW may file a complaint in court. Other dissenting shareholders may join as plaintiffs or defendants in the resulting proceeding at that time.

If the shareholder complies with the statutory procedures for exercising or perfecting dissenters’ rights in accordance with Sections 1701.84 and 1701.85 of the Ohio Revised Code, then a judicial determination will be made as to the fair cash value required to be paid to the objecting shareholder for such holder’s TRW shares. Any such judicial determination of the fair cash value will be based on the amount that a willing seller, under no compulsion to sell, would be willing to accept, and a willing buyer, under no compulsion to purchase, would be willing to pay. In determining the fair cash value of the TRW shares, a court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the proposal of the merger. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the TRW shares, including, among other things, asset values and earning capacity. The value so determined may be more or less than the price per TRW share to be paid in the merger but in no event can the value so determined exceed the amount specified in the demand of a particular shareholder.

From the time written demand for payment of the fair cash value is given until either the termination of the rights and obligations arising from such demand or the purchase of the shares related thereto, all rights accruing to the dissenting shareholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid in money on TRW shares during the suspension or if any dividend, distribution or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution or interest that would have been payable on the shares, but for such suspension, shall be paid to the holder of record of the shares as a credit against the fair cash value of the shares. If the right to receive the fair cash value is terminated other than by the purchase of the shares, all rights will be restored to the objecting shareholder and any distribution that would have been made to the holder of record of the shares, but for the suspension, will be made at the time of such termination.

The foregoing summary of the rights of dissenting shareholders under Ohio law does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by reference to the full text of Section 1701.84 and Section 1701.85 of the Ohio Revised Code included herein as Annex H and incorporated herein by this reference. The preservation and exercise of dissenters’ rights are conditioned on strict adherence to the applicable provisions of the Ohio Revised Code.

Plans for TRW After the Merger

After the merger, Northrop Grumman currently anticipates that TRW will continue its current operations, except that it would cease to be publicly owned and would instead be a wholly-owned subsidiary of Northrop Grumman. Northrop Grumman expects to divest TRW’s Automotive business after the merger either by selling that business to a third party or parties or by spinning it off to Northrop Grumman stockholders (including the former TRW shareholders), or by a combination of a sale and spin off.

Certain Relationships with Northrop Grumman or TRW

Except as set forth in this joint proxy statement/prospectus, neither Northrop Grumman nor TRW, nor to their respective best knowledge, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of TRW (with respect to Northrop Grumman or its directors, officers or affiliates) or Northrop Grumman (with respect to TRW or its directors, officers or affiliates), including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this joint proxy statement/prospectus, there have been no contacts, negotiations or transactions since January 1, 1999, between Northrop Grumman or, to the best of Northrop Grumman’s knowledge, any of Northrop Grumman’s directors, executive officers or other affiliates on the one hand, and TRW or its affiliates, on the other hand, or between TRW or, the best of TRW’s knowledge, any of TRW’s directors, executive officers or affiliates, on the one hand, and Northrop Grumman, on the other hand, concerning a merger, consolidation or acquisition, a tender offer to exchange or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. In the normal course of their businesses, Northrop Grumman and TRW are parties to transactions and agreements. Neither Northrop Grumman, nor, to the best of Northrop Grumman’s knowledge, any of its directors, executive officers or other affiliates has since January 1, 1999 had any transaction with TRW or any of its directors, executive officers, or affiliates that would require disclosure under the rules and regulations of the SEC applicable to this joint proxy statement/prospectus. Neither TRW nor, to the best of TRW’s knowledge, any of its directors, executive officers or other affiliates has since January 1, 1999 had any transaction with Northrop Grumman or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, Northrop Grumman beneficially owns for its own account four shares of TRW common stock. In addition, Dr. Ronald D. Sugar, President and Chief Operating Officer and a director of Northrop Grumman, owns 21,475 shares of TRW common stock as trustee of the Ronald D. Sugar Revocable Trust dated as of October 20, 1995. Dr. Sugar was employed by TRW through June 2000. In accordance with the terms of his employment with TRW, Dr. Sugar continues to receive annual payments from TRW relating to the TRW nonqualified 401(k) excess plan. To the best of Northrop Grumman’s knowledge, no other officers or directors of Northrop Grumman own TRW capital stock or have interests in TRW.

Fees and Expenses

Northrop Grumman has retained D.F. King & Co., Inc. as its proxy solicitor and information agent in connection with the merger. D.F. King may contact holders of TRW shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the merger to beneficial owners of TRW shares. Northrop Grumman will pay D.F. King approximately $20,000.00 for these services in addition to reimbursing D.F. King for its reasonable out-of-pocket expenses. Northrop Grumman has agreed to indemnify D.F. King against various liabilities and expenses in connection with the merger, including various liabilities under United States federal securities laws.

In addition, Northrop Grumman has retained EquiServe Trust Company as the exchange agent for the merger. Northrop Grumman will pay the exchange agent reasonable and customary compensation for its services in connection with the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against various liabilities and expenses, including various liabilities under United States federal securities laws.

The fees and expenses payable by Northrop Grumman to its financial advisers Salomon Smith Barney and Stephens Financial Group are described in “THE MERGER—Opinions of Financial Advisers” on pages 42 and 44, respectively.

TRW Advisers

TRW has retained Georgeson Shareholder Services as its proxy solicitor and information agent in connection with the merger. Georgeson may contact holders of TRW shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the merger to beneficial owners of TRW shares. TRW will pay Georgeson approximately $75,000.00 for these services, in addition to reimbursing Georgeson for its reasonable out-of-pocket expenses. TRW has agreed to indemnify Georgeson against various liabilities and expenses in connection with the merger, including various liabilities under United States federal securities laws.

The fees and expenses payable by TRW to its financial advisers, Goldman Sachs and Credit Suisse First Boston, are described in “THE MERGER—Opinions of Financial Advisers” on page 39.

Other Expenses

Except as specifically discussed in the preceding paragraphs, all costs and expenses incurred in connection with the solicitation of proxies will be paid by the party incurring such costs or expenses. However, filing fees in connection with the filing of this joint proxy statement/prospectus, all printing, mailing and related expenses incurred in connection with printing and mailing this joint proxy statement/prospectus and all other expenses not directly attributable to any one of the parties will be shared equally by Northrop Grumman and TRW.

Accounting Treatment

Northrop Grumman will account for the merger under the purchase method of accounting under United States generally accepted accounting principles, which means that TRW’s results of operations will be included with those of Northrop Grumman from the closing date of the merger and the combined companies’ consolidated assets and liabilities will be recorded at their fair values at the same date.

Delisting and Deregistration of TRW Common Stock

TRW common stock currently is listed on the New York Stock Exchange, the Pacific Exchange, the Chicago Stock Exchange, the Philadelphia Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange under the symbol “TRW.” Upon the consummation of the merger, TRW common stock will be delisted from those exchanges and deregistered under the Securities Exchange Act of 1934, as amended.

Listing of Northrop Grumman Common Stock

Northrop Grumman common stock currently is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “NOC.” Northrop Grumman has agreed to cause the shares of Northrop Grumman common stock to be issued pursuant to the merger to be approved for listing on the New York Stock Exchange upon official notice of issuance.

THE MERGER AGREEMENT

The following summary describes some of the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement, and not this summary or any other information contained in this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement, and Northrop Grumman stockholders and TRW shareholders are encouraged to read the entire merger agreement as well as this joint proxy statement/prospectus before making any decisions regarding the merger or the other transactions described herein. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by this reference.

The Merger

The merger agreement provides that Richmond Acquisition Corp., a wholly-owned subsidiary of Northrop Grumman, will merge with and into TRW at the time the merger becomes effective. TRW will be the corporation surviving the merger and will become a wholly-owned subsidiary of Northrop Grumman.

Closing of the Merger

The closing of the merger will take place (a) as soon as practicable, but in any event within three business days after the day all conditions to the merger set forth in the merger agreement are fulfilled or validly waived or (b) at such other time as Northrop Grumman and TRW may agree in writing. A certificate of merger will be filed with the Secretary of State of the State of Ohio as soon as practicable after satisfaction or waiver of all conditions to the merger, at which time the merger will become effective. The parties currently expect to complete the merger during the fourth quarter of 2002.

Consideration to be Received in the Merger

At the effective time of the merger, each share of TRW common stock (other than shares held by dissenting shareholders and shares held by Northrop Grumman or TRW) automatically will be converted into the right to receive a number of shares of Northrop Grumman common stock equal to the exchange ratio. The exchange ratio is determined by dividing $60.00 by the average reported closing sales prices of Northrop Grumman common stock on the New York Stock Exchange as reported in the Wall Street Journal for the five consecutive trading days ending on (and including) the second trading day prior to the closing date of the merger. However, in no event will the exchange ratio be greater than 0.5357 ($60.00/$112.00) or less than 0.4348 ($60.00/$138.00).

If the average Northrop Grumman common stock closing sale price, calculated as described above, is greater than $138.00, TRW’s common shareholders will receive 0.4348 shares of Northrop Grumman common stock for each share of TRW common stock. If the average Northrop Grumman common stock closing sale price, calculated as described above, is less than $112.00, TRW’s common shareholders will receive 0.5357 shares of Northrop Grumman common stock for each share of TRW common stock.

Holders of TRW common stock will have the right under Ohio law to dissent from the merger and receive the fair value of their shares in cash, as described in “THE MERGER—Dissenters’ Appraisal Rights of TRW Shareholders” on page 61.

Treatment of Fractional Shares

No fractional shares of Northrop Grumman common stock will be issued pursuant to the merger. Holders of TRW common stock will be paid cash instead of any fractional shares of Northrop Grumman common stock that the holder otherwise would have received in the merger. The amount of cash paid will be equal to the fractional share interest of Northrop Grumman common stock to which the holder otherwise would be entitled (after taking into account all shares of TRW common stock held at the effective time by the holder), multiplied by the average closing sale prices for a share of Northrop Grumman common stock used to calculate the exchange ratio for the merger.

Preferred Stock of TRW

Pursuant to the merger agreement, each outstanding share of TRW Cumulative Serial Preference Stock II, $4.40 Convertible Series 1 and each outstanding share of TRW Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, will be redeemed for cash by TRW prior to the record date for the TRW Meeting. On July 26, 2002 TRW gave notice that on August 30, 2002 all outstanding shares of its Cumulative Serial Preference Stock II, $4.40 Convertible Series I, will be redeemed at a redemption price of $104.00 per share, and all outstanding shares of its Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, will be redeemed at a redemption price of $100.00 per share. Therefore, the holders of such securities will not be entitled to notice of, or to vote at, the TRW Meeting, and the approval of such TRW shareholders will not be required to adopt the merger agreement.

Procedures for Exchanging TRW Common Stock

At or prior to the effective time of the merger, Northrop Grumman will deposit with the exchange agent certificates representing the shares of Northrop Grumman common stock to be issued to TRW’s shareholders in connection with the merger. Each form of letter of transmittal that will be sent to TRW shareholders promptly after closing will include detailed instructions on how TRW shareholders may exchange their TRW common stock for the consideration they are entitled to receive in connection with the merger. After the closing, the exchange agent will send new certificates representing Northrop Grumman common stock to former TRW shareholders who have delivered properly completed letters of transmittal to the exchange agent with their TRW share certificates, and a check for the fractional share interests or dividends or distributions that each such TRW shareholder is entitled to receive pursuant to the merger agreement. No interest will be paid on any cash paid in connection with the merger, other than as may be required with respect to dissenters’ rights under Ohio law.

Any merger consideration that remains unclaimed one year after the effective time of the merger shall be returned to Northrop Grumman. Any TRW shareholder who has not exchanged such holder’s shares of TRW common stock for shares of Northrop Grumman common stock by that date shall thereafter look only to Northrop Grumman for delivery of the merger consideration to which they are entitled.

Treatment of TRW Stock Options and Other Equity Awards

Pursuant to the merger agreement, each holder of TRW stock options, TRW restricted stock and TRW restricted stock units will be entitled to elect to have those securities redeemed by TRW for cash as described in the merger agreement, unless either Northrop Grumman or TRW reasonably determines that there is an undue risk that such an election could be deemed to be a tender offer for TRW common stock by TRW. To the extent that a holder of such securities does not elect redemption, or if the redemption cannot be effected because either Northrop Grumman or TRW reasonably determines that there is an undue risk that such election could be deemed a tender offer for TRW common stock, at the effective time of the merger:

•
all unvested TRW stock options will vest and all TRW options will be deemed assumed by Northrop Grumman. The number of shares of Northrop Grumman common stock issuable upon exercise of each assumed TRW option will be equal to (a) the number of shares of TRW common stock issuable upon exercise of the TRW option prior to the effective time of the merger multiplied by (b) the exchange ratio used in exchanging shares of TRW common stock for shares of Northrop Grumman common stock in the merger. The exercise price for such assumed TRW options will be equal to (i) the exercise price in effect for the TRW options prior to the effective time of the merger divided by (ii) the exchange ratio used in exchanging shares of TRW common stock for shares of Northrop Grumman common stock in the merger.

•
each share of TRW restricted stock and each TRW restricted stock unit award will vest and all restrictions on those securities will lapse as of the effective time of the merger, and the holder thereof will be entitled to receive the same number of shares of Northrop Grumman common stock to which the holder would have been entitled had the holder held unrestricted shares of TRW common stock at the effective time.

In addition, at the effective time of the merger:

•
each outstanding TRW stock appreciation right will accelerate and automatically be converted into the right to receive cash in the amount by which the value of the shares of TRW common stock subject to the stock appreciation right, calculated as the average of the closing sale prices for a share of TRW common stock on the New York Stock Exchange for the five consecutive trading days ending on (and including) the second trading day before the closing date of the merger, exceeds the exercise price for the shares of TRW common stock subject to the stock appreciation right;

•
each outstanding TRW critical skills stock unit grant will be amended or converted into a similar instrument of Northrop Grumman, with such adjustments to the terms and conditions of the grant as are appropriate to preserve the value inherent in the awards; and

•
each outstanding TRW strategic incentive program grant will be cancelled in exchange for a lump sum cash payment equal to the value of the grant, assuming maximum performance of all performance goals, except that 2001-2002 strategic incentive program grants will be paid at 50% of the maximum value of such grants, assuming all performance goals had been reached.

Any cash amounts paid in cancellation of these TRW securities will be paid by TRW at or prior to the effective time of the merger out of funds provided by TRW and will be net of any amounts required to be withheld for tax withholding obligations.

Registration and Listing of Northrop Grumman Common Stock

Northrop Grumman and TRW have agreed to use their reasonable best efforts to register the shares of Northrop Grumman common stock to be issued as consideration in the merger under the Securities Act, and Northrop Grumman has agreed to cause those shares to be listed on the New York Stock Exchange, upon official notice of issuance. The registration and listing of the Northrop Grumman common stock are conditions to the obligations of Northrop Grumman and TRW to consummate the merger.

Representations and Warranties

Northrop Grumman and TRW have made certain customary representations and warranties to each other in the merger agreement, including those as to:

• corporate existence and power;	• litigation matters;

• corporate authorization;	• tax matters;

• governmental authorizations;	• employee benefit matters;

• non-contravention;	• compliance with laws;

• capitalization;	• environmental matters;

• subsidiary matters;	• Ohio anti-takeover statutes;

• financial statements;	• intellectual property and software matters;

• the absence of certain material changes;	• government contracts; and

• the absence of undisclosed material liabilities;	• problems with customers and suppliers.

Certain of the representations and warranties are qualified by a material adverse effect standard. A material adverse effect, with respect to both Northrop Grumman and TRW, means any event, circumstance or change that:

•
materially adversely affects the ability of Northrop Grumman and TRW, as the case may be, and their respective subsidiaries, taken as a whole, to perform the obligations set forth in the merger agreement or to consummate the transactions contemplated by the merger agreement; or

•	is materially adverse to the business, assets, financial condition or results of operations of Northrop Grumman and TRW, as the case may be, and their respective subsidiaries, taken as a whole.

However, events, circumstances or changes, alone or in combination, that arise out of or result from the following are not deemed to have a material adverse effect:

•
general legal, regulatory, political, business, economic, capital market or financial market conditions or conditions otherwise generally affecting industries in which Northrop Grumman or TRW and their respective subsidiaries, taken as a whole, generally operate, except to the extent Northrop Grumman or TRW, as the case may be, is materially and adversely affected in a disproportionate manner as compared to other comparable participants in such industries;

•
the negotiation, execution, announcement or consummation of the merger agreement and the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees;

•	the proposed sale of TRW’s Aeronautical Systems business; and

•
subject to the absence of an objection by Northrop Grumman, any actions required by or permitted under the merger agreement to be taken in connection with the spin off of the TRW Automotive business or another transaction involving the separation of TRW’s Automotive business substantially in accordance with the documents previously filed by TRW with the Internal Revenue Service and the SEC.

The representations and warranties contained in the merger agreement do not survive beyond the effective time of the merger.

Conduct of Business Before the Merger

TRW has agreed to conduct its businesses, and to cause its subsidiaries to conduct their businesses, from June 30, 2002 to the effective time of the merger in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties.

Northrop Grumman has agreed that it and its subsidiaries will conduct their business in compliance in all material respects with all applicable laws and regulations and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties.

Each of Northrop Grumman and TRW also has agreed that it will, with certain limited exceptions, among other things:

•	use its reasonable best efforts to take all actions to consummate and make the merger and the other transactions contemplated by the merger agreement effective as soon as possible;

•	use its reasonable best efforts to avoid the entry of, or to vacate, any judgment that would prevent or delay the closing of the merger;

•	use its reasonable best efforts to avoid or eliminate every impediment to the merger under any antitrust law that may be asserted, including:

•	with respect to Northrop Grumman, taking all actions such as:

•	proposing, negotiating, committing to and effecting, the sale, divestiture or disposition of assets or businesses of Northrop Grumman or any of its subsidiaries; and

•
otherwise taking or committing to take actions that limit Northrop Grumman or its subsidiaries’ freedom of action with respect to, or ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets;

in each case as required to avoid the entry of, or to effect the dissolution of, any injunction or order which would prevent or materially delay the merger, unless doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, long term earning capacity or financial condition of Northrop Grumman and its subsidiaries taken as a whole; and

•
with respect to TRW, taking such of the foregoing actions as Northrop Grumman may request, provided that any such action by TRW that is not an express condition to the merger may be conditioned on the completion of the merger;

•
keep each other reasonably apprised of the status of the transactions contemplated by the merger agreement and reasonably cooperate in obtaining all required approvals or consents of any governmental authority;

•
cooperate in preparing a joint proxy statement/prospectus relating to the merger and use reasonable best efforts to mail the joint proxy statement/prospectus to Northrop Grumman stockholders TRW shareholders;

•	call a meeting of Northrop Grumman stockholders and TRW shareholders for the purpose of obtaining any stockholder or shareholder approvals required to consummate the merger;

•	cooperate in determining whether any action, consent or approval of any governmental authority is required and seek to obtain any such required actions, consents, approvals or waivers;

•	provide the other party certain access to offices, properties, books and records and to its counsel, financial advisers, auditors and other authorized representatives;

•	not take any action which would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	notify one another of communications from any third party alleging that a consent is required in connection with transactions contemplated by the merger agreement or from governmental authorities; and

•
if any anti-takeover or similar statute or regulation is applicable or may become applicable to the merger, use reasonable best efforts to take all reasonable and legally permissible actions so that the merger may be consummated.

Northrop Grumman has agreed, with certain limited exceptions, that it will not:

•	adopt or propose any changes in its certificate of incorporation, bylaws or similar organization or governing documents;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	issue, sell, transfer, pledge, dispose of or encumber any shares of its capital stock;

•	split, combine, subdivide or reclassify its outstanding shares of capital stock or declare, set aside or pay any dividend; and

•	sell, lease, license or otherwise dispose of any material amount of assets or property.

Northrop Grumman also has agreed, among other things, to:

•	take all actions necessary to cause Richmond Acquisition Corp. to perform its obligations under the merger agreement;

•
indemnify, and cause TRW after the merger to indemnify, the officers and directors of TRW to the fullest extent permitted under applicable law with respect to all acts or omissions made prior to the effective time of the merger;

•
cause the articles of incorporation and regulations of TRW after the merger to contain provisions no less favorable with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than those set forth in such articles of incorporation and regulations as of the date of the merger agreement;

•	cooperate in the defense of any action involving a TRW indemnitee;

•	cause TRW after the merger to maintain TRW’s current directors’ and officers’ liability insurance, or an equivalent policy, for six years;

•
cause the shares of Northrop Grumman common stock to be issued pursuant to the merger (including shares issued upon exercise of TRW options deemed assumed by Northrop Grumman, or issued upon conversion of TRW restricted stock or restricted stock units, pursuant to the merger agreement) to be approved for listing on the New York Stock Exchange;

•	cause TRW after the merger to honor TRW’s employee plans;

•
provide each TRW employee as of the effective time, for two years after the merger (provided that the employee remains employed by Northrop Grumman or any of its subsidiaries during that time), benefits which in the aggregate and regardless of the form of such benefits, are at least as favorable as the benefits provided pursuant to TRW’s employee benefit plans or arrangements prior to the merger and not to amend or terminate TRW’s severance policies during that two-year period;

•
give, or cause TRW after the merger to give, such TRW employees full credit for their service with TRW, solely for purposes of eligibility and vesting under severance benefit, vacation and other employee benefit plans or arrangements maintained by Northrop Grumman or any subsidiary of Northrop Grumman to the same extent recognized by TRW for similar TRW benefit plans or arrangements;

•
waive or cause to be waived certain preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such TRW employees under any welfare benefit plans of Northrop Grumman; and

•
not acquire or agree to acquire any person or entity if such acquisition will delay obtaining consents for the merger, increase the risk of a governmental authority prohibiting the consummation of the merger or materially delay the consummation of the merger.

TRW has agreed, with certain limited exceptions, not to take, nor permit any of its subsidiaries to take, any of the following actions, among others:

•	adopt or propose any changes in its articles of incorporation, regulations or similar organization or governing documents;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	issue, sell, transfer, pledge, dispose of or encumber any shares of its capital stock;

•	split, combine, subdivide or reclassify its outstanding shares of its capital stock or declare, set aside or pay any dividend;

•
redeem, purchase or acquire any shares of TRW’s capital stock except for repurchases, redemptions or acquisitions required by the terms of a TRW stock plan or in accordance with dividend reinvestment plans in effect as of the date of the merger agreement;

•	adopt, amend or terminate any bonus, profit sharing, compensation, stock option or similar plan;

•
grant severance or termination pay or pension benefits to any director, officer or employee; enter into any employment, retention or deferred compensation agreement; enter into any new, or modify the vesting or payment of, benefits payable under any existing severance or termination pay policies or employment or consulting agreements; or modify or amend any compensation, bonus or other benefits payable to directors, officers, employees or consultants;

•	acquire a material amount of assets or property in excess of the amounts specified in the capital expenditure budget attached to the merger agreement;

•	sell, lease, license or otherwise dispose of any material amount of assets or property;

•
make or rescind any material tax election, change any material methods of reporting income or deductions for tax purposes, compromise any tax liability or issue a waiver to extend the period of limitation for the payment or assessment of tax;

•	alter, or permit to be altered, through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any of its subsidiaries;

•
incur or assume debt or issue any debt securities; assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; make any loans, advances or capital contributions; pledge or otherwise encumber shares of capital stock or mortgage or pledge any of its material assets;

•	change any accounting principles;

•	revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable; and

•	settle or compromise any pending or threatened suit, action or claim that the settlement or compromise of which could have a material adverse effect on TRW and its subsidiaries, taken as a whole.

TRW also has agreed, among other things:

•
to redeem all outstanding shares of TRW Cumulative Serial Preference Stock II; $4.40 Convertible Series 1 and all shares of TRW Cumulative Serial Preference Stock II, $4.50 Convertible Series 3 prior to the record date for the TRW Meeting;

•
not to withdraw the ruling request previously submitted by TRW to the Internal Revenue Service with respect to TRW’s previously proposed spin off of its Automotive business or file any amendments or supplements to such ruling;

•
to reasonably assist Northrop Grumman in preparing for, and make TRW’s officers and employees reasonably available for, presentations to prospective purchasers, investors or other parties regarding any transaction involving or relating to TRW’s Automotive business;

•	to maintain the existence of TRW Automotive Inc. as a Delaware corporation and wholly-owned subsidiary of TRW; and

•
to prepare unaudited financial statements for TRW’s Automotive business as may be required by the rules of the SEC, as well as any other financial statements reasonably requested by Northrop Grumman in connection with a proposed transaction involving TRW’s Automotive business.

Conditions to the Completion of the Merger

The obligations of Northrop Grumman, TRW and Richmond Acquisition Corp. are subject to the satisfaction or valid waiver of the following conditions, among others:

•
the approval by the Northrop Grumman stockholders of the issuance of the shares of Northrop Grumman common stock in connection with the merger and the adoption by the TRW shareholders of the merger agreement;

•	the expiration or termination of the waiting periods under the HSR Act;

•	the approval of the merger by the European Commission;

•	the absence of any injunction or other legal restraint to the merger agreement or the merger;

•	the registration statement of which this joint proxy statement/prospectus is a part being declared effective under the Securities Act, and no stop order suspending its effectiveness being in effect;

•
the shares of Northrop Grumman common stock to be issued pursuant to the merger (including those issued upon exercise of TRW options deemed assumed by Northrop Grumman, or issued upon conversion of TRW restricted stock or restricted stock units, pursuant to the merger agreement) being approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	all material governmental approvals of the merger being received.

The obligations of Northrop Grumman and Richmond Acquisition Corp. are subject to the satisfaction or valid waiver of the following conditions:

•	TRW having performed in all material respects all of its covenants and obligations under the merger agreement to be performed by it at or prior to the effective time of the merger;

•	all representations and warranties made by TRW in the merger agreement and in any certificate or other writing delivered by TRW pursuant to the merger agreement:

•
if subject to any limitations as to “materiality” or “material adverse effect,” (as further described in the section entitled “THE MERGER AGREEMENT—Representations and Warranties”) being true and correct at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

•
if not subject to any limitations as to “materiality” or “material adverse effect,” being true and correct at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TRW; and

•
Northrop Grumman having received from Gibson, Dunn & Crutcher LLP opinions stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Northrop Grumman, TRW and Richmond Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and such opinions having not been withdrawn.

The obligations of TRW are subject to the satisfaction or valid waiver of the following conditions, among others:

•	Northrop Grumman having performed in all of material respects all its covenants and obligations under the merger agreement to be performed by it at or prior to the effective time of the merger;

•
all representations and warranties made by Northrop Grumman and Richmond Acquisition Corp. in the merger agreement and in any certificate or other writing delivered by Northrop Grumman or Richmond Acquisition Corp. pursuant to the merger agreement:

•
if subject to any limitations as to “materiality” or “material adverse effect” (as further described in the section entitled “THE MERGER AGREEMENT—Representations and Warranties”) being true and correct at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

•
if not subject to any limitations as to “materiality” or “material adverse effect,” being true and correct as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Northrop Grumman; and

•
TRW having received from PricewaterhouseCoopers LLP an opinion stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Northrop Grumman, TRW and Richmond Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and such opinions having not been withdrawn.

Termination of the Merger Agreement

The merger agreement may be terminated by the mutual written consent of Northrop Grumman and TRW at any time prior to the merger.

The merger agreement may be terminated by either Northrop Grumman or TRW if:

•
the merger is not consummated by December 31, 2002 (or March 31, 2003, if the only unsatisfied conditions relate to antitrust and governmental approvals or the existence of a provision of law or a regulation, judgment, injunction, order or decree making the merger illegal or otherwise prohibiting the consummation of the merger);

•	the Northrop Grumman stockholders do not approve the issuance of the Northrop Grumman common stock in connection with the merger at the Northrop Meeting or any adjournment thereof;

•	the TRW shareholders do not adopt the merger agreement at the TRW Meeting or any adjournment thereof;

•
any law or regulation makes the merger illegal or otherwise prohibits the merger or if any judgment, injunction, order or decree enjoining Northrop Grumman, TRW or Richmond Acquisition Corp. from consummating the merger becomes final and unappealable; or

•	the other party breaches a representation, warranty, covenant or obligation contained in the merger agreement and such breach:

•
results in a failure of the condition that the other party was required to perform its obligations under the merger agreement in all material respects or that the other party’s representations and warranties be true and correct unless the failure to be true and correct is not material or would not result in a material adverse effect on the other party and its subsidiaries taken together; and

•	is not susceptible to cure or, if susceptible to cure, is not cured within 30 days after written notice of the breach.

The merger agreement may be terminated by Northrop Grumman if:

•	TRW’s board of directors changes its recommendation to TRW’s shareholders to adopt the merger agreement (whether or not permitted by the merger agreement);

•	TRW fails to call the TRW Meeting; or

•	TRW’s board of directors recommends a proposal other than the merger to the TRW shareholders.

The merger agreement may be terminated by TRW if:

•
Northrop Grumman’s board of directors changes its recommendation to Northrop Grumman’s stockholders to approve the issuance of the shares of Northrop Grumman common stock pursuant to the merger (whether or not permitted by the merger agreement);

•	Northrop Grumman fails to call the Northrop Meeting; or

•
TRW’s board of directors in good faith determines by a majority vote, after consultation with outside legal counsel, that to fulfill its fiduciary obligations it may be required to withdraw its recommendation regarding the merger, or approve or recommend, or cause TRW to enter into an agreement regarding a proposal that TRW’s board of directors believes is more favorable to TRW’s shareholders than the merger, and:

•	TRW gives notice to Northrop Grumman of the competing proposal, including the material terms of the proposal and the identity of the party making the competing proposal;

•
Northrop Grumman does not make an offer that TRW’s board of directors by a majority vote determines in good faith (based on the advice of TRW’s financial advisers) is as favorable to TRW’s shareholders as the competing proposal within five days after receiving notice from TRW of the competing proposal; and

•	prior to or concurrently with signing any agreement regarding the competing proposal, TRW must terminate the merger agreement and pay Northrop Grumman the termination fee described below.

Termination Fee

TRW must pay Northrop Grumman a termination fee of $275 million if the merger agreement is terminated:

•	by Northrop Grumman, because TRW’s board of directors changes its recommendation to TRW’s shareholders to adopt the merger agreement (whether or not permitted by the merger agreement);

•	by Northrop Grumman, because TRW fails to call the TRW Meeting as required by the merger agreement;

•	by Northrop Grumman, because TRW’s board of directors recommends a proposal other than the merger to the TRW shareholders;

•	by TRW, after complying with its obligations under the non-solicitation provisions of the merger agreement referred to below. See “THE MERGER AGREEMENT—No Solicitation” on the following page.

TRW also must pay Northrop Grumman the $275 million termination fee if the merger agreement is terminated by Northrop Grumman because:

•
the TRW shareholders fail to adopt the merger agreement at the TRW Meeting and, at the time of the TRW Meeting, there is outstanding, or TRW is considering, or there has been a public announcement of, a plan or proposal (referred to as an “acquisition proposal”) for the direct or indirect acquisition of 30% or more of either the equity interests in TRW or the assets or business of TRW or its subsidiaries that constitute 30% or more of the net revenues, net income or net assets of TRW and its subsidiaries (taken as a whole), and within twelve months thereafter:

•	TRW enters into an agreement with respect to such an acquisition proposal; or

•
a transaction occurs involving the conveyance of 50% or more of either the equity interests in TRW or the assets or business of TRW or its subsidiaries that constitute 50% or more of the net revenues, net income or net assets of TRW and its subsidiaries (taken as a whole), in each case involving any party or an affiliate thereof:

•	with whom TRW or its agents had negotiations regarding an acquisition proposal;

•	to whom TRW or its agents provided information in connection with an acquisition proposal; or

•	who had submitted an acquisition proposal to TRW after the date of the merger agreement and before the date the merger agreement is terminated; or

•	TRW has breached a representation, warranty, covenant or obligation contained in the merger agreement, and such breach:

•	results in a failure of the condition that TRW shall have performed in all material respects its covenants and obligations under the merger agreement, that TRW’s representations and warranties shall be true and correct unless the failure to be true and correct is not material or would not result in a material adverse effect on TRW and its subsidiaries taken together; and

•	is not susceptible to cure or, if susceptible to cure, is not cured within 30 days after written notice of the breach and, within twelve months thereafter:

•
TRW enters into an agreement for the direct or indirect acquisition of 30% or more of either the equity interests in TRW or the assets or business of TRW or its subsidiaries that constitute 30% or more of the net revenues, net income or net assets of TRW and its subsidiaries (taken as a whole); or

•
a transaction occurs involving the conveyance of 50% or more of either the equity interests in TRW or the assets or business of TRW or its subsidiaries that constitute 50% or more of the net revenues, net income or net assets of TRW and its subsidiaries (taken as a whole), in each case involving any party or affiliate thereof:

•	with whom TRW or its agents had negotiations regarding an acquisition proposal after the date of the merger agreement and before the date the merger agreement is terminated;

•	to whom TRW or its agents provided information in connection with an acquisition proposal after the date of the merger agreement and before the date the merger agreement is terminated; or

•	who had submitted an acquisition proposal to TRW after the date of the merger agreement and before the date the merger agreement is terminated.

Expense Reimbursement

Northrop Grumman must reimburse TRW for up to $50 million of documented expenses if the merger agreement is terminated by TRW because Northrop Grumman’s board of directors changes its recommendation to Northrop Grumman’s stockholders to authorize the issuance of shares of Northrop Grumman common stock pursuant to the merger or fails to call the Northrop Meeting.

No Solicitation

The merger agreement contains a non-solicitation covenant which prohibits TRW from continuing discussions or negotiations regarding any acquisition proposal (as defined in the merger agreement) after the date of the merger agreement. However, if an acquisition proposal is received, TRW’s board of directors may make inquiries or conduct discussions to inform itself for the purpose of exercising its fiduciary duties if:

•	the acquisition proposal could result in a “superior proposal,” as described below; and

•	the acquisition proposal was not solicited after the date of the merger agreement and did not otherwise result from TRW’s breach of the non-solicitation covenant.

If TRW’s board of directors determines that a competing proposal is reasonably likely to lead to a “superior proposal,” TRW and its representatives may conduct additional discussions or provide non-public information to the other party if such other party executes a confidentiality and standstill agreement no less restrictive than the confidentiality agreement between Northrop Grumman and TRW and the confidentiality provisions in the merger agreement.

TRW has agreed to inform Northrop Grumman concerning any unsolicited acquisition proposal which it may receive.

Change of Recommendation

TRW’s board of directors has agreed to recommend the adoption of the merger agreement to TRW shareholders. However, TRW’s board of directors is permitted to withdraw or modify its recommendation in a manner adverse to Northrop Grumman, if:

•	Northrop Grumman changes its recommendation to Northrop Grumman stockholders;

•	TRW receives an unsolicited competing proposal that TRW’s board of directors believes is a “superior proposal,” as described above, provided:

•	TRW’s board of directors determines in good faith, after consultation with outside legal counsel, that such withdrawal or modification may be required to satisfy its fiduciary duties;

•	TRW provides written notice to Northrop Grumman of the “superior proposal” prior to withdrawing or modifying its recommendation; and

•	Northrop Grumman does not, within five business days of receipt of such notice, make an offer which TRW’s board of directors determines in good faith to be as favorable as the “superior proposal.”

However, TRW may not enter into any agreement with respect to a “superior proposal” unless the merger agreement has been or concurrently is terminated and TRW first pays Northrop Grumman the $275 million termination fee described above.

A “superior proposal” is defined in the merger agreement as a bona fide written proposal or indication of interest from a third party for:

•
a direct or indirect acquisition, purchase or conveyance of the business or assets of TRW or any of its subsidiaries that constitutes 30% or more of the net revenues, net income or assets of TRW and its subsidiaries, taken as a whole;

•
a direct or indirect acquisition, purchase or conveyance of 30% or more of any class of equity securities of TRW or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of TRW and its subsidiaries, taken as a whole;

•
a tender offer or exchange offer that, if consummated, would result in anyone beneficially owning 30% or more of any class of equity securities of TRW, or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of TRW and its subsidiaries, taken as a whole; or

•
a merger, consolidation, business combination or similar transaction involving TRW, including a transaction that contemplates the conveyance or other disposition of a portion of the assets or a business of TRW or any of its subsidiaries to a third party and/or the shareholders of TRW prior to the consummation of such transaction, where such transaction, together with such conveyance or other disposition, if any, constitutes 30% or more of the net revenue, net income or assets of TRW and its subsidiaries, taken as a whole;

in each case, which the TRW board of directors determines in its good faith judgment, after consultation with a financial adviser of nationally recognized reputation, is more favorable to TRW shareholders than the merger.

Amendment or Waiver of the Merger Agreement

The parties may amend or waive any provision of the merger agreement before the effective time of the merger and before TRW shareholders have adopted the merger agreement and Northrop Grumman stockholders have approved the issuance of the shares of Northrop Grumman common stock to be issued pursuant to the merger. After the receipt of either shareholder approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of any relevant securities exchange require further approval of Northrop Grumman stockholders or TRW shareholders, the effectiveness of the amendment or waiver will be subject to the necessary stockholder or shareholder approval.

NORTHROP GRUMMAN AFTER THE MERGER

Management

Directors

After the merger, Northrop Grumman will retain its current board of directors. More information about each of the members of Northrop Grumman’s board of directors is included in Annex F to this joint proxy statement/prospectus.

Following the merger, the directors of Richmond Acquisition Corp. on the closing date will become the directors of TRW, the corporation surviving the merger. These directors are Albert F. Myers and John H. Mullan. More information about these directors is included in Annex F to this joint proxy statement/prospectus.

Executive Officers

The composition of Northrop Grumman’s management is not expected to change materially as a result of the merger. More information about each of Northrop Grumman’s executive officers is included in Annex F to this joint proxy statement/prospectus. Northrop Grumman may enter into retention or other arrangements with TRW officers who remain employed by TRW following the merger.

Until successors are elected or duly appointed and qualified or until an officer resigns, the officers of TRW at the effective time will be the officers of TRW after the merger. More information about TRW’s executive officers is included in Annex G to this joint proxy statement/prospectus.

Proposed Sale or Spin Off of TRW’s Automotive Business

General Information

Northrop Grumman currently anticipates that TRW will continue its current business and operations after the merger as a wholly-owned subsidiary of Northrop Grumman, except that after completion of the merger Northrop Grumman plans to sell TRW’s Automotive business to a third party or parties or spin off the business to Northrop Grumman stockholders (including the former TRW shareholders). At this time, neither TRW nor Northrop Grumman has entered into any agreement to sell or spin off the Automotive business, although TRW has taken certain actions described below intended to prepare for or facilitate a spin off of the Automotive business.

Possible Sale Transaction

Northrop Grumman is actively exploring the possibility of selling the Automotive business to a third party or parties. Such a transaction could generate substantial proceeds which could be used to retire indebtedness. The desirability and feasibility of such a sale will depend upon whether a buyer or group of buyers can be identified who have the financial capacity and desire to acquire the Automotive business on terms that are attractive to Northrop Grumman and are determined to be reasonably likely to result in the maximum benefit and value to Northrop Grumman’s stockholders.

Incorporation of TRW Automotive Inc. and Registration of Stock

On June 3, 2002, TRW organized a wholly-owned subsidiary named “TRW Automotive Inc.” under the laws of the State of Delaware. On June 4, 2002, this subsidiary filed a registration statement on Form S-1 with the SEC to register shares of common stock of the subsidiary to be issued to TRW’s shareholders in connection with a spin off of TRW’s Automotive business to TRW’s shareholders, as described in the subsidiary’s registration statement. The following section describes the general structure proposed by TRW to accomplish the spin off of the Automotive business to TRW’s shareholders, as described in TRW Automotive Inc.’s registration statement; such registration statement has been, and will be, amended from time to time. If Northrop Grumman determines to divest TRW’s Automotive business by a spin off to Northrop Grumman’s stockholders (including the former TRW shareholders) rather than by a sale, Northrop Grumman expects that the transaction will be completed in a manner substantially similar to that contemplated by TRW, as described below, except that any spin off completed after the merger would result in a distribution of the stock of TRW Automotive Inc. to Northrop Grumman’s stockholders (including the former TRW shareholders).

Description of Proposed Spin Off

Transfer of Assets and Liabilities.    In preparation for a spin off of TRW’s Automotive business, TRW stated that it would engage in a series of restructuring transactions designed to transfer to TRW Automotive Inc. all of the assets and liabilities associated with TRW’s Automotive business and any equity or similar interests held by TRW in subsidiaries and other entities that conduct the Automotive business. In addition, all liabilities associated with the Automotive business would be assumed by TRW Automotive Inc., such that after giving effect to the restructuring transactions, TRW’s Automotive business will reside, directly or indirectly, in TRW Automotive Inc. and its subsidiaries and affiliates. TRW would retain all of the assets and liabilities associated with its non-Automotive businesses after the spin off.

Registration and Listing of TRW Automotive Inc. Stock.    The distribution of shares of common stock of TRW Automotive Inc. in a spin off would be registered pursuant to TRW Automotive Inc.’s registration statement filed on June 4, 2002, as amended or supplemented from time to time, and applications would be made to the New York Stock Exchange to list those shares upon official notice of issuance.

Third Party Equity Sale.    In preparation for the spin off, TRW stated that shares of convertible preferred stock representing up to 20% of the outstanding shares of common stock of TRW Automotive Inc. (assuming the conversion of such shares of convertible preferred stock) may be sold to a third party investor or investors in a private placement transaction, subject to reasonable and customary terms and conditions.

Debt Financing Transaction.    Upon completing the restructuring transactions, TRW anticipates that TRW Automotive Inc. would have approximately $2.8 billion of gross funding (debt plus securitized receivables). This level of gross funding is considered by TRW to be a reasonable amount for TRW Automotive Inc. to obtain and maintain an investment grade rating. The debt could be created through the issuance of debt securities by TRW Automotive Inc. or through the assumption of existing TRW indebtedness or through a combination of these approaches.

Spin Off of Automotive Business.    If Northrop Grumman elects to do the spin off after the merger, it currently is anticipated that Northrop Grumman’s stockholders (including the former TRW shareholders) would receive a special dividend paid in the form of registered, listed stock of TRW Automotive Inc. As a result of this dividend, Northrop Grumman’s stockholders (including the former TRW shareholders) would own all of the outstanding capital stock of TRW Automotive Inc., other than any portion owned by a third party purchaser of convertible preferred stock as described above. As a result of this special dividend, TRW Automotive Inc. would be a stand-alone corporation, with stock registered under the Securities Act and with shares listed and traded separately on the New York Stock Exchange.

Certain Federal Income Tax Consequences of the Disposition of the TRW Automotive Business

Subsequent to the acquisition of TRW, Northrop Grumman may either sell or spin off all or part of the Automotive operations of TRW. There currently is no agreement for the sale of the Automotive business and there can be no assurance that a sale or spin off will be consummated. A sale of the TRW Automotive business will likely be a taxable transaction to Northrop Grumman. In the event that Northrop Grumman proceeds with a spin off of the TRW Automotive business, Northrop Grumman will attempt to structure the spin off as a transaction that is tax-free to its shareholders (including the former TRW shareholders) under Section 355(a) of the Internal Revenue Code. There can be no assurance, however, that the spin off can be structured, or will qualify, as a tax-free transaction. If the spin off does qualify as a tax-free transaction to the Northrop Grumman stockholders, such stockholders will not recognize any income, gain or loss as a result of the receipt of the stock of the spun off company, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share. In addition, the tax basis of a Northrop Grumman stockholder in the stock of the spun-off company and in the stock of Northrop Grumman will be determined by allocating the stockholder’s basis in its Northrop Grumman stock immediately before the spin off between the Northrop Grumman stock held by the stockholder and the stock of the spun off company that is distributed to the stockholder in proportion to their relative fair market values in accordance with applicable United States Treasury regulations. If the spin off does not qualify as a tax free transaction to the Northrop Grumman stockholders, each Northrop Grumman stockholder who receives stock of the spun off company will be treated as receiving a taxable dividend distribution in an amount equal to the fair market value of such stock on the date of the spin off. In addition, each such stockholder’s basis in the stock of the spun off company will be equal to the fair market value of that stock on the date of the spin off. Notwithstanding the treatment of the spin off for Northrop Grumman stockholders, the spin off will be taxable to Northrop Grumman as a result of Section 355(e) of the Internal Revenue Code if it is deemed to be undertaken as part of the same plan as a transaction (the merger) in which more than a 50% change in ownership of TRW occurred. However, Northrop Grumman does not expect any tax imposed on Northrop Grumman or its subsidiaries as a result of either a sale or the spin off of the TRW Automotive business to be material.

Comparison of Spin Off and Sale Alternatives

If a spin off of TRW’s Automotive business were to be completed:

•	TRW Automotive Inc. would be owned by Northrop Grumman’s stockholders (including the former TRW shareholders) and any purchaser of convertible preferred stock of TRW Automotive Inc.;

•
TRW Automotive Inc. would be a stand alone corporation, with its own revenues, expenses, liabilities and commitments and would have no connection to TRW’s remaining operations or Northrop Grumman, other than certain contractual arrangements that would be entered into in connection with the spin off of the Automotive business;

•
TRW Automotive Inc. would receive no financial benefit if Northrop Grumman experienced successes, and generally would bear no liabilities or experience any detriments should Northrop Grumman become unsuccessful;

•
Northrop Grumman would receive no financial benefit if TRW Automotive Inc. experienced successes, and generally would bear no liabilities or experience any detriments should TRW Automotive Inc. become unsuccessful; and

•
Northrop Grumman’s level of indebtedness (including any indebtedness attributable to TRW and the merger) would be reduced to the extent that indebtedness is assumed by TRW Automotive Inc. or the proceeds from any debt or equity financing of TRW Automotive Inc. are applied to pay down debt of Northrop Grumman or TRW.

If a sale of TRW’s Automotive business were to be completed:

•	Neither Northrop Grumman’s nor TRW’s former shareholders would have any ownership interest in TRW’s Automotive business after the sale by virtue of their ownership of Northrop Grumman stock;

•	None of Northrop Grumman’s stockholders (including the former TRW shareholders) would receive any financial benefit or incur any detriment from the operating results of TRW’s Automotive business after the sale, although it is possible that any sale transaction will contain customary representations, warranties and indemnities by Northrop Grumman that may survive the closing of the transaction; and

•
Northrop Grumman’s level of indebtedness (including any indebtedness attributable to TRW and the merger) likely would be reduced to a greater extent than any reduction in indebtedness relating to a spin off, assuming most or all of the net proceeds from a sale were applied to reduce indebtedness.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The pro forma financial data presented below are derived from the historical consolidated financial statements of Northrop Grumman, Litton, Newport News and TRW, and have been adjusted to give effect to Northrop Grumman’s acquisitions of Litton, Newport News and TRW. The pro forma statements contained herein use the purchase method of accounting, with Northrop Grumman treated as the acquirer and as if the Litton, Newport News and TRW acquisitions had been completed on January 1, 2001 (for statement of operations purposes) and on December 31, 2001 (for balance sheet purposes).

The pro forma amounts presented also give effect to (a) the sale by TRW of its Aeronautical Systems business for a gross purchase price of $1.5 billion in cash and (b) the divestiture of TRW’s Automotive business upon the completion of the merger in a sale transaction generating cash proceeds of $5.0 billion. The pro forma statements of income reflect investment income on these assumed cash proceeds at the current rate of 1.8 percent for the six months ended June 30, 2002 and the twelve months ended December 31, 2001.

If the divestiture of TRW’s Automotive business is accomplished as a spin off rather than a sale, the pro forma effect of the divestiture will differ from that presented below in the following respects:

•	cash proceeds from the sale and the interest on investment of such cash proceeds would be eliminated;

•	a portion of TRW’s existing indebtedness, currently estimated as approximately $2.8 billion, will be replaced by indebtedness of TRW Automotive Inc. and eliminated as indebtedness of TRW; and

•	interest costs associated with such replaced indebtedness will be eliminated.

The pro forma financial data presented below and in “SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA” beginning on page 16 reflect preliminary estimates of:

•	the fair market value of the Newport News assets acquired by Northrop Grumman;

•	the fair market value of the Newport News liabilities assumed by Northrop Grumman;

•	the related allocations of purchase price for the Newport News acquisition; and

•	preliminary estimates of adjustments necessary to conform Newport News’ accounting policies to Northrop Grumman's accounting policies.

Northrop Grumman is currently reviewing preliminary accounting conformance adjustments and preliminary estimates of the fair market value of the Newport News assets acquired and liabilities assumed, including valuations associated with certain contracts, legal contingencies, and property, plant and equipment, as well as valuation studies of Newport News’ retiree benefits assets and liabilities. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the purchase price are expected to be finalized within one year of the date of the Newport News acquisition and will be reflected in future filings. The final determinations may result in amounts which are materially different from the amounts reflected in the pro forma data presented herein and are subject to adjustment pending such final determinations.

As of the date of this joint proxy statement/prospectus, Northrop Grumman has not performed the valuation studies necessary to estimate the fair market value of TRW assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has Northrop Grumman identified the adjustments, if any, necessary to conform the TRW data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of TRW and has used the historical revenue recognition policies of TRW to prepare the unaudited pro forma financial data contained in this joint proxy statement/prospectus, with the excess of the purchase price over the historical net assets of TRW recorded as goodwill and other purchased intangibles. Once Northrop Grumman has determined the final purchase price for

TRW and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes for TRW, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statements of financial position to reflect the final allocations of the purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material. Upon consummation of the merger, Northrop Grumman intends to sell or spin off TRW’s Automotive business. There currently is no agreement for a sale of the Automotive business and there can be can be no assurance that a sale or spin off will be consummated or with respect to the terms of any such sale or spin off. If such a sale or spin off transaction does not conform to the assumptions regarding a sale of the Automotive business on which the pro forma information provided herein is based, such a transaction would materially change such pro forma information.

The pro forma amounts presented herein and in “SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA” beginning on page 16 have been developed from (i) the audited consolidated financial statements of Northrop Grumman contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, (ii) the unaudited consolidated financial statements contained in Litton’s Quarterly Report on Form 10-Q for the period ended January 31, 2001, (iii) the unaudited consolidated financial statements of Newport News contained in its quarterly report on Form 10-Q for the period ended September 16, 2001, (iv) the audited consolidated financial statements of TRW for the fiscal year ended December 31, 2001 which are contained in its Form 8-K filed on August     , 2002 (which contains restated financial statements of TRW for the fiscal year ended December 31, 2001 to give effect to the pending sale of the Aeronautical Systems business to Goodrich Corporation and the reporting of that business as a discontinued operation), (v) Northrop Grumman’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and (vi) TRW’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, each of which is incorporated by this reference in this joint proxy statement/prospectus.

The acquisitions of Newport News and TRW by Northrop Grumman, the proposed sale of TRW’s Aeronautical Systems business to Goodrich Corporation and the proposed sale or spin off of the Automotive business after the merger are collectively referred to in these pro forma financial statements and the related notes as the “pro forma transactions.” The unaudited pro forma financial statements and data contained herein are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had the pro forma transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. The pro forma financial statements and data contained herein do not reflect the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the pro forma transactions, and should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Grumman and TRW which are incorporated by reference in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined
Statement of Financial Position

June 30, 2002
($ in millions)

The following pro forma financial information should be read in conjunction with the applicable notes referenced therein, which start on page 87.

	Pro Forma Northrop Grumman/TRW Including TRW Automotive					Pro Forma Northrop Grumman/TRW With TRW Automotive Sale
	Northrop Grumman	TRW	Adjustment		Combined	Automotive Sale(t)	Adjustment		Combined
Assets:
Current assets
Cash and cash equivalents	$196	$259	$1,429	(n)	$1,884	$(147)	$5,000	(p)	$6,737
Accounts receivable	2,696	1,875	—		4,571	(1,183)	—		3,388
Interest in securitized receivables	—	182	—		182	(182)	—		—
Inventoried costs	1,163	615	—		1,778	(587)	—		1,191
Deferred income taxes	57	274	—		331	(143)	—		188
Prepaid expenses and other current assets	141	175	—		316	(93)	—		223
Assets of business held for sale	—	1,644	(1,644	)(n)	—	—	—		—

Total current assets	4,253	5,024	(215)		9,062	(2,335)	5,000		11,727

Property, plant and equipment	4,356	8,224	—		12,580	(6,115)	—		6,465
Accumulated depreciation	(1,356)	(4,983)	—		(6,339)	3,559	—		(2,780)

Property, plant and equipment, net	3,000	3,241	—		6,241	(2,556)	—		3,685

Other assets
Goodwill, net	8,840	2,639	5,460	(a)(n)	16,939	(2,397)	1,136	(o)	15,678
Purchased intangibles, net	1,661	255	(2,445	)(a)(n)	4,361	(176)	(245	)(o)	3,940
Prepaid retiree benefits cost and intangible pension asset	3,175	2,882	(2,289	)(n)	3,768	(2,862)	—		906
Other assets	455	598	—		1,053	(421)	—		632

	14,131	6,374	5,616		26,121	(5,856)	891		21,156

	$21,384	$14,639	$5,401		$41,424	$(10,747)	$5,891		$36,568

Liabilities and Shareholders’ Equity:
Current liabilities
Notes payable and current portion of long term debt	$250	$733	$—		$983	$(214)	$15	(o)	$784
Accounts payable	867	1,883	—		2,750	(1,552)	—		1,198
Accrued employees’ compensation	669	—	—		669	—	—		669
Contract loss provision	888	—	—		888	—	—		888
Advances on contracts	540	—	—		540	—	—		540
Income taxes	722	—	—		722	—	—		722
Liabilities of business held for sale	—	468	(468	)(n)	—	—	—		—
Other current liabilities	847	2,105	109	(n)	3,061	(1,221)	—		1,840

Total current liabilities	4,783	5,189	(359)		9,613	(2,987)	15		6,641

Debt allocated from TRW	—	—	—		—	(3,630)	3,630	(o)	—
Long-term debt	4,915	4,807	—		9,722	(301)	301	(o)	9,722
Accrued retiree benefits	2,237	—	—		2,237	(748)	—		1,489
Minority interest	17	84	—		101	(81)	—		20
Deferred tax and other long-term liabilities	1,060	2,564	—		3,624	(1,055)	—		2,569

Redeemable preferred stock	350	—	—		350	—	—		350
Shareholders’ equity
Paid in capital	4,834	570	7,185	(a)	12,589	—	—		12,589
Retained earnings	3,240	1,964	(1,964	)(a)	3,240	—	—		3,240
Accumulated other comprehensive loss	(52)	(268)	268	(a)	(52)	271	(271	)(o)	(52)
Parent company investment	—	—	—		—	(2,216)	2,216	(o)	—
Treasury Shares—cost in excess of par value	—	(271)	271	(a)	—	—	—		—

	8,022	1,995	5,760		15,777	(1,945)	1,945		15,777

	$21,384	$14,639	$5,401		$41,424	$(10,747)	$5,891		$36,568

Unaudited Pro Forma Condensed Combined
Statement of Income

Six Months Ended June 30, 2002
($ in millions, except per share data)

The following pro forma financial information should be read in conjunction with the applicable notes referenced therein, which start on page 87.

	Pro Forma Northrop Grumman/TRW Including TRW Automotive					Pro Forma Northrop Grumman/TRW with TRW Automotive Sale
	Northrop Grumman	TRW	Adjustments		Combined	Automotive Sale (t)	Adjustments		Combined
Sales and service revenues	$8,482	$8,119	$(9	)(b)	$16,592	$(5,411)	$—		$11,181
Cost of sales
Operating Costs	6,973	7,007	11	8(b)(m)	14,098	(4,710)	11	(q)	9,399
Administrative and general expenses	840	426	—		1,266	(263)	—		1,003

Operating margin	669	686	(127)		1,228	(438)	(11)		779
Interest expense	(214)	(205)	—		(419)	147	—		(272)
Other, net	25	(175)	—		(150)	88	45	(r)	(17)

Income before income taxes and extraordinary items	480	306	(127)		659	(203)	34		490
Federal and foreign income taxes	149	104	(44	)(f)	209	(68)	12	(f)	153

Income before extraordinary items	331	202	(83)		450	(135)	22		337

Extraordinary items, net of income taxes	—	2	—		2	(2)	—
Net income	$331	$204	$(83)		$452	$(137)	$22		$337

Less, dividends paid to preferred shareholder’s	(12)	—	—		(12)	—	—		(12)

Income available to common shareholder’s	$319	$204	$(83)		$440	$(137)	$22		$325

Average shares basic	112.13				181.19				181.19	(k)
Average shares diluted	113.79				182.85				182.85	(k)

Basic earnings per share:
Income before extraordinary items	$2.85				$2.42				$1.79
Extraordinary items	—				0.01				—

Net income	$2.85				$2.43				$1.79	(k)
Diluted earnings per share:
Income before extraordinary items	$2.80				$2.40				$1.78
Extraordinary items	—				0.01				—

Net income	$2.80 (t)				$2.41 (t)				$1.78	(k)(t)

Unaudited Pro Forma Condensed Combined
Statement of Income

Twelve Months Ended December 31, 2001
($ in millions, except per share data)

The following pro forma financial information should be read in conjunction with the applicable notes referenced therein, which start on page 87.

This pro forma financial information gives effect to Northrop Grumman’s acquisitions of Litton and Newport News. The pro forma combined amounts in the last column to the right are carried over to the first column on the following page.

	Pro Forma Northrop Grumman/Litton					Pro Forma Northrop Grumman/ Litton/Newport News
	Northrop Grumman	Litton	Adjustments		Combined	Newport News	Adjustments		Combined
Sales and service revenues	$13,558	$1,345	$(18	)(b)	$14,885	$2,024	$(57	)(b)	$16,852
Cost of sales
Operating Costs	11,219	1,120	(259	)(b)(c)(d)(l)	12,080	1,640	(27	)(b)(d)(h)(j)	13,693
Administrative and general expenses	1,335	121	—		1,456	189	—		1,645

Operating margin	1,004	104	241		1,349	195	(30)		1,514
Interest expense	(373)	(27)	(41	)(e)	(441)	(46)	(30	)(i)	(517)
Other, net	68	3	—		71	—	—		71

Income from continuing operations before income taxes	699	80	200		979	149	(60)		1,068
Federal and foreign income taxes	272	30	70	(f)	372	59	(26	)(f)(j)	405

Income from continuing operations	427	50	130		607	90	(34)		663

Discontinued operations, net of taxes	—	—	—		—	—	—		—

Net income	$427	$50	$130		$607	$90	$(34)		$663
Less, dividends paid to preferred shareholders	(18)	—	(7	)(g)	(25)	—	—		(25)

Income available to common shareholders	$409	$50	$123		$582	$90	$(34)		$638

Average shares basic	84.46				86.60				103.24
Average shares diluted	85.26				87.50				104.14
Basic earnings per share continuing operations	$4.84				$6.72				$6.18
Diluted earnings per share continuing operations	$4.80 (t)				$6.65 (t)				$6.13 (t)

Unaudited Pro Forma Condensed Combined
Statement of Income

Twelve Months Ended December 31, 2001
($ in millions, except per share data)

The following pro forma financial information should be read in conjunction with the applicable notes referenced therein, which start on page 87.

The pro forma combined amounts in the first column are brought forward from the last column of the previous page.

	Pro Forma Northrop Grumman/Litton/ Newport News/TRW Including TRW Automotive					Pro Forma Northrop Grumman/Litton/Newport News/TRW with TRW Automotive Sale
	Pro Forma Combined	TRW *	Adjustments		Combined	Automotive Sale (t)	Adjustments		Combined
Sales and service revenues	$16,852	$15,282	$(31	)(b)	$32,103	$(10,091)	$(21	)(s)	$21,991
Cost of sales
Operating Costs	13,693	13,443	119	(b)(m)(j)	27,255	(9,067)	5	(q)(s)	18,193
Administrative and general expenses	1,645	947	—		2,592	(597)	—		1,995

Operating margin	1,514	892	(150)		2,256	(427)	(26)		1,803
Interest expense	(517)	(477)	—		(994)	371	—		(623)
Other, net	71	(353)	—		(282)	122	78	(r)(s)	(82)

Income from continuing operations before income taxes	1,068	62	(150)		980	66	52		1,098
Federal and foreign income taxes	405	44	(45	)(f)(j)	404	30	19	(f)(s)	453

Income from continuing operations	663	18	(105)		576	36	33		645

Discontinued operations, net of taxes	—	—	—		—	(11)	11	(s)	—

Net income	$663	$18	$(105)		$576	$25	$44		$645
Less, dividends paid to preferred shareholders	(25)	—	—		(25)	—	—		(25)

Income available to common shareholders	$638	$18	$(105)		$557	$25	$44		$620

Average shares basic	103.24				172.30				172.30	(k)
Average shares diluted	104.14				173.20				173.20	(k)
Basic earnings per share continuing operations	$6.18				$3.20				$3.60	(k)
Diluted earnings per share continuing operations	$6.13 (t)				$3.18 (t)				$3.58	(k)(t)

*
Information contained in this Pro Forma Statement of Income for the year ending December 31, 2001 was obtained directly from TRW Inc. The information reflects the restatement of results of operations for the discontinuance of the operations of TRW’s Aeronautical Systems business expected to be sold to Goodrich Corporation for a gross purchase price of $1.5 billion in cash.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

(a)	Adjustments to (i) eliminate the equity of TRW, (ii) record issuance of Northrop Grumman stock, and (iii) record goodwill and other purchased intangibles arising from the acquisition of TRW.

The amount of purchase price allocated to goodwill and other purchased intangibles is subject to change and is calculated based on the assumption that Northrop Grumman has acquired all of the TRW common stock and has issued 69,063,364 shares of Northrop Grumman common stock, determined using the maximum exchange ratio of .5357.

The value ascribed to the Northrop Grumman common stock exchanged in the TRW acquisition is $111.56, which represents the 5-day average of the Northrop Grumman closing stock prices from July 10, 2002 through July 16, 2002.

These pro forma financial statements do not reflect the acceleration and conversion of TRW stock options to Northrop Grumman stock options, due to the limited amount of data available to Northrop Grumman to determine the value of such options. These amounts ultimately will be included as an element of the purchase price.

(b)
Adjustment to eliminate intercompany sales and cost of sales transactions between Northrop Grumman and Litton, between Northrop Grumman and Newport News, and between Northrop Grumman and TRW, as applicable.

(c)
Adjustment to amortize the preliminary estimate of goodwill and other purchased intangible assets arising out of the acquisition of Litton over an estimated weighted average life of 26 years on a straight line basis.

(d)	Adjustment to record depreciation of property, plant and equipment and amortization of capitalized software arising from fair market value adjustments for the Newport News acquisition.

(e)
Adjustment to record interest expense and the amortization of debt issuance costs on new financing for the acquisition of Litton at a weighted average rate of 6.5 percent for the year ended December 31, 2001.

(f)	Adjustment to record income tax effects on pre-tax pro forma adjustments, using a statutory tax rate of thirty-five percent.

(g)	Adjusted, pro rata, for dividends to preferred shareholders using $7 per share dividend rate for redeemable preferred stock issued in the acquisition of Litton.

(h)
Adjustment to amortize estimated purchased intangible assets arising out of the Newport News acquisition over an estimated life of 47 years on a straight line basis. Goodwill arising from the Newport News acquisition has not been amortized in accordance with the provisions of SFAS No. 142: Goodwill and Other Intangible Assets.

(i)	Adjustment to record interest on debt financing for the Newport News acquisition at a weighted average rate of 4.8 percent for the year ended December 31, 2001.

(j)	Adjustments to reclassify state income tax expense from federal and foreign income taxes to operating costs to conform Newport News and TRW data to classifications utilized by Northrop Grumman.

(k)
Calculated based on the assumption that Northrop Grumman has acquired all of the TRW common stock and has issued 69,063,364 shares of Northrop Grumman common stock, determined using the maximum exchange ratio of 0.5357. Using the minimum exchange ratio of 0.4348 would result in the issuance of approximately 56.05 million Northrop Grumman shares and pro forma basic earnings per share and diluted earnings per share for the six months ended June 30, 2002, of $1.93 and $1.91, respectively and the year ended December 31, 2001, of $3.89 and $3.87, respectively.

(l)
Adjustment to reverse amortization of goodwill recorded by Northrop Grumman for the year ended December 31, 2001 to conform to the company’s adoption of SFAS No. 142: Goodwill and Other Intangible Assets.

(m)
Adjustment to amortize estimated purchased intangible assets arising out of the TRW acquisition and the sale of TRW’s Aeronautical Systems business over an estimated life of 10 years on a straight line basis. Goodwill arising from the TRW acquisition and the sale of TRW’s Aeronautical Systems business has not been amortized in accordance with the provisions of SFAS No. 142: Goodwill and Other Intangible Assets.

(n)
Adjustments to (i) record TRW’s sale of its Aeronautical Systems business to Goodrich Corporation for a gross purchase price of $1.5 billion in cash, less cash payouts for transaction related costs, (ii) adjust fair value for prepaid pension costs, and (iii) record goodwill and purchase intangibles arising from the sale of the aeronautical systems segment. The proceeds from the sale of TRW’s Aeronautical Systems business have not been applied to a particular use for purposes of the pro forma data, but the pro forma financial statements do reflect interest on investment on this $1.5 billion of cash proceeds at the rate of 1.8 percent for the six months ended June 30, 2002 and the year ended December 31, 2001.

(o)
Adjustments to (i) eliminate the equity of TRW Automotive Inc. from the TRW Automotive Inc. stand alone presentation, (ii) classify TRW Automotive Inc. debt as an element of Northrop Grumman debt, (iii) reflect the assumed $5.0 billion cash proceeds from the sale of TRW’s Automotive business based on the minimum point of the range of fully-distributed enterprise values for TRW’s Automotive business referenced in note (p) of these pro forma financial statements, and (iv) record goodwill and other purchased intangibles arising from the sale of TRW’s Automotive business.

(p)
As a result of the ongoing volatility in the stock market, Northrop Grumman requested that its financial advisor, Salomon Smith Barney, update automotive segment market multiples and recalculate potential, fully-distributed enterprise values for TRW’s Automotive business. This update was performed as of August 7, 2002 and was based upon analysis of EBITDA multiples for eight peer companies in the automotive industry, including ArvinMeritor, Inc., Autoliv, Inc., BorgWarner Inc., Dana Corporation (excluding Dana Credit Corp.), Delphi Corporation, Lear Corporation, Magna International Inc. and Visteon Corporation. This analysis was prepared for the minimum value range based upon 2002 and 2003 estimated EBITDA and EBITDAP.

The following table presents the results of this analysis:

Fully-Distributed Automotive

Enterprise Value ($ in millions)	$5,000	$5,250

2002 EBITDA	4.1x	4.3x
2003 EBITDA	4.0	4.2
2002 EBITDAP	4.6	4.8
2003 EBITDAP	4.4	4.6

The decline in value from previous valuation estimates has been ascribed to uncertainties and volatility in the market. Such fluctuations are subject to change based upon market conditions.

(q)
Adjustment to amortize estimated purchased intangible assets arising out of the sale of TRW’s Automotive business over an estimated weighted average life of 10 years on a straight line basis. Goodwill arising from the sale of TRW’s Automotive business has not been amortized in accordance with the provisions of SFAS No. 142: Goodwill and Other Intangible Assets.

(r)
Adjustment to record interest on investment arising from the sale of TRW’s Automotive business at the current rate of 1.8 percent for the six months ended June 30, 2002 and the year ended December 31, 2001.

(s)	Adjustment to reclassify TRW Automotive Inc.’s discontinued operations to appropriate operating classifications to conform to TRW’s Consolidated Statement of Operations classifications.

(t)
Calculated by dividing income available to common shareholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

BENEFICIAL OWNERSHIP OF NORTHROP GRUMMAN COMMON STOCK

Set forth below is information regarding Northrop Grumman common stock owned by (i) those persons owning more than 5% of the outstanding Northrop Grumman common stock and (ii) directors and executive officers of Northrop Grumman as a group.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Wellington Management Company, LLP(a)	12,542,370 shares	11.1%
75 State Street Boston, MA 02109

Unitrin, Inc.(b)	9,282,421 shares	8.55%
One East Wacker Drive Chicago, IL 60601

U.S. Trust Company, N.A.(c)(d)	8,128,931 shares	7.49%
515 So. Flower St., #2800 Los Angeles, CA 90071

State Street Bank and Trust Company(e)	6,296,094 shares	5.80%
225 Franklin St. Boston, MA 02110

Prudential Financial, Inc.(f)	5,689,268 shares	5.24%
751 Broad St. Newark, N.J. 07102

(a)
This information was obtained from a Schedule 13F filed by Wellington Management Company, LLP with the SEC on May 15, 2002. The percent of class was calculated based on the percentage of the outstanding shares of Northrop Grumman common stock as of August 9, 2002 (112,967,511) owned by Wellington Management, as reported in this Schedule 13F (12,542,370).

(b)
This information was provided by Unitrin, Inc. in a Schedule 13D/A filed with the SEC on February 14, 2002. According to Unitrin, as of December 31, 2001, Unitrin had sole voting and dispositive power over 1,617,140 shares and shared voting and dispositive power over 7,665,281 shares.

(c)
This information was provided by U.S. Trust Company, N.A. in a Schedule 13G/A filed with the SEC on January 30, 2002. U.S. Trust Company is an Investment Manager (the “Investment Manager”) for the Northrop Grumman Pension Plan and the pension plans for certain divisions of Northrop Grumman (the “Pension Plans”); Northrop Grumman has established a Master Trust with State Street Bank and Trust Company as Trustee (“Trustee”). Under the Master Trust, the Investment Manager has responsibility for the management and control of the Northrop Grumman shares held in the Master Trust as assets of the Pension Plans. The Investment Manager has shared dispositive and voting power over 8,128,931 shares held in the Master Trust between Northrop Grumman Corporation and the Trustee.

(d)
These shares are held for the account of (but not beneficially owned by) the Trustee. The Investment Manager has voting power over these shares, except in the event of a contested election of directors or in connection with a tender offer. In such cases, the shares are voted in accordance with instructions received from eligible participants in the Pension Plans and undirected shares are voted in the same proportion as shares for which instructions are received.

(e)
This information was provided by State Street Bank and Trust Company (“State Street”) in a Schedule 13G filed with the SEC on February 6, 2002. According to State Street, as of December 31, 2001, State Street had sole voting power over 1,948,208 shares, shared voting power over 4,157,591 shares, sole dispositive power over 6,291,218 and shared dispositive power over 4,876 shares. This total includes 4,032,315 shares held for the account of employee participants in the Employee Stock Ownership Plan portion of the Northrop Grumman Savings and Investment Plan for which State Street acts as a trustee.

(g)
This information was provided by Prudential Financial, Inc. (“Prudential”) in a Schedule 13G filed with the SEC on February 14, 2002. According to Prudential, as of December 31, 2001, Prudential had sole voting and dispositive power over 588,857 shares, shared voting power over 4,893,571 shares and shared dispositive power over 5,100,411 shares.

Security Ownership of Northrop Grumman Management

The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Northrop Grumman common stock as of July 12, 2002 by each director and nominee, by the Chief Executive Officer and the other four most highly compensated executive officers (collectively, the “Named Executive Officers”) and all directors and executive officers as a group. Together these individuals own less than 1% of the outstanding Common Stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors or executive officers of the Northrop Grumman.

	Number of Shares Beneficially Owned		Options Exercisable Within 60 Days	Share Equivalents(1)
Directors:
John T. Chain, Jr.	2,083		10,000	0
Lewis W. Coleman	2,608		3,000	0
Vic Fazio	792		4,500	0
Phillip Frost	11,764		9,500	1,204
Jay H. Nussbaum	52		1,500	0
Aulana L. Peters	3,840		10,000	2,762
John Brooks Slaughter	1,083		10,000	0

Named Executive Officers:
Kent Kresa(2)	467,118	(5)	99,999	5,415
Ronald D. Sugar(3)	1,000	(6)	0	0
Richard B. Waugh, Jr.	65,952	(7)	37,721	3,539
Herbert W. Anderson	6,789		43,874	1,473
Ralph D. Crosby, Jr.(4)	7,500		0	0
Directors and Executive Officers as a Group (25 persons)	644,666		485,667	20,164

(1)
Share equivalents for directors represent non-voting deferred stock units acquired under the 1993 Stock Plan for Non-Employee Directors which are paid out in shares of Common Stock at the conclusion of a director-specified deferral period. The Named Executive Officers hold share equivalents with pass-through voting rights in the Northrop Grumman Savings and Investment Plan.

(2)	Mr. Kresa also serves as Chairman of the Board.
(3)	Dr. Sugar is also a director of Northrop Grumman.
(4)	Mr. Crosby terminated employment with Northrop Grumman on January 11, 2002.
(5)	These shares are held in the Kresa Family Trust of which Mr. Kresa is trustee.
(6)	These shares are held in the Ronald D. Sugar Revocable Trust dated as of October 20, 1995 of which Dr. Sugar is trustee.
(7)	These shares are held in the Waugh Family Trust of which Mr. Waugh and his wife are trustees.

BENEFICIAL OWNERSHIP OF TRW COMMON STOCK

Security Ownership of Certain Beneficial Owners

To TRW’s knowledge, except as set forth below, no person beneficially owns more than five percent of the outstanding shares of TRW common stock. The following table presents information derived from Statements of Beneficial Interest on Schedule 13G filed with the SEC by persons beneficially owning more than five percent of the outstanding shares of TRW common stock:

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Class
The TRW Employee Stock Ownership and Savings Plan	21,687,649	(2)	17.1%
1900 Richmond Road Cleveland, Ohio 44124

FMR Corp.	7,186,623	(3)	5.7%
82 Devonshire Street Boston, Massachusetts 02109

(1)
Each beneficial owner listed in the table certified in its Schedule 13G that, to the best of its knowledge and belief, the TRW common stock beneficially owned by it was acquired in the ordinary course of business and not for the purpose of changing or influencing control of TRW.

(2)
Putnam Fiduciary Trust Company, One Post Office Square, Boston, Massachusetts 02109, served as trustee of The TRW Employee Stock Ownership and Savings Plan during 2001. Putnam Fiduciary Trust Company disclaims beneficial ownership of the shares, as it does not retain discretionary authority to buy, sell or vote the securities. The TRW Employee Stock Ownership and Savings Plan reported shared voting and dispositive power over all the shares beneficially owned. As of August 9, 2002, The TRW Employee Stock Ownership and Savings Plan beneficially owned 18,397,668 shares, or approximately 14.3 percent of the outstanding TRW common stock.

(3)
FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson jointly filed Amendment No. 4 to their Statement of Beneficial Ownership on Schedule 13G on April 8, 2002, reporting beneficial ownership of 7,186,623 shares. Of the total amount held by FMR Corp., (a) 6,668,713 shares are beneficially owned by Fidelity Management & Research Company as a result of its acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, (b) 300,882 shares are beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager of institutional accounts, (c) 1,728 shares are beneficially owned by Strategic Advisers, Inc. as a result of its having sole dispositive power over securities held for individuals to which it provides investment advisory services as an investment adviser under the Investment Company Act of 1940, and (d) 215,300 shares are beneficially owned by Fidelity International Limited. Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisors, Inc. are wholly-owned subsidiaries of FMR Corp. A partnership controlled by the controlling group of FMR Corp. owns 39.89 percent of the voting stock of Fidelity International Limited. FMR Corp. (through its control of Fidelity Management Trust Company) has sole power to vote 222,882 shares and sole dispositive power over 300,882 shares. FMR Corp. has no voting power over 78,000 shares owned by the institutional accounts managed by Fidelity Management Trust Company. FMR Corp. (through its control of Fidelity Management & Research Company) has sole dispositive power over an additional 6,668,713 shares. The sole voting power of such 6,668,713 shares resides with the Boards of Trustees of The Fidelity Funds. Fidelity International Limited has sole power to vote and the sole power to dispose of 215,300 shares. Edward C. Johnson 3d and Abigail P. Johnson are control persons of FMR Corp. Robert M. Gates, a TRW director, is a trustee of The Fidelity Funds.

Security Ownership of TRW Management

The following table sets forth information regarding the beneficial ownership of TRW common stock as of August 9, 2002 by (1) each of the persons who currently serves as a director of TRW; (2) each of the executive officers listed on the Summary Compensation Table included in TRW’s 2002 annual meeting proxy statement; and (3) all TRW directors and executive officers as a group. Unless there is a footnote to the contrary, sole voting and investment power in the shares owned are held either by the named individual alone or by the named individual and his or her spouse.

	Number of Shares of TRW Common Stock
Name	Shares Beneficially Owned(1)	Exercisable Options(2)		Deferred Share Units(3)	Percent of Shares Outstanding
M. H. Armacost	6,787	9,500		2,326	*
A. E. Baratz	623	0		482	*
D. M. Cote(4)	0	0		0	*
M. Feldstein	7,553	8,000		0	*
K. W. Freeman	1,255	2,500		0	*
R. M. Gates	5,968	9,500		0	*
J. T. Gorman(4)	22,271	1,070,000		0	*
T. W. Hannemann	42,766	240,333		45,275	*
G. H. Heilmeier	8,333	9,500		0	*
C. R. Hollick	2,469	5,000		0	*
K. N. Horn	7,187	9,500	(5)	0	*
H. V. Knicely	23,260	220,333		0	*
D. B. Lewis	5,963	9,500		0	*
L. M. Martin	6,687	9,500		2,179	*
P. A. Odeen	10,613	125,000		2,525	*
J. C. Plant	26,000	96,666		10,066	*
G. L. Summe	623	0		0	*
All directors and executive officers as a group (23 persons) (4)	310,544	2,265,897		91,796	2.0%

*	Less than 1 percent.
(1)
Includes TRW common stock held in The TRW Employee Stock Ownership and Savings Plan, shares of TRW common stock that have been automatically deferred under the deferred compensation plan for non-employee directors and shares of TRW restricted stock awarded to certain TRW executive officers.

(2)	In accordance with the rules of the SEC, this column shows the number of shares of TRW common stock that may be acquired within 60 days of August 9, 2002, upon exercise of TRW stock options.
(3)
This column shows phantom units of TRW common stock that have been credited under deferred compensation plans and certain other nonqualified benefit plans. The phantom units are settled in cash and are not included for the purpose of calculating the percent of TRW common stock outstanding.

(4)
The number of shares of TRW common stock beneficially owned by all directors and executive officers as a group includes shares of TRW common stock owned by Messrs. Cote and Gorman, both of whom are no longer directors or executive officers of TRW. The information reported for Mr. Cote is, to the best knowledge of TRW, based on shares of TRW common stock owned of record by Mr. Cote.

(5)	This figure includes an option for 1,500 shares of TRW common stock, which Mrs. Horn has transferred to her child.

DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK

The following description of the terms of the Northrop Grumman common stock is not meant to be complete and is qualified in its entirety by reference to Northrop Grumman’s Certificate of Incorporation, which is incorporated into this joint proxy statement/prospectus by this reference. See “ADDITIONAL INFORMATION” beginning on page 103.

Northrop Grumman is authorized to issue 800,000,000 shares of common stock, par value $1.00 per share and 10,000,000 shares of preferred stock per value $1.00 per share. As of August 9, 2002, 112,967,511 shares of Northrop Grumman common stock were outstanding and 5,667,983 shares were subject to outstanding options to purchase Northrop Grumman common stock.

Dividends.    Dividends are paid on the Northrop Grumman common stock and on any class or series of stock entitled to participate with the Northrop Grumman common stock as to dividends, when and as declared by Northrop Grumman’s board of directors.

Voting Rights.    Each holder of Northrop Grumman common stock is entitled to one vote per share on all matters submitted to a vote of Northrop Grumman stockholders. Holders of Northrop Grumman common stock are not entitled to cumulative voting rights.

Liquidation.    If Northrop Grumman is liquidated, holders of Northrop Grumman common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of Northrop Grumman’s liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

Preemptive Rights.    The holders of Northrop Grumman common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of Northrop Grumman common stock.

Registrar and Transfer Agent.    The registrar and transfer agent for Northrop Grumman common stock is EquiServe Trust Company.

Rights Plan.    Northrop Grumman has adopted a rights plan pursuant to which a preferred share purchase right is attached to each share of Northrop Grumman common stock that is or becomes outstanding prior to October 31, 2008, including any shares to be issued to TRW shareholders in connection with the merger. This rights plan is described in the section entitled “COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN COMMON STOCK AND TRW COMMON STOCK” below.

Equity Security Units.    In November 2001, Northrop Grumman issued 9,200,000 shares of common stock and 6,900,000 equity security units, generating cash proceeds of $1.45 billion. The proceeds were used to reduce existing debt and for general corporate purposes. Each equity security unit, issued at $100.00 per unit, initially consists of a contract to purchase shares of Northrop Grumman common stock on November 16, 2004, and a $100.00 senior note due 2006. The senior notes due 2006 are reported as long-term debt. The senior notes initially bear interest at 5.25% per annum, and each equity security unit also pays a contract adjustment payment of 2.0% per annum, for a combined yield on the equity security unit of 7.25% per annum. Each purchase contract, which is part of the equity security units, will obligate the holder thereof to purchase, for $100.00, the following number of shares of the company’s common stock based on the average closing price of the Northrop Grumman common stock over the 20 day trading period ending on the third trading day immediately preceding November 16, 2004: (i) 0.9262 shares if the average closing price equals or exceeds $107.97, (ii) a number of shares having a value equal to $100.00 if the average closing price is less than $107.97 but greater than $88.50 and (iii) 1.1299 shares if the average closing price is less than or equal to $88.50. Prior to November 16, 2004, holders of equity security units have the opportunity to participate in a remarketing of the senior note component. Interest expense on the Equity Security Units amounts to $36,225,000 annually. In the event that the Equity Security Units are converted to Northrop Grumman common stock at the end of their three year term and the common stock price is equal to the redemption price of $100.00, an additional 6,900,000 shares will be issued at that time. Based upon the pro forma information contained on pages 81 through 88 in this joint proxy statement/prospectus, the earnings per share effect of the issuance would increase outstanding shares from 181.19 million to 188.09 million, reducing basic earnings per share from $1.79 to $1.73. The ultimate number of shares issued will be based upon the trading price of Northrop Grumman common stock at the end of the redemption period. If the above circumstances were to occur, interest expense would decrease by approximately $36.2 million, resulting in an equivalent increase in income before taxes.

COMPARISON OF RIGHTS OF HOLDERS OF
NORTHROP GRUMMAN COMMON STOCK
AND TRW COMMON STOCK

Upon completion of the merger, TRW shareholders will become stockholders of Northrop Grumman, rather than shareholders of TRW. Since Northrop Grumman is a Delaware corporation, the rights of Northrop Grumman stockholders are governed by the applicable laws of the State of Delaware, including the Delaware General Corporation Law, and by Northrop Grumman’s charter and bylaws. Since TRW is an Ohio corporation, the rights of TRW shareholders are governed by the applicable laws of the State of Ohio, including the Ohio Revised Code, and by TRW’s amended articles of incorporation and regulations.

The following summary discusses and compares:

•	some of the material differences between the current rights of Northrop Grumman stockholders and TRW shareholders under the Delaware General Corporation Law and Ohio Revised Code; and

•	under the charter and bylaws of Northrop Grumman and the amended articles of incorporation and regulations of TRW, but is not intended to be an exhaustive discussion or comparison of such rights.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, the Ohio Revised Code, Northrop Grumman’s charter, Northrop Grumman’s bylaws, TRW’s amended articles of incorporation and TRW’s regulations, as applicable. Copies of Northrop Grumman’s charter and bylaws and TRW’s amended articles of incorporation and regulations are incorporated by reference herein and will be sent to TRW shareholders, upon request. See “QUESTIONS AND ANSWERS ABOUT THE MERGER—Whom Should I Contact if I Have Questions?” on page 2.

Corporate Governance

Northrop Grumman.    The rights of Northrop Grumman stockholders are governed by Delaware corporate law and the charter and the bylaws of Northrop Grumman.

TRW.    The rights of TRW shareholders are governed by the Ohio Revised Code and the amended articles of incorporation and regulations of TRW.

Authorized Capital Stock

Northrop Grumman.    The authorized capital stock of Northrop Grumman currently consists of 810,000,000 shares of capital stock consisting of (i) 800,000,000 shares of common stock, par value $1.00 per share and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share.

TRW.    The authorized capital stock of TRW currently consists of 505,099,536 shares of capital stock consisting of (i) 500,000,000 shares of common stock, $0.625 par value per share, (ii) 99,536 shares of Serial Preference Stock, no par value per share and (iii) 5,000,000 shares of Serial Preference Stock II, no par value per share.

Number, Classification and Election of Board of Directors

Northrop Grumman.    The Northrop Grumman charter provides that Northrop Grumman’s board of directors is to be divided into three classes of directors, each as nearly equal in number as possible, with each director elected for a term expiring at the third succeeding annual meeting of stockholders after such director’s election. The bylaws of Northrop Grumman provide that the number of directors will be fixed by resolution of the board of directors, but will be no less than three members. As of August 9, 2002, the Northrop Grumman board consisted of 9 directors.

Neither the Northrop Grumman charter nor the Northrop Grumman bylaws permits cumulative voting for the election of directors.

TRW.    TRW’s regulations provide that the board of directors is to be divided into three classes of directors with each director elected for a term expiring at the third succeeding annual meeting of shareholders after such director’s election. The number of directors will be fixed by action of the board of directors, but will be no less than 12 members and no more than 18 members. As of August 12, 2002, the TRW board consisted of 13 directors, with five directors in the class of directors whose term expires in 2003 and four directors in the classes of directors whose terms expire in 2004 and 2005.

The Ohio Revised Code provides that any shareholder may give written notice requesting that cumulative voting be used for the election of directors. The notice must be given to the President, a Vice-President or the Secretary of a corporation, generally not less than 48 hours before the time fixed for holding a meeting of shareholders for the purpose of electing directors. Furthermore, an announcement of the giving of such notice must be made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of such shareholder.

Removal of Directors

Northrop Grumman.    The Northrop Grumman charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of not less than 80% of all outstanding shares of capital stock of Northrop Grumman having general voting power entitled to vote in connection with the election of a director, regardless of class and voting together as a single voting class; provided, however, that where the removal is approved by a majority of the Continuing Directors (as defined in Northrop Grumman’s charter), the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of that director, regardless of class and voting together as a single voting class, is required for approval of removal.

TRW.    Under TRW’s regulations and the Ohio Revised Code, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds of all outstanding shares of capital stock of TRW.

Newly Created Directorships and Vacancies

Northrop Grumman.    The charter and bylaws of Northrop Grumman provide that any vacancies on the board or newly created directorships may be filled solely by the affirmative vote of a majority of the remaining directors, although less than a quorum. However, the Delaware General Corporation Law also provides that if the directors then in office constitute less than a majority of the board of directors, then, upon application by stockholders representing at least 10% of the outstanding shares entitled to vote for those directors, the Court of Chancery may order a stockholder election of directors to be held.

TRW.    TRW’s regulations and the Ohio Revised Code provide that any vacancies on the board and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office or by the affirmative vote of the holders of a plurality of the shares voting in the election of directors at a meeting of TRW shareholders.

Quorum of Directors

Northrop Grumman.    Northrop Grumman’s bylaws provide that a quorum is a majority of the board of directors, except that when the board of directors consists of one director, then the one director will constitute a quorum.

TRW.    The regulations of TRW provide that a quorum of the board of directors is the lesser of a majority of the board of directors then in office or five directors.

Annual Meetings

Northrop Grumman.    The bylaws of Northrop Grumman provide that the annual meeting of stockholders will be held between May 1 and July 1 of each year on such date and time fixed by the board of directors.

TRW.    TRW’s regulations provide that the annual meeting of shareholders will be held on the last Wednesday in April of each year, unless such day is a legal holiday, in which case the annual meeting will be held on the next day that is not a legal holiday.

Special Meetings

Northrop Grumman.    Under the charter and bylaws of Northrop Grumman, special meetings of the stockholders may be called at any time by a majority of the board of directors, the Chairman of the board of directors or by the President and Chief Executive Officer.

TRW.    TRW’s regulations provide that special meetings of the shareholders may be called at any time by (i) the Chairman of the board of directors, (ii) the President, (iii) a Vice President, (iv) the board of directors acting at a meeting, (v) a majority of the board of directors acting without a meeting or (vi) holders of not less than 35% of all of the outstanding shares entitled to vote at such meeting.

Quorum of Stockholders / Shareholders

Northrop Grumman.    Northrop Grumman’s bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote at a meeting constitutes a quorum for that meeting, except as otherwise provided by the Delaware General Corporation Law.

TRW.    TRW’s regulations provide that the presence in person or by proxy of the holders of not less than 35% of the shares entitled to vote at the meeting with respect to a purpose stated in the notice of such meeting constitutes a quorum for that meeting.

Certain Voting Requirements

Northrop Grumman.    Under the Northrop Grumman bylaws, except as otherwise provided by the Northrop Grumman charter or by applicable law, action by Northrop Grumman stockholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast on that action, including certain extraordinary actions, such as mergers, consolidations and amendments to the Northrop Grumman charter. However, the Northrop Grumman charter requires the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock to approve an amendment of certain articles in the charter.

Each share of Northrop Grumman common stock entitles the holder to one vote on each matter upon which stockholders have the right to vote.

TRW.    Under TRW’s regulations, except as otherwise provided by the TRW amended articles of incorporation or by applicable law, action by TRW shareholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast on that action. Under the Ohio Revised Code, the affirmative vote of two-thirds of the voting power of the corporation is required to approve certain major corporate transactions, including the sale of all or substantially all of TRW’s assets, certain mergers, and certain combinations and majority share acquisitions.

Each share of TRW common stock entitles the holder to one vote on each matter upon which TRW shareholders have the right to vote.

Action by Written Consent

Northrop Grumman.    Under Northrop Grumman’s charter and bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual meeting or at special meeting of stockholders, unless such action requiring or permitting stockholder approval is approved by a majority of the Continuing Directors (as defined in Northrop Grumman’s charter), in which case that action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided, all other requirements of applicable law and Northrop Grumman’s charter have been satisfied.

TRW.    The Ohio Revised Code provides that shareholder action may be taken without a meeting upon the written consent of the holders of all the outstanding shares entitled to vote. Shareholder action to amend TRW’s regulations may be taken without a meeting upon the written consent of the holders of two-thirds of the outstanding shares entitled to vote.

Business Conducted at Stockholders / Shareholders Meetings

Northrop Grumman.    Northrop Grumman’s bylaws provide that with respect to any Northrop Grumman stockholder meeting, nominations of persons election to the board and the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the board of directors, (ii) by a stockholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in Northrop Grumman’s bylaws or (iii) pursuant to Northrop Grumman’s notice with respect to that meeting.

TRW.    Under the Ohio Revised Code and TRW’s regulations, TRW shareholders must be given written notice of the time, place and purpose or purposes of every shareholder meeting, except as otherwise provided in the Ohio Revised Code.

Amendments of Charter or Articles of Incorporation

Northrop Grumman.    Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend Northrop Grumman’s charter. In addition, amendments that make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or otherwise adversely affecting the rights of that class, must be approved by the majority vote of each class of stock affected, unless, in the case of an increase in the number of shares, the certificate of incorporation takes away that right, and provided that, if the amendment affects some series of securities, then only holders of those series of securities have such vote. Northrop Grumman’s charter provides that specified articles may be adopted, repealed, rescinded, altered or amended only by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class, and where that action is proposed by an interested stockholder (as defined in Northrop Grumman’s charter) or an associate or affiliate (each as defined in Northrop Grumman’s charter) of an interested stockholder, by the majority of the voting power of all of the outstanding shares of voting stock, voting together as a single class, other than shares held by the interested person; provided, however, that where the action is approved by a majority of the continuing directors (as defined in Northrop Grumman’s charter), the affirmative vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class shall be required for approval of that action.

TRW.    Under the Ohio Revised Code, TRW’s amended articles of incorporation may be amended by the affirmative vote of two-thirds of the voting power of the corporation, unless otherwise specified in the corporation’s articles of incorporation.

Amendments of Bylaws or Regulations

Northrop Grumman.    Under Northrop Grumman’s charter and bylaws, the bylaws may be adopted, repealed, rescinded, altered or amended by stockholders, but only by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class and, where such action is proposed by an interested stockholder or by any associate or affiliate of an interested stockholder, by a majority of the voting power of all outstanding shares or voting stock, regardless of class and voting together as a single class, other than the shares held by such interested stockholders; provided, however, that where such action is approved by a majority of the continuing directors, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class shall be required for approval of that action.

TRW.    TRW’s regulations may be amended at a meeting of the shareholders by the affirmative vote of the holders of not less than two-thirds of all outstanding shares of capital stock of TRW having the general voting power entitled to vote on such amendment.

Business Combinations

Northrop Grumman.    Under the Delaware General Corporation Law, a majority of the outstanding shares of voting stock is required to adopt and approve a plan of merger or consolidation. The Delaware General Corporation Law prohibits a Delaware corporation which has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation’s outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or if, upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares (excluding those held by officers, directors and some employee stock plans). In addition to the requirements of the Delaware General Corporation Law, Northrop Grumman’s charter provides that, subject to various exceptions, any business combination between Northrop Grumman or any subsidiary and an interested stockholder (as defined in the Northrop Grumman Charter) must be approved by the holders of at least 80% of the voting power of all outstanding voting stock, regardless of class and voting together as a single class, and a majority of the voting power of all outstanding shares of voting stock, other than the shares held by any interested stockholder which is a party to such business combination or by any affiliate or associates of such interested stockholder, regardless of class and voting together as single voting class.

TRW.    Under the Ohio Revised Code, the affirmative vote of two-thirds of the outstanding shares of voting stock is required to adopt a plan of merger or consolidation. The Ohio Revised Code prohibits an Ohio corporation which has 50 or more shareholders of record and that has its principal place of business, its principal executive offices, assets having substantial value or a substantial percentage of its assets within Ohio from engaging in a business combination with an interested shareholder (a shareholder that can exercise, directly or indirectly, 10% of the voting power of the corporation) for three years following the time the shareholder became an interested shareholder, unless (a) the directors of the corporation have approved the transactions or the interested shareholder’s acquisition of shares of the corporation prior to the date such shareholder became an interested shareholder of the corporation, or (b) the holders of at least two-thirds of the voting power of the corporation, prior to the date such shareholder became an interested shareholder of the corporation, adopt an amendment to its charter specifying that Chapter 1704 of the Ohio Revised Code shall not be applicable to the corporation. This prohibition also applies to a person or entity, whether or not an interested shareholder, that is or after the business combination would be, an affiliate or associate of an interested shareholder. The Ohio Revised Code further provides that the business combination may still be prohibited after the three-year period unless either certain “fair-price” provisions are complied with or the transaction is approved by certain super-majority shareholder votes.

Under Chapter 1704 of the Ohio Revised Code, an interested shareholder includes a person who is the beneficial owner of a sufficient number of shares of a corporation that such person can exercise directly or indirectly 10% of the voting power of the corporation.

Under Section 1701.831 of the Ohio Revised Code, unless the charter or regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation that the acquiring person may exercise or direct the exercise of the voting power of, would enable that person to exercise or direct the exercise of levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; or 50% or more.

Rights Plan

Northrop Grumman.    Northrop Grumman entered into a Rights Agreement, dated January 31, 2001, between Northrop Grumman and EquiServe Trust Company, N.A., pursuant to which a preferred share purchase right is attached to each share of Northrop Grumman common stock that is or becomes outstanding prior to October 31, 2008, including the shares to be issued to TRW shareholders pursuant to the prospectus and the merger. The rights become exercisable 10 days after the public announcement that any person or group has (a) acquired 15% or more of the outstanding shares of Northrop Grumman common stock or (b) initiated a tender offer for shares of Northrop Grumman common stock which, if consummated, would result in any person or group acquiring 15% or more of the outstanding shares of Northrop Grumman common stock. Once exercisable, each right will entitle the holder to purchase one one-thousandth of a share of Northrop Grumman Series A junior participating preferred stock, par value $1.00 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. Alternatively, under certain circumstances involving an acquisition of 15% or more of the Northrop Grumman common stock outstanding, each right will entitle its holder to purchase, at a fifty percent discount, a number of shares of Northrop Grumman common stock having a market value of two times the exercise price of the right. Northrop Grumman may (i) exchange the rights at an exchange ratio of one share of Northrop Grumman common stock per right and (ii) redeem the rights, at a price of $0.01 per right, at any time prior to an acquisition of 15% or more of the outstanding shares of Northrop Grumman common stock by any person or group.

These purchase rights become exercisable 10 days after the public announcement that any person or group has (a) acquired 15% or more of the outstanding shares of Northrop Grumman common stock or (b) initiated a tender offer for shares of Northrop Grumman common stock which, if consummated, would result in any person or group acquiring 15% or more of the outstanding shares of Northrop Grumman common stock. Once exercisable, each right will entitle the holder to purchase one one-thousandth of a share of Northrop Grumman Series A junior participating preferred stock, par value $1.00 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. Alternatively, under certain circumstances involving an acquisition of 15% or more of the outstanding Northrop Grumman common stock, each right will entitle its holder to purchase, at a 50% discount, a number of shares of Northrop Grumman common stock having a market value of two times the exercise price of the right. Northrop Grumman may (i) exchange the rights at an exchange ratio of one share of Northrop Grumman common stock per right or (ii) redeem the rights, at a price of $0.01 per right, at any time prior to an acquisition of 15% or more of the outstanding shares of Northrop Grumman common stock by any person or group.

These rights have certain anti-takeover effects and are intended to cause substantial dilution to any person or group that attempts to acquire control of Northrop Grumman on terms not approved by Northrop Grumman’s board of directors.

TRW.    TRW does not have a shareholders’ rights plan.

Dissenter’s Rights

Northrop Grumman.    Under Delaware law, a dissenting stockholder may seek dissenter’s rights in connection with statutory mergers or consolidations in certain specific situations. Dissenter’s rights are not available to a Delaware corporation’s stockholders under Delaware law, however, with respect to shares of common stock that, at the applicable record date, (a) were listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by NASD or (b) were held of record by more than 2,000 stockholders, unless the stockholders are required by the terms of the merger or consolidation to accept any consideration other than:

•	shares of the surviving corporation;

•	shares of stock of another listed corporation which are the kind described in clause (a) or (b) above;

•	cash in lieu of fractional shares; or

•	any combination of the consideration described in the first three bullet points.

TRW.    Under Ohio law, upon compliance with certain requirements and procedures, a dissenting shareholder has the right to receive the fair cash value for his or her shares (so-called dissenter’s rights) if the shareholder objects to, among other things:

•	certain specified amendments to the articles of incorporation;

•	the sale, lease, exchange, transfer or other disposition of substantially all the assets; or

•	specified mergers and consolidations.

In a merger, upon compliance with specified requirements and procedures, the dissenting shareholders of an Ohio corporation that is being merged into another corporation and the shareholders of an Ohio surviving corporation whose adoption of the merger agreement is required are entitled to dissenters’ rights. A shareholder entitled to dissenters’ rights may exercise these rights if:

•	the merger requires adoption of the merger agreement by the shareholders;

•	the dissenting shareholder holds shares of the corporation as of the record date for the shareholder meeting at which the merger agreement is submitted;

•	the dissenting shareholder does not vote his or her shares in favor of the merger agreement; and

•
not more than ten days after the date of the meeting at which the stockholder vote was taken, the dissenting shareholder delivers to the corporation a written demand for payment to him or her of the fair cash value of his or her shares. The demand must state the dissenting shareholder’s address, the number and class of dissenting shares and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

Profit Recapture Provision

Section 1707.043 of the Ohio Revised Code applies to TRW. This section provides that:

•	if a shareholder disposes of an Ohio company’s stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the company;

•	then, the company may recover the profit unless the shareholder proves in court that:

•	its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would succeed;

•	it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss; and

•	the proposal did not have a material adverse effect on the price or trading volume of the shares of the Ohio corporation.

Delaware law does not have a comparable provision.

STOCKHOLDER OR SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS

Northrop Grumman

Northrop Grumman stockholders who intend to present proposals at Northrop Grumman’s 2003 annual meeting of stockholders must deliver the proposal to Northrop Grumman’s Corporate Secretary at 1840 Century Park East, Los Angeles, California 90067:

•
not later than December 6, 2002, if the proposal is submitted for inclusion in Northrop Grumman’s proxy materials for Northrop Grumman’s 2003 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act; or

•
not earlier than January 16, 2003 and not later than February 15, 2003, if the proposal is submitted pursuant to Northrop Grumman’s bylaws, in which case Northrop Grumman is not required to include the proposal or any advice on the proposal in Northrop Grumman’s proxy materials.

A copy of Northrop Grumman’s bylaws is available on request from the Corporate Secretary of Northrop Grumman at 1840 Century Park East, Los Angeles, California 90067.

TRW

TRW will not have an annual meeting in 2003 if the merger is completed.

TRW shareholders who intend to present proposals at TRW’s 2003 annual meeting of shareholders must deliver written proposals to TRW’s Corporate Secretary at 1900 Richmond Road, Cleveland, Ohio 44124:

•	not later than November 4, 2002, if the proposal is submitted for inclusion in TRW’s proxy materials for TRW’s 2003 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act; or

•
not later than January 18, 2003, if the proposal is submitted other than pursuant to Rule 14a-8 under the Exchange Act, otherwise TRW management will have discretionary voting authority with respect to such proposal without providing any advice on the nature of the matter in TRW’s proxy statement for TRW’s 2003 annual meeting of shareholders.

A copy of TRW’s regulations is available on request from the Corporate Secretary of TRW at 1900 Richmond Road, Cleveland, Ohio 44124.

ADDITIONAL INFORMATION

Northrop Grumman and TRW file annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Shareholders may also obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates.

In addition, the SEC maintains an internet world wide web site that contains reports, proxy statements and other information about issuers like Northrop Grumman and TRW who file electronically with the SEC. The address of that site is http://www.sec.gov.

Northrop Grumman filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Northrop Grumman common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that TRW shareholders and Northrop Grumman stockholders can find in the registration statement or the exhibits to the registration statement. TRW shareholders and Northrop Grumman stockholders may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

The SEC allows Northrop Grumman and TRW to incorporate by reference information into this joint proxy statement/prospectus, which means that Northrop Grumman and TRW can disclose important information to shareholders by referring shareholders to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Northrop Grumman and TRW have previously filed with the SEC. These documents contain important information about Northrop Grumman and TRW and their respective business, financial condition and results of operations.

The following documents filed by Northrop Grumman with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed on March 22, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on July 30, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed on May 10, 2002;

•	Current Report on Form 8-K, as filed on December 14, 2001 and amended on January 12, 2002 and February 1, 2002;

•
The description of Northrop Grumman’s common stock set forth in Northrop Grumman’s registration statement on Form S-3 filed by Northrop Grumman pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on January 18, 2002; and

•
The description of Northrop Grumman’s preferred share purchase rights, contained in the Form 8-A12B filed by Northrop Grumman on March 28, 2001, and any amendment or report filed with the SEC for purposes of updating that description.

The following documents filed by TRW with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed on March 4, 2002 and amended on April 1, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed on May 3, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 13, 2002;

•
Current Reports on Form 8-K, as filed on January 31, 2002, February 20, 2002, February 22, 2002, February 27, 2002, March 4, 2002 (2 reports), March 13, 2002 (2 reports), March 25, 2002, April 15, 2002, April 17, 2002, May 17, 2002, July 1, 2002 and the Form 8-K filed by TRW on August     , 2002; and

•
The description of TRW’s common stock set forth in TRW’s registration statement on Form S-3 filed by TRW pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description, as filed on October 15, 1999.

Northrop Grumman and TRW also incorporate by reference into this document each document that they may file with the SEC from the date of this document to the dates of their respective special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents filed by Northrop Grumman and incorporated into this joint proxy statement/prospectus by reference are available from Northrop Grumman without charge upon request to Northrop Grumman’s information agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, toll-free at (800) 549-6746. In order to ensure timely delivery, any request should be submitted no later than [                ], 2002. D.F. King will mail any such documents to shareholders by first class mail, or another equally prompt means, within three business days after receiving a request.

Documents filed by TRW and incorporated into this joint proxy statement/prospectus by reference, other than exhibits to those documents that are not specifically incorporated by reference to the documents, are available from TRW by calling the TRW Literature number (216) 291-7755 or by writing to Financial Services, TRW Inc. at 1900 Richmond Road, Cleveland, Ohio, 44124-3760. TRW will mail any such documents to shareholders by first class mail, or another equally prompt means, within three business days after receiving a request.

Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this document to the extent that information contained in this document or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this document.

You should rely only on the information contained or incorporated by reference in this document in determining how to vote. Neither Northrop Grumman nor TRW has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this document. This document is dated August 14, 2002. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to Northrop Grumman stockholders or TRW shareholders nor the issuance of shares of Northrop Grumman common stock in connection with the merger shall create any implication to the contrary.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, counsel to Northrop Grumman, and PricewaterhouseCoopers LLP, special tax counsel to TRW, will deliver opinions concerning the federal income tax consequences of the merger.

The legality of the Northrop Grumman common stock offered by this joint proxy statement/prospectus will be passed upon by John H. Mullan, Corporate Vice President and Secretary of Northrop Grumman. Mr. Mullan is paid a salary by Northrop Grumman, is a participant in various employee benefit plans offered to employees of Northrop Grumman generally and owns and has options to purchase shares of Northrop Grumman common stock.

EXPERTS

Northrop Grumman

The consolidated financial statements and related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from Northrop Grumman’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRW

The consolidated financial statements of TRW Inc. appearing in TRW’s Current Report on Form 8-K dated August     , 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

June 30, 2002

BY AND AMONG

TRW INC.,

NORTHROP GRUMMAN CORPORATION

and

RICHMOND ACQUISITION CORP.

A-i

TABLE OF CONTENTS—(Continued)

A-ii

TABLE OF CONTENTS—(Continued)

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	50
Action	16
Affected Employees	41
Agreement	1
Automotive Business	35
Bid	21
Certificate	3
Change in the Parent Recommendation	45
Change in the TRW Recommendation	46
Closing	2
Closing Date	2
Code	1
Commission	6
Confidentiality Agreement	47
D&O Indemnitees	38
Dissenting Shares	8
EC Merger Regulation	11
Effective Time	1
Employee/Agent Indemnitees	39
End Date	54
Environmental Laws	19
ERISA Affiliate	17
Exchange Act	11
Exchange Agent	3
Exchange Ratio	2
Form S-4	44
GAAP	14
Government Contract	21
Governmental Authority	11
Hazardous Material	19
HSR Act	11
Indemnitees	39
Intellectual Property	20
IRS Ruling	35
knowledge of Parent	22
knowledge of TRW	10
Lien	11
Material Adverse Effect	9
Merger	1
Merger Consideration	3
Merger Subsidiary	1
Notice of Superior Proposal	50
Ohio Law	1
Parent	1
Parent 10-K	25
Parent 10-Q	25
Parent Balance Sheet	26
Parent Balance Sheet Date	26
Parent Commission Documents	25
Parent Common Stock	2
Parent Convertible Security	24

A-iv

INDEX OF DEFINED TERMS—(Continued)

Parent Disclosure Letter	22
Parent Employee Plans	28
Parent Recommendation	45
Parent Shareholder Meeting	45
Parent Stock Options	24
Parent Stockholder Approval	23
Parent Subsidiary Convertible Security	25
Parent Trading Price	2
Per Share Amount	2
Person	4
Proposed Transaction	36
Proxy Statement/Prospectus	44
Qualifying Amendment	44
Representatives	47
Securities Act	6
Serial Preference Stock	2
Serial Preference Stock II	2
Series 1 Preferred Stock	12
Series 3 Preferred Stock	12
Significant Subsidiary	13
Spinco Registration Statement	36
Spin-Off	10
Subsidiary	13
Superior Proposal	51
Surviving Corporation	1
Tax Returns	17
Taxes	17
Termination Expenses	57
Termination Fee	57
TRW	1
TRW 10-K	14
TRW 10-Q	14
TRW Award	6
TRW Balance Sheet	14
TRW Balance Sheet Date	14
TRW Capital Stock	2
TRW Commission Documents	14
TRW Common Stock	2
TRW Convertible Security	12
TRW Disclosure Letter	9
TRW Employee Plans	17
TRW Equity Awards	6
TRW Public Proposal	46
TRW Recommendation	46
TRW SAR	5
TRW Shareholder Approval	10
TRW Shareholder Meeting	45
TRW Stock Option	5
TRW Stock Plans	5
TRW Subsidiary Convertible Security	13
TRW Trading Price	5
U.S. Government	21

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 30, 2002, is entered into by and among TRW INC., an Ohio corporation (“TRW”), NORTHROP GRUMMAN CORPORATION, a Delaware corporation (“Parent”), and RICHMOND ACQUISITION CORP., a newly formed Ohio corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and TRW have approved this Agreement and determined that the transactions contemplated hereby are fair to and in the best interests of their respective shareholders, including the consummation of the merger of Merger Subsidiary with and into TRW on the terms and conditions set forth in this Agreement (the “Merger”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger

(a)  As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, TRW and Merger Subsidiary shall execute and file a certificate of merger with the Secretary of State of the State of Ohio and make all other filings or recordings required by the Ohio General Corporation Law (the “Ohio Law”) to be made in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Ohio or, if agreed to by TRW and Parent, at such later time as is specified in the certificate of merger (the “Effective Time”).

(b)  At the Effective Time, Merger Subsidiary shall be merged with and into TRW in accordance with the requirements of the Ohio Law, whereupon the separate existence of Merger Subsidiary shall cease, and TRW shall be the surviving corporation in the Merger (the “Surviving Corporation”).

(c)  The Merger will have the effects set forth in the Ohio Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, franchises, and authority and be liable for all the obligations of TRW and Merger Subsidiary.

(d)  The closing of the Merger (the “Closing”) shall take place (i) at the offices of TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that cannot be waived or that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as TRW and Parent may agree in writing (the date of the Closing being the “Closing Date”).

Section 1.2    Conversion of Shares

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i)  each share of common stock, $0.625 par value per share, of TRW (“TRW Common Stock”), Serial Preference Stock, no par value, of TRW (“Serial Preference Stock”) and Serial Preference Stock II, no par value, of TRW (“Serial Preference Stock II”) (collectively, “TRW Capital Stock”) held by TRW as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(ii)  each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

(iii)  subject to Section 1.8, each share of TRW Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(i), be converted into the right to receive that number of shares of common stock, par value $1.00 per share, of Parent (together with the associated preferred stock purchase rights under the Rights Agreement dated as of January 31, 2001 between Northrop Grumman Corporation and EquiServe Trust Company, N.A., “Parent Common Stock”) determined by dividing the Per Share Amount by the Parent Trading Price (such quotient, the “Exchange Rate”).

(b)  For purposes of this Agreement:

(i)  the “Per Share Amount” means $60.00;

(ii)  the “Parent Trading Price” means the average of the reported closing sale prices per share of Parent Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the five consecutive trading days ending on (and including) the second trading day prior to the Closing Date; provided, however, that in no event will the Parent Trading Price be greater than $138.00 nor less than $112.00 for purposes hereof; and

(iii)  the “Merger Consideration” means the shares of Parent Common Stock to be received as consideration pursuant to the Merger with respect to shares of TRW Common Stock (together with any cash in lieu of fractional shares as specified in Section 1.6 below).

(c)  From and after the Effective Time, all shares of TRW Capital Stock canceled pursuant to Section 1.2(a)(i) and all shares of TRW Common Stock converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of TRW Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive such holder’s pro rata portion of the Merger Consideration and any dividends payable pursuant to Section 1.3(f) with respect to the shares of TRW Common Stock represented by the Certificate(s) surrendered by such holder pursuant to Section 1.3(b). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent only the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.2(a)(ii).

Section 1.3    Surrender and Payment

(a)  Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to TRW (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the certificates representing the shares of Parent Common Stock comprising the Merger Consideration. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares to the extent required by Section 1.6 and any dividends or other distributions pursuant to Section 1.3(f).

Promptly after the Effective Time, Parent will send, or cause the Exchange Agent to send, to each holder of record of shares of TRW Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), which letter shall be in such form as TRW and Parent may reasonably agree to use in effecting delivery of shares of TRW Common Stock to the Exchange Agent.

(b)  Each holder of shares of TRW Common Stock that have been converted into a right to receive the Merger Consideration as provided herein will be entitled to receive the Merger Consideration in respect of the shares of TRW Common Stock represented by such Certificate only upon surrender to the Exchange Agent of such Certificate, together with a properly completed letter of transmittal. Until so surrendered and subject to the limitations of Section 1.8, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of such Merger Consideration that (i) the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such registration of the Merger Consideration shall (A) pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or (B) establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(d)  After the Effective Time, there shall be no further registration of transfers of shares of TRW Capital Stock on the stock records of, or relating to, TRW. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures and limitations set forth, in this Article I.

(e)  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of TRW Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s shares of TRW Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Section 1.3 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3), any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f)  No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g)  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 1.3 to be issued in exchange for TRW Common Stock for which dissenters’ rights have been perfected under the Ohio Law shall be returned to Parent by the Exchange Agent promptly upon demand therefor.

Section 1.4    Stock Options and Equity Awards

(a)  Subject to the terms of the benefit awards described in this Section 1.4 and plans related thereto, at the Effective Time, each outstanding employee or director option to purchase shares of TRW Common Stock (a “TRW Stock Option”) granted under TRW’s plans, agreements or arrangements pursuant to which TRW Stock Options, TRW SARs or TRW Awards (as defined below) have been or may be granted (collectively, the “TRW Stock Plan”) shall be deemed assumed by Parent. At and after the Effective Time (1) each TRW Stock Option then outstanding shall entitle the holder thereof to acquire the number (rounded up to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of TRW Common Stock subject to such TRW Stock Option immediately prior to the Effective Time by (y) the Exchange Rate, and (2) the exercise price per share of Parent Common Stock subject to any such TRW Stock Option at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of TRW Common Stock subject to such TRW Stock Option prior to the Effective Time, divided by (y) the Exchange Rate. Other than as provided above, as of and after the Effective Time, each TRW Stock Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time; provided, however, that each TRW Stock Option shall become fully vested and exercisable as of the Effective Time to the extent that it is not then fully vested and exercisable. Subject to Section 1.4(f), TRW shall provide the holders of TRW Stock Options the opportunity to elect, before the Effective Time, to have their TRW Stock Options cancelled in exchange for an amount of cash, net of any amount withheld pursuant to Section 1.7 to satisfy any tax withholding obligations, equal to (i) the TRW Trading Price multiplied by the number of shares of TRW Common Stock subject to all of such holder’s TRW Stock Option(s) exceeds (ii) the aggregate exercise price for all such shares of TRW Common Stock subject to such holder’s TRW Stock Options. For purposes hereof, “TRW Trading Price” means the average of the reported closing sale prices per share of TRW Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the five consecutive trading days ending on (and including) the second trading day prior to the Closing Date.

(b)  At the Effective Time, each award of restricted stock and restricted stock units that has been granted under a TRW Stock Plan shall become fully vested and all restrictions thereon shall immediately lapse as of the Effective Time and the holder thereof shall be entitled to receive the Merger Consideration as if, in the case of restricted stock units, the shares of TRW Common Stock deliverable upon settlement of such restricted stock units were outstanding as of the Effective Time. Subject to Section 1.4(f), TRW shall provide the holders of each award of restricted stock and restricted stock units that has been granted under a TRW Stock Plan the opportunity to elect, before the Effective Time, to have such securities cancelled in exchange for an amount of cash, net of any amount withheld pursuant to Section 1.7 to satisfy any tax withholding obligations, equal to the TRW Trading Price multiplied by the number of such securities that they hold.

(c)  At the Effective Time, each outstanding stock appreciation right outstanding at the Effective Time (each a “TRW SAR”) that has been granted under a TRW Stock Plan shall be accelerated and automatically shall be converted without any action on the part of the holders thereof into the right to receive cash in accordance with the terms of this Section 1.4(c). At the Effective Time, TRW shall pay to each holder of a TRW SAR in cancellation thereof, cash, net of any amount withheld pursuant to Section 1.7 to satisfy any tax withholding obligations, equal to the amount by which (i) the TRW Trading Price multiplied by the number of shares of TRW Common Stock subject to all such holder’s TRW SAR(s) exceeds (ii) the aggregate exercise price for all such shares of TRW Common Stock subject to such holder’s TRW SARs. At the Effective Time, each critical skills stock unit grant outstanding as of the Effective Time (each, a “TRW Award”) that has been granted under a TRW Stock Plan shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms and conditions of such TRW Awards as are appropriate to preserve the value inherent in such TRW Awards, based on the Exchange Ratio. The other terms and conditions of each TRW Award, and the plans and agreements under which they were issued, shall continue to apply.

(d)  At the Effective Time, each outstanding strategic incentive program grant shall be cancelled in exchange for a single lump sum cash payment equal to the value of such grant, assuming maximum performance of all performance goals (the “Maximum Value”), which payment shall be made by TRW immediately prior to the Effective Time; provided, however, that with respect to each 2001-2002 strategic incentive program grant, the holder shall receive instead an amount equal to one-half of the Maximum Value of such grant. Any cash paid pursuant to this Section 1.4(d) shall be paid by TRW solely from funds provided by TRW.

(e)  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of TRW Stock Options at and after the Effective Time. Parent and TRW agree to cooperate and use their reasonable efforts to maintain the eligibility for tax qualified status under French law of TRW Stock Options granted under TRW’s French Qualified Stock Option Plan.

(f)  On or as soon as practicable, but not later than five business days, after the Effective Time, Parent shall file with the Securities and Exchange Commission (the “Commission”) a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Parent Common Stock subject to TRW Stock Options and TRW Awards, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such TRW Stock Options or TRW Awards remain outstanding. The election provided in either or both of Section 1.4(a) and Section 1.4(b) above shall be eliminated if TRW or Parent reasonably determines that there is an undue risk that such election could be deemed a tender offer for securities of the same class as TRW Common Stock.

(g)  At or before the Effective Time, TRW shall use its reasonable best efforts to cause to be effected any necessary amendments to the TRW Stock Plans and grant agreements to give effect to the foregoing provisions of this Section 1.4.

(h)  From and after the Effective Time, all TRW Stock Options, TRW restricted stock, TRW restricted stock units, TRW SARs, TRW Awards and TRW strategic incentive program grants (collectively, the “TRW Equity Awards”), canceled, assumed by Parent, exchanged for stock of Parent or satisfied through a cash payment by TRW pursuant to this Section 1.4, as the case may be, shall no longer be outstanding and automatically shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided in this Section 1.4. From and after the Effective Time, all certificates or other documents or instruments purporting to represent TRW Equity Awards automatically shall be canceled and of no further legal force, effect or significance.

Section 1.5    Adjustments.    If, at any time during the period between the date of this Agreement and the Effective Time (other than with respect to the redemption of Series 1 Preferred Stock and Series 3 Preferred Stock pursuant to Section 5.2 hereof), any change in the outstanding shares of capital stock of Parent or TRW shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of TRW Common Stock, TRW Stock Options or TRW Awards the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6    Fractional Shares

(a)  No fractional shares of Parent Common Stock shall be issued in connection with the Merger and no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to any rights as a stockholder of Parent.

(b)  Parent shall pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of TRW Common Stock an amount in cash equal to: the product of (A) the fractional share interest of Parent Common Stock to which such holder otherwise would be entitled (after taking into account all shares of TRW Common Stock held at the Effective Time by such holder) multiplied by (B) the Parent Trading Price.

(c)  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of TRW Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly request such amount from Parent and promptly upon receipt thereof pay such amounts to such holders of TRW Common Stock.

Section 1.7    Withholding Rights.    Each of TRW, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law including any withholding from any payment that is treated as wages or compensation for the performance of services. Parent or the Surviving Corporation, as the case may be, shall effect such withholdings by withholding sufficient shares of Parent Common Stock for (i) federal income tax at the supplemental wage rate and (ii) at the rate provided under any applicable state law, with respect to stock disbursements under Section 1.4. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of TRW Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 1.8    Dissenters’ Rights

(a)  Notwithstanding any provision of this Agreement to the contrary, any shares of TRW Common Stock outstanding immediately prior to the Effective Time and that are held by persons who shall have properly delivered a written demand for payment of the fair cash value of such shares of TRW Common Stock in accordance with Section 1701.85 of the Ohio Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 1.2(a). Such persons shall be entitled only to such rights as are granted under Section 1701.85 of the Ohio Law, except that all Dissenting Shares held by persons who fail to perfect or who effectively withdraw or lose their rights as dissenting shareholders in respect of such shares under Section 1701.85 of the Ohio Law shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without interest thereon, upon surrender of the Certificate therefor in the manner provided in Section 1.3(b).

(b)  TRW shall give Parent (i) prompt notice of any demands by dissenting shareholders received by TRW, withdrawals of such demands and any other instruments served on TRW pursuant to the Ohio Law and any material correspondence received by TRW in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands occurring prior to the Effective Time. Prior to the Effective Time, TRW shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any funds paid to dissenting shareholders shall be paid solely out of the assets of the Surviving Corporation and Parent shall not contribute funds to Merger Subsidiary or the Surviving Corporation to fund payments to dissenting shareholders, assume the Surviving Corporation’s obligation to make such payment, or otherwise reimburse the Surviving Corporation, directly or indirectly, for such payment.

Section 1.9    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct (which shall not exceed amounts generally required by Parent from holders of Parent Common Stock under similar circumstances), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares represented by such Certificate as contemplated by this Article I.

Section 1.10    Cash Payments.    Any cash payments required to be made pursuant to the terms of this Agreement by the Surviving Corporation shall be paid solely out of the assets of the Surviving Corporation, and Parent shall not contribute funds to Merger Subsidiary or the Surviving Corporation to fund such payments, assume the Surviving Corporation’s obligation to make such payments or otherwise reimburse the Surviving Corporation, directly or indirectly, for such payments.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1    Articles of Incorporation of the Surviving Corporation.    Subject to Section 6.3, the Articles of Incorporation of Merger Subsidiary shall be the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable law), except that such articles of incorporation shall provide that the name of the Surviving Corporation shall be “TRW Inc.”

Section 2.2    Regulations of the Surviving Corporation.    Subject to Section 6.3, the regulations of Merger Subsidiary in effect at the Effective Time shall be the regulations of the Surviving Corporation (until amended in accordance with applicable law).

Section 2.3    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of TRW at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRW

TRW represents and warrants to Parent that, except as set forth in the disclosure letter delivered by TRW to Parent simultaneously with the execution of this Agreement (the “TRW Disclosure Letter”) or the TRW Commission Documents (as defined in Section 3.7) filed prior to the date of this Agreement; it being understood that any matter set forth in the TRW Disclosure Letter or in the TRW Commission Documents shall be deemed disclosed with respect to any section of this Article III to which the matter relates, so long as the description of such matter in the TRW Disclosure Letter or TRW Commission Documents would be reasonably inferred to be a disclosure with respect to such sections of this Article III:

Section 3.1    Corporate Existence and Power.    TRW is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. TRW is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets or property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. For purposes of this Agreement, a “Material Adverse Effect” with respect to any Person means any event, circumstance or change that (i) materially adversely affects the ability of such Person and its Subsidiaries, taken as a whole, to perform its obligations hereunder or to consummate the transactions contemplated hereby or (ii) is materially adverse to the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, except in the case of clause (i) or clause (ii) events, circumstances or changes, alone or in combination, that arise out of or result from (A) general legal, regulatory, political, business, economic, capital market or financial market conditions or conditions otherwise generally affecting industries in which such Person and its Subsidiaries, taken as a whole, generally operates, except to the extent such Person is materially and adversely affected in a disproportionate manner as compared to other comparable participants in such industries, (B) the negotiation, execution, announcement or consummation of this Agreement and the transactions contemplated hereby (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) the proposed sale of TRW’s aeronautical systems business in accordance with the Master Agreement of Purchase and Sale, dated June 18, 2002, between TRW and Goodrich Corporation and (D) any actions required or permitted under this

Agreement to be taken in connection with the spin-off of the shares of capital stock of TRW Automotive Inc. or other transaction involving the separation of the Automotive Business (or transactions ancillary thereto) (the “Spin-Off”) substantially in accordance with the IRS Ruling and the Spinco Registration Statement (each as hereinafter defined); provided, however, that if TRW takes any action in connection with the Spin-Off or preparation therefor that has been objected to in a written notice by Parent to TRW, prior to the time of such action, on the basis that Parent reasonably believes that such action would be materially adverse to TRW and its Subsidiaries taken as a whole, and TRW takes such action notwithstanding Parent’s objection, then such action shall not be considered an exception pursuant to this clause (D). TRW has heretofore made available to Parent true and complete copies of TRW’s articles of incorporation and regulations as currently in effect. For purposes of this Agreement, “knowledge of TRW” shall mean the actual knowledge, after reasonable inquiry, of the executive officers of TRW.

Section 3.2    Corporate Authorization.

(a)  TRW has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger), subject in the case of the consummation of the Merger (after the redemption of the shares of Series 1 Preferred Stock (as defined in Section 3.5) and Series 3 Preferred Stock (as defined in Section 3.5) as provided in Section 5.2) to the affirmative vote of holders of the outstanding shares of TRW Common Stock representing at least two-thirds of the voting power of TRW in favor of the approval and adoption of this Agreement and approval of the Merger in accordance with the Ohio Law (the “TRW Shareholder Approval”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TRW and no other corporate proceedings on the part of TRW are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Merger to the receipt of the TRW Shareholder Approval. This Agreement has been duly executed and delivered by TRW and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, constitutes a valid and binding agreement of TRW enforceable against TRW in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

(b)  TRW’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of TRW’s shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved (subject to Section 7.2(e)) to recommend that TRW’s shareholders vote for the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger).

Section 3.3    Governmental Authorization.    The execution, delivery and performance by TRW of this Agreement and the consummation by TRW of the transactions contemplated hereby (including the Merger) require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with the Ohio Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), (d) compliance with any other applicable requirements of foreign or supranational antitrust, competition, trade regulation or investment laws, (e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (f) compliance with any applicable requirements of the Securities Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. For purposes of this Agreement, “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization.

Section 3.4    Non-Contravention.    The execution, delivery and performance by TRW of this Agreement and the consummation by TRW and its Subsidiaries of the transactions contemplated hereby (including the Merger) do not and shall not (a) contravene or conflict with the articles of incorporation or regulations of TRW or the similar organizational and governing documents of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.3 and subject to receipt of the TRW Shareholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to TRW or any of its Subsidiaries, (c) subject to receipt of the TRW Shareholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of TRW or any of its Subsidiaries or to a loss of any benefit to which TRW or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon TRW or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by TRW or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of TRW or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or clause (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business or (iii) that do not materially interfere with or materially affect the value or use of the respective underlying asset to which the mortgage, lien, pledge, charge, security interest or encumbrance relates.

Section 3.5    Capitalization.    The authorized capital stock of TRW consists of (i) 500,000,000 shares of TRW Common Stock, (ii) 99,536 shares of Serial Preference Stock and (iii) 5,000,000 shares of Serial Preference Stock II. As of the close of business on June 28, 2002, there were outstanding (i) 128,149,812 shares of TRW Common Stock (including shares of restricted stock), (ii) no shares of Serial Preference Stock, (iii) 28,157 shares of Serial Preference Stock II designated Cumulative Serial Preference Stock II, $4.40 Convertible Series 1 (“Series 1 Preferred Stock”), (iv) 49,952 shares of Serial Preference Stock II designated Cumulative Serial Preference Stock II, $4.50 Convertible Series 3 (“Series 3 Preferred Stock”) and (v) no other shares of capital stock or other voting securities of TRW. As of the date hereof, each share of Series 1 Preferred Stock is convertible into 8.8 shares of TRW Common Stock and each share of Series 3 Preferred Stock is convertible into 7.448 shares of TRW Common Stock. All outstanding shares of TRW Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) TRW Stock Options to acquire no more than 12,894,989 shares of TRW Common Stock issued pursuant to TRW Stock Plans (excluding stock appreciation rights), (b) 349,050 restricted shares of TRW Common Stock issued pursuant to TRW Stock Plans, (c) restricted stock units for no more than 35,605 shares of TRW Common Stock, (d) Serial Preference Stock II convertible into 619,824 shares of TRW Common Stock and (e) shares issuable under TRW’s employee stock purchase plans in the ordinary course of business consistent with past practice, as of the close of business on June 28, 2002, there were no outstanding options, warrants or other rights to acquire from TRW, and no preemptive or similar rights, subscription or other rights, or convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the TRW Capital Stock, obligating TRW to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of TRW or obligating TRW to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a “TRW Convertible Security”). Since the close of business on June 28, 2002 through the date hereof, TRW has not issued any shares of TRW Capital Stock or any TRW Convertible Securities other than the issuance of TRW Common Stock in connection with the exercise of TRW Stock Options described in clause (a) above. Except as required by the terms of any TRW Stock Plans and grants thereunder or as permitted by

Section 5.1 or Section 5.2, there are no outstanding obligations of TRW or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of TRW Capital Stock or any TRW Convertible Securities.

Section 3.6  Subsidiaries.

(a)  Each Subsidiary of TRW is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization except for those instances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. Each Subsidiary of Parent has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. For purposes of this Agreement, the word “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the capital stock or other ownership interests or (ii) an amount of securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the Board of Directors or others performing similar functions with respect to such corporation or other entity or organization is directly owned or controlled by such first Person or by any one or more of its Subsidiaries. Each Subsidiary of TRW is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. TRW has heretofore made available to Parent, or will provide as soon as reasonably practicable, but in no event more than 10 days following the date hereof, true and complete copies of each of its Significant Subsidiaries' organizational and governing documents as currently in effect.

(b)  All of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act, “Significant Subsidiary”) of TRW is, directly or indirectly, owned by TRW. All shares of capital stock of, or other ownership interests in, Subsidiaries of TRW, directly or indirectly, owned by TRW, are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. There are no outstanding options, warrants or other rights to acquire from TRW or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, or convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of TRW, obligating TRW or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of TRW or obligating TRW or any Subsidiary of TRW to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a “TRW Subsidiary Convertible Security”). There are no outstanding obligations of TRW or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than TRW or a wholly-owned Subsidiary of TRW) any outstanding shares of capital stock of any Subsidiary of TRW or any TRW Subsidiary Convertible Securities.

Section 3.7    Commission Filings.

(a)  TRW has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1999, 2000 and 2001, as amended, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2001, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of TRW held since December 31, 2001 and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 2001 (the documents referred to in this Section 3.7(a) being referred to collectively as the “TRW Commission Documents”). TRW's annual report on Form 10-K for its fiscal year ended December 31, 2001 is referred to as the

“TRW 10-K,” and TRW’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2002 is referred to as the “TRW 10-Q.”

(b)  As of its filing date, each TRW Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

(c)  As of its filing date, each TRW Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading.

Section 3.8    Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements of TRW (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.7 present fairly, in all material respects, the financial position of TRW and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “TRW Balance Sheet” means the consolidated balance sheet of TRW as of December 31, 2001 set forth in the TRW 10-K, and “TRW Balance Sheet Date” means December 31, 2001.

Section 3.9    Disclosure Documents.    None of the information supplied or to be supplied by TRW for inclusion or incorporation by reference in the Proxy Statement/Prospectus (as defined in Section 7.2(a)) or any amendment or supplement thereto shall, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to the shareholders of TRW or the stockholders of Parent or at the time of the TRW Shareholder Approval or the Parent Stockholder Approval contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by TRW for inclusion or incorporation by reference in the Form S-4 (as defined in Section 7.2(a)) or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. No representation or warranty is made by TRW in this Section 3.9 with respect to statements made or incorporated by reference therein based on information that was not supplied by TRW or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/ Prospectus or the Form S-4. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.10    Absence of Certain Changes.

(a)  Since the TRW Balance Sheet Date, there has not been any event, circumstance or change which, individually or in the aggregate, has had, or is more likely than not expected to have, a Material Adverse Effect on TRW.

(b)  Since the TRW Balance Sheet Date and prior to the date hereof, TRW and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there has not been:

(i)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of TRW Capital Stock (other than regular quarterly cash dividends payable by TRW in respect of the shares of TRW Capital Stock consistent with past practice), or any repurchase, redemption or other acquisition by TRW or any of its Significant Subsidiaries of any outstanding shares of TRW Capital Stock or any TRW Convertible Securities or TRW Subsidiary Convertible Securities (except as otherwise permitted by Section 5.1 or contemplated by Section 5.2);

(ii)  any amendment of any material term of any outstanding security of TRW or any of its Significant Subsidiaries;

(iii)  any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) TRW or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by TRW or any of its Subsidiaries of any contract or other right, in either case, material to TRW and its Subsidiaries, taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

(iv)  any change in any method of accounting or accounting practice by TRW or any of its Subsidiaries, except for any such change which is not material to TRW and its Subsidiaries, taken as a whole, or which is required or taken, as previously announced in a TRW Commission Document, by reason of a change in GAAP; or

(v)  any (A) grant of any severance or termination pay or pension benefit or augmentation pursuant to severance or termination to (or amendment to any such existing arrangement with) any director, officer or employee of TRW or any of its Subsidiaries, (B) entering into of any employment, retention, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of TRW or any of its Subsidiaries, (C) entering into new or modifying or amending any existing severance or termination pay policies or employment agreements or (D) modifying or amending any compensation, bonus or other benefits payable to directors, officers or employees of TRW or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice, as required by the terms of existing arrangements, policies or agreements or as permitted by this Agreement.

Section 3.11    No Undisclosed Material Liabilities.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW, there are no liabilities of TRW or any Subsidiary of TRW of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i)  liabilities disclosed in the TRW Commission Documents filed prior to the date of this Agreement, including the TRW Balance Sheet and notes thereto included therein; and

(ii)  liabilities under this Agreement.

Section 3.12    Litigation.    There is no action, suit, proceeding or, to the knowledge of TRW, investigation (an “Action”) pending against, or, to the knowledge of TRW, threatened against or affecting, TRW or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. As of the date hereof, none of TRW or its Subsidiaries is subject to any outstanding, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect on TRW or would reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 3.13    Taxes.    Except as reserved for in the TRW Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW, (i) all TRW Tax Returns required to be filed with any taxing authority by, or with respect to, TRW and its Subsidiaries have been filed in accordance with all applicable laws; (ii) TRW and its Subsidiaries have timely paid all Taxes shown as due and payable on TRW Tax Returns that have been so filed, and, as of the time of filing, TRW Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of TRW and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the TRW Balance Sheet); (iii) TRW and its Subsidiaries have made provision for all Taxes payable by TRW and its Subsidiaries for which no TRW Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to TRW and its Subsidiaries reflected on the TRW Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to TRW or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (vi) neither TRW nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which TRW is the common parent and (vii) neither TRW nor any of its Subsidiaries is a party to any Tax indemnity agreement, Tax sharing agreement or other agreement under which it could have a material liability to another Person as a result of the imposition of Tax upon any Person. Neither TRW nor any or its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of TRW or any of its Subsidiaries in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. For purposes of this Agreement, “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any Governmental Authority and any interest, penalties or additions to tax attributable thereto. For purposes of this Agreement, “Tax Returns” means any return, report, form or similar statement required to be filed with respect to any Tax (including any attached letters), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.14    Tax Treatment.    Neither TRW nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance with respect to TRW or its affiliates, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.15    Employee Benefit Plans.

(a)   Section 3.15(a) of the TRW Disclosure Letter contains a true and complete list of each welfare, pension, retirement and other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by TRW or its ERISA Affiliates, including single, multiple and multiemployer plans in each case other than those relating to foreign Subsidiaries of TRW that are not material to TRW and its Subsidiaries taken as a whole (collectively, the “TRW Employee Plans”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, such Person’s Subsidiaries or any related trade or business, whether or not incorporated.

(b)  With respect to each TRW Employee Plan sponsored, maintained or contributed to or required to be contributed to within the United States of America, TRW has made available or will deliver to Parent reasonably promptly, but in no event more than 30 days following the execution of this Agreement, copies of each of the following, as applicable: (i) the TRW Employee Plan or an accurate description thereof; (ii) the most recent summary plan description; (iii) the most recent annual report and actuarial report; (iv) if the TRW Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each TRW Employee Plan intended to qualify under Section 401 of the Code. For TRW Employee Benefit Plans sponsored, maintained or contributed to or required to be contributed to outside of the United States of America, TRW will deliver to Parent reasonably promptly, but in no event more than 30 days following the execution of this Agreement, copies of each of all foreign documentation, forms and reports that most closely resemble the items in (i) through (v) of the prior sentence, including but not limited to all deeds, rules and other documents which govern the TRW Employee Plans, details of all benefits which are or may become payable under the TRW Employee Plans, and details of all contributions and costs payable by TRW, its Subsidiaries or related trades or businesses under the TRW Employee Plans.

(c)  No liability under Title IV or Section 302 of ERISA, or corresponding provisions of foreign laws or rules, has been incurred by TRW, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to TRW, its Subsidiaries or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), and other than any liability that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW.

(d)  Each TRW Employee Plan has at all times been operated and administered in all respects in accordance with its terms and applicable law and regulatory requirements, including but not limited to ERISA and the Code, other than any failure to so operate or administer that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. Each TRW Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified or with respect to which the remedial amendment period under the Code has not expired.

(e)  None of TRW, any TRW Employee Plan, any trust created thereunder or, to the knowledge of TRW, any trustee or administrator thereof has engaged in a transaction in connection with which TRW, any TRW Employee Plan, any such trust or any trustee or administrator thereof, or any party dealing with any TRW Employee Plan or any such trust, would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, or similar foreign laws or rules, other than any such tax or penalty that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW.

(f)  There are no pending, or, to the knowledge of TRW, threatened, claims by or on behalf of any TRW Employee Plan, by any employee or beneficiary covered under any such TRW Employee Plan or otherwise involving any such TRW Employee Plan other than routine claims for benefits and other than any claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW. To the knowledge of TRW, there are no pending or threatened audits or investigations involving any TRW Employee Plan by any Governmental Authority, except for those audits or investigations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW.

(g)  No liability has or may be imposed on TRW or any of its Subsidiaries under Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995 as a debt due to any United Kingdom occupational pension scheme.

Section 3.16    Compliance with Laws.    Since January 1, 2000, TRW and its Subsidiaries have conducted and currently are conducting their business and operations in compliance with all applicable provisions of any laws, statutes, ordinances or regulations, except for any failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW.

Section 3.17    Environmental Matters.

(a)  Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the knowledge of TRW, investigation is pending or, to the knowledge of TRW or any of its Subsidiaries, threatened by any Person against, TRW or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law; and (ii) TRW and its Subsidiaries are in compliance with all Environmental Laws.

(b)  For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to,

Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to, (i) petroleum, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

Section 3.18    Opinion of Financial Advisor.    TRW has received the opinion of each of Goldman, Sachs & Co. and Credit Suisse First Boston Corporation, to the effect that, as of the date of its opinion, the Exchange Rate is fair from a financial point of view to the holders of shares of TRW Common Stock, other than Parent or its Affiliates.

Section 3.19    Takeover Statutes.    TRW’s Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and the acquisition by Parent of the shares of common stock of the Surviving Corporation pursuant to the Merger. Assuming the accuracy of the representations and warranties contained in Section 4.18, as of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1701.831 of the Ohio Law, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

Section 3.20    Finders’ or Advisors’ Fees.    Except as set forth in Section 3.20 of the TRW Disclosure Letter, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of TRW or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.21    Intellectual Property; Software.

(a)  Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW and except as disclosed in Section 3.21(a) of the TRW Disclosure Letter, (i) TRW and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property that is currently used in the conduct of TRW’s or any of its Subsidiary’s business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Authority or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property owned or used by TRW or any of its Subsidiaries in connection with the business as currently conducted, including any claim or suit that alleges that any such Intellectual Property infringes, impairs, dilutes or otherwise violates the rights of others, and TRW and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property and (iii) TRW or any of its Subsidiaries has not threatened or initiated any claim or action against any third party with respect to any Intellectual Property.

(b)  For purposes of this Agreement, “Intellectual Property” means all (i) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (ii) United States patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof; (iii) United States, state and foreign trademarks, trade dress, service marks, service names, trade names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith; (iv) United States and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (v) technical, scientific, and other know-how, trade secrets, methods, processes, practices, formulas and techniques, computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in interpretive code, source code, object code or human readable form; and (vi) rights of publicity and privacy, “name and likeness” rights and other similar rights.

Section 3.22    Government Contracts.

(a)  To the knowledge of TRW, with respect to its Government Contracts, there is, as of the date of this Agreement, no (i) civil fraud or criminal investigation by any Governmental Entity that would have a Material Adverse Effect on TRW, (ii) suspension or debarment proceeding (or equivalent proceeding) against TRW or any of its Subsidiaries that would have, or would more likely than not be expected to have, a Material Adverse Effect on TRW, (iii) request by the U.S. Government for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency or claim of defective pricing in excess of $40 million, (iv) dispute between TRW or any of its Subsidiaries and the U.S. Government which, since December 31, 2000, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $40 million or (v) claim or equitable adjustment by TRW or any of its subsidiaries against the U.S. Government in excess of $40 million.

(b)  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)  “Bid” means any quotation, bid or proposal by TRW or any of its affiliates which, if accepted or awarded, would lead to a contract with the U.S. Government, or a prime contractor or a higher-tier subcontractor to the U.S. Government, for the sale of goods or the provision of services by TRW or a contracting team of which TRW is a member.

(ii)  “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order or other commitment or funding vehicle between TRW and (A) the U.S. Government, (B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B).

(iii)  “U.S. Government” means the United States government, including any and all departments, agencies, commissions, branches and instrumentalities thereof, as well as any corporations owned or chartered by the United States government.

Section 3.23    Problems with Customers and Suppliers.    Since January 1, 2000: (a) no supplier or customer of TRW or any of its Subsidiaries has canceled or otherwise terminated its relationship with TRW or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, have not had, or more likely than not are not expected to have, a Material Adverse Effect on TRW; (b) to the knowledge of TRW, no supplier or customer of TRW or any of its Subsidiaries has provided written notice to TRW or any of its Subsidiaries of its intent either to terminate its relationship with TRW or any of its Subsidiaries or to cancel any material agreement with TRW or any of its Subsidiaries, except for such terminations and cancellations that would not, individually or in the aggregate, have, or more likely than not be expected to have, a Material Adverse Effect on TRW; (c) to the knowledge of TRW, none of the suppliers of TRW or any of its Subsidiaries is unable to continue to supply the products or services supplied to TRW or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, have not had, or more likely than not are not expected to have, a Material Adverse Effect on TRW; and (d) TRW and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of TRW or any of its Subsidiaries that is material to TRW and its Subsidiaries taken as a whole.

Section 3.24    Certain Business Practices.    To the knowledge of TRW, within the past five years, none of TRW, any of its Subsidiaries or any directors, officers, agents or employees of TRW or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.25    No Knowledge of Breach.    TRW acknowledges that as of the signing of this Agreement it has no knowledge of any misrepresentation or breach of warranty of Parent or Merger Subsidiary herein.

Section 3.26    No Additional Representations or Warranties.    Neither TRW nor any other Person makes any other express or implied representation or warranty on behalf of TRW other than as expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to TRW that, except as set forth in the disclosure letter delivered by Parent to TRW simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”) or the Parent Commission Documents (as defined in Section 4.7) filed prior to the date of this Agreement; it being understood that any matter set forth in the Parent Disclosure Letter or in the Parent Commission Documents shall be deemed disclosed with respect to any section of this Article IV to which the matter relates, so long as the description of such matter in the Parent Disclosure Letter or Parent Commission Documents would be reasonably inferred to be a disclosure with respect to such sections of this Article IV:

Section 4.1    Corporate Existence and Power.    Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary, respectively. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets or property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. From and after the date of its incorporation, Merger Subsidiary has not, and shall not, engage in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore made available to TRW true and complete copies of the certificate of incorporation and by-laws and articles of incorporation and regulations, each as currently in effect, of Parent and Merger Subsidiary, respectively. For purposes of this Agreement, “knowledge of Parent“ shall mean the actual knowledge, after reasonable inquiry, of the executive officers of Parent.

Section 4.2    Corporate Authorization.

(a)  Each of Parent and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger), subject in the case of the issuance of shares of Parent Common Stock pursuant to the Merger to obtaining the approval of such issuance of shares by an affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock in accordance with Rule 312.03 in the Listed Company Manual of the New York Stock Exchange (the “Parent Stockholder Approval”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary and no other corporate proceedings on the part of either Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject in the case of the issuance of

Parent Common Stock pursuant to the Merger to receipt of the Parent Stockholder Approval. This Agreement has been duly executed and delivered by TRW and, assuming due authorization, execution and delivery of this Agreement by TRW, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)  Parent’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Parent’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved (subject to Section 7.2(d)) to recommend that Parent stockholders vote for the approval of the issuance of shares of Parent Common Stock pursuant to the Merger.

(c)  Merger Subsidiary’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Subsidiary’s shareholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that Parent approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 4.3    Governmental Authorization.    The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby (including the Merger), require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with the Ohio Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any other applicable requirements of foreign or supranational antitrust, competition, trade regulation or investment laws, (e) compliance with any applicable requirements of the Exchange Act, (f) compliance with any applicable requirements of the Securities Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.4    Non-Contravention.    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby (including the Merger) do not and shall not (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or the articles of incorporation or regulationsof Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.3 and subject to receipt of the Parent Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) subject to receipt of Parent Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or clause (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.5    Capitalization.    The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on June 28, 2002, there were outstanding not more than 112,923,000 shares of Parent Common Stock,

3,500,000 shares of Series B Preferred Stock of Parent, and no other shares of capital stock or other voting securities of Parent were outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) employee or director stock options to acquire no more than 5,811,541 shares of Parent Common Stock (“Parent Stock Options”) and (b) 7,796,310 shares of Parent Common Stock issuable on the conversion of 6,900,000 Equity Security Units of Parent, as of the close of business on June 28, 2002, and (c) 3,188,967 shares of Parent Common Stock issuable on the conversion of the 3,500,000 shares of Series B Preferred Stock there were no outstanding options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscription or other rights (other than preferred stock purchase rights associated with the Parent Common Stock), or convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a “Parent Convertible Security”). Since the close of business on June 28, 2002 through the date hereof, Parent has not issued any shares of capital stock or Parent Convertible Securities, other than the issuance of shares of Parent Common Stock in connection with the exercise of Parent Stock Options described in clause (a) above. Except as required by the terms of any Parent Stock Options or employee stock ownership plan and grants thereunder or as permitted by Section 6.1, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent and of any Parent Convertible Securities.

Section 4.6    Subsidiaries.

(a)  Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except for those instances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b)  All of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Parent is, directly or indirectly, owned by Parent. All shares of capital stock of, or other ownership interests in, Subsidiaries of Parent, directly or indirectly, owned by Parent, are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. There are no outstanding options, warrants or other rights to acquire from Parent or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, or convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Parent, obligating Parent or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a “Parent Subsidiary Convertible Security”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than Parent or a wholly-owned Subsidiary of Parent) any outstanding shares of capital stock of any Subsidiary of Parent or any Parent Subsidiary Convertible Securities.

Section 4.7    Commission Filings.

(a)  Parent has made available to TRW (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1999, 2000 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2001, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Parent held since December 31, 2001 and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 2001 (the documents referred to in this Section 4.7(a) being referred to collectively as the “Parent Commission Documents”). Parent’s annual report on Form 10-K for its fiscal year ended December 31, 2001 is referred to as the “Parent 10-K,” and Parent’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2002 is referred to as the “Parent 10-Q.”

(b)  As of its filing date, each Parent Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

(c)  As of its filing date, each Parent Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading.

Section 4.8    Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.7 present fairly, in all material respects, the financial position of Parent and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2001 set forth in the Parent 10-K, and “Parent Balance Sheet Date” means December 31, 2001.

Section 4.9    Disclosure Documents.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus (as defined in Section 7.2(a)) or any amendment or supplement thereto shall at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to the shareholders of TRW or the stockholders of Parent or at the time of the TRW Shareholder Approval or the Parent Stockholder Approval, contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 (as defined in Section 7.2(a)) or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. No representation or warranty is made by Parent in this Section 4.9 with respect to statements made or incorporated by reference therein based on information that was not supplied by Parent or Merger Subsidiary or their Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.10    Absence of Certain Changes.

(a)  Since the Parent Balance Sheet Date there has not been any event, circumstance or change which, individually or in the aggregate, has had, or is more likely than not expected to have, a Material Adverse Effect on Parent.

(b)  Since the Parent Balance Sheet Date and, prior to the date hereof, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there has not been:

(i)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than regular quarterly cash dividends payable by Parent in respect of the shares of Parent Common Stock consistent with past practice), or any repurchase, redemption or other acquisition by Parent or any of its Significant Subsidiaries of any outstanding shares of their capital stock or any Parent Convertible Securities or Parent Subsidiary Convertible Securities (except as otherwise permitted by Section 6.1);

(ii)  any amendment of any material term of any outstanding security of Parent or any of its Significant Subsidiaries;

(iii)  any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Parent or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by Parent or any of its Subsidiaries of any contract or other right, in either case, material to TRW and its Subsidiaries, taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement; or

(iv)  any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change which is not material to Parent and its Subsidiaries, taken as a whole, or which is required or taken, as previously announced in a Parent Commission Document, by reason of a change in GAAP.

Section 4.11    No Undisclosed Material Liabilities.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, there are no liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities disclosed in the Parent Commission Documents filed prior to the date of this Agreement, including the Parent Balance Sheet and notes thereto included therein; and

(ii)  liabilities under this Agreement.

Section 4.12    Litigation.    There is no Action pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. As of the date hereof, none of Parent or its Subsidiaries is subject to any outstanding order, writ, injunction or decree would reasonably be expected to have a Material Adverse Effect on Parent or would reasonably be expected to prevent or delay the consummation of the Merger.

Section 4.13    Taxes.    Except as reserved for in the Parent Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) all Parent Tax Returns required to be filed with any taxing authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Parent and its Subsidiaries have timely paid all Taxes shown as due and payable on Parent Tax Returns that have been so filed, and, as of the time of filing, Parent Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Parent and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Parent Balance Sheet); (iii) Parent and its Subsidiaries have made provision for all Taxes payable by Parent and its Subsidiaries for which no Parent Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the Parent Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Parent is the common parent.

Section 4.14    Tax Treatment.    Neither Parent nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance with respect to Parent or its affiliates, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.15    Employee Benefit Plans.

(a)  Section 4.15(a) of the Parent Disclosure Letter contains a true and complete list of each welfare, pension, retirement and other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any related trade or business, whether or not incorporated, including single, multiple and multiemployer plans that is material to Parent and its Subsidiaries taken as a whole (collectively, the “Parent Employee Plans”).

(b)  No liability under Title IV or Section 302 of ERISA, or corresponding provisions of foreign laws or rules, has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), and other than any liability that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c)  Each Parent Employee Plan has at all times been operated and administered in all respects in accordance with its terms and applicable law and regulatory requirements, including but not limited to ERISA and the Code, other than any failure to so operate or administer that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each Parent Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified or with respect to which the remedial amendment period under the Code has not expired.

(d)  None of Parent, any Parent Employee Plan, any trust created thereunder or, to the knowledge of Parent, any trustee or administrator thereof has engaged in a transaction in connection with which Parent, any Parent Employee Plan, any such trust or any trustee or administrator thereof, or any party dealing with any Parent Employee Plan or any such trust, would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, or similar foreign laws or rules, other than any such tax or penalty that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(e)  There are no pending, or, to the knowledge of Parent, threatened, claims by or on behalf of any Parent Employee Plan, by any employee or beneficiary covered under any such Parent Employee Plan or otherwise involving any such Parent Employee Plan other than routine claims for benefits and other than any claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there are no pending or threatened audits or investigations involving any Parent Employee Plan by any Governmental Authority, except for those audits or investigations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.16    Compliance with Laws.    Since January 1, 2000, Parent and its Subsidiaries have, conducted and currently are conducting their business and operations in compliance with all applicable provisions of any laws, statutes, ordinances or regulations, except for any failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.17    Environmental Matters.     Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent or any of its Subsidiaries, threatened by any Person against, Parent or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law; and (ii) Parent and its Subsidiaries are in compliance with all Environmental Laws.

Section 4.18    Ownership of Shares.    As of the date hereof, neither Parent nor any of its Subsidiaries owns any shares of TRW Common Stock other than four shares of TRW Common Stock owned by Parent. Neither Parent nor Merger Subsidiary beneficially owns, nor during the immediately preceding three years has beneficially owned, a sufficient number of shares of TRW Capital Stock that would make it an “interested shareholder” (as such term is defined in Section 1704.01(c)(8) of the Ohio Law) of TRW.

Section 4.19    Opinion of Financial Advisor.    Parent has received the opinion of Salomon Smith Barney, to the effect that, as of the date of its opinion, the Exchange Rate is fair from a financial point of view to Parent.

Section 4.20    Takeover Statutes.    As of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1701.831 of the Ohio Law, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

Section 4.21    Finders’ or Advisors’ Fees.    Except for Salomon Smith Barney, whose fees will be provided by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.22    Intellectual Property; Software.    Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and except as disclosed in Section 4.22(a) of the Parent Disclosure Letter, (i) Parent and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property that is currently used in the conduct of Parent’s or any of its Subsidiary’s business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Authority or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property owned or used by Parent or any of its Subsidiaries in connection with the business as currently conducted, including any claim or suit that alleges that any such Intellectual Property infringes, impairs, dilutes or otherwise violates the rights of others, and Parent and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property and (iii) Parent or any of its Subsidiaries has not threatened or initiated any claim or action against any third party with respect to any Intellectual Property.

Section 4.23    Government Contracts.    To the knowledge of Parent with respect to its Government Contracts, there is, as of the date of this Agreement, no (i) civil fraud or criminal investigation by any Governmental Entity that would have a Material Adverse Effect on Parent, (ii) suspension or debarment proceeding (or equivalent proceeding) against Parent or any of its Subsidiaries that would have, or more likely than not would be expected to have, a Material Adverse Effect on Parent, (iii) request by the U.S. Government for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency or claim of defective pricing in excess of $40 million, (iv) dispute between Parent or any of its subsidiaries and the U.S. Government which, since December 31, 2000, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $40 million or (v) claim or equitable adjustment by Parent or any of its subsidiaries against the U.S. Government in excess of $40 million.

Section 4.24    Problems with Customers and Suppliers.    Since January 1, 2000: (a) no supplier or customer of Parent or any of its Subsidiaries has canceled or otherwise terminated its relationship with Parent or any of its Subsidiaries, except cancellations and terminations that, individually or in the aggregate, have not had, or more likely than not are not expected to have, a Material Adverse Effect on Parent; (b) to the knowledge of TRW, no supplier or customer of Parent or any of its Subsidiaries has provided written notice to Parent or any of its Subsidiaries of its intent either to terminate its relationship with Parent or any of its Subsidiaries or to cancel any material agreement with Parent or any of its Subsidiaries, except for such terminations and cancellations that would not, individually or in the aggregate, have, or more likely than not be expected to have, a Material Adverse Effect on Parent; (c) to the knowledge of Parent, none of the suppliers of Parent or any of its Subsidiaries is unable to continue to supply the products or services supplied to Parent or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, have not had, or more likely than not are not expected to have, a Material Adverse Effect on Parent; and (d) Parent and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries taken as a whole.

Section 4.25    Certain Business Practices.    To the knowledge of Parent, within the past five years, none of Parent, any of its Subsidiaries or any directors, officers, agents or employees of Parent or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 4.26    No Knowledge of Breach.    Each of Parent and Merger Subsidiary acknowledges that as of the signing of this Agreement it has no knowledge of any misrepresentation or breach of warranty of TRW herein.

Section 4.27    No Additional Representations or Warranties.    Neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of a Parent other than as expressly set forth in this Article IV.

ARTICLE V

COVENANTS OF TRW

Section 5.1    Conduct of TRW.    TRW agrees that from the date of this Agreement until the Effective Time, TRW shall and shall cause its Subsidiaries to, subject to the last sentence of this Section 5.1, conduct their respective businesses in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to Section 5.4 and to the last sentence of this Section 5.1, and except as set forth in Section 5.1 of the TRW Disclosure Letter or as otherwise contemplated by this Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld), from the date of this Agreement until the Effective Time:

(a)  except to the extent required to comply with their respective obligations hereunder or with applicable law, TRW shall not, and shall not permit any Subsidiary of TRW to, adopt or propose any change in its articles of incorporation, regulations, or similar organization or governing documents;

(b)  TRW shall not, and shall not permit any Subsidiary of TRW to, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of TRW or any of its Subsidiaries (other than transactions with or between direct and/or indirect wholly-owned Subsidiaries of TRW);

(c)  TRW shall not, and shall not permit any Subsidiary of TRW to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, TRW Capital Stock or capital stock of any class or series of any of its Subsidiaries other than (i) issuances of TRW Common Stock pursuant to the exercise of TRW Stock Options that are outstanding on the date of this Agreement or pursuant to TRW Stock Options or other stock-based awards granted in accordance with clause (ii) below, (ii) additional TRW Stock Options or other stock-based awards to acquire shares of TRW Common Stock granted under the terms of any TRW Stock Plans as in effect on the date of this Agreement in the ordinary course of business consistent with past practice and (iii) issuances in accordance with any dividend reinvestment plan as in effect on the date of this Agreement;

(d)  TRW shall not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, subject to Section 7.6 and Section 7.11, other than regular quarterly cash dividends not in excess of $0.175 per quarter payable by TRW in respect of shares of TRW Common Stock and dividends payable in respect of shares of Series 1 Preferred Stock and Series 3 Preferred Stock in accordance with their respective terms;

(e)  except as provided in Section 5.2, TRW shall not, and shall not permit any Subsidiary of TRW to, redeem, purchase or otherwise acquire directly or indirectly any shares of TRW Capital Stock, TRW Convertible Securities or TRW Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions (x) required by or in connection with the terms of any TRW Stock Plan or (y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and, in the case of each of clause (x) and clause (y) above, only to the extent consistent with Section 7.6;

(f)  TRW shall not, and shall not permit any Subsidiary of TRW to, except as may be required by law, enter into, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, strategic incentive, pension, retirement, deferred compensation, or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), except to the extent Parent provides written consent thereto or as provided herein; provided, however, that this Section 5.1(f) and the following Section 5.1(g) shall not prevent TRW or its Subsidiaries from (i) entering into employment agreements or severance agreements with new employees in the ordinary course of business and consistent with past practice or (ii) increasing the compensation and benefits of any employees who are not officers or directors of TRW in the ordinary course of business consistent with past practice;

(g)  TRW shall not, and shall not permit any Subsidiary of TRW to: (i) grant any severance or termination pay or pension benefit or augmentation pursuant to severance or terminationto (or amend any such existing arrangement with) any director, officer, employee or consultant of TRW or any of its Subsidiaries, (ii) enter into any employment, retention, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer, employee or consultant of TRW or any of its Subsidiaries, (iii) enter into any new, or modify or amend the vesting and/or payment of, benefits payable under any existing severance or termination pay policies or employment or consulting agreements or (iv) modify or amend any compensation, bonus or other benefits payable to directors, officers, employees or consultants of TRW or any of its Subsidiaries;

(h)  TRW shall not, and shall not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person in excess of the Capital Expenditure Budget (which is set forth in the TRW Disclosure Letter) except in the ordinary course of business consistent with past practice;

(i)  other than as contemplated by Section 7.1, TRW shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

(j)  other than in the ordinary course of business consistent with past practice, TRW shall not (i) make or rescind, or permit to be made or rescinded, any material tax election with respect to TRW or any of its Subsidiaries, (ii) change any of its material methods of reporting income or deductions for Tax purposes, (iii) compromise, or permit to be compromised, any Tax liability of TRW material to TRW and its Subsidiaries that is material either individually or in the aggregate or (iv) issue a waiver to extend the period of limitations for the payment or assessment of any Tax;

(k)  TRW shall not adopt, or permit to be adopted, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TRW or any of its Subsidiaries (other than the Merger);

(l)  TRW shall not alter, or permit to be altered, through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any of its Subsidiaries;

(m)  TRW shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of Subsidiaries of TRW incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to Subsidiaries of TRW or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of TRW or any of its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(n)  TRW shall not, and shall not permit any of its Subsidiaries to, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by such entities;

(o)  Except as required by GAAP, TRW shall not, and shall not permit any of its Subsidiaries to, revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(p)  TRW shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim that the settlement or compromise of which could have a Material Adverse Effect on TRW and its Subsidiaries taken as a whole;

(q)  TRW shall not, and shall not permit any of its Subsidiaries to, commence any material research and/or development project or terminate any material research and/or development project that is currently ongoing, in either case except (i) pursuant to existing contracts with customers; (ii) pursuant to government-funded projects, (iii) pursuant to TRW’s operating or strategic plans as in effect at the date of this Agreement, (iv) with respect to TRW’s aeronautical business, commitments which are required by the terms of the Master Agreement of Purchase and Sale between Goodrich Corporation and TRW dated as of June 18, 2002 and (v) for other projects (A) with respect to the commencement thereof, in which the amount to be expended for such projects does not exceed $50 million in the aggregate and (B) with respect to the termination thereof, in which the remaining amount which was to be expended for such project does not exceed $50 million in the aggregate; and

(r)  TRW shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing but subject to Section 7.6, from the date hereof until the Effective Time, TRW and its Subsidiaries may (x) take the actions and engage in the activities specifically described in Section 5.1 of the TRW Disclosure Letter, (y) make acquisitions of property, assets or any business (other than pursuant to a merger or consolidation with or into TRW or any of its Subsidiaries) solely for cash so long as no one acquisition or series of related acquisitions involves the payment of consideration in an amount in excess of $100 million, and all acquisitions pursuant to this clause (y) do not involve the payment of consideration in excess of $200 million, in the aggregate, and (z) sell, transfer or otherwise dispose of assets or property so long as TRW and its Subsidiaries do not sell, transfer and otherwise dispose of assets and property pursuant to this clause (z) having a fair market value in excess of $100 million, in the aggregate.

Section 5.2    Redemption of Preferred Stock.    TRW shall redeem all outstanding shares of Series 1 Preferred Stock and Series 3 Preferred Stock in accordance with the articles of incorporation of TRW prior to the record date of the TRW Shareholder Meeting (as defined in Section 7.2(e)). Any cash paid to the holders of such shares shall be paid solely out of the assets of TRW, and Parent shall not contribute funds to Merger Subsidiary, or otherwise reimburse TRW or the Surviving Corporation, directly or indirectly, for such payment.

Section 5.3    IRS Ruling.

(a)  During the period commencing on the date hereof through the Effective Time, TRW (i) shall affirmatively pursue, and shall not withdraw the IRS Ruling without Parent’s prior written consent and (ii) shall not file any amendments or supplements to the IRS Ruling without having provided Parent with notice of the proposed amendments or supplements and an opportunity to provide comments on them to TRW. Parent may submit an additional IRS ruling request that reflects the proposed structure of the transactions contemplated hereby and addresses those matters of concern to Parent which relate to, among other things, any distribution or separation of TRW’s automotive business (the “Automotive Business”) which may be completed after the Effective Time and TRW shall reasonably cooperate, during normal business hours, in the preparation of such additional IRS ruling, including with respect to providing any reasonably requested information in connection therewith. For purposes of this Section 5.3, “IRS Ruling” means the ruling request submitted by TRW to the Internal Revenue Service dated April 22, 2002 and, for purposes of this Agreement other than this Section 5.3, “IRS Ruling” means the ruling request submitted by TRW to the Internal Revenue Service dated April 22, 2002, as it may be amended pursuant to this Section 5.3.

(b)  TRW shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments by the IRS and advise Parent of any oral comments by, or communications with, the IRS regarding the IRS Ruling. TRW shall provide Parent with an opportunity to provide comments to TRW in connection with any response by TRW to comments received from the IRS regarding the IRS Ruling.

Section 5.4    Preparation for Separation of Automotive Business.    (a)  Prior to the Effective Time, TRW and Parent shall each cooperate with the other and use its (and cause their respective Subsidiaries to use their) respective reasonable best efforts to prepare for the separation of the Automotive Business promptly following the Closing; provided, however, that nothing herein shall require TRW or its Subsidiaries to take any action prior to the Closing which TRW may deem inadvisable on account of potential adverse business, tax, legal or other consequences, including on account of a potential adverse impact on the ability to consummate, or the timing of the consummation of, the transactions contemplated hereby.

(b)  Parent acknowledges that (i) TRW may continue to pursue and take steps in preparing for the Spin-Off substantially in accordance with the IRS Ruling and the Spinco Registration Statement on Form S-1 filed by TRW Automotive Inc. with the Commission on June 4, 2002 (the “Spinco Registration Statement”); and (ii) TRW may revise and file with the Commission amendments to the Spinco Registration Statement, including (x) completing any appropriate information not currently in the Spinco Registration Statement, and (y) in response to any comments of the Commission; provided, however, that no substantive and material changes shall be made (other than pursuant to the foregoing clause (x)) to the Spinco Registration Statement without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). TRW shall provide Parent with a copy of any comments from the Commission on the Spinco Registration Statement and provide Parent an opportunity to comment in connection with any response thereto or amendments to the Spinco Registration Statement in connection therewith.

(c)  TRW and/or a Subsidiary of TRW may enter into an agreement to sell equity interests in TRW Automotive Inc. to an unaffiliated third party so long as the agreement is consistent with the terms and conditions set forth in Section 5.4(c) of the TRW Disclosure Letter.

(d)  TRW shall, and shall cause its Subsidiaries to, assist and cooperate with Parent in preparing for a transaction in which the Automotive Business will be separated from TRW’s other businesses, whether through a sale, the Spin-Off or otherwise to the extent provided below. Upon the reasonable request of Parent and at Parent’s sole cost and expense, TRW shall, and shall cause its Subsidiaries to:

(i)  reasonably assist Parent in its preparation for, and make its officers and employees reasonably available during normal business hours to participate in, presentations to prospective purchasers, investors or other parties with respect to whom Parent proposes to negotiate or consummate a transaction involving or relating to the Automotive Business (each, a “Proposed Transaction”);

(ii)  maintain the existence of TRW Automotive Inc. as a Delaware corporation and wholly-owned Subsidiary of TRW; and

(iii)  prepare unaudited financial statements for the Automotive Business as may be required by the rules of the Commission, as well as any other financial statements reasonably requested by Parent in connection with a Proposed Transaction.

(e)  TRW shall not, without the prior approval of Parent, enter into, and shall cause TRW Automotive Inc. not to enter into, any agreements or commitments with respect to the Spin-Off, except for (i) agreements or commitments which are entered into in accordance with Section 5.4(c), (ii) agreements or commitments which include transactions solely by and among TRW and any of its Subsidiaries, and (iii) agreements or commitments not otherwise addressed in clauses (i) and (ii) hereof so long as such agreements or commitments are conditioned upon the termination of this Agreement and do not provide for the giving of any consideration by TRW or any of its Subsidiaries other than contractual obligations prior to such termination. For the avoidance of doubt, except as specifically set forth in Section 5.3 and Section 5.4, TRW shall have no obligation to take any steps in furtherance of a transaction involving or relating to the Automotive Business, including the Spin-Off or any of the other transactions or actions contemplated by the Spinco Registration Statement.

ARTICLE VI

COVENANTS OF PARENT

Section 6.1    Conduct of Parent.    Parent agrees that from the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall, subject to the last sentence of this Section 6.1, conduct their business in compliance in all material respects with all applicable laws and regulations and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 6.1, and except as set forth in Section 6.1 of the Parent Disclosure Letter or as contemplated by this Agreement, without the prior written consent of TRW (which shall not be unreasonably withheld), from the date of this Agreement until the Effective Time:

(a)  Except to the extent required to comply with their respective obligations hereunder or with applicable law, Parent shall not, and shall not permit any Subsidiary of Parent to, adopt or propose any change in its certificate of incorporation, bylaws or similar governing documents;

(b)  Parent shall not, and shall not permit any Subsidiary of Parent to, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than transactions with, between or involving direct and/or indirect wholly-owned Subsidiaries of Parent and/or TRW);

(c)  Parent shall not, and shall not permit any Subsidiary of Parent to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or series of Parent or any of its Subsidiaries other than (i) issuances of Parent Common Stock pursuant to the exercise of Parent Stock Options that are outstanding on the date of this Agreement or pursuant to Parent Stock Options or other stock-based awards granted in accordance with clause (ii) below, (ii) additional Parent Stock Options or other stock-based awards to acquire shares of Parent Common Stock granted under the terms of any Parent Stock Plans as in effect on the date of this Agreement in the ordinary course of business consistent with past practice and (iii) issuances in accordance with any dividend reinvestment plan as in effect on the date of this Agreement;

(d)  Parent shall not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than, subject to Sections 7.6 and 7.11, ordinary cash dividends in respect of the Parent Common Stock which are not in excess of the amounts paid in the immediately preceding fiscal year of Parent;

(e)  Parent shall not, and shall not permit any Subsidiary of Parent to, redeem, purchase or otherwise acquire directly or indirectly any shares of capital stock of Parent, Parent Convertible Securities or Parent Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions (x) required by or in connection with the terms of any Parent Stock Plan or (y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and, in the case of each of (x) and (y) above, only to the extent consistent with Section 7.6;

(f)  Parent shall not, and shall not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person (other than a direct or indirect wholly-owned Subsidiary of Parent) except in the ordinary course of business consistent with past practice;

(g)  Other than as contemplated by Section 7.1, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property (except transfers, leases, licenses or assignments involving a direct or indirect wholly-owned Subsidiary of Parent) except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice; and

(h)  Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing but subject to Sections 6.6 and 7.6, from the date hereof until the Effective Time, Parent and its Subsidiaries may (x) make acquisitions of property, assets or any business (whether pursuant to a merger or consolidation with or into Parent, or any Subsidiary thereof) so long as all such acquisitions do not involve the payments of consideration in an amount in excess of $500 million in the aggregate, and (y) sell, transfer or otherwise dispose of assets, property or any business so long as Parent and its Subsidiaries do not sell, transfer and otherwise dispose of assets, property or any business pursuant to this clause (y) having a fair market value in excess of $1.5 billion in the aggregate.

Section 6.2    Obligations of Merger Subsidiary.    Parent shall take all actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms but subject to the conditions set forth in this Agreement.

Section 6.3    Director and Officer Liability.

(a)  Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers or directors of TRW or its Subsidiaries (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of TRW or its Subsidiaries at any time prior to the Effective Time. With respect to all acts or omissions by them in their capacities as such or taken at the request of TRW or its Subsidiaries at any time prior to the Effective Time. Parent agrees that, and Parent agrees to cause the Surviving Corporation to agree that, all rights of the D&O Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective articles of incorporation or regulations (or comparable organizational and governing documents) of TRW and its Subsidiaries as now in effect and any indemnification agreements or arrangements of TRW or its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnitees, unless such modification is required by law. In addition, the Surviving Corporation shall pay any expenses of any Indemnitee under this Section 6.3 as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

(b)  From and after the Effective Time, Parent shall cause (i) the articles of incorporation and regulations of the Surviving Corporation to contain provisions no less favorable with respect to limitation of certain liabilities of directors, officers and Employee/Agent Indemnitees and indemnification than are set forth as of the date of this Agreement in the articles of incorporation and regulations of TRW and (ii) the articles of incorporation and regulations (or similar organizational and governing documents) of each Subsidiary of Surviving Corporation to contain provisions no less favorable with respect to limitation of certain liabilities of directors, officers, and Employee/Agent Indemnitees and indemnification than are set forth as of the date of this Agreement in the articles of incorporation or regulations (or similar organizational and governing documents) of such respective Subsidiaries. For purposes of this Agreement, “Employee/Agent Indemnitees” means the employees and agents indemnified pursuant to this Section 6.3(b). For purposes of this Agreement, “Indemnitees” means the D&O Indemnitees and the Employee/Agent Indemnities.

(c)  In the event any Action is asserted or made, any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under the Ohio Law, the applicable organizational documents of TRW or its Subsidiaries or any indemnification agreements or arrangements of TRW or its Subsidiaries, as the case may be, shall be made by independent legal counsel selected by Parent and reasonably acceptable to such Indemnitee; provided, however, that nothing in this Section 6.3 shall impair any rights of any current or former director or officer of TRW or its Subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Surviving Corporation or TRW, or their respective subsidiaries, under Ohio law or otherwise.

(d)  Each of Parent, the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective affiliates to cooperate, in the defense of any Action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)  For the six-year period commencing immediately after the Effective Time, Surviving Corporation shall either (i) maintain in effect TRW’s current directors’ and officers’ liability insurance policies providing coverage as respects acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by TRW’s directors’ and officers’ liability insurance policy on terms and at limits no less favorable to TRW’s directors and officers currently covered by policies in effect on the date hereof or (ii) a directors’ and officers’ insurance policy for the exclusive benefit of those persons who are currently covered by TRW’s directors’ and officers’ liability insurance policy from a financially sound and nationally reputable carrier which (1) is at least as favorable to the Persons currently covered by TRW’s directors’ and officers’ liability insurance in effect as of the date hereof and (2) will at a minimum have the same terms and limits as TRW’s directors’ and officers’ liability insurance policies in effect as of the date hereof; provided, however, that, if TRW’s current directors’ and officers’ liability insurance expires, is terminated or is canceled during such six-year period, Parent shall, or shall cause the Surviving Corporation to, obtain directors’ and officers’ liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to TRW’s directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation; provided, however, that Parent shall not be required to pay premiums in excess of the amounts set forth in Section 6.3(e)(i) of the Parent Disclosure Letter. TRW and Parent shall cooperate to make any arrangements necessary to obtain or continue such directors’ and officers’ liability insurance for such six-year period, including the pre-payment of a premium to the applicable insurance providers of such amounts as is necessary to provide the coverage contemplated by this Section 6.3(e)(ii).

(f)  The provisions of this Section 6.3(i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(g)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.3.

(h)  The obligations of Parent and the Surviving Corporation under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.3 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3).

Section 6.4    Stock Exchange Listing.    Parent shall cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 6.5    Employee Benefits.

(a)  From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under TRW Employee Plans accrued as of the Effective Time, each as in effect on the date of this Agreement (or as amended as contemplated or permitted hereby or with the prior written consent of Parent). Subject to the previous sentence and Section 6.5(b), no provision of this Agreement shall be construed as a limitation on the right of Parent or the Surviving Corporation to amend or terminate any TRW Employee Plan to the extent permitted by the terms thereof (as in effect on the date hereof) and applicable law. The parties hereto agree that the consummation of the merger will constitute a “Change of Control” for purposes of all TRW Employee Plans in which such concept is relevant, including the TRW Employee Plans set forth in Section 6.5(a) of the TRW Disclosure Letter.

(b)  For a period of at least two years following the Effective Time, Parent shall provide to employees of TRW and its Subsidiaries as of the Effective Time (“Affected Employees”), for so long as such Affected Employees remain employed by Parent or its Subsidiaries, employee benefits (including salary, the opportunity to earn performance based incentive compensation and the opportunity to earn stock-based benefits) which, in the aggregate and regardless of the form of such benefits, are at least as favorable as the benefits provided pursuant to TRW’s or its Subsidiaries’ (as applicable) employee benefit plans, programs, policies and arrangements immediately prior to the Effective Time. The foregoing shall not be construed to prevent (i) the amendment or termination of any particular plan or program or (ii) the termination of employment of any individual Affected Employee; provided, however, that during such two-year period Parent shall not amend or terminate TRW’s severance policy.

(c)  Parent shall, or shall cause the Surviving Corporation to, give Affected Employees full credit, solely for purposes of eligibility and vesting, under severance benefit, vacation and other employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent (to the extent such Affected Employees participate in any such employee benefit plan or arrangement) for such Affected Employees’ service with TRW or any Subsidiary of TRW to the same extent recognized by TRW immediately prior to the Effective Time for similar TRW employee benefit plans or arrangements.

(d)  Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans of Parent that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that were in effect with respect to such employees as of the Effective Time under any welfare plan maintained by TRW for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time during the same plan year in which such co-payments and deductibles were paid.

Section 6.6    Certain Transactions.    Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) cause any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority issuing or entering an order prohibiting the consummation of the merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.

ARTICLE VII

COVENANTS OF PARENT AND TRW

Section 7.1    Reasonable Best Efforts.

(a)  Subject to Section 7.1 of the TRW Disclosure Letter and Section 7.1(b), TRW and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under the HSR Act, the EC Merger Regulation or any other foreign or supranational antitrust, competition or trade regulation law, regulation or statute, or any amendments to any thereof) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information and in addition to Section 7.1(c), TRW and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to TRW and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

(b)  Without limiting the generality of Section 7.1(a), Parent and TRW shall:

(i)  each use their respective reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1), including, without limitation, defending through litigation on the merits any claim asserted in any court by any Person; and

(ii)  each use their respective reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, with respect to Parent, Parent shall take all such actions, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its Subsidiaries) and (y) otherwise taking or committing to take actions that limit Parent or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; provided, however, that Parent shall not be required to take any such actions which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, long term earning capacity or financial condition of Parent and its Subsidiaries (including the Surviving Corporation) taken as a whole. TRW shall take such of the foregoing actions as Parent may request; provided that any such action that is not an express condition to the Merger may be conditioned upon the consummation of the Merger.

(c)  Parent and TRW shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall reasonably cooperate in connection with obtaining all required approvals or consents of any Governmental Authority. In that regard, each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participate in any meeting, teleconference or videoconference with any such Governmental Authority unless it first consults with the other and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications between it and any such Governmental Authority with respect to this Agreement or the Merger and (v) furnish the other with such necessary information and reasonable assistance as Parent or TRW may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Parent and TRW may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(c) as “counsel only.” Such materials and the information contained therein shall be given only to such legal counsel of the recipient that does not prepare, negotiate, advise or otherwise assist with matters relating to the commercial agreements or arrangements of Parent or its Subsidiaries and shall not be disclosed by such counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or TRW, as the case may be) or its legal counsel.

Section 7.2    Preparation of Proxy Statement; Shareholder Meetings.

(a)  As promptly as reasonably practicable following the date hereof, TRW and Parent shall cooperate in preparing and each shall cause to be filed with the Commission mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the TRW shareholders at the TRW Shareholder Meeting and the matters to be submitted to the Parent stockholders at the Parent Stockholder Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Parent shall prepare and file with the Commission a registration statement on Form S-4 with respect to the issuance of Parent Common Stock issuable in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent’s prospectus. Each of TRW and Parent shall use their respective reasonable best efforts to have the Proxy Statement/Prospectus cleared by the Commission and the Form S-4 declared effective by the Commission and to keep the Form S-4 effective as long as is necessary to consummate the Merger and any other transactions contemplated thereby. TRW and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications regarding the Proxy Statement/Prospectus or Form S-4 received from the Commission. TRW and Parent shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 prior to filing the same with the Commission, and such parties will provide promptly each other with a copy of all such filings made with the Commission. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby or the other party or its business, financial condition or results of operations; and provided, further, that TRW, in connection with a Change in the TRW Recommendation (as defined in Section 7.2(e)), and Parent, in connection with a Change in the Parent Recommendation (as defined in Section 7.2(d)), may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby or the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described. A “Qualifying Amendment” means an amendment or supplement to the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the TRW Recommendation or a Change in the Parent Recommendation, (ii) a statement of the reasons of the Board of Directors of TRW or Parent, as the case may be, for making such Change in the TRW Recommendation or Change in the Parent Recommendation and (iii) additional information reasonably related to the foregoing.

(b)  TRW will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of TRW, and Parent will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Stockholders of Parent, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of Parent and TRW shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Form S-4.

(c)  If at any time prior to the Effective Time, any information relating to TRW or Parent, or any of their respective affiliates, officers or directors, should be discovered by TRW or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, TRW and Parent shall cooperate to cause an appropriate amendment or supplement describing such information promptly to be filed with the Commission and disseminated to the shareholders of TRW and the stockholders of Parent.

(d)  Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Parent and TRW (the “Parent Stockholder Meeting”) for the purpose of obtaining any Parent Stockholder Approval required to consummate the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the issuance of Parent Common Stock pursuant to the Merger. In furtherance of the foregoing, the Board of Directors of Parent shall recommend the approval of the issuance of shares of Parent Common Stock pursuant to the Merger by the stockholders of Parent to the effect as set forth in Section 4.2(b) (the “Parent Recommendation”), and Parent shall not, unless TRW makes a Change in the TRW Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to TRW such recommendation or (y) take any action or make any statement in connection with the Parent Stockholder Meeting inconsistent with such recommendation (collectively, a “Change in the Parent Recommendation”); provided, however, any action or statement under clause (y) will not be deemed a Change in the Parent Recommendation if (I) such action or statement is taken or made pursuant to advice of outside legal counsel, to the effect that such action or statement is required by applicable law and (II) such action or statement also includes a reaffirmation of the Parent Board of Directors’ approval of the Merger and the other transactions contemplated hereby and recommendation to the Parent stockholders to approve the issuance of Parent Common Stock pursuant to the Merger.

(e)  TRW shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date determined in accordance with the mutual agreement of TRW and Parent (the “TRW Shareholder Meeting”) for the purpose of obtaining the TRW Shareholder Approval with respect to the transactions contemplated by this Agreement (including the Merger) and shall take all lawful action to solicit the adoption of this Agreement. In furtherance of the foregoing, the Board of Directors of TRW shall recommend adoption of this Agreement by the shareholders of TRW to the effect as set forth in Section 3.2(b) (the “TRW Recommendation”), and shall not, subject to Section 7.12(e), unless Parent makes a Change in the Parent Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or (y) take any action or make any statement in connection with the TRW Shareholder Meeting inconsistent with such recommendation (collectively, a “Change in the TRW Recommendation”); provided, however, any action or statement under clause (y) will not be deemed a Change in the TRW Recommendation if (I) such action or statement is taken or made pursuant to advice of outside legal counsel, to the effect that such action or statement is required by applicable law, (II) if an Acquisition Proposal (as defined in Section 7.12(f)) with respect to TRW shall have been publicly announced or otherwise communicated to the senior management, the Board of Directors or shareholders of TRW (a “TRW Public Proposal”) and not rescinded, so long as such action or statement does not relate to such TRW Public Proposal other than providing any factual statement required by any regulatory authority (including the Commission) and so long as such action or statement includes a rejection of such TRW Public Proposal, and (III) such action or statement also includes a reaffirmation of the TRW Board of Directors’ approval of the Merger and the other transactions contemplated hereby and recommendation to the TRW shareholders to adopt this Agreement.

Section 7.3    Letters of the Accountants.

(a)  TRW shall use its reasonable best efforts to cause to be delivered to Parent two letters from TRW’s independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b)  Parent shall use its reasonable best efforts to cause to be delivered to TRW two letters from Parent’s independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to TRW, in form and substance reasonably satisfactory to TRW and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 7.4    Certain Filings.    Parent shall promptly take any actions required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger. TRW and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.5    Access to Information; Confidentiality.

(a)  Subject to each of TRW’s or Parent’s, as the case may be, reasonable determination regarding limitations required by applicable law or contractual arrangements and except to the extent access would compromise such party’s actual or potential competitive position or is otherwise made exempt by Section 7.5 of the TRW Disclosure Letter, from the date hereof until the Effective Time, TRW and Parent shall upon reasonable request give the other party, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of such party and its Subsidiaries during normal business hours, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and shall instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of TRW or Parent, as the case may be; provided, however, that no investigation of the other party’s business shall affect any representation or warranty given by either party hereunder, and neither party shall be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege.

(b)  From the date hereof and until the termination of this Agreement in accordance with its terms, the effectiveness of the Confidentiality Agreement dated May 5, 2002 between Parent and TRW (the “Confidentiality Agreement”) shall be suspended; provided, however, that each of the related letter agreements entered into by Representatives (as defined in the Confidentiality Agreement) shall remain in full force and effect. All information obtained by Parent or TRW pursuant to Section 7.5(a) and all other Evaluation Material (as defined in the Confidentiality Agreement) will be held in confidence and not disclosed by Parent or TRW, as the case may be, or its Representatives to any person or used by Parent or TRW, as the case may be, or its Representatives other than directly or indirectly in connection with the transactions contemplated by this Agreement; provided, however, that each party hereto or its Representatives may disclose such information to the extent disclosure of such information is required in order to avoid violating applicable legal, regulatory or stock exchange requirements or to enforce or defend claims under this Agreement and such party is not otherwise in breach of this Section 7.5(b) or the Confidentiality Agreement. Except as otherwise expressly provided in this Agreement, each party further agrees to disclose such information only to those Representatives who need to know such information to effect the transactions contemplated by this Agreement and who are informed of its confidential nature. Each of Parent and TRW, as the case may be, agrees to be fully responsible for any breach of this Agreement by any of its Representatives. Upon the termination of this Agreement, the Confidentiality Agreement shall cease to be suspended and the information obtained by Parent or TRW pursuant to Section 7.5(a) shall again constitute Evaluation Material for purposes of the Confidentiality Agreement and shall be subject thereto. “Representatives” of any party shall mean the subsidiaries and affiliates (as such term is used in Rule 12b-2 under the Exchange Act, of such party and the respective directors, officers, employees, representatives and agents of such party, and such party’s subsidiaries and affiliates.

Section 7.6    Tax Treatment.

(a)  Neither Parent nor TRW shall, nor shall they permit their Subsidiaries to, take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)  Parent shall provide to Gibson, Dunn & Crutcher LLP (or such other counsel reasonably acceptable to Parent) and PricewaterhouseCoopers LLP (or such other counsel reasonably acceptable to TRW) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 8.2(b) and 8.3(b). TRW shall provide to PricewaterhouseCoopers LLP (or such other counsel reasonably acceptable to Parent) and Gibson, Dunn & Crutcher LLP (or such other counsel reasonably acceptable to TRW) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 8.2(b) and 8.3(b).

Section 7.7    Public Announcements.    The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Parent and TRW. Thereafter, Parent and TRW will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby to the extent not previously issued or made in substance and shall not issue any press release or make any public statement without the prior consent of the other party, whose consent shall not be unreasonably withheld or delayed.

Section 7.8    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of TRW or Merger Subsidiary, as the case may be, any deeds, bills of sale, assignments, assurances or other documents, or instruments, and to take any other actions and do any other things, in the name and on behalf of TRW or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of TRW acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

Section 7.9    Notices of Certain Events.

(a)  Each of TRW and Parent shall promptly notify the other party of:

(i)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of TRW or Parent, as the case may be, to obtain such consent could be material to TRW or Parent as applicable; and

(ii)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)  TRW and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement the consummation of the transactions contemplated by this Agreement.

Section 7.10    Affiliates.    As soon as practicable after the date hereof and in any event not less than 30 days prior to the Effective Time, TRW shall deliver to Parent a letter identifying all Persons who, in the opinion of TRW, may be, as of the date of such delivery, its “affiliates” for purposes of Rule 145 under the Securities Act. TRW shall use its reasonable best efforts to cause the delivery to Parent of letter agreements in form and substance reasonably satisfactory to Parent from each Person identified in the letter delivered by TRW pursuant to the preceding sentence, pursuant to which each such Person shall covenant and agree not to sell, transfer, or otherwise dispose of the Parent Common Stock received by such person in the Merger except in compliance with the requirements of Rule 145 promulgated under the Securities Act of 1933, as amended, as well as other matters customarily addressed in such affiliate letter agreements.

Section 7.11    Payment of Dividends.    From the date of this Agreement until the Effective Time, Parent and TRW will coordinate with each other regarding the declaration of dividends in respect of the shares of Parent Common Stock and the shares of TRW Capital Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of TRW Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of TRW Common Stock and the shares of Parent Common Stock any holder of shares of TRW Common Stock receives in exchange therefor in connection with the Merger.

Section 7.12    No Solicitation.

(a)  Immediately upon the execution hereof, TRW shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and instruct its officers, directors, employees, financial advisors, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal.

(b)  From and after the execution of this Agreement, TRW shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its officers, directors, employees, financial advisors, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or, in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its Subsidiaries or afford access to the properties, books or records of it or its Subsidiaries to any Person that has made, or, to such party’s knowledge, is considering making, any Acquisition Proposal; provided, however, in the event that TRW shall receive an Acquisition Proposal that could result in a Superior Proposal that was not solicited by it after the date hereof and did not otherwise result from a breach of this Section 7.12, then (i) TRW or its representatives may make such inquiries or conduct such discussions with respect to such Acquisition Proposal as the Board of Directors of TRW, after consultation with outside legal counsel, may deem reasonable to inform itself for the purpose of exercising its fiduciary duties and (ii) if the Board of Directors of TRW by a majority vote determines in good faith (after receiving advice of a financial adviser of nationally recognized reputation) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, TRW and its representatives may conduct such additional discussions or provide such information as the Board of Directors of TRW may determine, but only if, prior to such additional discussions or such provision of information (A) the Person making the Acquisition Proposal shall have entered into a confidentiality and standstill agreement no less restrictive than the Confidentiality Agreement and the confidentiality provisions contained in Section 7.5 hereof and (B) the Board of Directors of TRW by a majority vote shall have determined in good faith, after consultation with outside legal counsel, that such actions may be required to satisfy the Board’s fiduciary duties.

(c)  Nothing contained in this Agreement shall prevent the Board of Directors of TRW from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal.

(d)  Upon receiving any unsolicited Acquisition Proposal (or any material amendment, material supplement or material change to any previously submitted Acquisition Proposal), TRW shall promptly (and in no event later than two business days after receipt of any Acquisition Proposal or material amendment, material supplement or material change thereto) notify Parent, of the receipt of such Acquisition Proposal or amendment, supplement or change to any previously received Acquisition Proposal and the identity of the Person making such proposal or submitting such amendment, supplement or change.

(e)  Except as set forth in this Section 7.12(e), the Board of Directors of TRW shall not withdraw its recommendation of the transactions contemplated by this Agreement or approve or recommend, or cause TRW to enter into any agreement with respect to, any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of TRW by a majority vote determines in good faith, after consultation with outside legal counsel, that it may be required to satisfy its fiduciary duties, the Board of Directors of TRW may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, or cause TRW to enter into an agreement with respect to a Superior Proposal, but in each case only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board of Directors of TRW has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying such Person making such Superior Proposal and (ii) if Parent does not, within five business days of Parent’s receipt of the Notice of Superior Proposal, make an offer which the Board of Directors of TRW by a majority vote determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be as favorable to TRW’s shareholders as such Superior Proposal; provided, however, TRW shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement has been or concurrently is terminated by its terms pursuant to Section 9.1 and TRW has paid any amounts due to Parent pursuant to Section 9.4(b).

(f)  For purposes of this Agreement, “Acquisition Proposal” means, except for the sale of TRW’s aeronautical systems business in accordance with the Master Agreement of Purchase and Sale, dated June 18, 2002, between TRW and Goodrich Corporation, any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition, purchase or conveyance of a business or asset of TRW or any of its Subsidiaries that constitutes 30% or more of the net revenues, net income or assets of TRW and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition, purchase or conveyance of 30% or more of any class of equity securities of TRW or any of its Subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of TRW and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 30% or more of any class of equity securities of TRW, or any of its Subsidiaries whose business constitutes 30% or more the net revenues, net income or assets of TRW and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination or similar transaction involving TRW, including a transaction that contemplates the conveyance or other disposition of a portion of the assets or a business of TRW or any of its Subsidiaries to a third party and/or the shareholders of TRW prior to the consummation of such transaction, where such transaction, together with such conveyance or other disposition, if any, constitutes 30% or more of the net revenue, net income or assets of TRW and its Subsidiaries, taken as a whole. For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal with terms that the Board of Directors of TRW determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by such Board of Directors) is more favorable to its shareholders than the Merger.

Section 7.13    Takeover Statutes.    If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

Section 7.14    Section 16(b).    Parent and TRW shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of TRW (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of TRW or (b) at the Effective Time, shall become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the Commission to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 7.15    Pending Litigation.    Parent and TRW shall cause the lawsuits with the captions (i) Northrop Grumman Corporation v. TRW Inc. et al., No. 1:02CV400 (United States District Court for the Northern District of Ohio), (ii) TRW Inc. v. Northrop Grumman Corporation et al., No. C-2-02-197 (United States District Court for the Southern District of Ohio) and (iii) Northrop Grumman Corporation v. TRW Inc. et al., No. 02-3446 (United States Court of Appeals for the Sixth Circuit) to be dismissed with prejudice as soon as reasonably practicable following the date hereof.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of Each Party.    The obligations of TRW, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a)  Shareholder/Stockholder Approval.    (i) TRW shall have obtained the TRW Shareholder Approval by the shareholders of TRW in connection with the adoption of this Agreement, and (ii) Parent shall have obtained the Parent Stockholder Approval by the stockholders of Parent in connection with the issuance of Parent Common Stock pursuant to this Agreement;

(b)  HSR Act.    Any applicable waiting period (including any extension thereof) under the HSR Act relating to transactions contemplated by this Agreement (including the Merger) shall have expired or been terminated;

(c)  EC Merger Regulation.    The approval by the European Commission of the transactions contemplated by this Agreement (including the Merger) shall have been obtained pursuant to the EC Merger Regulation;

(d)  No Injunctions or Restraints.    No provision of any applicable law or regulation and no judgment, injunction (preliminary or permanent), order or decree that makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect;

(e)  Effectiveness of Form S-4.    The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission;

(f)  Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(g)  Other Governmental Approvals.    (A) All required approvals or consents of any Governmental Authority in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approvals or consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent (including the Surviving Corporation) at or after the Effective Time and (B) all such approvals and consents which have been obtained shall be on terms that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent (including the Surviving Corporation) at or after the Effective Time.

Section 8.2    Conditions to the Obligations of Parent and Merger Subsidiary.    The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a)  Performances of Obligations; Representations and Warranties.    (i) TRW shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of TRW contained in this Agreement and in any certificate or other writing delivered by TRW pursuant hereto (A) if subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TRW and (iii) Parent shall have received a certificate signed by an executive officer of TRW on its behalf to the foregoing effect; and

(b)  Tax Opinion.    Parent shall have received from Gibson, Dunn & Crutcher LLP (or other counsel reasonably acceptable to Parent) (i) an opinion, on the basis of representations and assumptions set forth in such opinion, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) an opinion, on the basis of representations and assumptions set forth in such opinion, that each of Parent, Merger Subsidiary and TRW shall be a party to the reorganization within the meaning of Section 368(b) of the Code, and neither opinion shall have been withdrawn as of the Effective Time. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Parent and TRW that are provided pursuant to Section 7.6(b) of this Agreement.

Section 8.3    Conditions to the Obligations of TRW.    The obligation of TRW to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a)  Performances of Obligations; Representations and Warranties.    (i) Parent shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (A) if subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) TRW shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect; and

(b)  Tax Opinion.    TRW shall have received from PricewaterhouseCoopers LLP (or other counsel reasonably acceptable to TRW), (i) an opinion on the basis of representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) an opinion, on the basis of the representations and assumptions set forth in such opinion, and that each of Parent, Merger Subsidiary and TRW shall be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn as of the Effective Time. In rendering this opinion, counsel shall be entitled to rely upon representations of officers of Parent and TRW that are provided pursuant to Section 7.6(b) of this Agreement.

Section 8.4    Frustration of Closing Conditions.    None of TRW, Parent or Merger Subsidiary may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.1.

Section 8.5    Certain Provisions.    It is expressly acknowledged and agreed by the parties hereto that, notwithstanding anything to the contrary contained in this Agreement, none of (i) the consummation of the Spin-Off, (ii) the mutual agreement as to amendments to the IRS Ruling pursuant to Section 5.3 hereof and (iii) the taking of further actions in furtherance of the Spin-Off pursuant to Section 5.4 hereof are conditions precedent to the consummation of the Merger.

ARTICLE IX

TERMINATION AND EXPENSES

Section 9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided below, notwithstanding any approval of this Agreement by the shareholders of TRW or stockholders of Parent):

(a)  by mutual written consent of TRW and Parent;

(b)  by either TRW or Parent,

(i)  if the Merger has not been consummated as of December 31, 2002 (the “End Date”); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 8.1(b), 8.1(c), 8.1(d) and 8.1(g) and (y) all other conditions set forth in Article VIII have heretofore been satisfied or waived or are capable of being satisfied, then such date shall automatically be extended to March 31, 2003 (which shall then be the “End Date”); provided, further, that at the End Date the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

(ii)  if the TRW Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of TRW shareholders or any adjournment thereof; or

(iii)  if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Parent stockholders or any adjournment thereof;

(c)  by either TRW or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent, Merger Subsidiary or TRW from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the terminating party has fulfilled its obligations under Section 7.1;

(d)  by TRW, if the Board of Directors of Parent shall have made a Change in the Parent Recommendation, whether or not permitted by the terms hereof, or shall have failed to call the Parent Stockholder Meeting in accordance with Section 7.2(d);

(e)  by Parent, if the Board of Directors of TRW shall have made a Change in the TRW Recommendation, whether or not permitted by the terms hereof, or shall have failed to call the TRW Shareholder Meeting in accordance with Section 7.2(e), or shall have recommended a Superior Proposal;

(f)  by either Parent or TRW, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by TRW) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(g)  by TRW at any time, if the Board of Directors of TRW has complied with the provisions of Section 7.12(e).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2    Procedure for Termination.    A termination of this Agreement by Parent or TRW pursuant to Section 9.1 shall, in order to be effective, require action by Parent’s or TRW’s Board of Directors, as the case may be.

Section 9.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in Section 9.4, (ii) that the agreements contained in this Section 9.3, in Section 7.5(b), Section 10.4, and (to the extent set forth therein) in the Confidentiality Agreement, shall survive the termination hereof and (iii) that no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.

Section 9.4    Expenses.

(a)  Except as specifically provided in this Section 9.4 or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, except that (i) filing fees in connection with the filing with the Commission of the Form S-4 and the Proxy Statement/Prospectus, (ii) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus, (iii) any real estate transfer taxes imposed on the shareholders of TRW as a result of the Merger shall be paid by the Surviving Corporation (and Parent shall not contribute funds to Merger Subsidiary or the Surviving Corporation to fund such amounts, or otherwise reimburse the Surviving Corporation, directly or indirectly, for such amounts) and (iv) all other expenses not directly attributable to any one of the parties shall be shared equally by Parent and TRW.

(b)  In the event that this Agreement is terminated pursuant to:

(i)  Section 9.1(e) or Section 9.1(g); or

(ii)  Section 9.1(b)(ii), and, at the time of the TRW Shareholder Meeting at which TRW failed to obtain the requisite vote, there shall be outstanding, or there shall have been under consideration by TRW, or there shall have been publicly announced a plan or proposal with respect to an Acquisition Proposal, and within twelve months thereafter (A) TRW enters into an agreement with respect to an Acquisition Proposal or (B) a transaction constituting an Acquisition Proposal occurs (assuming for purposes of clause (B) of this Section 9.4(b)(ii) that the references to 30% in the definition of Acquisition Proposal are 50%), in each case involving any party (or any affiliate thereof) (x) with whom TRW (or its agents) had negotiations in connection with an Acquisition Proposal, (y) to whom TRW (or its agents at TRW’s direction) furnished information in connection with an Acquisition Proposal or (z) who had submitted an Acquisition Proposal, in the case of each of clauses (x), (y) and (z), after the date hereof and prior to such termination; or

(iii)  Section 9.1(f) as the result of a breach by TRW and within twelve months thereafter (A) TRW enters into an agreement with respect to an Acquisition Proposal or (B) a transaction constituting an Acquisition Proposal occurs (assuming for purposes of clause (B) of this Section 9.4(b)(iii) that the references to 30% in the definition of Acquisition Proposal are 50%), in each case involving any party (or any affiliate thereof) (x) with whom TRW (or its agents) had negotiations in connection with an Acquisition Proposal, (y) to whom TRW (or its agents at TRW’s direction) furnished information in connection with an Acquisition Proposal or (z) who had submitted an Acquisition Proposal, in the case of each of clauses (x), (y) and (z), after the date hereof and prior to such termination.

Parent would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages TRW shall pay to Parent the amount of $275 million as liquidated damages (the “Termination Fee”). The Termination Fee shall be paid within three business days of becoming due (or at the time provided in Section 7.12(e)). It is specifically agreed that the amount to be paid pursuant to this Section 9.4(b) represents liquidated damages and not a penalty. In no event shall TRW be required to pay more than $275 million pursuant to this Section 9.4(b).

(c)  In the event that this Agreement is terminated pursuant to Section 9.1(d), then Parent shall pay to TRW, promptly following receipt of an invoice which sets forth in reasonable detail its Termination Expenses, the Termination Expenses of TRW, but in no event shall the aggregate amount of such Termination Expenses exceed $50 million. “Termination Expenses” means all reasonable costs, fees and expenses actually incurred by a party in connection with the preparation, negotiation, execution, performance and consummation of this Agreement and the transactions contemplated hereby (including financial advisors’, attorney’s, information agent’s and accountants’ reasonable fees and expenses, governmental filing fees and printing and mailing costs); Termination Expenses shall not include internal time allocation relating to employees or internal costs of any party.

(d)  In the event that TRW shall fail to pay the Termination Fee or Parent shall fail to pay the TRW’s Termination Expenses, as the case may be, when due, the amount of such unpaid Termination Expenses or Termination Fee, as the case may be, shall accrue interest from the date such Termination Expenses or the Termination Fee, as appropriate, became past due until the date when paid in full (together with any interest thereon), at a rate equal to the rate of interest publicly announced by Bank of America, N.A., from time to time, in the City of New York, as such bank’s Prime Lending Rate.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

(a)  if to Parent or Merger Subsidiary, to:

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
Attention: Vice President and General Counsel
Facsimile No.: (310) 556-4558

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197

Attention:	Andrew E. Bogen Peter F. Ziegler
Facsimile No.: (213) 229-7520

(b)  if to TRW, to:

TRW Inc.
1900 Richmond Road
Cleveland, Ohio 44124
Attention: General Counsel
Facsimile No.: (216) 291-7872

with a copy (which shall not constitute notice) to:

TRW Inc.
1900 Richmond Road
Cleveland, Ohio 44124
Attention: Treasurer
Facsimile No.: (216) 291-7758

with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Attention:	Peter Allan Atkins Eric L. Cochran
Facsimile No.: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2    Non-Survival of Representations and Warranties.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective

Time. This Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.3    Amendments; No Waivers.    (a) Any provision of this Agreement (including the TRW Disclosure Letter, the Exhibits and the Schedules hereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the TRW Shareholder Approval or the Parent Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by TRW, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the receipt of any such approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of any relevant securities exchange require further approval of shareholders or stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary shareholder or stockholder approval.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

Section 10.5    Governing Law.    This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the state of Delaware applicable hereto; provided, however, that the effect of the Merger shall be governed by the applicable provisions of Ohio Law.

Section 10.6    Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

Section 10.7    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.8    Counterparts; Effectiveness.    This Agreement may be signed by facsimile signature and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.9    Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the TRW Disclosure Letter, the Exhibits and the Schedules) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof. Except as provided in Section 6.3, no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 10.10    Captions.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.11    Currency.    All monetary amounts mentioned or referred to herein are in United States dollars unless otherwise indicated.

Section 10.12    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 9.4, it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 10.14    Construction.

(a)  For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the TRW Disclosure Letter, the Exhibits hereto and the Schedules hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) the word “or” shall not be exclusive and (v) Parent, Merger Subsidiary and TRW will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

(b)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTHROP GRUMMAN CORPORATION

By:	/s/ KENT KRESA
Name: Kent Kresa Title: Chairman and Chief Executive Officer

RICHMOND ACQUISITION CORP.

By:	/s/ ALBERT F. MYERS
Name: Albert F. Myers Title: President

TRW INC.

By:	/s/ PHILIP A. ODEEN
Name: Philip A. Odeen Title: Chairman

ANNEX B

OPINION OF SALOMON SMITH BARNEY

June 30, 2002

The Board of Directors
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067-2199

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Northrop Grumman Corporation (the “Company”) of the Exchange Ratio (as defined below) in connection with the proposed Merger (as defined below) contemplated by the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Richmond Acquisition Corp., a direct wholly owned subsidiary of the Company (“Merger Sub”) and TRW Inc. (“TRW”).

As more specifically set forth in the Agreement and subject to the terms and conditions thereof, Merger Sub will be merged with and into TRW with TRW continuing as the surviving corporation (the “Merger”), and upon consummation of the Merger, TRW will become a wholly owned subsidiary of the Company. In the Merger, each outstanding share of common stock, par value $0.625 per share, of TRW (“TRW Common Stock”) (other than TRW Common Stock held by TRW as treasury stock or owned by the Company) will be converted into the right to receive that number of shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) equal to the Exchange Ratio. The Exchange Ratio will be determined by dividing $60.00 by the average of the reported closing sale prices per share of Company Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the five consecutive trading days ending on (and including) the second trading day prior to the Closing Date (as defined in the Agreement) (the “Company Trading Price”); provided, that in no event will the Company Trading Price be greater than $138.00 nor less than $112.00 for purposes of the above calculation.

In arriving at our opinion, we reviewed a draft of the Agreement dated June 29, 2002, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of TRW concerning the businesses, operations and prospects of the Company and TRW. We examined certain publicly available business and financial information relating to the Company and TRW as well as certain financial forecasts and other information and data for the Company and TRW which were provided to or otherwise discussed with us by the managements of the Company and TRW. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and the TRW Common Stock; the historical and projected earnings and other operating data of the Company and TRW; and the capitalization and financial condition of the Company and TRW. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and TRW. We also evaluated the pro forma financial impact of the Merger on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the

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assurances of managements of the Company and TRW that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts provided to us or otherwise reviewed by or discussed with us, we have been advised by the managements of the Company and TRW that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and TRW as to the future financial performance of the Company and TRW, as the case may be. We express no view with respect to such forecasts or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or TRW nor have we made any physical inspection of the properties or assets of the Company or TRW. We have further assumed that the transactions contemplated by the Master Agreement of Purchase and Sale dated June 18, 2002, between Goodrich Corporation (“Goodrich”) and TRW with respect to the sale of TRW’s aeronautical systems business to Goodrich will be consummated in accordance with its terms and that the proceeds from such sale will be used by TRW to reduce its indebtedness. Representatives of the Company have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in a timely fashion in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Merger contained in the Agreement.

Our opinion, as set forth herein, relates to the relative values of the Company and TRW. We are not expressing any opinion as to what the value of the Company Common Stock will be when issued in the Merger or the price at which the Company Common Stock will trade or otherwise be transferable subsequent to the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger. We have received a fee for our services, will receive a fee upon the execution of the Agreement and will receive an additional fee contingent upon the consummation of the Merger. We have in the past provided and are currently providing investment banking services to the Company unrelated to the Merger and have in the past provided such services to TRW, for which services we have received and may receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and TRW for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and TRW and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Merger and our opinion is not intended to be and does not constitute a recommendation of the Merger to the Board of Directors, the Company or to anyone else or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

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ANNEX C

June 30, 2002

Board of Directors
Northrop Grumman Corporation
1840 Century Park East
Los Angeles
CA 90067-2199

Members of the Board of Directors:

We understand that Northrop Grumman Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger substantially in the form of the draft dated as of June 30, 2002 (the “Agreement”) with TRW Inc. (“TRW”) and Richmond Acquisition Corporation, a wholly-owned subsidiary of the Company (“Acquisition Corp.”). The Agreement provides, amongst other things, that at the time of the merger of Acquisition Corp. with and into TRW (the “Merger”), TRW will become a wholly-owned subsidiary of the Company. Pursuant to the Merger: each issued and outstanding share of common stock, $0.625 par value per share, of TRW (“TRW Common Stock”), other than treasury stock held by TRW or shares owned by the Company, shall be converted into the right to receive that number of shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) determined by dividing $60 by the average of the reported closing sale prices per share of Company Common Stock on the New York Stock Exchange for the five consecutive trading days ending on and including the second trading day prior to the Merger (the “Exchange Ratio”). The Exchange Ratio will, however, in no event be less than 0.4348 or more than 0.5357. The terms and conditions of the Merger are more fully set forth in the Agreement and related documents.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio.

In arriving at the opinion set forth herein, we have, amongst other things:

(i)  reviewed certain publicly available financial statements and other information of the Company and TRW, respectively;

(ii)  reviewed certain internal financial statements and other financial and operating data concerning the Company and TRW prepared by the managements of the Company and TRW, respectively;

(iii)  analyzed certain financial projections prepared by the managements of the Company and TRW, respectively;

(iv)  discussed with senior executives of the Company and TRW the business, operations and prospects of the Company and TRW as well as certain strategic, financial and operational benefits of the Merger for the combined company;

(v)  analyzed the pro forma impact of the Merger on, amongst other things, the combined company’s earnings per share, cash flow, consolidated capitalization and financial ratios; reviewed the prices and trading activity for the Company Common Stock and the TRW Common Stock and compared them with the securities of certain other publicly-traded companies comparable to the Company and TRW;

(vi)  reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

(vii)  participated in certain discussions and negotiations of the Company and TRW and their financial and legal advisors;

(viii)  reviewed the Agreement and certain related documents; and

(ix)  performed such other analyses and considered such other factors as we have deemed appropriate.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data reviewed by or discussed with us that was publicly available or furnished to us by or on behalf of the Company and TRW, and have further relied upon the assurances of the management of the Company and TRW that they are not aware of any facts that would make any of such information or data inaccurate or misleading. With respect to the financial forecasts provided to us which we examined, we have, based upon the advice of senior management of TRW and the Company, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TRW and the Company, as the case may be. We express no view with respect to such forecasts and estimates or the assumptions upon which they are based. We have also assumed, with the consent of the Company, that the Merger will be a tax-free reorganization for United States federal income tax purposes. The Company advised us, and we assumed, that the final terms of the Agreement would not vary materially from those set forth in the draft provided to us. We further assumed that the Merger would be consummated in a timely fashion in accordance with the terms of the Agreement provided to us, without waiver or modification of any of the conditions precedent to the Merger or other material terms contained in the draft Agreement. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or TRW, nor were we furnished with any such evaluations or appraisals.

Our opinion is necessarily based upon financial, economic, market and other conditions existing on the date hereof and does not address the fairness of the Exchange Ratio to the Company as of any other date. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger contemplated by the Agreement will be obtained without any adverse effect on the Company or TRW or their subsidiaries or on the contemplated benefits of the transactions contemplated by the Agreement in any respect material to our analysis.

Our opinion relates to the relative values of the Company and TRW. It does not express any opinion as to what the value of the Company Common Stock will be when issued in the Merger or the price at which the Company Common Stock will trade or otherwise be transferable subsequent to the Merger. This letter is for the benefit and use of the Board of Directors of the Company in connection with and for the purpose of its consideration of the Merger. Our opinion does not address the merits of the Company’s underlying business decision to effect the transactions contemplated by the Agreement or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, and does not constitute a recommendation to any stockholder of the Company as to whether or not that stockholder should vote to approve the Merger and should not be relied upon by any stockholder as such.

The Company has agreed to pay Stephens Financial Group (“SFG”) a fee for its services provided in connection with the Merger, most of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify SFG for certain liabilities and expenses arising out of its engagement. In the ordinary course of business, SFG or its affiliates may trade the equity and debt securities of the Company and TRW for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

This letter may not be reproduced, disseminated, quoted or referred to (in whole or in part) at any time without our prior written consent; however, the opinion rendered hereby may be included in its entirety in the registration statement or proxy statement relating to the Merger to be distributed by the Company to its stockholders.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, our experience in investment banking and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

ANNEX D

PERSONAL AND CONFIDENTIAL

June 30, 2002

Board of Directors
TRW Inc.
1900 Richmond Rd.
Cleveland, OH 44124

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of shares of common stock, par value $0.625 per share (the “TRW Common Stock”), of TRW Inc. (“TRW” or the “Company”), other than Northrop Grumman Corporation (“Northrop” or “Parent”), of the Exchange Rate (as defined below) pursuant to the Agreement and Plan of Merger dated as of June 30, 2002 (the “Agreement”), by and among TRW, Northrop and Richmond Acquisition Corp. (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into TRW (the “Merger”) and each issued and outstanding share of TRW Common Stock will be converted into the right to receive that number of shares (the “Exchange Rate”) of common stock, par value $1.00 per share (the “Parent Common Stock”), of Parent equal to $60.00 divided by the average of the closing price per share of Parent Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the five consecutive trading days ending on and including the second trading day prior to the Closing Date (as defined in the Agreement) (the “Parent Trading Price”); provided, however, in no event will the Parent Trading Price be greater than $138.00 nor less than $112.00 for purposes of determining the Exchange Rate.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having performed investment banking services for the Company from time to time, including having acted as financial advisor to the Company in connection with its recently announced agreement to sell certain assets and liabilities of the Company engaged in the aeronautical systems business to Goodrich Corporation and in connection with the Company’s proposed spin-off of its automotive business, having acted as agent with respect to its medium term note program in 1999 and 2000, having acted as co-manager with respect to an offering of 8.75% Notes of the Company due 2006 (aggregate principal amount $400 million) in May 2000 and as lead manager with respect to an offering of 7.63% Notes of the Company due 2006 (aggregate principal amount $500 million) in March 2001, having acted as agent with respect to the Company’s commercial paper program in 2002 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Northrop from time to time, including having acted as financial advisor with respect to its acquisition of Litton Industries, Inc. in April 2001, and having acted as co-manager with respect to an offering of 7.25% Equity Security Units of Northrop (aggregate principal amount $600 million) and of 8 million shares of Parent Common Stock (aggregate amount $708 million) in November 2001. Goldman, Sachs & Co. may provide investment banking services to the Company and Northrop in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Northrop for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Northrop for the five years ended

D-1

December 31, 2001; the Schedule 14D-9 of the Company, dated March 13, 2002, as amended; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Northrop; certain other communications from the Company and Northrop to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Northrop prepared by their respective managements, including certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and Northrop regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for TRW Common Stock and Parent Common Stock, compared certain financial and stock market information for the Company and Northrop with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the automotive and aerospace and defense industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate. We also have assumed that the Merger will be consummated in accordance with the Agreement without amendment, modification or waiver of any of the terms thereof and that in the course of obtaining any necessary regulatory and third party approvals, consents, waivers and agreements relating to the Merger, no modification, condition, restriction, limitation or delay will be imposed that will have an adverse effect on the Company or Northrop or the contemplated benefits of the Merger. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that may be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.

In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and its constituent businesses and held preliminary discussions with certain of these parties prior to the date hereof.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Northrop or any of their subsidiaries. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of TRW Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Rate pursuant to the Agreement is fair from a financial point of view to the holders of TRW Common Stock other than Northrop and its affiliates.

Very truly yours,

D-2

ANNEX E

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

PERSONAL AND CONFIDENTIAL

June 30, 2002

Board of Directors
TRW Inc.
1900 Richmond Road
Cleveland, OH 44124

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.625 per share (“TRW Common Stock”), of TRW Inc. (the “Company”), other than Northrop Grumman Corporation (“Northrop”) and its affiliates, of the Exchange Rate (as defined below) set forth in the Agreement and Plan of Merger, dated as of June 30, 2002 (the “Agreement”), among the Company, Northrop, and Richmond Acquisition Corp. (“Sub”). The Agreement provides for the merger (the “Merger”) of Sub with the Company pursuant to which the Company will become a wholly owned subsidiary of Northrop and each outstanding share of TRW Common Stock will be converted into the right to receive that number of shares (the “Exchange Rate”) of common stock, par value $1.00 per share (“Northrop Common Stock”), of Northrop determined by dividing $60.00 by the average of the closing sale prices per share of Northrop Common Stock on the New York Stock Exchange for the five consecutive trading days ending on (and including) the second trading day prior to the closing of the Merger (the “Parent Trading Price”); provided, however, that in no event will the Parent Trading Price be greater than $138.00 nor less than $112.00.

In arriving at our opinion, we have reviewed certain business and financial information relating to the Company and Northrop, as well as the Agreement. We have also reviewed certain other information, including financial forecasts and publicly available research estimates, provided to or discussed with us by the managements of the Company and Northrop and have met with the Company’s and Northrop’s managements to discuss the business and prospects of the Company and Northrop. We have also considered certain financial and stock market data of the Company and Northrop, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and Northrop and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and publicly available research estimates reviewed by us, we have been advised and have assumed that (i) the forecasts prepared and provided to us by the Company have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and (ii) the publicly available research estimates with respect to Northrop discussed with the management of Northrop represent reasonable estimates as to the future financial performance of Northrop. We have also relied upon the view of the Company’s and Northrop’s managements concerning the business, operational and strategic benefits and implications of the Merger including the cost savings and potential synergies expected to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed that the Merger will be consummated in accordance with the Agreement without amendment, modification or waiver of any of the terms thereof and that in the course of obtaining any necessary regulatory and third party approvals, consents, waivers and agreements relating to the Merger, no modification, condition, restriction, limitation or delay will be imposed that will have an adverse effect on the Company or Northrop or the contemplated benefits of the Merger. In addition, we have not been requested to make, and have not made, an

E-1

independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Northrop. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of Northrop Common Stock when issued pursuant to the Merger or the prices at which Northrop Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that may be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company or its constituent businesses and held preliminary discussions with certain of these parties prior to the date hereof.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past, are currently and may in the future provide, investment banking and financial services to the Company and Northrop, for which we have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and Northrop for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Rate pursuant to the Agreement is fair, from a financial point of view, to the holders of TRW Common Stock other than Northrop and its affiliates.

Very truly yours,

E-2

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF NORTHROP GRUMMAN

The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Northrop Grumman are set forth below. Unless otherwise indicated, each position set forth opposite an individual’s name refers to employment with Northrop Grumman and each individual has held that position for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. Addresses of corporations and organizations with which the directors and executive officers have been employed or have held a position in the past five years are listed on Attachment A to this Annex F.

Directors (Including Executive Officers Who Are Directors)

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
John T. Chain, Jr.	67
Director of Northrop Grumman since 1991. General, United States Air Force (Ret.) and Chairman of the Board, Thomas Group, Inc., a management consulting company. General Chain has been Chairman of Thomas Group, Inc. since May 1998 and has been a member of the Board of Directors of Thomas Group since May 1995. He has also served as the President of Quarterdeck Equity Partners, Inc. since December 1996. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to November 1995. During his military career, General Chain’s commands included military assistant to the Secretary of the Air Force, Director of Politico-Military Affairs, Department of State and Chief of Staff of Supreme Headquarters Allied Powers Europe. After serving as Commander in Chief, Strategic Air Command, he retired from the Air Force in February 1991. General Chain serves as a director of R.J. Reynolds, Inc., Kemper Insurance Company and ConAgra Foods, Inc.

Lewis W. Coleman	60
Director of Northrop Grumman since 2001. President, Gordon and Betty Moore Foundation. Mr. Coleman became President of the Gordon and Betty Moore Foundation in January 2001. In December 2000, he resigned as Chairman of Banc of America Securities LLC, a subsidiary of Bank of America Corporation, after having served in that position since joining Banc of America Securities, LLC in December 1995. Prior to that, he spent ten years at BankAmerica Corporation where he held various positions including Chief Financial Officer, head of World Banking Group and head of Capital Markets. Previous to that he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions. He is also on the Board of Directors of Chiron Corporation and iMetrikus, Inc.

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
Vic Fazio	59
Director of Northrop Grumman since 2000. Senior Partner, Clark & Weinstock, a consulting firm. Mr. Fazio served as a Member of Congress for 20 years representing California’s third congressional district. During that time, he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Democratic Leadership in the House from 1991-1998 including four years as Chair of the Democratic Caucus, the third ranking position in the party. From 1975 to 1978 Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. Upon leaving Congress in early 1999, he became a Senior Partner at Clark & Weinstock, a strategic communications consulting firm. He is a member of numerous boards including The California Institute, Coro National Board of Governors, which he chairs, the U.S. Capitol Historical Society, the Board of the U.S. Capitol Visitors Center and the Board of Visitors, The University of California at Davis Medical School.

Phillip Frost	65
Director of Northrop Grumman since 1996. Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation, a pharmaceutical company. Dr. Frost has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987 and served as President from 1991 to 1995. Dr. Frost was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990 and was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of Whitman Education Group, Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

Kent Kresa	64
Director of Northrop Grumman since 1987. Chairman and Chief Executive Officer. Mr. Kresa was elected President and Chief Operating Officer of the company in 1987. He was named Chief Executive Officer in 1989 and Chairman of the Board in 1990. Mr. Kresa is a member of the National Academy of Engineering and is a past Chairman of the Board of Governors of the Aerospace Industries Association. He is a member of numerous boards including the M.I.T. Lincoln Laboratory Advisory Board, the Board of Directors of the W.H. Keck Foundation, the Board of Trustees of the California Institute of Technology and serves as a director of Avery Dennison Corporation, the Los Angeles World Affairs Council, the John Tracy Clinic and Eclipse Aviation Corporation. He is also a Member of the Corporation, Draper Laboratories, Inc. and serves on the Board of Governors of the Performing Arts Center of Los Angeles.

Name	Age	Present Principal Occupation or Employment; Five Year Employment History

Jay H. Nussbaum	58
Director of Northrop Grumman since 2001. Mr. Nussbaum became an Executive Vice President of KPMG Consulting, Inc. in January 2002. Prior to this, he was Executive Vice President for Oracle Service Industries and was a member of Oracle Corporation’s Executive Committee. He began his career at Oracle in 1991 as the Senior Vice President and General Manager of what was then Oracle Federal. Mr. Nussbaum also spent 24 years at Xerox Corporation where his last position was President, Integrated Systems Operations. Mr. Nussbaum has served on a number of advisory boards and committees for the University of Maryland and has served in various advisory capacities at George Mason University and James Madison University. He is also on the board of directors of Sideware, Inc. and MicroStrategy, Inc.

Aulana L. Peters	60
Director of Northrop Grumman since 1992. Ms. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1988 to December 2000. Effective January 1, 2001 she was elected to the Public Oversight Board of the AICPA. From 1984 to 1988, she served as Commissioner of the Securities and Exchange Commission. Ms. Peters is a director of Merrill Lynch & Co., Inc., 3M Corporation and Deere & Company. She is also a member of the Board of Directors of Community Television for Southern California (KCET). Ms. Peters served as a member of the Financial Accounting Standards Board Steering Committee for its Financial Reporting Project and as a member of the Public Oversight Board’s Panel on Audit Effectiveness.

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
John Brooks Slaughter	68
Director of Northrop Grumman since 1993. President and Chief Executive Officer, The National Action Council for Minorities in Engineering, Inc. Dr. Slaughter held electronics engineering positions with General Dynamics Convair and the U.S. Navy Electronics Laboratory. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics, Atmospherics, Earth and Ocean Sciences at the National Science Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of Washington State University. In 1980, he returned to the National Science Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. From 1988 to July 1999, Dr. Slaughter was President of Occidental College in Los Angeles and in August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern California. In June 2000, Dr. Slaughter was named President and Chief Executive Officer of The National Action Council for Minorities in Engineering, Inc. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Solutia, Inc. and International Business Machines Corporation.

Ronald D. Sugar	54
Director of Northrop Grumman since 2001. President and Chief Operating Officer since September 2001. Dr. Sugar was elected President and Chief Executive Officer of Litton Industries, Inc. when it became a subsidiary of Northrop Grumman on April 3, 2001, and was also elected as Corporate Vice President and a member of the Board of Directors of Northrop Grumman at that time. He joined Litton Industries as President and Chief Operating Officer in June 2000 and was elected to the Board of Directors of Litton Industries in September 2000. Dr. Sugar served as President and Chief Operating Officer of TRW Aerospace & Informations System and as a Member of the Chief Executive Office of TRW Inc. from 1998 to 2000. He joined TRW in 1981 and served as Executive Vice President and Chief Financial Officer from 1994 to 1996 and Executive Vice President and General Manager of the TRW Automotive Electronics Group from 1996 to 1998. He is also a member of the National Security Telecommunications Advisory Committee, the Conference Board Council of Operating Executives and the Board of Governors of the Aerospace Industries Association and is a Trustee of the National Defense Industrial Association.

Executive Officers Who Are Not Directors (as of July 15, 2002)

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
Herbert W. Anderson	62
Corporate Vice President and President, Information Technology Sector (formerly known as Logicon, Inc.). Mr. Anderson was Corporate Vice President, President and Chief Executive Officer, of Logicon, Inc. Prior to January, 1999, Mr. Anderson was Corporate Vice President and General Manager of Data Systems and Services Division (1995-1998).

Frank G. Brandenberg	56
Corporate Vice President and President, Component Technologies Sector since September 2001. Prior to May 2001, Mr. Brandenberg was Senior Vice President, Electronic Components and Materials Group, Litton Industries, Inc. From 1997 to 1999, he served as President and Chief Executive Officer of EA Industries Inc. Mr. Brandenberg also served as President of the Client/Server Systems Business Unit and Deputy President of the Computer Systems Group, UNISYS Corporation from 1990 to 1997.

Philip A. Dur	58
Corporate Vice President and President, Ship Systems Sector since October 2001. Mr. Door served as Vice President, Program Operations, Electronic Systems Sector from December 1999 until October 2001. Before joining Northrop Grumman in 1999, Mr. Dur served as Vice President, Worldwide Business Development and Strategy, of Tenneco, Inc., a position he held from July 1997 to 1999. Prior to 1997, he served as the Executive Vice President of Walker Gillet Europe.

J. Michael Hateley	56
Corporate Vice President and Chief Human Resources and Administrative Officer of Northrop Grumman since 2000. Prior to January 1999, Mr. Hateley was Vice President, Human Resources, Security and Administration Military Aircraft Systems Division. Prior to 1996, he was Vice President, Human Resources, Security and Administration, B-2 Division.

Robert W. Helm	50	Corporate Vice President, Government Relations of Northrop Grumman since 1994.

Robert P. Iorizzo	61
Corporate Vice President and President, Electronic Systems Sector since August 2001. Previously, Mr. Iorizzo was Vice President and General Manager of Command, Control, Communications, Intelligence and Naval Systems Division, Electronic Systems Sector.

John H. Mullan	60	Corporate Vice President and Secretary of Northrop Grumman since 1999. Prior to this, Mr. Mullan was Acting Secretary. Prior to May 1998, he was Senior Corporate Counsel.

Albert F. Myers	56	Corporate Vice President and Treasurer of Northrop Grumman since 1994. Mr. Myers also serves on the Board of Directors of Moog, Inc.

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
Rosanne P. O’Brien	59
Corporate Vice President, Communications of Northrop Grumman since August 2000. Prior to this, Ms. O’Brien was Vice President, Communications since January 1999. Prior to 1999, Ms. O’Brien was Vice President, Corporate Relations for Allegheny Teledyne, Inc. Ms. O’Brien serves as a Director of Los Angeles Educational Partnership and is also a Trustee of California Sciences Center.

Thomas C. Schievelbein	49
Corporate Vice President and President, Newport News Sector since November 2001. Prior to this appointment, Mr. Schievelbein served as Executive Vice President and Chief Operating Officer, Newport News Shipbuilding, Inc. from 1995 to 1999.

Scott J. Seymour	51
Corporate Vice President and President, Integrated Systems Sector since January 2002. Mr. Seymour served as Sector Vice President, Air Combat Systems from 1998 to 2002, and B2 Program Manager from 1996 to 1998.

W. Burks Terry	51
Corporate Vice President and General Counsel of Northrop Grumman since August 2000. Prior to this, Mr. Terry became Vice President, Deputy General Counsel and Sector Counsel in October 1998 and prior to October, 1998 he was Vice President and Assistant General Counsel.

Richard B. Waugh, Jr.	58	Corporate Vice President and Chief Financial Officer of Northrop Grumman since 1993.

Sandra J. Wright	47
Corporate Vice President and Controller since June 2001. Prior to May 2001, Ms. Wright served as Vice President and Controller of Litton Industries, Inc. From 1999 to 2000, she served as Vice President and Controller of Aerojet, a GenCorp company, and Director of Financial Planning of Aerojet prior to that.

ATTACHMENT A
to
ANNEX F

CORPORATION AND ORGANIZATION ADDRESSES

3M Corporation
(Minnesota Mining and Manufacturing)
3M Center
St. Paul, MN 55144

Aerojet
Highway 51 & Aeroject Rd.
Rancho Cordova, CA 95670

Aerospace Industries Association
1250 Eye Street, NW
Suite 1200
Washington, DC 20005-3924

American Institute of Certified Public
Accountants (AICPA)
1211 Avenue of the Americas
New York, NY 10036-8775

Allegheny Technologies Inc.
(formerly Allegheny Teledyne, Inc.)
1000 PPG Place
Pittsburgh, PA 15222

American Academy of Arts and Sciences
136 Irving Street
Cambridge, MA 02138

American Stock Exchange
86 Trinity Place
Eighth Floor
New York, NY 10006-1818

Avery Dennison Corporate Center
150 North Orange Grove Boulevard
Pasadena, CA 91103-3596

Banc of America Securities LLC
600 Montgomery Street
San Francisco, CA 94111

The California Institute
419 New Jersey Ave., SE
Washington, D.C. 20003

California Institute of Technology
1200 East California Boulevard
Pasadena, CA 91125

California Science Center
700 State Drive
Los Angeles, CA 90037

Chiron Corporation
4650 Horton Street
Emeryville, CA 94608-2916

Clark & Weinstock
1775 I Street, NW
Seventh Floor
Washington, D.C. 20006

Community Television for Southern California
KCET)
4401 Sunset Blvd.
Los Angeles, CA 90027

ConAgra Foods, Inc.
1 ConAgra Drive
Omaha, Nebraska 69102-5001

The Conference Board
Council of Operating Executives
845 Third Avenue
New York, NY 10022-6679

Coro National
1010 West 39th Street
Kansas City, MO 64111

The Charles Stark Draper Laboratory, Incorporated
2200 Space Park Dr., Suite 210
Houston, TX 77058

Deere & Company
One John Deere Place
Moline, Illinois 61265-8098

EA Industries Inc.
185 Monmouth Parkway
West Long Branch, NJ 07764

Eclipse Aviation Corporation
2503 Clark Carr Loop SE
Albuquerque, NM 87106

George Mason University
4400 University Drive
Fairfax, VA 22030-4444

Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, CA 90071

Gordon and Betty Moore Foundation
386 Arguello Ave.
P.O. Box 29910
San Francisco, CA 94129

iMetrikus, Inc.
5950 La Place Court
Suite 250
Carlsbad, CA 92008

International Business Machines Corporation
One Old Orchard Road
Armonk, NY 10504

IVAX Corporation
4400 Biscayne Blvd.
Miami, FL 33137-3227

Los Angeles World Affairs Council
345 South Figueroa Street, Suite 313
Los Angeles, CA 90071

James Madison University
800 S. Main Street
Harrisonburg, VA 22807

John Tracy Clinic
806 West Adams Boulevard
Los Angeles, CA 90007-2505

Kemper Insurance Company
2810 Coliseum Dr. #450
Charlotte, NC 28217-4546

KPMG Consulting, Inc.
1676 International Drive
McLean, VA 22102

Lincoln Laboratory
Massachusetts Institute of Technology
244 Wood Street
Lexington, MA 02429-9108

Litton Industries, Inc.
1840 Century Park East
Los Angeles, CA 90067-2199

Los Angeles Educational Partnership
315 West Ninth Street
Suite 1110
Los Angeles, CA 90015

Merrill Lynch & Co.
World Financial Center
North Tower
250 Vesey Street
New York, NY 10081-1332

MicroStrategy, Inc.
8000 Towers Crescent Drive
Vienna, VA 22182

Moog, Inc.
Seneca & Janison Road
East Aurora, NY 14052-0018

National Academy of Engineering
2101 Constitution Avenue, NW
Washington, D.C. 20418

National Action Council for Minorities in
Engineering
The Empire State Building
350 Fifth Ave.
Suite 2212
New York, NY 10119-2299

National Defense Industrial Association
2111 Wilson Blvd.
Suite 400
Arlington, VA 22201

National Security Telecommunications Advisory
Committee
National Communication System
Attention: N5
701 S. Courthouse Rd.
Arlington, VA 22204-2198

Newport News Shipbuilding
4101 Washington Avenue
Newport News, VA 23607

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067

Music Center/Performing Arts Center of Los Angeles County
135 North Grand Avenue
Los Angeles, CA 90012

Occidental College
1600 Campus Road
Los Angeles, CA 90041

Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94605

Quarterdeck Equity Partners, Inc.
10100 Santa Monica Blvd.
Suite 1425
Los Angeles, CA 90067

R. J. Reynolds
401 North Main Street
Winston-Salem, NC 27102-2866

Sideware, Inc.
7900 Westpark Drive
Suite T300
McLean, VA 22102

Solutia, Inc.
575 Maryville Centre Drive
P.O. Box 66760
St Louis, MO 63166-6760

TRW Aerospace & Information Systems
TRW Automotive Electronics
1900 Richmond Road
Cleveland, OH 44124

Tenneco Inc.
split into two companies:

Tenneco Automotive Inc.
500 North Field Dr.
Lake Forest, IL 60045

and

Pactiv Corporation
1900 West Field Court
Lake Forest, IL 60045

Thomas Group, Inc.
5221 N. O’Connor Blvd.
Suite 500
Irving, TX 75039

UNISYS
UNISYS Way
Blue Bell, PA 19424

U.S. Capitol Historical Society
200 Maryland Ave., NE
Washington, D.C. 20002

U.S. Capitol Visitors Center
U.S. Capitol Building
Washington, D.C. 20510

University of California at Davis
School of Medicine
One Shields Avenue
Davis, CA 95616

University System of Maryland
3300 Metzerott Road
Adelphi, MD 20783

University of Miami
Coral Gables, FL 33124

University of Southern California
Los Angeles, CA 90089

Whitman Education Group
4400 Biscayne Blvd.
Miami, FL 33137

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF TRW

The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of TRW are set forth below. Unless otherwise indicated, each position set forth opposite an individual’s name refers to employment with TRW and each individual has held that position for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America, except that Lord Hollick and Messrs. Lunn and Plant are each citizens of England. The mailing address of each person is c/o TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124.

Directors (Including Executive Officers Who Are Directors)

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
Michael H. Armacost	65
Director of TRW since 1993. Mr. Armacost retired as President of the Brookings Institution in June 2002, after serving since October 1995. He served as a distinguished fellow and visiting professor at the Asia/Pacific Research Center of Stanford University from 1993 to 1995 and was U.S. Ambassador to Japan from 1989 to 1993. Mr. Armacost also serves as a director of AFLAC Incorporated and Applied Materials Inc.

Alan E. Baratz	47
Director of TRW since 2001. Chief Executive Officer of Zaplet, Inc. Dr. Baratz was Managing Director, Information Technology at Warburg Pincus and Co., LLC from September 1999 to June 2000. He was President of the Software Products and Platforms Division of Sun Microsystems, Inc. from May to August 1999 and President of the JavaSoft Division from January 1996 to May 1999.

Martin Feldstein	62
Director of TRW from 1981 to 1982 and since 1984. Professor of Economics at Harvard University. Dr. Feldstein is also President and Chief Executive Officer of the National Bureau of Economic Research, a position he held from 1977 to 1982 and since July 1984. Dr. Feldstein also serves as a director of American International Group, Inc., Eli Lilly and Company and HCA Inc.

Kenneth W. Freeman	52
Director of TRW since 2001. Chairman of the Board and Chief Executive Officer of Quest Diagnostics Incorporated. From 1995 to 1999, Mr. Freeman also served as President of Quest Diagnostics Incorporated.

Robert M. Gates	58
Director of TRW since 1994. From August 1, 2002, President of Texas A&M University. Dr. Gates has been a consultant to Placer Dome Inc. since 1995, a senior adviser to The Mitchell Group since 1993 and an adviser to VoteHere.Net since 2001. He was Dean of the George Bush School of Government and Public Service, Texas A&M University from September 1999 to June 2001. From 1991 to 1993, Dr. Gates served as Director of Central Intelligence for the United States. Dr. Gates also serves as a director of NACCO Industries, Inc. and Parker Drilling Company and he is a trustee of the Fidelity Funds.

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
George H. Heilmeier	66
Director of TRW since 1992. Chairman Emeritus of Telcordia Technologies (formerly known as Bell Communications Research, or Bellcore). Dr. Heilmeier served as Chairman and Chief Executive Officer of Bellcore from January to November 1997 and as President and Chief Executive Officer of Bellcore from 1991 through 1996. Dr. Heilmeier also serves as a director of Automatic Data Processing, Inc., Inet Technologies, Inc. and TeleTech Holdings, Inc.

Clive R. Hollick	57	Director of TRW since 2000. Director and Chief Executive of United Business Media plc since 1996. Lord Hollick also serves as a director of Diageo plc.

Karen N. Horn	58
Director of TRW since 1990. Managing Director of Marsh Inc. from November 1999 to the present and President, Marsh Private Client Services International, from August 2000 to the present. From November 1999 to August 2000, Mrs. Horn was Managing Director, Marsh Private Client Services International. She served as Senior Managing Director and Head of International Private Banking of Bankers Trust New York Corporation from 1996 through March 1999. Mrs. Horn also serves as a director of Eli Lilly and Company.

Howard V. Knicely	66	Director of TRW since 2001. Executive Vice President, Human Resources and Communications of TRW since 1995. Mr. Knicely also serves as a director of Pioneer-Standard Electronics, Inc.

David Baker Lewis	58	Director of TRW since 1995. Chairman of the Board of Lewis & Munday, a Detroit law firm, since 1982. Mr. Lewis also serves as a director of Comerica Incorporated and The Kroger Company.

Lynn M. Martin	62
Director of TRW since 1995. Chair of Deloitte & Touche’s Council on the Advancement of Women and an adviser to the firm. Ms. Martin also has been a professor at the J. L. Kellogg Graduate School of Management, Northwestern University, since 1993. She served as U.S. Secretary of Labor from 1991 to 1993. Ms. Martin also serves as a director of SBC Communications Inc., ten Dreyfus mutual funds, The Procter & Gamble Company and Ryder System, Inc.

Philip A. Odeen	66
Chairman of the Board of TRW and member of the Chief Executive Office since February 2002. From 2000 through 2001, Mr. Odeen was Executive Vice President, Washington Operations of TRW, and from 1998 to 2000, he was Executive Vice President and General Manager, TRW Systems & Information Technology Group. At the time of TRW’s acquisition of BDM International, Inc. in 1997, Mr. Odeen was President, Chief Executive Officer and a Director of BDM International from 1992 to 1997. Mr. Odeen also serves as a director of The Reynolds and Reynolds Company, Convergys Corporation and WGL Holdings Inc.

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
Gregory L. Summe	45
Director of TRW since 2001. Chairman, President and Chief Executive Officer of PerkinElmer, Inc. Prior to this, Mr. Summe was President and Chief Operating Officer of PerkinElmer from January 1998 to January 1999. He was President of the Automotive Products Group at AlliedSignal Inc. from 1997 to 1998 and President of the Aerospace Engines Division of AlliedSignal from 1995 to 1997. Mr. Summe is a director of State Street Corporation.

Executive Officers of TRW Who Are Not Directors

Name	Age	Present Principal Occupation or Employment; Five Year Employment History
Wesley G. Bush	41
Executive Vice President of TRW since December 2001 and President and Chief Executive Officer, TRW Aeronautical Systems since March 2002. Prior to this, Mr. Bush held the following positions in TRW Space & Electronics: Vice President and General Manager, TRW Ventures (2000—2001); Vice President and General Manager, Telecommunications Division (1999); Vice President, Planning and Business Development (1998); and Program Manager (1997).

Timothy W. Hannemann	59
Member of the Chief Executive Office since February 2002, Executive Vice President of TRW since 1991 and President and Chief Executive Officer, TRW Space & Electronics since 2001. Mr. Hannemann was Executive Vice President and General Manager, TRW Space & Electronics from 1993 to 2001.

William B. Lawrence	57	Executive Vice President, General Counsel and Secretary of TRW since 1997. Mr. Lawrence was Executive Vice President, Planning, Development & Government Affairs of TRW from 1989 to 1997.

Steven Lunn	53
Executive Vice President, Automotive Operations of TRW since 2001. Mr. Lunn was Senior Vice President, Operations, TRW Chassis Systems from 1999 to 2001; Deputy President and Chief Operating Officer, LucasVarity Automotive from 1997 to 1999; and Divisional Managing Director, Braking, LucasVarity Ltd. from 1996 to 1997.

John C. Plant	49
Member of the Chief Executive Office since February 2002, Executive Vice President of TRW since 1999 and President and Chief Executive Officer, TRW Automotive since 2001. Prior to this, Mr. Plant held the following positions: President and Chief Executive Officer, TRW Chassis Systems (2001); Executive Vice President and General Manager, TRW Chassis Systems (1999 – 2001); Executive Vice President and General Manager, TRW Automotive (1999); President, LucasVarity Automotive (1998 – 1999); and Managing Director, Electrical and Electronic Division, Lucas Automotive (1991—1998).

Name	Age	Present Principal Occupation or Employment; Five Year Employment History

George C. Roman	46
Executive Vice President, Washington Operations of TRW since December 2001. Prior to joining TRW, Mr. Roman held a number of positions with The Boeing Company, including the following: Vice President and General Manager, Business Development, Military Aircraft and Missile Systems (2000—2001); and Vice President of International Operations, Government Relations Office (1997—2000). Mr. Roman was Vice President, Operations and Management, Washington Office of McDonnell Douglas Corporation from 1994 to 1997.

Robert H. Swan	42
Executive Vice President and Chief Financial Officer of TRW since July 2001. Mr. Swan was Chief Executive Officer of Webvan Group, Inc. from April to July 2001. He served as Chief Financial Officer of Webvan from October 1999 to April 2001 and Chief Operating Officer from September 2000 to April 2001; Chief Financial Officer, GE Lighting, General Electric Company from May 1998 to October 1999;
and Vice President, Finance, GE Medical Systems Europe, General Electric Company from January 1997 to May 1998.

Donald C. Winter	54
Executive Vice President of TRW since 2000 and President and Chief Executive Officer of TRW Systems since 2001. Prior to this, Mr. Winter held the following positions: Executive Vice President and General Manager, TRW Systems (2000 – 2001); Vice President and Deputy General Manager for Group Development, TRW Space & Electronics (1998—1999); and Vice President and General Manager of the Defense Systems Division, TRW Space & Electronics Group (1990—1997).

ANNEX H

SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE
RIGHTS OF DISSENTING SHAREHOLDERS

1701.84    Dissenting Shareholders Entitled to Relief

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(A)  Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(B)  In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(C)  Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(D)  In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(E)  Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

1701.85    Qualifications of and Procedures for Dissenting Shareholders

(A)  (1)  A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2)  If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3)  The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4)  In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5)  If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B)  Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)  If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)  (1)  The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a)  The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b)  The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)  The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d)  The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2)  For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E)  From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

The Exchange Agent for the merger is:

EQUISERVE TRUST COMPANY

By Mail:	By Hand Delivery:	By Overnight Delivery:

EQUISERVE TRUST COMPANY P.O. Box 43034 Providence, RI 02940-3034	EQUISERVE TRUST COMPANY c/o Securities Transfer and Reporting Services, Inc. 100 William Street—Galleria New York, New York 10038	EQUISERVE TRUST COMPANY 40 Campanelli Drive Braintree, Massachusetts 02184

Confirm by Telephone:

(781) 575-4816

Any questions or requests for assistance or additional copies of this joint proxy statement/prospectus may be directed to the information agents at their respective telephone numbers and locations listed below.

Northrop Grumman’s Proxy Solicitor and Information Agent for the Northrop Meeting is:

D.F. KING & CO., INC.

U.S. and Canada	Europe
77 Water Street New York, New York 10005 Banks and Brokers Call Collect: 1-212-269-5550 All Others Call Toll-Free: (800) 549-6746	No. 2 London Wall Buildings, 2nd Floor London Wall London EC2M 5PP, United Kingdom Tel.: +(44) 20 7920 9700

TRW’s Proxy Solicitor and Information Agent for the TRW Meeting is:

GEORGESON SHAREHOLDER  COMMUNICATIONS INC.
17 State Street
10th Floor
New York, New York 10004
Bankers and Brokers
Call Collect: (212) 440-9800
All Others Call Toll-Free:
(866) 649-8030

Shareholders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning this joint proxy statement/prospectus.

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTEENTH of Northrop Grumman’s restated certificate of incorporation, as amended, provides:

A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors’ duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article SEVENTEENTH hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Northrop Grumman has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of Northrop Grumman, or is or was serving at the request of Northrop Grumman as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Northrop Grumman would have the power to indemnify him against such liability under the provisions of Northrop Grumman’s restated certificate of incorporation, as amended.

Generally, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Under Ohio law, a corporation must indemnify its directors, as well as its officers, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that he believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that he is not entitled to be indemnified.

In general, Ohio law requires that all expenses, including attorneys fees, incurred by a director in defending any action, suit or proceeding be paid by the corporation as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding. TRW’s Regulations provide for indemnification that is coextensive with that permitted under Ohio law.

In addition, TRW maintains insurance indemnifying directors and officers in certain cases and with certain deductible limitations.

ITEM 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits:

2.1
Agreement and Plan of Merger dated as of June 30, 2002 by and among TRW Inc., Northrop Grumman Corporation, and Richmond Acquisition Corp. (incorporated by reference to Rule 425 filing filed July 3, 2002 by Northrop Grumman)

2.2
Agreement and Plan of Merger among Northrop Grumman Corporation, Purchaser Corp. I and Newport News Shipbuilding Inc. dated as of November 7, 2001 (incorporated by reference to Annex C to Amendment No. 5 to Form S-4 Registration Statement No. 333-61506 filed November 13, 2001 by Northrop Grumman)

2.3
Amended and Restated Agreement and Plan of Merger dated as of January 23, 2001 among Northrop Grumman Systems Corporation, Litton Industries, Inc., Northrop Grumman Corporation and LII Acquisition Corp. (incorporated by reference to Exhibit 2.2 to Form S-4 Registration Statement No. 333-54800 filed February 1, 2001 by Northrop Grumman)

3.1	Amended and Restated Certificate of Incorporation of Northrop Grumman Corporation (incorporated by reference to Exhibit D to the Definitive Proxy Statement filed April 13, 2001 by Northrop Grumman)

3.2
Certificate of Amendment of Certificate of Incorporation of Northrop Grumman Corporation filed as exhibit 3.2 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference (incorporated by reference to Exhibit 3.2 to Form 10-Q filed with the SEC on May 10, 2001 by Northrop Grumman)

3.3
Restated Certificate of Incorporation of Northrop Grumman Corporation (incorporated by reference to Exhibit C to the definitive proxy statement for Northrop Grumman’s 2002 annual meeting of stockholders filed with the SEC on April 4, 2002 by Northrop Grumman)

3.4	Restated Bylaws of Northrop Grumman Corporation (incorporated by reference to Exhibit 3.2 to Form S-4 Registration Statement No. 333-54800 filed February 1, 2001 by Northrop Grumman)

4.1
Registration Rights Agreement dated as of January 23, 2001 by and among Northrop Grumman Systems Corporation, Northrop Grumman Corporation and Unitrin, Inc. (incorporated by reference to Exhibit (d)(6) to Amendment No. 4 to Schedule TO filed January 31, 2001 by Northrop Grumman)

4.2
Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Northrop Grumman Corporation (incorporated by reference to Exhibit C to the Definitive Proxy Statement filed April 13, 2001 by Northrop Grumman)

4.3
Rights Agreement dated as of January 31, 2001 between Northrop Grumman Corporation and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to Form S-4 Registration Statement No. 333-54800 filed March 27, 2001 by Northrop Grumman)

4.4
Indenture dated as of October 15, 1994 between Northrop Grumman Systems Corporation and JP Morgan Chase Bank (formerly The Chase Manhattan Bank), as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K filed October 25, 1994 by Northrop Grumman)

4.5
Form of Officer’s Certificate (without exhibits) establishing the terms of Northrop Grumman Systems Corporation’s 7% Notes due 2006, 7 3/4% Debentures due 2016 and 7 7/8% Debentures due 2026 (incorporated by reference to Exhibit 4-3 to Form S-4 Registration Statement filed April 19, 1996 by Northrop Grumman)

4.6	Form of Northrop Grumman Systems Corporation’s 7% Notes due 2006 (incorporated by reference to Exhibit 4-4 to Form S-4 Registration Statement filed April 19, 1996 by Northrop Grumman)

4.7	Form of Northrop Grumman Systems Corporation’s 7 3/4% Debentures due 2016 (incorporated by reference to Exhibit 4-5 to Form S-4 Registration Statement filed April 19, 1996 by Northrop Grumman)

4.8	Form of Northrop Grumman Systems Corporation’s 7 7/8% Debentures due 2026 (incorporated by reference to Exhibit 4-6 to Form S-4 Registration Statement filed April 19, 1996 by Northrop Grumman)

4.9
Purchase Contract Agreement dated as of November 21, 2001 between Northrop Grumman Corporation and JP Morgan Chase Bank, as Purchase Contract Agent (incorporated by reference to Exhibit 4.3 to Form 8-K dated and filed November 21, 2001 by Northrop Grumman)

4.10
Pledge Agreement dated as of November 21, 2001 among Northrop Grumman Corporation, The Bank of New York, as Collateral Agent, Custodial Agent and Securities Intermediary, and JP Morgan Chase Bank, as Purchase Contract Agent (incorporated by reference to Exhibit 4.4 to Form 8-K dated and filed November 21, 2001 by Northrop Grumman)

4.11	Form of Remarketing Agreement (incorporated by reference to Exhibit 4.5 to Form 8-K dated and filed November 21, 2001 by Northrop Grumman)

4.12
Form of Officers’ Certificate establishing the terms of Northrop Grumman Corporation’s 7 1/8% Notes due 2011 and 7¾% Debentures due 2031 (incorporated by reference to Exhibit 10.9 to Form 8-K dated and filed April 17, 2001 by Northrop Grumman)

4.13
Indenture dated as of November 21, 2001 between Northrop Grumman Corporation and JP Morgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K dated and filed November 21, 2001 by Northrop Grumman)

4.14
Officers’ Certificate dated as of November 21, 2001 describing the terms of the Senior Notes that are a component of Northrop Grumman Corporation’s Equity Security Units (incorporated by reference to Exhibit 4.2 to Form 8-K dated and filed November 21, 2001 by Northrop Grumman)

4.15
Indenture dated as of April 13, 1998 between Litton Industries, Inc. and The Bank of New York, as trustee, under which Litton’s 6.05% Senior Notes due 2003 and 6.75% Senior Debentures due 2018 were issued (incorporated by reference to Exhibit 4.1 to Litton Industries, Inc.’s Form 10-Q for the quarter ended April 30, 1998 and filed June 15, 1998 by Northrop Grumman)

4.16
Supplemental Indenture with respect to Indenture dated April 13, 1998, dated as of April 3, 2001 among Litton Industries, Inc., Northrop Grumman Corporation, Northrop Grumman Systems Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.5 to Form 10-Q for the quarter ended March 31, 2001 filed May 10, 2001 by Northrop Grumman)

4.17
Senior Indenture dated as of December 15, 1991 between Litton Industries, Inc. and The Bank of New York, as trustee, under which Litton’s 7.75% and 6.98% debentures due 2026 and 2036 were issued and specimens of such debentures (incorporated by reference to Exhibit 4.1 to Litton Industries Inc.’s Form 10-Q for the quarter ended April 30, 1996 filed June 11, 1996 by Northrop Grumman)

4.18
Supplemental Indenture with respect to Indenture dated December 15, 1991, dated as of April 3, 2001, among Litton Industries, Inc., Northrop Grumman Corporation, Northrop Grumman Systems Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to Form 10-Q for the quarter ended March 31, 2001 filed May 10, 2001 by Northrop Grumman)

4.19
Form of Exchange Security for Litton’s $400,000,000 8% senior notes due 2009 (incorporated by reference to Exhibit 4.3 to Litton Industries Inc.’s Form 10-Q for the quarter ended April 30, 2000 filed August 19, 2000 by Northrop Grumman)

*5.1
Form of Opinion of John H. Mullan regarding the validity of the securities being registered (relating to the securities to be issued in connection with the offer to exchange which expired June 28, 2002)

*8.1	Opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters

10.1
Amendment Agreement between Kent Kresa and Northrop Grumman Corporation dated August 3, 2001 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended June 30, 2001 filed August 9, 2001 by Northrop Grumman)

10.2
Employment Agreement between Dr. Ronald D. Sugar and Northrop Grumman Corporation dated September 19, 2001 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended September 30, 2001 filed November 5, 2001 by Northrop Grumman)

10.3
Form of Notice of Grant of Restricted Performance Stock Rights and Rights Agreement under the Northrop Grumman Corporation 2001 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit 10.4 to Form 10-Q for the quarter ended September 30, 2001 filed November 5, 2001 by Northrop Grumman)

*10.4	Form of Notice of Grant of Stock Options and Option Agreement under the Northrop Grumman Corporation 2001 Long-Term Incentive Stock

10.5
Notice of Grant of Restricted Performance Stock Rights and Rights Agreement of Kent Kresa, dated August 15, 2001 under the Northrop Grumman Corporation 2001 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended September 30, 2001 filed November 5, 2001 by Northrop Grumman)

10.6
Notice of Grant of Stock Options and Option Agreement of Kent Kresa, dated August 15, 2001 under the Northrop Grumman Corporation 2001 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit 10.7 to Form 10-Q for the quarter ended September 30, 2001 filed November 5, 2001 by Northrop Grumman)

10.7
Form of $2,500,000,000 Five-Year Revolving Credit Agreement dated as of March 30, 2001 among Northrop Grumman Corporation, Northrop Grumman Systems Corporation and Litton Industries, Inc., the Lenders party thereto, The Chase Manhattan Bank and Credit Suisse First Boston, as Co-Administrative Agents, Salomon Smith Barney Inc., as Syndication Agent, and The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc. as Co-Documentation Agents (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to Form S-4 Registration Statement No. 333-54800 filed March 27, 2001 by Northrop Grumman)

10.8
Retention Bonus Agreement between Northrop Grumman Corporation and Thomas C. Schievelbein dated November 7, 2001 (incorporated by reference to Exhibit 10.32 to Amendment No. 5 to Form S-4 Registration Statement No. 333-61506 filed November 13, 2001 by Northrop Grumman)

10.9
Form of Guarantee dated as of April 3, 2001 by Northrop Grumman Corporation of Litton Industries, Inc. indenture indebtedness (incorporated by reference to Exhibit 10.10 to Form 8-K filed dated and April 17, 2001 by Northrop Grumman)

10.10
Form of Guarantee dated as of April 3, 2001 by Northrop Grumman Corporation of Northrop Grumman Systems Corporation indenture indebtedness (incorporated by reference to Exhibit 10.11 to Form 8-K dated and filed April 17, 2001 by Northrop Grumman)

10.11
Form of Guarantee dated as of April 3, 2001 by Northrop Grumman Systems Corporation of Litton Industries, Inc. indenture indebtedness (incorporated by reference to Exhibit 10.12 to Form 8-K dated and filed April 17, 2001 by Northrop Grumman)

10.12
Form of Guarantee dated as of April 3, 2001 by Litton Industries, Inc. of Northrop Grumman Systems Corporation indenture indebtedness (incorporated by reference to Exhibit 10.13 to Form 8-K dated and filed April 17, 2001 by Northrop Grumman)

10.13	1973 Incentive Compensation Plan as amended December 16, 1998 (incorporated by reference to Exhibit 10(c) to Form 10-K filed March 23, 1999 by Northrop Grumman)

10.14	1973 Performance Achievement Plan (incorporated by reference to Form 8-B filed June 21, 1985 by Northrop Grumman)

10.15
Northrop Grumman Corporation Supplemental Plan 2 (incorporated by reference to Exhibit 10(e) to Form 10-K filed February 22, 1996) and amended as of June 19, 1996 (incorporated by reference to Exhibit 10(e) to Form 10-K filed February 27, 1997 by Northrop Grumman)

10.16	Northrop Grumman Corporation ERISA Supplemental Plan I (incorporated by reference to Exhibit 10(d) to Form 10-K filed February 28, 1994 by Northrop Grumman)

10.17	Retirement Plan for Independent Outside Directors as amended April 24, 1998 (incorporated by reference to Exhibit 10(g) to Form 10-K filed March 23, 1999 by Northrop Grumman)

10.18	1987 Long-Term Incentive Plan, as amended (incorporated by reference to Form SE filed March 30, 1989 by Northrop Grumman)

10.19	Executive Life Insurance Policy (incorporated by reference to Exhibit 10(i) to Form 10-K filed February 22, 1996 by Northrop Grumman)

10.20	Executive Accidental Death, Dismemberment and Plegia Insurance Policy (incorporated by reference to Exhibit 10(j) to Form 10-K filed February 22, 1996 by Northrop Grumman)

10.21	Executive Long-Term Disability Insurance Policy (incorporated by reference to Exhibit 10(k) to Form 10-K filed February 22, 1996 by Northrop Grumman)

10.22	Key Executive Medical Plan Benefit Matrix (incorporated by reference to Exhibit 10(l) to Form 10-K filed February 22, 1996 by Northrop Grumman)

10.23	Executive Dental Insurance Policy Group Numbers 5134 and 5135 (incorporated by reference to Exhibit 10(m) to Form 10-K filed February 22, 1996 by Northrop Grumman)

10.24	Group Excess Liability Policy (incorporated by reference to Exhibit 10(n) to Form 10-K filed February 22, 1996)

10.25	Northrop Grumman 1993 Long-Term Incentive Stock Plan, as amended and restated (incorporated by reference to Exhibit 4.1 to Form S-8 Registration Statement filed November 25, 1998 by Northrop Grumman)

10.26
Northrop Corporation 1993 Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit B to the Northrop Corporation 1993 Proxy Statement filed March 30, 1993), amended as of September 21, 1994 (incorporated by reference to Exhibit 10(q) to Form 10-K filed March 21, 1995 by Northrop Grumman)

10.27
Northrop Grumman Corporation 1995 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed March 30, 1995 by Northrop Grumman)

10.28	Northrop Grumman Corporation March 2000 Change-in-Control Severance Plan (incorporated by reference to Exhibit 10(b) to Form 10-Q filed November 4, 1999 by Northrop Grumman)

	10.29	Form of Northrop Grumman Corporation March 2000 Special Agreement (effective March 1, 2000) (incorporated by reference to Exhibit 10(a) to Form 10-Q filed November 4, 1999 by Northrop Grumman)

	*10.30	Northrop Grumman Executive Deferred Compensation Plan (effective December 29, 1994, as amended and restated effective November 2, 2000 and amended March 1, 2001 by Northrop Grumman)

	10.31	Northrop Grumman Corporation Non-Employee Directors Equity Participation Plan, as amended March 15, 2000 (incorporated by reference to Exhibit 10(a) to Form 10-Q filed May 9, 2000 by Northrop Grumman)

	10.32	CPC Supplemental Executive Retirement Program (incorporated by reference to Exhibit 10(u) to Form 10-K filed March 30, 1998 by Northrop Grumman)

	10.33	Northrop Grumman Estate Enhancement Program, effective November 1, 2000 (incorporated by reference to Exhibit 10(v) to Form 10-K/A filed March 8, 2001 by Northrop Grumman)

	10.34	Special Officer Retiree Medical Plan as amended December 19, 2000 (incorporated by reference to Exhibit 10(w) to Form 10-K/A filed March 8, 2001 by Northrop Grumman)

	*10.35	Northrop Grumman Deferred Compensation Plan (effective December 1, 2000) and amended March 1, 2001, March 30, 2001 and September 14, 2001

	*10.36	Consultant Agreement dated January 7, 2002 between Northrop Grumman Corporation and Ralph D. Crosby, Jr.

	*10.37	Agreement dated December 22, 2001 between Northrop Grumman Corporation and Ralph D. Crosby, Jr.

	*10.38	Form of Indemnification Agreement between Northrop Grumman Corporation and its directors and executive officers

†	10.39	Special Incentive Agreement between Northrop Grumman Corporation and Mr. John C. Plant

†	10.40	Special Incentive Agreement between Northrop Grumman Corporation and Mr. Steven Lunn

	**†21.1	Subsidiaries

	*23.1	Consent of Deloitte & Touche LLP, dated March 4, 2002.

	*23.2	Consent of John H. Mullan, dated March 4, 2002 (included in Exhibit 5.1).

	*23.3	Consent of Gibson, Dunn & Crutcher LLP, dated March 4, 2002 (included in Exhibit 8.1).

	*24.1	Power of Attorney

	*99.1	Form of Letter of Transmittal for Common Shares (relating to the offer to exchange which expired on June 28, 2002)

	*99.2	Form of Letter of Transmittal for Serial Preference Shares (relating to the offer to exchange which expired on June 28, 2002)

	*99.3	Form of Notice of Guaranteed Delivery for Common Shares (relating to the offer to exchange which expired on June 28, 2002)

	*99.4	Form of Notice of Guaranteed Delivery for Serial Preference Shares (relating to the offer to exchange which expired on June 28, 2002)

	*99.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, Common Shares (relating to the offer to exchange which expired on June 28, 2002)
	*99.6	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, Common Shares (relating to the offer to exchange which expired on June 28, 2002)

	*99.7	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, Serial Preference Shares (relating to the offer to exchange which expired on June 28, 2002)

*99.8	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (relating to the offer to exchange which expired on June 28, 2002)

*99.9	Form 041 Filing of Information Pertaining to a Control Bid

*99.10	Acquiring Person Statement, dated March 4, 2002

99.11	Press Release, dated February 22, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002 by Northrop Grumman)

99.12	Slide Presentation, dated February 27, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002 by Northrop Grumman)

*99.13	Press Release, dated March 3, 2002

*99.14	Summary Advertisement as published in the Wall Street Journal on March 4, 2002

99.15	Complaint, dated March 4, 2002 (incorporated by reference to Rule 425 filing filed March 5, 2002 by Northrop Grumman)

99.16	Slide Presentation, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 6, 2002 by Northrop Grumman)

99.17	Press Release, dated March 11, 2002 (incorporated by reference to Rule 425 filing filed March 11, 2002 by Northrop Grumman)

99.18	Webcast, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 13, 2002 by Northrop Grumman)

99.19	Press Release, dated March 13, 2002 (incorporated by reference to Rule 425 filing filed March 14, 2002 by Northrop Grumman)

99.20	Slide Presentation (incorporated by reference to Rule 425 filing filed March 18, 2002 by Northrop Grumman)

99.21	Press Release, dated February 22, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002 by Northrop Grumman)

99.22	Press Release, dated February 26, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002 by Northrop Grumman)

99.23	Press Release, dated February 13, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002 by Northrop Grumman)

**99.24	Letter from John H. Mullan to William B. Lawrence, dated March 26, 2002

99.25	Press Release, dated March 26, 2002 (incorporated by reference to Rule 425 filing filed March 26, 2002 by Northrop Grumman)

99.26	Slide Presentation, dated March 28, 2002 (incorporated by reference to Rule 425 filing filed March 28, 2002 by Northrop Grumman)

99.27	Press Release, dated March 29, 2002 (incorporated by reference to Rule 425 filing filed March 29, 2002 by Northrop Grumman)

*†99.28	Supplement to the Offer to Exchange, dated April 15, 2002

99.29	Advertisement, dated April 15, 2002 (incorporated by reference to Rule 425 filing filed on April 15, 2002 by Northrop Grumman)
99.30	Statement to TRW Shareholders (incorporated by reference to Form 425 filed on April 16, 2002 by Northrop Grumman)

99.31	Press Release, dated April 15, 2002 (incorporated by reference to Rule 425 filing filed on April 16, 2002 by Northrop Grumman)

99.32	Votefornoc.com website information (incorporated by reference to Rule 425 filing filed on April 16, 2002 by Northrop Grumman)

99.33	TRW Proxy Proposals Slide Presentation (incorporated by reference to Rule 425 filing filed on April 17, 2002 by Northrop Grumman)

99.34	Advertisement, dated April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 17, 2002 by Northrop Grumman)

99.35	Press Release, dated April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 17, 2002 by Northrop Grumman)

99.36	Press Release, dated April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 18, 2002 by Northrop Grumman)

99.37	Advertisement, dated April 18, 2002 (incorporated by reference to Rule 425 filing filed on April 18, 2002 by Northrop Grumman)

99.38	Transcript of Northrop Grumman’s first quarter earnings release conference call on April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 19, 2002 by Northrop Grumman)

99.39	Press Release, dated April 18, 2002 (incorporated by reference to Rule 425 filing filed on April 19, 2002 by Northrop Grumman)

99.40	TRW Voting Alert from Northrop Grumman (incorporated by reference to Rule 425 filing filed on April 19, 2002 by Northrop Grumman)

99.41	Press Release, dated April 19, 2002 (incorporated by reference to Rule 425 filing filed on April 19, 2002 by Northrop Grumman)

99.42	Press Release, dated April 22, 2002 (incorporated by reference to Rule 425 filing filed on April 22, 2002 by Northrop Grumman)

99.43	Form 425 filed April 23, 2002 (incorporated by reference to Rule 425 filing filed on April 23, 2002 by Northrop Grumman)

99.44	Press Release, dated April 22, 2002 (incorporated by reference to Rule 425 filing filed on April 23, 2002 by Northrop Grumman)

99.45	Letter from W. Burks Terry to William B. Lawrence, dated April 21, 2002 (incorporated by reference to Rule 425 filing filed on April 23, 2002 by Northrop Grumman)

99.46	Northrop Grumman Remarks for TRW Annual Meeting on April 24, 2002 (incorporated by reference to Rule 425 filing filed on April 24, 2002 by Northrop Grumman)

99.47	Transcript of CNNfn interview with Kent Kresa on April 23, 2002 (incorporated by reference to Rule 425 filing filed on April 24, 2002 by Northrop Grumman)

99.48	Press Release, dated April 24, 2002 (incorporated by reference to Rule 425 filing filed on April 24, 2002 by Northrop Grumman)

99.49	Press Release, dated April 29, 2002 (incorporated by reference to Rule 425 filing filed on April 29, 2002)

99.50	Advertisement, dated April 29, 2002 (incorporated by reference to Rule 425 filing filed on April 29, 2002 by Northrop Grumman)

99.51	Advertisement, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002 by Northrop Grumman)
99.52	Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002 by Northrop Grumman)

99.53	Transcript of “Market Week” interview with Kent Kresa on April 29, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002 by Northrop Grumman)

99.54	Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002 by Northrop Grumman)

99.55	Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 2, 2002 by Northrop Grumman)

99.56	Press Release, dated May 3, 2002 (incorporated by reference to Rule 425 filing filed on May 3, 2002 by Northrop Grumman)

99.57	Press Release, dated May 6, 2002 (incorporated by reference to Rule 425 filing filed on May 6, 2002 by Northrop Grumman)

99.58	Slide Presentation given at Northrop Grumman Annual Meeting, dated May 15, 2002 (incorporated by reference to Rule 425 filing filed on May 15, 2002 by Northrop Grumman)

99.59	Press Release, dated May 17, 2002 (incorporated by reference to Rule 425 filing filed on May 17, 2002 by Northrop Grumman)

99.60	Press Release, dated May 31, 2002 (incorporated by reference to Rule 425 filing filed on June 3, 2002 by Northrop Grumman)

99.61	Press Release, dated June 14, 2002 (incorporated by reference to Rule 425 filing filed on June 17, 2002 by Northrop Grumman)

99.62	Press Release, dated June 24, 2002 (incorporated by reference to Rule 425 filing filed June 24, 2002 by Northrop Grumman)

99.63	Press Release, dated July 1, 2002 (incorporated by reference to Rule 425 filing filed July 1, 2002 by Northrop Grumman)

99.64	Media Advisory, dated July 1, 2002 (incorporated by reference to Rule 425 filing filed July 1, 2002 by Northrop Grumman)

99.65	Transcript of Press Conference held on July 1, 2002 (incorporated by reference to Rule 425 filing filed July 3, 2002 by Northrop Grumman)

99.66	Transcript of Press Conference held on July 1, 2002 (incorporated by reference to Rule 425 filing filed July 3, 2002 by Northrop Grumman)

**†99.67	Consent of Salomon Smith Barney, dated July 17, 2002

**†99.68	Consent of Stephens Financial Group, dated July 17, 2002

**†99.69	Consent of Goldman, Sachs & Co., dated July 17, 2002

**†99.70	Consent of Credit Suisse First Boston Corporation, dated July 17, 2002

†99.71	Consent of Salomon Smith Barney, dated August 14, 2002

†99.72	Consent of Stephens Financial Group, dated August 14, 2002

†99.73	Consent of Goldman, Sachs & Co., dated August 14, 2002

†99.74	Consent of Credit Suisse First Boston Corporation, dated August 14, 2002

†99.75	Northrop Grumman Proxy/Voting Instruction Card

†99.76	TRW Proxy Card

†99.77	TRW Voting Instruction Card for TRW Canada Stock Savings Plan

†99.78	TRW Voting Instruction Card for TRW Employee Stock Ownership and Savings Plan

†99.79	TRW Voting Instruction Card for TRW UK Share Purchase Plan

*	Previously filed as an exhibit to Northrop Grumman’s Registration Statement on Form S-4 (file no. 333-83672) dated March 4, 2002.
**	Previously filed as an exhibit to Amendment No. 1 to Northrop Grumman’s Registration Statement on Form S-4 (file no. 333-83672) dated March 28, 2002.
***	Previously filed as an exhibit to Amendment No. 2 to Northrop Grumman’s Registration Statement on Form S-4 (file no. 333-83672) dated April 4, 2002.
*†	Previously filed as an exhibit to Amendment No. 3 to Northrop Grumman’s Registration Statement on Form S-4 (file no. 333-83672) dated April 15, 2002.
**†	Previously filed as an exhibit to Amendment No. 4 to Northrop Grumman’s Registration Statement on Form S-4 (file no. 333-83672) dated July 17, 2002.
†	Filed with this joint proxy/prospectus.
(b)  None
(c)  None

ITEM 22.    Undertakings.

(A)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule  14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(C)  (1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(E)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)  The undersigned registrant hereby undertakes to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

(G)  The undersigned registrant hereby undertakes as follows:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 14th day of August, 2002.

NORTHROP GRUMMAN CORPORATION

By:	/s/ JOHN H. MULLAN
John H. Mullan Corporate Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Kent Kresa	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2002

* Ronald D. Sugar	President, Chief Operating Officer and Director	August 14, 2002

* Richard B. Waugh, Jr.	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	August 14, 2002

* Sandra J. Wright	Corporate Vice President and Controller (Principal Accounting Officer)	August 14, 2002

* John T. Chain, Jr.	Director	August 14, 2002

* Lewis W. Coleman	Director	August 14, 2002

* Vic Fazio	Director	August 14, 2002

* Phillip Frost	Director	August 14, 2002

* Jay R. Nussbaum	Director	August 14, 2002

* Aulana L. Peters	Director	August 14, 2002

* John Brooks Slaughter	Director	August 14, 2002

*By	/s/ JOHN H. MULLAN
John H. Mullan, Attorney-in-fact August 14, 2002